As filed with the Securities and Exchange Commission on October 4, 2021.

Registration No. 333-259895

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Li-Cycle Holdings Corp.

(Exact Name of Registrant as specified in its charter)

Ontario	4955	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Li-Cycle Corp.

2351 Royal Windsor Dr. Unit 10

Mississauga, ON L5J 4S7

Canada

(877) 542-9253

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Li-Cycle Corp.

2351 Royal Windsor Dr. Unit 10

Mississauga, ON L5J 4S7

Canada

(877) 542-9253

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul M. Tiger Andrea M. Basham Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, NY 10022 (212) 277-4000	Jonathan Grant Fraser Bourne McCarthy Tétrault LLP 66 Wellington Street West, Suite 5300, TD Bank Tower Box 48 Toronto, Ontario M5K 1E6 Tel: (416) 362-1812

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Primary Offering:
Common shares without par value	23,000,000(3)	$11.50(4)	$264,500,000	$28,856.95
Secondary Offering:
Common shares without par value	116,046,198(5)	$10.26(6)	$1,190,633,991.48(6)	$129,898.17
Warrants	8,000,000(7)	$ —	$ —	$ — (9)
Common shares without par value issuable on exercise of warrants (3)	8,000,000(8)	$11.50	$92,000,000	$10,037.20
Total				$168,792.32(10)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional securities as may be issued to prevent dilution resulting from share dividends, share splits or similar transactions.

(2)	Calculated by multiplying the estimated aggregate offering price of the securities being registered by ..0001091.
(3)

Consists of common shares, without par value (the “common shares”), of Li-Cycle Holdings Corp., an Ontario corporation (the “Company”), issuable upon the exercise of warrants that were issued in exchange for outstanding warrants of Peridot Acquisition Corp., an Ontario corporation (“Peridot”) in connection with the business combination by and among the Company, Li-Cycle Corp., an Ontario corporation (“Li-Cycle”) and Peridot on August 10, 2021 (the “Business Combination”), including 15,000,000 Peridot warrants originally issued in Peridot’s initial public offering (the “public warrants”) and 8,000,000 Peridot warrants originally issued by Peridot in a private placement (the “private placement warrants”) to Peridot Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).

(4)	Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(g), based on the exercise price of the warrants.
(5)

Consists of (i) 76,997,198 common shares issued to Li-Cycle Holders (as defined herein) upon the closing of the Business Combination, (ii) 7,500,000 common shares issued to Peridot Class B Holders (as defined herein) in connection with the Business Combination, and (iii) 31,549,000 common shares issued to certain institutions and accredited investors in a private placement prior to or simultaneous with the closing of the Business Combination.

(6)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $10.26, which is the average of the high and low prices of the Registrant’s common shares on September 22, 2021 on The New York Stock Exchange.

(7)	Includes the resale of 8,000,000 private placement warrants.
(8)	Includes the resale of 8,000,000 common shares issuable upon the exercise of private placement warrants.
(9)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the common shares underlying the warrants, and no separate fee is payable for the warrants.
(10)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 4, 2021

PRELIMINARY PROSPECTUS

Li-Cycle Holdings Corp.

Primary Offering of

23,000,000 Common Shares

Secondary Offering of

116,046,198 Common Shares

8,000,000 Warrants to Purchase Common Shares and

8,000,000 Common Shares Issuable upon Exercise of Warrants

This prospectus relates to the issuance from time to time by Li-Cycle Holdings Corp., an Ontario corporation (“we” or the “Company”), of up to 23,000,000 of our common shares, without par value (the “common shares”), issuable upon the exercise of our warrants (the “warrants”), each entitling its holder to purchase one common share at an exercise price of $11.50 per share.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (collectively, the “selling securityholders”) of up to 116,046,198 common shares, up to 8,000,000 warrants (the “private placement warrants”) held by Peridot Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”) and up to 8,000,000 common shares issuable upon the exercise of the private placement warrants (collectively, the “securities”). This prospectus covers any additional securities that may become issuable by reason of share splits, share dividends, and other events described therein.

The common shares covered by this prospectus that may be offered and sold by the selling securityholders include (i) 76,997,198 common shares issued to certain former shareholders and optionholders of Li-Cycle Corp., an Ontario corporation (“Li-Cycle”), at the closing of the business combination by and among the Company, Li-Cycle, and Peridot Acquisition Corp., an Ontario corporation (“Peridot”), on August 10, 2021, as a result of which the Company became a new public company (the “Business Combination”), (ii) 7,500,000 common shares issued to Peridot Class B Holders (as defined herein) in connection with the Business Combination, (iii) 8,000,000 common shares issuable upon the exercise of the private placement warrants and (iv) 31,549,000 common shares issued to certain institutions and accredited investors in the PIPE Financing (as defined herein).

Each of the warrants entitles the holder thereof to purchase one common share at an exercise price of $11.50 per share commencing on September 9, 2021 and will expire on August 10, 2026, at 5:00 p.m., New York City time, or earlier upon redemption. Once the public warrants (as defined herein) are exercisable, we may redeem the outstanding public warrants at a price of $0.01 per warrant if the last reported sales price of our common shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders, as described herein. The private placement warrants have terms and provisions that are identical to those of the public warrants, except as described herein.

We are registering the offer and sale of these securities to satisfy certain registration rights that we have granted. The selling securityholders may offer all or part of the securities covered by this prospectus for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution” herein. In connection with any sales of common shares offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

All of the common shares and warrants (including shares issuable upon exercise of the warrants) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of $264,000,000 from the exercise of the warrants, assuming the exercise in full of all the warrants for cash. If any warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from those exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

Our common shares and warrants are currently listed on The New York Stock Exchange under the symbols “LICY” and “LICY.WS,” respectively. On September 28, 2021, the last reported sale price of our common shares and warrants as reported on The New York Stock Exchange was $11.00 per common share and $2.08 per warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Our principal executive offices are located at 2351 Royal Windsor Dr. Unit 10, Mississauga, ON L5J 4S7, Canada.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in the section titled “Risk Factors” beginning on page 17 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                 , 2021

i

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we, nor the selling securityholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling securityholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

IMPORTANT INFORMATION ABOUT IFRS

Our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this prospectus as “IFRS.”

INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to industry data, information and statistics regarding the markets in which we compete from research as well as from publicly available information, industry and general publications and research and studies conducted by third parties. We have supplemented this information where necessary with our own internal estimates, considering publicly available information about other industry participants and our management’s best view as to information that is not publicly available. This information appears in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus. We have taken such care as we consider reasonable in the extraction and reproduction of information from such data from third party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

FREQUENTLY USED TERMS

As used in this prospectus, unless the context otherwise requires or indicates otherwise, references to “we,” “us,” “our,” or the “Company” refer to Li-Cycle Holdings Corp., an Ontario corporation, and its consolidated subsidiaries; references to “Li-Cycle” refer to our wholly-owned subsidiary Li-Cycle Corp., an Ontario corporation.

In this document:

“Amalgamation” means the amalgamation of Peridot Ontario and NewCo in accordance with the terms of the Arrangement.

“Arrangement” means the plan of arrangement (including the Business Combination) in substantially the form attached as Annex C to the proxy statement/prospectus forming a part of the registration statement on Form F-4, filed by the Company with the SEC on July 6, 2021.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of February 15, 2021, as amended, by and among Peridot, Li-Cycle and NewCo.

“Closing Date” means the closing date of the Business Combination.

“common shares” means the common shares of the Company, without par value.

“Continuance” means the continuance of Peridot from the Cayman Islands under the Companies Act to the Province of Ontario, Canada as a corporation existing under the OBCA.

“EV” means electric vehicles.

“Hub” means centralized facilities for large-scale production of specialty materials that achieve economies of scale in recycling.

“Incentive Plan” means the Company’s 2021 Incentive Award Plan.

“Investor Agreement” means the Investor and Registration Rights Agreement, dated as of August 10, 2021, by and among the Company, the Peridot Class B Holders and the Li-Cycle Holders.

“Li-Cycle Holders” means the prior shareholders of Li-Cycle that entered into the Li-Cycle Transaction Support Agreements in connection with the Business Combination.

“Li-Cycle Shares” means the issued and outstanding common shares of Li-Cycle prior to the Business Combination.

“Li-Cycle Transaction Support Agreements” means the Transaction Support Agreements, each dated as of February 15, 2021, among Peridot and the Li-Cycle Holders, entered into in connection with the Business Combination Agreement.

“NewCo” means Li-Cycle Holdings Corp. prior to the Amalgamation.

“NYSE” means the New York Stock Exchange.

“OBCA” means the Ontario Business Corporations Act.

“PIPE Financing” means the issuance and sale to the PIPE Investors, following the Amalgamation and prior to Closing, of an aggregate of 31,549,000 common shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,490,000.

“PIPE Investors” means those certain investors, including an affiliate of Peridot’s Sponsor, who entered into Subscription Agreements to purchase common shares in the PIPE Financing.

“Peridot” means, before the Continuance, Peridot Acquisition Corp., a Cayman Islands exempt company and, after the Continuance, Peridot Ontario.

“Peridot Class B Holders” means the holders of Peridot Class B Shares immediately prior to the Business Combination.

“Peridot Class B Shares” means the Class B common shares of Peridot.

“Peridot Ontario” means Peridot as continued under the OBCA following the Continuance.

“private placement warrants” means 8,000,000 warrants to purchase common shares that were issued to the Sponsor in exchange for outstanding warrants of Peridot in connection with the Business Combination.

“Product Recovery Percentage” means (a) the quantity of a given constituent in the feed lithium-ion battery materials (e.g., lithium, nickel, cobalt, other constituents) that is returned from the process and is available for sale after the process has taken place, divided by (b) input quantity of the given constituent, measured as a percentage.

“public warrants” means 15,000,000 warrants to purchase common shares that were issued in exchange for outstanding warrants of Peridot that were issued in Peridot’s initial public offering.

“Recycling Efficiency Rate” means (a) the mass of recycled materials exiting the recycling process and returned to the economy, divided by (b) the mass of materials entering the recycling process, measured as a percentage.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Spoke” means decentralized facilities that mechanically process batteries close to sources of supply and handle the preliminary processing of end-of-life batteries and battery scrap.

“Sponsor” means Peridot Acquisition Sponsor, LLC, a Delaware limited liability company.

“Subscription Agreements” means the subscription agreements entered into with the PIPE Investors, in connection with the PIPE Financing.

“warrants” means the public warrants and the private placement warrants.

References to “dollar,” “USD,” “US$” and “$” are to U.S. dollars and references to “C$” and “Cdn. $” are to Canadian dollars.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially the section titled “Risk Factors” and the financial statements and related notes thereto. Some of the statements in this prospectus constitute forward-looking statements that involve significant risks and uncertainties. See “Forward-Looking Statements” for more information.

As used in this prospectus, unless the context otherwise requires or indicates, references to “we,” “us,” “our,” “NewCo” and the “Company” refer to Li-Cycle Holdings Corp., an Ontario corporation, and its consolidated subsidiaries; references to “Li-Cycle” refer to our wholly-owned subsidiary Li-Cycle Corp., an Ontario corporation.

Our Company

We are an industry leader in lithium-ion battery resource recovery and the leading lithium-ion battery recycler in North America. When we refer to ourselves as the leading lithium-ion battery recycler in North America, we are referring to our status based on installed permitted capacity for lithium-ion battery recycling measured in tonnes per year. Our proprietary “Spoke & Hub” recycling process is designed (a) at our Spokes, to process battery manufacturing scrap and end-of-life batteries to produce “black mass” and other intermediate products, and (b) at our Hubs, to process black mass to recover raw materials, including but not limited to lithium carbonate, nickel sulphate and cobalt sulphate. Li-Cycle’s process enables an up to 95% Recycling Efficiency Rate, as compared to what we believe to be a 50% traditional industry average. Unlike the traditional revenue model for recycling that relies primarily on waste or tipping fees, our model is focused on generating revenue from sales of the raw materials we produce. We expect that our future facilities will achieve similar Recycling Efficiency Rates.

Lithium-ion batteries are increasingly powering products and solutions in a range of industries, including consumer electronics and electric vehicles (“EVs”). An overview of the industries in which lithium-ion batteries are utilized is set forth below:

Source: Expert Interviews, Secondary Research, and BIS Research Analysis

We estimate that by the end of 2020 there were 465,000 tonnes annually of lithium-ion batteries available for recycling globally. The number of mobile devices operating worldwide is expected to reach 17.72 billion by 2024, an increase of 3.7 billion devices compared to 2020 levels, according to Statista. The number of EVs is expected to reach 137.8 million annual sales by 2030, as compared to 7.6 million in 2020, according to the International Energy Agency’s 2020 Global EV Outlook.

We currently have over 70 commercial contracts with suppliers of end-of-life lithium-ion batteries and battery-related manufacturing scrap. As the market for EVs grows and the batteries from those vehicles reach end-of-life stage and are available for recycling, we expect to source a larger percentage of our lithium-ion recyclables from EVs.

Under our two-part “Spoke & Hub” process, end-of-life batteries and battery-related waste are first shipped to Spoke locations, where the materials are mechanically processed into several intermediate products, including black mass. Black mass is a powder-like substance, which contains a number of valuable metals, including lithium, cobalt and nickel. Black mass from several Spoke locations is then collected at a Hub location, where it is put through a hydrometallurgical (or “wet chemistry”) process to produce end products, such as lithium carbonate, nickel sulphate and cobalt sulphate, which can be sold back into the battery supply chain and used in the manufacturing of new lithium-ion batteries. We expect to operate two types of Hubs as we construct and develop additional Hubs. A ternary Hub is a Hub that will process all types of black mass using our technology. An LFP Hub is a Hub that will have the capacity to process all types of black mass using our technology but that will be dedicated to processing lithium iron phosphate (“LFP”) black mass derived from LFP lithium-ion batteries, LFP lithium-ion battery materials, and third party-LFP black mass to produce LFP cathode pertinent end-products (e.g., lithium carbonate). LFP lithium-ion batteries have historically been viewed by the market as more difficult to recycle than other lithium-ion batteries; we are targeting to change this ethos in the lithium-ion battery recycling industry and to transform LFP-containing lithium-ion batteries into a valuable resource.

We have a market-leading position in North America through our two operational commercial Spokes in Kingston, Ontario, and Rochester, New York, and we are developing our first commercial-scale ternary Hub in Rochester, New York. We have also announced the development and construction of our third Spoke in Gilbert, Arizona and our fourth Spoke located near Tuscaloosa, Alabama. We are also evaluating additional opportunities to scale our operations with a range of potential partners and expansion opportunities that may include acquisitions, joint ventures or other commercial arrangements in North America, Europe, and Asia.

We believe that our recycling process can make a valuable contribution to the world’s transition to renewable energy sources, by diverting end-of-life lithium-ion battery materials from landfill sites, by offering an environmentally-friendly alternative to energy-intensive pyrometallurgical processing methods, and by providing a steady source of recycled content into the battery supply chain. We believe our production costs are on average lower than the mining and processing costs otherwise incurred by suppliers to produce these materials because we are able to produce multiple materials from a single process and because our process yields minimal waste and no displaced earth or tailings, as compared to traditional mining processes. By re-inserting critical materials back into the lithium-ion battery supply chain, we are able to effectively close the loop between the beginning and end-of-life manufacturing phases in both an environmentally and economically sustainable manner.

Our Strengths and Strategy

At the Intersection of Three Core Trends

We benefit from sitting at the intersection of three core trends: the electric vehicle revolution, the supply shortage of strategic battery materials, and the need for a truly sustainable environmental, social and governance (“ESG”)-friendly lithium-ion battery recycling solution, which we believe is currently a critical missing step in the battery supply chain.

Well-Positioned to Benefit from Proprietary Technology

We have established proprietary technology that we believe sets us apart from competitors because our technology has the ability to respond to changes in battery chemistries and adapt to change in inputs to the battery recycling process. Our process produces the fundamental building blocks of lithium-ion batteries – cathode precursor input chemicals, cathode input chemicals and raw materials that can be reused in batteries or the broader economy. By contrast, competitive emerging technologies such as cathode-to-cathode recycling produce end-products that have a high risk of obsolescence due to continuous cathode technology advancement.

Well-Positioned to Comply with Government Mandates

Due to our high recovery rates and sustainable, environmentally friendly processes, we believe we are well-positioned to comply with heightened battery regulations across the globe as highlighted.

Superior to Other Forms of Recycling

Through our Spoke & Hub Technologies™, our recycling process is designed (a) at our Spokes, to process battery manufacturing scrap and end-of-life batteries to produce “black mass” and other intermediate products, and (b) at our Hubs, to process black mass to recover raw materials, including but not limited to lithium carbonate, nickel sulphate and cobalt sulphate. Li-Cycle’s process enables an up to 95% Recycling Efficiency Rate. We expect that our future facilities will achieve similar Recycling Efficiency Rates.

Our wet-chemistry method is able to extract valuable battery-grade chemicals from black mass that are directly re-usable in the manufacturing of new battery technologies. In the short term, this greatly increases the value that we derive from battery manufacturing scrap as well as end-of-life batteries and reduces waste.

Minimal Human Operating Risk

Unlike smelting, thermal pre-treatment refining, or cathode-to-cathode processes, our processes have minimal human operating risk. Our Spokes can safely process lithium-ion batteries at any state of charge, without any manual sorting, discharging, or dismantling required. Spoke plants reduce the size of battery mass in an automated fashion, minimizing human operating risk.

Strong Commercial Supply Contracts

Our commercial supply contracts include leaders in the EV and lithium-ion battery ecosystem, including consumer electronics, manufacturing scrap, energy storage, and auto OEMs/transportation companies. We believe we have approximately 30% North American market share based on our total addressable market forecast, which in turn is developed using independent inputs from Benchmark Mineral Intelligence and our estimate of contracted lithium-ion battery supply based on information derived from our communications with secured battery supply customers. We have supply contracts with over 70 customers. As a percent breakdown based on tonnage as of 2020, our existing supply network comprises of lithium-ion batteries and lithium-ion battery materials that derive approximately 50% from consumer electronics, 29% from manufacturing scrap, 16% from auto OEMs/transportation, and 5% from energy storage systems.

Well Positioned to Benefit from Pricing Tailwinds

We stand to benefit from expected increases in pricing for lithium carbonate, nickel sulphate and cobalt sulphate, all of which are in high demand due to growing electrification.

Governmental Partnerships

We have partnered with New York State, which offers financial incentives for investors in clean energy businesses. We have located a Spoke facility in the Eastman Kodak Business Park in Rochester, New York, and we plan to locate our first commercial-scale ternary Hub in Rochester, New York.

We have historically built strong relationships with various Canadian government agencies and have received grant funding and access to other scale-up support initiatives. We have primarily worked with Sustainable Development Technology, Ontario Centres of Excellence, GreenCentre Canada, and the Industrial Research Assistance Program. In 2018, we received funding of C$2.7 million from Sustainable Development Technology Canada for the development of our process to recover material in lithium-ion batteries. In 2021, we received approval for additional funding of C$4.0 million from Sustainable Development Technology Canada for the scale-up of our Hub technology.

Future Off-Take Opportunities

We expect to complete construction and begin to ramp up production at our first commercial-scale ternary Hub facility (the “Rochester Hub”) in early 2023. We have entered into a marketing, logistics and working capital agreement with Traxys, covering one hundred percent (100%) of the lithium carbonate, nickel sulphate, cobalt sulphate, manganese carbonate and graphite concentrate end products from the Rochester Hub. We intend to seek customers to purchase the copper sulphide, sodium sulphate and gypsum produced by the Rochester Hub and not currently covered by the Traxys contract.

Continuous Enhancement of Research and Development Efforts

We continue to conduct Research & Development (“R&D”) focused on various aspects of our business. R&D work continues in support of the Rochester Hub project, the Arizona Spoke project and the Alabama Spoke project, specifically focused on optimizing operating parameters and preparing for operations. We expect the Arizona Spoke and the Alabama Spoke to have the capability to process entire vehicle battery packs, without dismantling. We also continue to develop and evaluate new concepts with an eye to the future, including processing nickel metal hydride, LFP and solid-state batteries.

Regional Presence and Global Footprint

We are focused on growing our regional presence across various markets while furthering our global footprint. We intend to construct a global network of Spokes located at regionally optimized locations that reduce safety risk and costs associated with battery transport to our Spokes. We intend to construct centralized, large-scale Hubs to maximize economies of scale and efficiencies. Hub facilities will process intermediate products from a network of global Spokes, as intermediate products, particularly black mass, are significantly easier and safer to transport than batteries. Our current global growth strategy includes, in addition to the Rochester Hub, Arizona Spoke and Alabama Spoke, plans to add additional Spokes in Europe and additional Hubs in the Asia Pacific region (including China) over the next five years. We are in discussions with multiple partners in each geography in some cases for the development of Spokes and Hubs and in others in connection with supply and off-take agreements. We may scale our operations through acquisitions, joint ventures or other commercial arrangements.

Recent Developments

Closing of the Business Combination

On August 10, 2021, Li-Cycle, Li-Cycle Holdings Corp. (a wholly-owned subsidiary of Li-Cycle prior to the Business Combination) (“Old Li-Cycle Holdings”) and Peridot Acquisition Corp. (“Peridot”) completed the

Business Combination pursuant to a plan of arrangement under the Business Corporations Act (Ontario) (the “Arrangement”).

Pursuant to the terms of the Business Combination, on the closing date of the Business Combination (the “Closing Date”), (i) Peridot and Old Li-Cycle Holdings amalgamated, and in connection therewith, the Class A common shares and warrants to purchase Class A common shares of Peridot converted into an equivalent number of shares and warrants of the amalgamated entity, Li-Cycle Holdings, and the common share in Old Li-Cycle Holdings held by Li-Cycle was exchanged for a share of Li-Cycle Holdings; (ii) the share of Li-Cycle Holdings held by Li-Cycle was purchased for cancellation by Li-Cycle Holdings for cash equal to the subscription price for the common share in Old Li-Cycle Holdings for which such share was exchanged pursuant to the amalgamation; (iii) the preferred shares of Li-Cycle converted into common shares of Li-Cycle; and (iv) Li-Cycle Holdings acquired all of the issued and outstanding common shares of Li-Cycle from Li-Cycle’s shareholders (including Li-Cycle common shares issued upon exercise, cancellation, exchange or settlement of all issued and outstanding equity awards (whether vested or unvested), including pursuant to the Business Combination, but excluding any equity awards that were cancelled and exchanged for equity awards of Li-Cycle Holdings and remained outstanding on the day following the Closing Date of the Business Combination) in exchange for common shares of Li-Cycle Holdings. Pursuant to the Business Combination, Li-Cycle became a wholly-owned subsidiary of Li-Cycle Holdings.

Upon the closing of the Business Combination and a concurrent $315 million private placement of common shares (the “PIPE Financing”), the combined company received $582 million of gross transaction proceeds, before the deduction of $55 million of transaction costs.

New Alabama Spoke

On September 8, 2021, the Company announced the development and construction of the Alabama Spoke. We expect the Alabama Spoke to have an initial recycling capacity of 5,000 tonnes per year, bringing Li-Cycle’s total recycling capacity to 25,000 tonnes per year. The location can also accommodate a future second 5,000 tonne per year processing line, which would increase capacity at the Alabama Spoke to 10,000 tonnes per year, and Li-Cycle’s total North American recycling capacity to 30,000 tonnes per year. Each Spoke recycling line is constructed in a modular format and subsequently installed at the designated site.

The Alabama Spoke is located near Tuscaloosa, Alabama, in a region where we expect there will be continued growth of lithium-ion battery materials available for recycling due to the growing EV industry in Alabama and the U.S. Southeast.

We expect Li-Cycle to invest approximately $10 million to construct, commission and commence operations at the Alabama Spoke.

The Alabama Spoke project is currently in the detailed engineering and facility construction stage. We expect that the detailed engineering and facility construction will be completed in 2022, at a cost of approximately $2 million. We expect the processing line at the Alabama Spoke to be constructed, commissioned and commence operations in 2022, at an estimated cost of approximately $8 million, in addition to the $2 million of expenses during the engineering and facility construction phase.

Rochester Hub

Li-Cycle’s first revenue-generating Hub will be located in Rochester, New York, and is currently in late-stage development. The location for the Rochester Hub was specifically selected due to the nature of the infrastructure available at the site, including utilities, logistics, and other physical infrastructure. The pre-feasibility study for the Rochester Hub provided that the facility would have the capacity to process 25,000 tonnes of black mass annually (equivalent to approximately 60,000 tonnes of lithium-ion battery feed equivalent annually). Based on the pre-feasibility study, the Company had previously determined that the Rochester Hub would require an estimated investment of at least $175 million (+/-30%, based on the scope as at the pre-feasibility study).

The Rochester Hub is currently in the definitive engineering phase. As the Rochester Hub project has progressed through the definitive engineering phase, Li-Cycle has identified a range of potential scope additions, covering items such as infrastructure tie-ins and systems to achieve zero liquid discharge from the plant. Li-Cycle is also pursuing optimization strategies throughout the definitive engineering phase, including with respect to an increase in the processing capacity of the Rochester Hub above the 25,000 tonnes per annum level set forth in the pre-feasibility study, in response to market developments (such as increasing EV battery manufacturing volumes in North America and trends around battery chemistries in EV applications). Such scope additions and changes in processing capacity of the Rochester Hub would be expected to result in a significantly greater estimated capital investment than that set forth in the pre-feasibility study.

Li-Cycle expects to complete the definitive engineering phase of the Rochester Hub project in late 2021, at a cost of approximately $10 million. As of July 31, 2021, Li-Cycle had spent approximately $7.5 million on the definitive engineering phase for the Rochester Hub. The board of directors is expected to make final determinations regarding the Rochester Hub, including with respect to the project scope, processing capacity and budgetary approvals, following the completion of definitive engineering, and the receipt of applicable regulatory and other approvals. We expect construction at the Rochester Hub site to begin in late 2021, with commissioning of the plant expected to commence in early 2023.

Convertible Note Issuance to Spring Creek Capital

On September 29, 2021, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Spring Creek Capital, LLC (“Spring Creek Capital”) and issued to Spring Creek Capital an unsecured convertible note (the “Spring Creek Capital Convertible Note”) under the Note Purchase Agreement in the principal amount of $100,000,000, in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

The Spring Creek Capital Convertible Note matures five years from the date of issuance and accrues interest from the date of issuance at the London Interbank Offer Rate (LIBOR) plus five percent (5%) per annum. Interest on the Spring Creek Capital Convertible Note is payable on a semi-annual basis, either in cash or by payment-in-kind (“PIK”), at the Company’s option, beginning on December 31, 2021. Interest on PIK amounts accrues at LIBOR plus six percent (6%) per annum. Under the terms of the investment, LIBOR has a floor of 1% and a cap of 2%.

The principal and accrued interest owing under the Spring Creek Capital Convertible Note may be converted at any time by the holder into the Company’s common shares, without par value, at a per share price equal to $13.43 (the “Conversion Price”). If the closing price per share of the Company’s common shares on the New York Stock Exchange is above $17.46 for 20 consecutive trading days, the Company may elect to convert the principal and accrued interest owing under the Spring Creek Capital Convertible Note, plus a make-whole amount equal to the undiscounted cash interest payments that would have otherwise been payable through maturity (the “Make-Whole Amount”), into common shares at the Conversion Price.

The Company may redeem the Spring Creek Capital Convertible Note at any time by payment in cash of an amount equal to 130% of the principal amount of the Spring Creek Capital Convertible Note and all accrued interest owing under the Spring Creek Capital Convertible Note, plus the Make-Whole Amount. Upon a change of control transaction, the Company will be required to redeem the Spring Creek Capital Convertible Note by payment in cash of an amount equal to the outstanding principal amount of the Spring Creek Capital Convertible Note and all accrued interest owing under the Spring Creek Capital Convertible Note, plus the Make-Whole Amount.

The Spring Creek Capital Convertible Note is subject to certain events of default, the occurrence of which would give the holder the right to require the Company to redeem the Spring Creek Capital Convertible Note by payment in cash of an amount equal to the outstanding principal amount of the Spring Creek Capital Convertible Note and all accrued interest owing under the Spring Creek Capital Convertible Note, plus the Make-Whole Amount. The Note Purchase Agreement contains certain customary representations, warranties and covenants by and for the benefit of the parties.

Registration Rights

The Company granted certain registration rights under the Note Purchase Agreement. The Company agreed to file with the SEC within 30 days a registration statement covering the resale of the common shares issued or issuable upon conversion of the Spring Creek Capital Convertible Note. The Company is required to use commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as practicable and no later than the earlier of (A) 60 days after the issuance of the Spring Creek Capital Convertible Note (or 90 days after the issuance of the Spring Creek Capital Convertible Note if the SEC notifies the Company that it will review the registration statement) or (B) 10 business days after the SEC notifies the Company in writing that it will not review the registration statement. The Company agreed to keep the registration statement (or another shelf registration statement covering the common shares issued or issuable upon conversion of the Spring Creek Capital Convertible Note) effective until the earlier of (x) the third anniversary of the issuance of the Spring Creek Capital Convertible Note or (y) the date on which the holder of the Spring Creek Capital Convertible Note ceases to hold any common shares issued or upon conversion of the Spring Creek Capital Convertible Note.

Standstill Agreement

On September 29, 2021, the Company, Koch Strategic Platforms, LLC (“KSP”) and Spring Creek Capital entered into a Standstill Agreement (the “Standstill Agreement”), which restricts KSP, Spring Creek Capital and their affiliates from taking certain actions until the later of the conversion of the Spring Creek Capital Convertible Note in full or 12 months from the issuance of the Spring Creek Capital Convertible Note (the “Standstill Period”). The actions that KSP, Spring Creek Capital and their affiliates are restricted from taking during the Standstill period include, among others, (A) the acquisition of additional voting securities of the Company, (B) any tender or exchange offer, take-over bid, merger, business combination and certain other transactions involving the Company and its securities, (C) any solicitation of proxies or votes or other attempt to influence votes by any holder of the Company’s securities and (D) formation of a “group” (as defined under the Securities Exchange Act of 1934) with respect to the Company’s securities.

In addition to Spring Creek Capital’s investment, the Company and several subsidiaries of Koch Industries intend to explore opportunities for collaboration on several commercial initiatives.

Coronavirus Pandemic: COVID-19

On January 30, 2020, the World Health Organization declared the outbreak of coronavirus (“COVID-19”) to be a public health emergency of international concern. The coronavirus outbreak has severely restricted the level of economic activity around the world. In response to the coronavirus outbreak, the governments of many countries, states, cities and other geographic regions have taken preventative or protective actions, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forego their time outside of their homes.

COVID-19 continues to have a materially adverse impact in North America. The United States is one of the largest markets for lithium-ion battery recycling. The continuous spread of COVID-19 has caused lockdowns and shutdowns of manufacturing facilities. Therefore, many industry sectors, including the automotive sector, have been negatively impacted and continue to be unable to produce vehicles at capacity. The continued impact of COVID-19 on manufacturing production may lead to less demand for lithium-ion batteries, impacting the resulting contribution of batteries and battery-related scrap material to the recycling market over the short-to-medium term.

Li-Cycle’s operations have been impacted by the COVID-19 pandemic. Because Li-Cycle’s operations have been considered an essential service in both Canada and the United States, Li-Cycle’s plants have continued operations during the pandemic, albeit with the implementation of appropriate measures to ensure employee safety. Li-Cycle shut down its commercial headquarters in March 2020 and has enforced a work-from-home mandate since that time. The Kingston Spoke experienced some battery supply related issues in the second fiscal quarter of 2021 due to COVID-19 related shutdowns in Ontario, Canada which were alleviated in the third fiscal quarter of 2021. In the coming months, and depending on government guidelines, Li-Cycle may re-open its office facilities but with a robust plan to ensure compliance with all recommended actions to ensure employee safety. Management continues to monitor the impact that the COVID-19 pandemic is having on the Company, the lithium-ion battery recycling industry and the economies in which the Company operates.

We anticipate that our future results of operations, including our 2021 results, will be negatively impacted by the COVID-19 pandemic, but the impact is difficult to quantify. Given the speed and frequency of continuously evolving developments in the pandemic, we cannot reasonably estimate the magnitude of the impact to our results of operations, and such impacts could grow in a way that is material to our results. See “Risk Factors — Unfavorable economic conditions, such as consequences of the global COVID-19 pandemic, may have a material adverse effect on Li-Cycle’s business, results of operations and financial condition.”

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002;

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (iii) the issuance, in any three-year period, by our Company of more than $1.0 billion in non-convertible debt securities; or (iv) the last day of the fiscal year ending after the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement.

We are also considered a “foreign private issuer” and will report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from our competitors that are public companies, or other public companies in which you have made an investment.

Summary of Risk Factors

Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section of this prospectus beginning on page 16. You should carefully consider such risks before deciding to invest in our securities. These risks are discussed more fully in the section titled “Risk Factors.”

Corporate Structure

The following diagram depicts the organizational structure of the Company and its subsidiaries as of the date of this prospectus.

Corporate Information

Li-Cycle Holdings Corp. was incorporated on February 12, 2021 under the laws of Ontario as a corporation solely for the purpose of effectuating the Business Combination, which was consummated on August 10, 2021. It is governed by Articles of Amalgamation dated August 10, 2021.

Our principal executive office is located 2351 Royal Windsor Dr. Unit 10 Mississauga, ON L5J 4S7, Canada and our phone number is (877) 542-9253. Our agent for service of process in the United States is Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, DE 19711.

Our principal website address is http://www.li-cycle.com. The information contained on our website does not form a part of, and is not incorporated by reference into, this prospectus.

Summary Terms of the Offering

The summary below describes the principal terms of this offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of our common shares and warrants.

Shares issuable by us upon exercise of warrants	23,000,000 common shares.

Securities that may be offered and sold from time to time by the selling securityholders	Up to 116,046,198 common shares, up to 8,000,000 warrants and up to 8,000,000 common shares issuable upon exercise of the warrants.

Terms of warrants	Each warrant entitles the registered holder thereof to purchase one common share at a price of $11.50 per share. Our warrants expire on August 10, 2026 at 5:00 p.m., New York City time.

Offering prices	The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the selling securityholders may determine. See “Plan of Distribution.”

Common shares issued and outstanding prior to any exercise of warrants	163,179,555 common shares (as of August 10, 2021).

Common shares to be issued and outstanding assuming exercise of all warrants	186,179,555 common shares (as of August 10, 2021).

Transfer restrictions on securities held by certain shareholders	Pursuant to the Investor and Registration Rights Agreement (the “Investor Agreement”), dated as of August 10, 2021, by and among the Company, the holders of Peridot Class B Shares prior to the Business Combination (the “Peridot Class B Holders”) and the prior shareholders of Li-Cycle that entered into the Li-Cycle Transaction Support Agreements (as defined herein) in connection with the Business Combination (the “Li-Cycle Holders”) will be subject to certain transfer restrictions until (i) with respect to the Peridot Class B Holders, the earliest of (a) one year after the Closing and (b) (x) if the closing price of our common shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (y) the date on which the we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their common shares for cash, securities or other property, and (ii) with respect to the Li-Cycle Holders, 180 days following the Closing.

Dividend policy	Our board of directors will evaluate whether or not to pay dividends and, if so, whether to pay dividends on a quarterly, semi-annual or annual basis, depending on our results, financial condition, market conditions, contractual obligations, legal restrictions and other factors deemed relevant by the board of directors. See “Dividend Policy.”

Use of proceeds	All of the common shares and warrants (including shares underlying such warrants) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of $264,500,000 from the exercise of the warrants, assuming the exercise in full of all the warrants for cash. If the warrants are exercised pursuant to a cashless exercise feature we will not receive any cash from these exercises. Our management will have broad discretion over the use of proceeds from the exercise of the warrants. See “Use of Proceeds.”

Market for our common shares and warrants	Our common shares and warrants are listed on the New York Stock Exchange under the symbols “LICY” and “LICY.WS,” respectively.

Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 16 of this prospectus for a description of certain of the risks you should consider before investing in our common shares or warrants.

SELECTED CONSOLIDATED HISTORICAL AND OTHER FINANCIAL INFORMATION

The following table sets forth selected historical financial information derived from Li-Cycle’s audited consolidated financial statements included elsewhere in this prospectus for the years ended October 31, 2020, 2019 and 2018, and Li-Cycle’s unaudited financial statements included elsewhere in this prospectus as of and for the three and nine months ended July 31, 2021 and 2020. The selected historical financial information in the following tables is presented in U.S. dollars and in accordance with IFRS. You should read the following selected financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

Consolidated statements of loss and comprehensive loss data

	Three Months Ended July 31,		Nine Months Ended July 31,		Year Ended October 31,
	2021	2020	2021	2020	2020	2019	2018
					(dollar amounts in thousands, except share and per share data)
Revenues	$1,709	182	$2,984	$323	$792	$48	$6
Operating expenses	$7,929	1,905	20,819	4,968	9,934	4,112	881
Other (income) expenses	$676	88	3,756	197	134	37	34
Net loss	$(6,897)	(1,811)	(21,591)	(4,842)	(9,276)	(4,101)	(909)
Basic and diluted loss per share of Li-Cycle Corp.	$(2.88)	(0.86)	$(9.10)	$(2.35)	$(4.48)	$(2.28)	$(0.53)
Weighted average number of common shares of Li-Cycle Corp. outstanding	2,394,475	2,100,603	2,732,731	2,057,723	2,068,952	1,801,338	1,700,751

Consolidated statements of financial position data

	As of July 31, 2021	As of October 31,
		2020	2019
		(dollar amounts in thousands)
Current assets	$15,021	$2,698	$4,983
Non-current assets	34,391	9,461	1,061
Total assets	49,412	12,159	6,044
Current liabilities	21,917	6,596	2,304
Non-current liabilities	25,154	4,122	479
Total liabilities	47,070	10,719	2,783
Shareholders’ equity	$2,342	$1,441	$3,261

Consolidated statements of cash flows data

	Three Months Ended July 31,		Nine Months Ended July 31,		Year Ended October 31,
	2021	2020	2021	2020	2020	2019	2018
					(dollar amounts in thousands)
Cash flows used in operating activities	$(5,245)	$(2,161)	$(16,567)	$(7,654)	$(7,429)	$(4,568)	$(686)
Cash flows used in investing activities	$(5,298)	$(836)	(12,050)	(1,748)	(5,108)	(998)	(244)
Cash flows from financing activities	$6,568	$294	30,304	9,502	9,417	7,164	3,111
Net change in cash	$(3,975)	$(2,703)	$1,687	$100	$(3,120)	$1,598	$2,181

Selected Historical and Financial Data of Peridot

The following table sets forth selected historical financial information derived from Peridot’s audited financial statements included elsewhere in prospectus for the period from July 31, 2020 (inception) through December 31, 2020 and as of December 31, 2020, and Peridot’s unaudited condensed financial statements included elsewhere in this prospectus as of and for the three and six months ended June 30, 2021. The selected historical financial data of Peridot is presented in U.S. dollars in accordance with GAAP. The unaudited condensed financial data presented have been prepared on a basis consistent with Peridot’s audited financial statements. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this prospectus.

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021	For the Period from July 31, 2020 (inception) through December 31, 2020
	Unaudited	Unaudited
Statement of Operations Data:
Operating costs	$(1,809,124)	$(6,079,798)	$(460,977)

Other income (expense):
Interest Income	8,286	80,300	74,412
Offering costs allocated to warrant liability	—	—	(693,847)
Change in fair value of warrant liability	(23,690,000)	(21,390,000)	(22,540,000)

Total Other Income (expense)	(23,698,286)	(21,309,700)	(23,159,435)

Net loss	$(25,890,438)	$(27,389,498)	$(23,620,412)

Weighted average shares outstanding of Class A redeemable ordinary shares	30,000,000	30,000,000	30,000,000

Basic and diluted net income per share, Class A	$0.00	$0.00	$0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	7,500,000	7,500,000	7,500,000

Basic and diluted net loss per share, Class B	$(3.40)	$(0.26)	$(3.16)

	As of June 30, 2021	As of December 31, 2020
	Unaudited
(dollars in thousands)
Balance Sheet Data:
Cash	$563	$971,607
Prepaid expenses	303,958	381,749
Investments in Trust Account	300,154,668	300,074,392

Total Assets	$300,459,189	$301,427,748

Total Liabilities	78,216,827	51,795,888

Commitment and Contingencies
Class A ordinary shares subject to possible redemption, 24,724,236 and 24,463,185 shares at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	$217,242,360	$244,631,850

Total Shareholders’ Equity	5,000,002	5,000,010

Total Liabilities and Shareholders’ Equity	$300,459,189	$301,427,748

	Six Months Ended June 30, 2021	For the Period from July 31, 2020 (inception) through December 31, 2020
	Unaudited
Statement of Cash Flows Data:
Cash Flows used in Operating Activities	$(971,044)	$(481,818)

Cash Flows used in Investing Activities	—	(300,000,000)

Cash Flows provided by Financing Activities	—	301,453,425

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following selected pro forma financial information as of July 31, 2021 is derived from the unaudited pro forma condensed combined statements of operations for the nine months ended July 31, 2021 and for the fiscal year ended October 31, 2020, which give pro forma effect to the Business Combination as if it had occurred on November 1, 2019. The unaudited pro forma condensed combined balance sheet as of July 31, 2021 gives pro forma effect to the Business Combination as if it was completed on July 31, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the historical financial statements of each of Peridot and Li-Cycle and the related notes thereto, as well as the information contained in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma information reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The Business Combination resulted in the combination of Li-Cycle and the Company, which have a fiscal year end of October 31, with Peridot, which has a fiscal year end of December 31. The pro forma income statements for the nine months ended July 31, 2021 and for the year-ended October 31, 2020 present the combination of financial information of the Company, Peridot and Li-Cycle, after giving effect to the Business Combination and related adjustments described in the accompanying notes. The unaudited pro forma interim income statement includes Li-Cycle’s nine months ended July 31, 2021 and Peridot’s income statement results for the six months ended June 30, 2021. The unaudited pro forma annual income statement include Li-Cycle’s year ended October 31, 2020 and Peridot’s income statement results for the period from July 31, 2020 (inception) through December 31, 2020. The unaudited pro forma balance sheet is based on a historical Company balance sheet as of May 31, 2021, historical Li-Cycle balance sheet as of July 31, 2021 and a historical Peridot balance sheet as of June 30, 2021.

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of July 31, 2021

Final Redemption US$
Total assets	$571,390,810
Total liabilities	$99,964,624
Total equity	$471,426,186

Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data

Nine months ended July 30, 2021

Final Redemption US$
Revenue	$2,983,747
Net loss	$(48,980,281)
Loss per common share - basic and diluted	$(0.30)
Weighted average shares outstanding, basic and diluted	163,179,553

Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data

Year ended October 31, 2020

Final Redemption US$
Revenue	$792,254
Net loss	$(187,306,071)
Loss per common share - basic and diluted	$(1.15)
Weighted average shares outstanding, basic and diluted	163,179,553

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks and other information in this prospectus, including our consolidated financial statements and related notes before you decide to purchase our securities. If any of the events described below occur, our business and financial results could be materially adversely affected. This could cause the trading price of our securities to decline, perhaps significantly, and you therefore may lose all or part of your investment. The risks set out below are not exhaustive and do not comprise all of the risks associated with an investment in the Company. Additional risks and uncertainties not currently known to us or which we currently deem immaterial may also have a material adverse effect on our business, financial condition and results of operations.

References in this section to “we,” “us” or “Li-Cycle” refer to Li-Cycle Corp. and its subsidiaries prior to the consummation of the Business Combination and the Company and its subsidiaries subsequent to the Business Combination, unless the context otherwise requires or indicates otherwise.

Risks Relating to Li-Cycle’s Business

Li-Cycle’s success will depend on its ability to economically and efficiently source, recover and recycle lithium-ion batteries and lithium-ion battery manufacturing scrap, as well as third-party black mass, and to meet the market demand for an environmentally sound, closed-loop solution for manufacturing waste and end-of-life lithium-ion batteries.

Li-Cycle’s future business depends in large part on its ability to economically and efficiently recycle and recover lithium-ion battery materials (including end-of-life batteries, manufacturing scrap and third-party black mass), and to meet the market demand for an environmentally sound, closed-loop solution for manufacturing waste and end-of-life lithium-ion batteries. Although it currently recycles and recovers using its Spoke facilities in Ontario and New York State, Li-Cycle will need to scale its recycling capacity in order to successfully implement its global growth strategy and plans to do so in the future by, among other things, successfully building and developing additional Spoke and Hub facilities, including its first commercial Hub facility in Rochester, New York and Spoke facilities in Gilbert, Arizona and near Tuscaloosa, Alabama. Although Li-Cycle has experience in recycling lithium-ion materials in its existing facilities, such operations are currently conducted on a limited scale, and Li-Cycle has not yet operated developed or operated a Hub facility on a commercial scale to produce and sell end products. Li-Cycle does not know whether it will be able to develop efficient, automated, low-cost recycling capabilities and processes, or whether it will be able to secure reliable sources of supply, in each case that will enable it to meet the production standards, costs and volumes required to successfully recycle lithium-ion batteries and lithium-ion battery materials and meet its business objectives and customer needs. Even if Li-Cycle is successful in high-volume recycling in its current and future facilities, it does not know whether it will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond its control, such as problems with suppliers, or in time to meet the commercialization schedules of future recycling needs or to satisfy the requirements of its customers. Li-Cycle’s ability to effectively reduce its cost structure over time is limited by the fixed nature of many of its planned expenses in the near-term, and its ability to reduce long-term expenses is constrained by its need to continue investment in its global growth strategy. Any failure to develop and scale such manufacturing processes and capabilities within Li-Cycle’s projected costs and timelines could have a material adverse effect on its business, results of operations or financial condition.

Li-Cycle may not be able to successfully implement its global growth strategy, on a timely basis or at all.

Li-Cycle’s future global growth, results of operations and financial condition depend upon its ability to successfully implement its growth strategy, which, in turn, is dependent upon a number of factors, some of which are beyond Li-Cycle’s control, including its ability to:

•	Economically recycle and recover lithium-ion batteries and lithium-ion battery materials and meet customers’ business needs;

•	Effectively introduce methods for higher recovery rates of lithium-ion batteries and solutions to recycling;

•	Complete the construction of its future facilities, including the Rochester Hub, the Arizona Spoke and the Alabama Spoke, at a reasonable cost and on a timely basis;

•	Invest and keep pace in technology, research and development efforts, and the expansion and defense of its intellectual property portfolio;

•	Secure and maintain required strategic supply arrangements;

•	Effectively compete in the markets in which it operates; and

•	Attract and retain management or other employees who possess specialized knowledge and technical skills.

There can be no assurance that Li-Cycle can successfully achieve any or all of the above initiatives in the manner or time period that it expects. Further, achieving these objectives will require investments that may result in both short-term and long-term costs without generating any current revenue and therefore may be dilutive to earnings. Li-Cycle cannot provide any assurance that it will realize, in full or in part, the anticipated benefits it expects to generate from its growth strategy. Failure to realize those benefits could have a material adverse effect on Li-Cycle’s business, results of operations or financial condition.

Li-Cycle may be unable to manage future global growth effectively.

Even if it can successfully implement its global growth strategy, any failure to manage its growth effectively could materially and adversely affect Li-Cycle’s business, results of operations and financial condition. Li-Cycle intends to expand its operations globally, which will require it to hire and train new employees across all divisions; accurately forecast supply and demand, production and revenue; control expenses and investments in anticipation of expanded operations; establish new or expand current design, production, and sales and service facilities; and implement and enhance administrative infrastructure, systems and processes. Future growth may also be tied to acquisitions, and Li-Cycle cannot guarantee that it will be able to effectively acquire other businesses or integrate businesses that it acquires. Failure to efficiently manage any of the above could have a material adverse effect on Li-Cycle’s business, results of operations or financial condition.

The development of Li-Cycle’s Rochester Hub, Arizona Spoke, Alabama Spoke and other future projects is subject to risks, including with respect to engineering, permitting, procurement, construction, commissioning and ramp-up, and Li-Cycle cannot guarantee that these projects will be completed in a timely manner, that its costs will not be significantly higher than estimated, or that the completed projects will meet expectations with respect to their productivity or the specifications of their end products, among others.

Li-Cycle’s Rochester Hub, Arizona Spoke, Alabama Spoke and other future projects are subject to development risks, including with respect to engineering, permitting, procurement, construction, commissioning and ramp-up. Because of the uncertainties inherent in estimating construction and labor costs and the potential for the scope of a project to change, it is relatively difficult to evaluate accurately the total funds that will be required to complete the Rochester Hub, Arizona Spoke, Alabama Spoke or other future projects. Further, Li-Cycle’s estimates of the amount of time it will take to complete the Rochester Hub, Arizona Spoke, Alabama Spoke or other future projects are based on assumptions about the timing of engineering studies, permitting, procurement, construction, commissioning and ramp-up, all of which can vary significantly from the time an estimate is made to the time of completion. Li-Cycle cannot guarantee that the costs of the Rochester Hub, Arizona Spoke, Alabama Spoke or other future projects will not be higher than estimated, or that it will have sufficient capital to cover any increased costs, or that it will be able to complete the Rochester Hub, Arizona Spoke, Alabama Spoke or other future projects within expected timeframes. Any such cost increases or delays could negatively affect Li-Cycle’s results of operations and ability to continue to grow, particularly if the

Rochester Hub, Arizona Spoke, Alabama Spoke or any other future project cannot be completed. Further, there can be no assurance that the Rochester Hub, Arizona Spoke or Alabama Spoke will perform at the expected production rates or unit costs, or that the end products will meet the intended specifications.

Failure to materially increase recycling capacity and efficiency could have a material adverse effect on Li-Cycle’s business, results of operations or financial condition.

Although Li-Cycle’s existing facilities in Ontario and New York State currently have total processing capacity of 10,000 tonnes of lithium-ion batteries and lithium-ion battery materials per year, the future success of Li-Cycle’s business depends in part on its ability to significantly increase recycling capacity and efficiency as part of the incremental/additional facilities. Li-Cycle may be unable to expand its business, satisfy demand from its current and new customers, maintain its competitive position and improve profitability if it is unable to build and operate any future facilities and otherwise allow for increases in scrapping output and speed. The construction of future global facilities will require significant cash investments and management resources and may not meet Li-Cycle’s expectations with respect to increasing capacity, efficiency and satisfying additional demand. For example, if there are delays in any future planned Hub, such as its current development and construction of the Rochester Hub, future construction of the Arizona Spoke, Alabama Spoke and/or other Spoke and Hub facilities, or if its facilities do not meet expected performance standards or are not able to produce materials that meet the quality standards Li-Cycle expects, Li-Cycle may not meet its target for adding capacity, which would limit its ability to increase sales and result in lower than expected sales and higher than expected costs and expenses. Failure to drastically increase recycling and processing capacity or otherwise satisfy customers’ demands may result in a loss of market share to competitors, damage Li-Cycle’s relationships with its key customers, a loss of business opportunities or otherwise materially adversely affect its business, results of operations or financial condition.

Li-Cycle may engage in strategic transactions, including acquisitions, that could disrupt its business, cause dilution to its shareholders, reduce its financial resources, result in incurrence of debt, or prove not to be successful.

From time to time, Li-Cycle may enter into transactions to acquire other businesses or technologies, to enter into joint ventures or to develop additional commercial relationships, and its ability to do so successfully cannot be ensured. Li-Cycle is currently considering certain joint ventures and acquisitions to support its growth strategy, including but not limited to the development of new Spoke and Hub facilities, but it does not currently have any binding commitments for such transactions other than as described herein. One or more of these transactions could include the payment of the purchase price in whole or in part using Li-Cycle’s common stock, which would have a dilutive impact on existing shareholders. Li-Cycle may also decide to incur debt in connection with an acquisition or any other strategic transaction. Even if Li-Cycle identifies suitable opportunities for strategic transactions, Li-Cycle may not be able to make such transactions on favorable terms or at all. Any strategic transactions Li-Cycle makes may not strengthen its competitive position, and these transactions may be viewed negatively by customers, suppliers or investors. Li-Cycle could incur losses resulting from undiscovered liabilities of an acquired business that are not covered by any indemnification Li-Cycle may obtain from the seller. In addition, Li-Cycle may not be able to successfully integrate the acquired personnel, technologies and operations into its existing business in an effective, timely and non-disruptive manner. Strategic transactions may also divert management attention from day-to-day responsibilities, increase Li-Cycle’s expenses and reduce Li-Cycle’s cash available for operations and other uses. In addition, Li-Cycle may not be able to fully recover the costs of such acquisitions or be successful in leveraging any strategic transactions into increased business, revenue or profitability. Li-Cycle also cannot predict the number, timing or size of any future transactions or the effect that any such transactions might have on its operating results. Accordingly, although there can be no assurance that Li-Cycle will undertake or successfully complete any acquisitions or other strategic transactions, any transactions that Li-Cycle does complete may be subject to the foregoing or other risks and may have a material adverse effect on Li-Cycle’s business, financial condition, results of operations and prospects.

Expanding internationally involves risks that could delay our expansion plans and/or prohibit us from entering markets in certain jurisdictions, which could have a material adverse effect on our results of operations.

International operations, such as those we intend to establish, are subject to certain risks inherent in doing business abroad, including:

•	political, civil and economic instability;

•	corruption risks;

•	trade, customs and tax risks;

•	currency exchange rates and currency controls;

•	limitations on the repatriation of funds;

•	insufficient infrastructure;

•	restrictions on exports, imports and foreign investment;

•	increases in working capital requirements related to long supply chains;

•	changes in labor laws and regimes and disagreements with the labor force;

•	difficulty in protecting intellectual property rights; and

•	different and less established legal systems.

Expanding our business in international markets is an important element of our strategy and, as a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential effect on our business and results of operations will vary from country to country and are unpredictable, but could have an adverse effect on our ability to execute our strategy and accordingly on our business, results of operations or financial condition.

Li-Cycle is and will be dependent on its recycling facilities. If one or more of its current or future facilities become inoperative, capacity constrained or if operations are disrupted, Li-Cycle’s business, results of operations or financial condition could be materially adversely affected.

Li-Cycle’s revenue is and will be dependent on the continued operations of its Kingston, Ontario and Rochester, New York Spoke facilities as well as its future facilities, including its planned Rochester Hub, Arizona Spoke and Alabama Spoke facilities and any other facilities it develops in the future. To the extent that Li-Cycle experiences any operational risk including, among other things, fire and explosions, severe weather and natural disasters (such as floods and hurricanes), failures in water supply, major power failures, equipment failures (including any failure of its information technology, air conditioning, and cooling and compressor systems), failures to comply with applicable regulations and standards, labor force and work stoppages, including those resulting from local or global pandemics or otherwise, or if its current or future facilities become capacity constrained, Li-Cycle may be required to make capital expenditures even though it may not have sufficient available resources at such time. Additionally, there is no guarantee that the proceeds available from Li-Cycle’s insurance policies will be sufficient to cover such capital expenditures. Li-Cycle’s insurance coverage and available resources may prove to be inadequate for events that may cause significant disruption to its operations. Any disruption in Li-Cycle’s recycling processes could result in delivery delays, scheduling problems, increased costs or production interruption, which, in turn, may result in its customers deciding to send their end-of-life lithium-ion batteries and battery manufacturing scrap to Li-Cycle’s competitors. Li-Cycle is and will be dependent on its current and future facilities, which will in the future require a high degree of capital expenditures. If one or more of Li-Cycle’s current or future facilities become inoperative, capacity constrained or if operations are disrupted, its business, results of operations or financial condition could be materially adversely affected.

Li-Cycle may in the future need to raise additional funds to meet its capital requirements and such funds may not be available to Li-Cycle on commercially reasonable terms or at all, which could materially adversely affect Li-Cycle’s business, results of operations or financial condition.

The closed loop resource recovery, logistics management, secure destruction and add-on services of Li-Cycle’s lithium-ion battery recycling are capital-intensive. Although Li-Cycle believes that it will have sufficient funds to meet its short- to medium-term capital requirements, it may in the future need to raise additional funds, including through the issuance of equity, equity related or debt securities or through obtaining credit from government or financial institutions, and the availability of additional funds to Li-Cycle will depend on a variety of factors, some of which are outside of its control. Additional funds may not be available to Li-Cycle on commercially reasonable terms or at all, which could materially adversely affect its business, results of operations or financial condition. If additional funds are raised by issuing equity or equity-linked securities, shareholders of Li-Cycle may incur dilution.

Li-Cycle has a history of losses and expects to incur significant expenses for the foreseeable future, and there is no guarantee it will achieve or sustain profitability.

Li-Cycle was until 2020 a development stage company with no commercial revenues, and incurred a net loss of approximately $4.1 million for the year ended October 31, 2019 and a net loss of $0.9 million for the year ended October 31, 2018. For the first half of 2021, it incurred a net loss of $14.7 million. In 2020, Li-Cycle’s revenue was $0.8 million and it recorded a net loss of $9.3 million. Prior to the Business Combination, Li-Cycle had financed its operations primarily through: (i) private placements of Li-Cycle common and preferred shares; (ii) loans from BDC Capital and certain Li-Cycle shareholders and (iii) various government funding initiatives. Li-Cycle expects both its capital and operating expenditures will increase significantly in connection with Li-Cycle’s ongoing activities. Li-Cycle believes that its performance and future success is dependent on multiple factors that present significant opportunities for Li-Cycle to increase revenues, but also pose risks and challenges. Li-Cycle believes it will continue to incur losses in the short term and there is no guarantee it will achieve or sustain profitability in the future.

Problems with the handling of lithium-ion battery cells that result in less usage of lithium-ion batteries or affect Li-Cycle’s operations could materially affect Li-Cycle’s revenues and business.

On rare occasions, lithium-ion battery cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion battery cells. Negative public perceptions regarding the safety or suitability of lithium-ion battery cells for automotive applications, the social and environmental impacts of cobalt mining or any future incident involving lithium-ion battery cells, such as a vehicle or other fire, even if such incident does not involve Li-Cycle directly, could have a negative impact on the market for lithium-ion batteries, reducing the number of batteries in the market and Li-Cycle’s revenue.

In addition, recycling of lithium-ion batteries requires Li-Cycle to store a significant number of lithium-ion battery cells at its facilities. Any mishandling of lithium-ion battery cells could cause disruption to the operation of Li-Cycle’s current or future facilities. While Li-Cycle has implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt Li-Cycle’s operations. Any impact on revenue resulting from reduced demand for lithium-ion batteries or on Li-Cycle’s operations from perceived or actual safety or security issues at its own facilities could materially adversely affect Li-Cycle’s business, results of operations or financial condition.

Li-Cycle’s revenue depends on maintaining and increasing feedstock supply commitments as well as securing new customers and off-take agreements.

Li-Cycle must maintain and gain feedstock supply commitments as well as new customers (including through entry into off-take agreements). Feedstock suppliers may change or delay supply contracts for any number of reasons, such as force majeure or government approval factors that are unrelated to Li-Cycle. Customers may fail to perform under their contracts for similar reasons. As a result, in order to maintain and expand its business, Li-Cycle must continue to develop and obtain new feedstock supply and customer contracts. However, it is difficult to predict whether and when Li-Cycle will secure such commitments and/or contracts due to competition for suppliers and customers and the lengthy process of negotiating supplier and customer agreements, which may be affected by factors that Li-Cycle does not control, such as market and economic conditions, financing arrangements, commodity prices, environmental issues and government approvals.

A decline in the adoption rate of EVs, or a decline in the support by governments for “green” energy technologies, could materially harm Li-Cycle’s financial results and ability to grow its business.

The demand for Li-Cycle’s recycling services and end products is driven in part by projected increases in the demand for EVs (including automobiles, e-bikes, scooters, buses and trucks). A decline in the adoption rate of EVs could reduce the demand for Li-Cycle’s recycling services and end products. A decline in volume under existing contracts or an inability to source new supplier relationships could also have a negative impact on Li-Cycle’s operating results.

Decreases and fluctuations in benchmark prices for the metals contained in Li-Cycle’s products could significantly impact Li-Cycle’s revenues and results of operations.

The prices that Li-Cycle charges for its products are generally tied to commodity prices for their principal contained metals, such as lithium, nickel and cobalt. Fluctuations in the prices of these commodities will affect Li-Cycle’s revenues and declines in the prices of these commodities could have a material adverse impact on Li-Cycle’s revenues. Any significant decline in Li-Cycle’s revenues will have a material impact on its results of operations.

In addition to commodity prices, Li-Cycle’s revenues are primarily driven by the volume and composition of lithium-ion battery feedstock materials processed at its facilities (including manufacturing scrap, spent batteries and third-party purchased black mass) and changes in the volume or composition of feedstock processed could significantly impact Li-Cycle’s revenues and results of operations.

Li-Cycle’s revenues depend on processing high volumes of feedstock at our Spokes and Hubs, and its revenues are directly impacted by the chemistry of the feedstock processed, particularly as market chemistries shift. Certain feedstock chemistries produce raw materials such as cobalt for which Li-Cycle receives higher prices than others. A decline in overall volume of feedstock processed, or a decline in volume of chemistries with higher priced content relative to other chemistries, could result in a significant decline in Li-Cycle’s revenues, which in turn would have a material impact on its results of operations.

The development of an alternative chemical make-up of lithium-ion batteries or battery alternatives could adversely affect Li-Cycle’s revenues and results of operations.

The development and adoption of alternative battery technologies could impact Li-Cycle’s prospects and future revenues. Current and next generation high energy density lithium-ion batteries for use in products such as EVs use nickel and cobalt as significant inputs. Cobalt and nickel tend to be in lower supply and therefore command higher prices than certain other raw materials. Alternative chemical makeups for lithium-ion batteries or battery alternatives are being developed and some of these alternatives could be less reliant on cobalt and nickel or use other lower-priced raw materials such as lithium-iron phosphate chemistries, which contain neither cobalt nor nickel. A shift in production to batteries using lower-priced raw materials could affect the value of the end products produced by Li-Cycle, lowering its revenues and negatively impacting its results of operations.

Li-Cycle’s projected revenues for the Rochester Hub are derived significantly from a single customer and the loss of that customer could have a material impact on its results of operations.

Li-Cycle has entered into a strategic global marketing relationship with Traxys, a company that provides financial and logistics solutions to the metals, mining and energy industries. Li-Cycle has entered into two Marketing, Logistics and Working Capital Agreements with Traxys, covering (i) 100% of its production of black mass, until such time as this material is integrated by Li-Cycle into the supply chain for Li-Cycle’s Hubs, and (ii) 100% of its production of certain end products from Li-Cycle’s Hubs, being lithium carbonate, nickel sulphate, cobalt sulphate, manganese carbonate and graphite concentrate. If these contracts were breached or terminated, then Li-Cycle would need to restructure its marketing, commercial and logistics arrangements (by completing such functions in-house or through other service providers) and Li-Cycle could experience a decline in revenues that could have a material adverse impact on its results of operations.

Li-Cycle’s heavy reliance on the experience and expertise of its management may cause adverse impacts on it if a management member departs.

Li-Cycle depends on key personnel for the success of its business. Li-Cycle’s business may be severely disrupted if it loses the services of its key executives and employees or fails to add new senior and middle managers to its management.

Li-Cycle’s future success is heavily dependent upon the continued service of its key executives. Li-Cycle also relies on a number of key technology staff for its continued operation. Li-Cycle’s future success is also dependent upon its ability to attract and retain qualified senior and middle managers to its management team. If one or more of its current or future key executives or employees are unable or unwilling to continue in their present positions, Li-Cycle may not be able to easily replace them, and its business may be severely disrupted. In addition, if any of these key executives or employees joins a competitor or forms a competing company, Li-Cycle could lose customers and suppliers and incur additional expenses to recruit and train personnel.

Li-Cycle’s relies on third-party consultants for its regulatory compliance and Li-Cycle could be adversely impacted if the consultants do not correctly inform Li-Cycle of the legal changes.

Li-Cycle depends on third-party consultants to work with it across all of its projects to ensure correct permitting, regulatory compliance and keep Li-Cycle apprised of legal changes. Li-Cycle may face non-compliance challenges if the third-party consultants do not inform Li-Cycle of the proper compliance measures or if Li-Cycle fails to maintain its engagement with third-party consultants. If Li-Cycle is not in compliance with the current regulations, it could face litigation, sanctions and fees, which could adversely impact its business, results of operations and financial condition.

Li-Cycle may not be able to complete its recycling processes as quickly as customers may require, which could cause it to lose supply contracts and could harm its reputation.

Li-Cycle may not be able to complete its recycling processes to meet the supply it receives from its customers. Operating delays and interruptions can occur for many reasons, including, but not limited to:

•	equipment failures;

•	personnel shortage;

•	labor disputes; or

•	transportation disruptions.

The recycling process for lithium-ion batteries and lithium-ion battery manufacturing scrap material, as well as black mass, is complex. If Li-Cycle fails to complete its recycling processes in a timely fashion, its reputation may be harmed. Any failure by Li-Cycle to complete its recycling processes in a timely fashion may also jeopardize existing orders and cause Li-Cycle to lose potential supply contracts and be forced to pay penalties.

Li-Cycle operates in an emerging, competitive industry and if it is unable to compete successfully its revenue and profitability will be adversely affected.

The lithium-ion recycling market is competitive. As the industry evolves and the demand increases, Li-Cycle anticipates that competition will increase. Li-Cycle currently faces competition primarily from companies that focus on one type of lithium-ion material recycling, some of which have more expertise in the recycling of that material than Li-Cycle. Li-Cycle also competes against companies that have a substantial competitive advantage because of longer operating histories and larger budgets, as well as greater financial and other resources. National or global competitors could enter the market with more substantial financial and workforce resources, stronger existing customer relationships, and greater name recognition, or could choose to target medium to small companies in Li-Cycle’s traditional markets. Competitors could focus their substantial resources on developing a more efficient recovery solution than Li-Cycle’s solutions. Competition also places downward pressure on Li-Cycle’s contract prices and profit margins, which presents it with significant challenges in its ability to maintain strong growth rates and acceptable profit margins. If Li-Cycle is unable to meet these competitive challenges, it could lose market share to its competitors and experience an adverse impact to its business, financial condition and results of operations.

Increases in income tax rates, changes in income tax laws or disagreements with tax authorities could adversely affect Li-Cycle’s business, financial condition or results of operations.

Li-Cycle is subject to income taxes in the United States, Canada and in certain foreign jurisdictions in which it operates. Increases in income tax rates or other changes in income tax laws that apply to its business could reduce Li-Cycle’s after-tax income from such jurisdiction and could adversely affect its business, financial condition or results of operations. Li-Cycle’s operations outside the United States generate a significant portion of its income. In addition, the United States has recently made or is actively considering changes to existing tax laws. Additional changes in the U.S. tax regime or in how U.S. multinational corporations are taxed on foreign earnings, including changes in how existing tax laws are interpreted or enforced, could adversely affect Li-Cycle’s business, financial condition or results of operations.

Li-Cycle is also subject to regular reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based taxes both within and outside the United States. Economic and political pressures to increase tax revenues in jurisdictions in which it operates, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation could differ from its historical provisions and accruals, resulting in an adverse impact on its business, financial condition or results of operations. In addition, in connection with the Organization for Economic Co-operation and Development Base Erosion and Profit Shifting project, companies are required to disclose more information to tax authorities on operations around the world, which may lead to greater audit scrutiny of profits earned in various countries.

Li-Cycle’s operating and financial results may vary significantly from period to period due to fluctuations in its operating costs and other factors.

Li-Cycle expects its period-to-period operating and financial results to vary based on a multitude of factors, some of which are outside of Li-Cycle’s control. Li-Cycle expects its period-to-period financial results to vary based on operating costs, which it anticipates will fluctuate with the pace at which it increases its operating capacity. As a result of these factors and others, Li-Cycle believes that quarter-to-quarter comparisons of its operating or financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, Li-Cycle’s financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of our common shares could fall substantially, either suddenly or over time.

Fluctuations in foreign currency exchange rates could result in declines in reported sales and net earnings.

Li-Cycle reports its financial results in U.S. dollars and a material portion of its sales and operating costs are realized in currencies other than the U.S. dollar. For the year ended October 31, 2020, approximately 100% of Li-Cycle’s revenues were realized in Canada. Li-Cycle is also exposed to other currencies, such as the Euro, and may in the future be exposed to additional currencies. If the value of any currencies in which sales are realized, particularly the Canadian dollar, depreciates relative to the U.S. dollar, Li-Cycle’s foreign currency revenue will decrease when translated to U.S. dollars for reporting purposes. In addition, any depreciation in foreign currencies could result in higher local prices, which may negatively impact local demand and have a material adverse effect on Li-Cycle’s business, results of operations or financial condition. Alternatively, if the value of any of the currencies in which operating costs are realized appreciates relative to the U.S. dollar, Li-Cycle’s operating costs will increase when translated to U.S. dollars for reporting purposes. Although these risks may sometimes be naturally hedged by a match in operating costs denominated in the same currency, fluctuations in foreign currency exchange rates, particularly the U.S.-Canadian dollar exchange rate, could create discrepancies between Li-Cycle’s operating costs in a given currency that could have a material adverse effect on its business, results of operations or financial condition.

While Li-Cycle actively manages its exposure to foreign-exchange rate fluctuations and may enter into hedging contracts from time to time, such contracts hedge foreign-currency denominated transactions and any change in the fair value of the contracts could be offset by changes in the underlying value of the transactions being hedged. Furthermore, Li-Cycle does not have foreign-exchange hedging contracts in place with respect to all currencies in which it does business. As a result, there can be no assurance that Li-Cycle’s approach to managing its exposure to foreign-exchange rate fluctuations will be effective in the future or that Li-Cycle will be able to enter into foreign-exchange hedging contracts as deemed necessary on satisfactory terms.

Unfavorable economic conditions, including the consequences of the global COVID-19 pandemic, may have a material adverse effect on Li-Cycle’s business, results of operations and financial condition.

Li-Cycle has been impacted by the COVID-19 pandemic, and Li-Cycle cannot predict the future impacts the COVID-19 pandemic may have on its business, results of operations and financial condition. Beginning in March 2020, numerous government regulations and public advisories, as well as shifting social behaviors, temporarily and from time to time limited or closed non-essential transportation, government functions, business activities and person-to-person interactions, and the duration of such trends is difficult to predict. Mandated governmental measures have forced Li-Cycle to reduce operations at its commercial headquarters and establish work-from-home policies for certain of its employees, and some of its suppliers have been subject to similar limitations and may also have been required to shut down production. Although COVID-19 has had an immaterial impact on Li-Cycle’s business of yet, Li-Cycle cannot predict if current restrictions and limitations to its or its customers’ and suppliers’ operations will be maintained, or if new measures will be implemented.

Li-Cycle’s operations and timelines may also be affected by global economic markets and levels of consumer comfort and spend, including recessions, slow economic growth, economic and pricing instability, increase of interest rates and credit market volatility, all of which could impact demand in the worldwide transportation industries or otherwise have a material adverse effect on Li-Cycle’s business, operating results and financial condition. Because the impact of current conditions on an ongoing basis is yet largely unknown, is rapidly evolving and has been varied across geographic regions, this ongoing assessment will be particularly critical to allow Li-Cycle to accurately project supply and demand and infrastructure requirements globally and allocate resources accordingly. If current global market conditions continue or worsen, Li-Cycle’s business, results of operations and financial condition could be materially adversely affected.

Natural disasters, unusually adverse weather, epidemic or pandemic outbreaks, boycotts and geo-political events could materially adversely affect Li-Cycle’s business, results of operations or financial condition.

The occurrence of one or more natural disasters, such as hurricanes and earthquakes, unusually adverse weather, epidemic or pandemic outbreaks, such as the ongoing COVID-19 pandemic, boycotts and geo-political events, such as civil unrest and acts of terrorism, or similar disruptions could materially adversely affect Li-Cycle’s business, power supply, results of operations or financial condition. These events could result in physical damage to property, an increase in energy prices, temporary or permanent closure of one or more of Li-Cycle’s current or planned facilities, temporary lack of an adequate workforce in a market, temporary or long-term disruption in the supply of raw materials, construction delays at the Rochester Hub, the Arizona Spoke, the Alabama Spoke or other facilities being developed, temporary disruption in transport from overseas, or disruption to Li-Cycle’s information systems. Li-Cycle may incur expenses or delays relating to such events outside of its control, which could have a material adverse impact on its business, operating results and financial condition.

Failure to protect Li-Cycle’s intellectual property could adversely affect its business.

Li-Cycle’s success depends in large part on its proprietary technology. Li-Cycle relies on various intellectual property rights, including patents, copyrights, trademarks, and trade secrets, as well as confidentiality provisions and contractual arrangements, and other forms of statutory and common law protection to protect its proprietary rights. If Li-Cycle does not protect and enforce its intellectual property rights adequately and successfully, its competitive position may suffer, which could adversely affect the Company’s business, prospects, financial condition, and operating results.

Li-Cycle’s pending patent or trademark applications may not be approved, or competitors or others may challenge the validity, enforceability, or scope of its issued patents, the scope of its copyrights, the registrability of its trademarks or the trade secret status of its proprietary information. There can be no assurance that additional patents will be filed or issued or that any of Li-Cycle’s currently issued patents will provide significant protection for Li-Cycle’s commercially relevant intellectual property or for those portions of its proprietary technology that are the most key to its competitive positions in the marketplace. In addition, Li-Cycle’s patents, copyrights, trademarks, trade secrets, and other intellectual property rights may not provide us a significant competitive advantage. There is no assurance that the forms of intellectual property protection that Li-Cycle seeks, including business decisions about whether, when and where to file patents and when and how to maintain and protect copyrights, trade secrets, license and other contractual rights, will be adequate to protect Li-Cycle’s business.

Not all countries offer the same types, standards for registrability or level of protection for the Company’s intellectual property as Canada and the United States, and Li-Cycle may not pursue the same intellectual property filings or obtain the intellectual property registrations of the same scope in all of its commercially-relevant markets. As Li-Cycle expands its international activities, its exposure to unauthorized copying and use of its technology and proprietary information will likely increase. Despite the Company’s reasonable precautions, its intellectual property is vulnerable to unauthorized access and copying through employee or third-party error or actions, including malicious state or state-sponsored actors, theft, hacking, cybersecurity incidents, and other security breaches and incidents, and such incidents may be difficult to detect or may remain undiscovered or unknown for a significant period of time. It is possible for third parties to infringe upon or misappropriate the Company’s intellectual property and to use information that Li-Cycle regards as proprietary to create services that compete with those of the Company. Effective intellectual property protection may not be available to Li-Cycle in every country in which it operates. In addition, many countries limit the enforceability of patents against certain third parties, including government agencies or government contractors, or make patents subject to compulsory licenses to third parties under certain circumstances. In these countries, patents may provide limited or no benefit.

Intellectual property laws, procedures, and restrictions provide only limited protection and any of the Company’s intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of Canada and the United States, and therefore, in certain jurisdictions, the Company may be unable to protect its proprietary technology.

The Company enters into confidentiality and invention assignment or intellectual property ownership agreements with its employees and contractors and enters into confidentiality agreements with other third parties. The Company cannot ensure that these agreements, or all the terms thereof, will be enforceable or compliant with applicable law, or otherwise effective in controlling access to, use of, reverse engineering, and distribution of Li-Cycle’s proprietary information or in effectively securing exclusive ownership of intellectual property developed by its current or former employees and contractors. Further, these agreements with the Company’s employees, contractors, and other parties do not prevent other parties from independently developing technologies, products and services that are substantially equivalent or superior to the Company’s technologies and services.

Li-Cycle may need to spend significant resources securing and monitoring its intellectual property rights, and it may or may not be able to detect infringement by third parties. Li-Cycle’s competitive position may be adversely impacted if it cannot detect infringement or enforce its intellectual property rights quickly or at all. In some circumstances, Li-Cycle may choose not to pursue enforcement of its valid intellectual property rights for a variety of legal and business considerations, including (i) because an infringer has a dominant intellectual property position, (ii) because of uncertainty relating to the scope of the Company’s intellectual property or the outcome of an enforcement action, (iii) because of the financial and reputational costs associated with enforcement or (iv) for other business reasons. In addition, competitors might avoid infringement by designing around the Company’s intellectual property rights or by developing non-infringing competing technologies. Litigation brought to protect and enforce the Company’s intellectual property rights could be costly, time-consuming, and distracting to management and Li-Cycle’s development teams and could result in the impairment or loss of portions of its intellectual property. Further, the Company’s efforts to enforce its intellectual property rights may be met with defenses, counterclaims attacking the scope, validity, and enforceability of the Company’s intellectual property rights, or with counterclaims and countersuits asserting infringement by the Company of third-party intellectual property rights. Li-Cycle’s failure to secure, protect, and enforce its intellectual property rights could adversely affect its brand and its business, any of which could have an adverse effect on the Company’s business, prospects, financial condition, and operating results.

Li-Cycle may be subject to intellectual property rights claims by third parties, which could be costly to defend, could require us to pay significant damages and could limit the Company’s ability to use certain technologies.

Third parties may assert claims of infringement of intellectual property rights or violation of other statutory, license or contractual rights in technology or data against the Company. Any such claim by a third party, even if without merit, could cause Li-Cycle to incur substantial costs defending against such claim and could distract the Company’s management and its development teams from its business.

Although third parties may offer a license to their technology or data, the terms of any offered license may not be acceptable and the failure to obtain a license or the costs associated with any license could cause the Company’s business, prospects, financial condition, and operating results to be adversely affected. In addition, some licenses may be non-exclusive, and therefore the Company’s competitors may have access to the same technology or data licensed to the Company. Alternatively, Li-Cycle may be required to develop non-infringing technology or data which could require significant effort and expense and ultimately may not be successful. Furthermore, a successful claimant could secure a judgment or the Company may agree to a settlement that prevents it from selling certain products or performing certain services in a given country or countries or that requires the Company to pay royalties, substantial damages, including treble damages if it is found to have willfully infringed the claimant’s patents, copyrights, trade secrets or other statutory rights, or other fees. Any of these events could have an adverse effect on the Company’s business, prospects, financial condition, and operating results.

Li-Cycle has identified material weaknesses in its internal control over financial reporting. If its remediation of such material weaknesses is not effective, or if it fails to develop and maintain a proper and effective internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

Li-Cycle has identified material weaknesses in its internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim consolidated financial statements may not be prevented or detected on a timely basis.

Li-Cycle did not have in place an effective control environment with formal processes and procedures or an adequate number of accounting personnel with the appropriate technical training in, and experience with, IFRS to allow for a detailed review of complex accounting transactions that would identify errors in a timely manner. Li-Cycle did not design or maintain effective controls over the financial statement close and reporting process in order to ensure the accurate and timely preparation of financial statements in accordance with IFRS.

These material weaknesses resulted in misstatements in Li-Cycle’s condensed consolidated interim financial statements as of and for the three months ended January 31, 2021 relating to (1) incorrect capitalization of certain amounts that should have been expensed and (2) underaccrual of certain accounts payable. The misstatements have been corrected through the restatement of those financial statements.

Li-Cycle has taken significant steps to address these material weaknesses and expects to continue to implement its remediation plan, which Li-Cycle believes will address their underlying causes. Li-Cycle expects to engage external advisors to provide assistance in the areas of information technology, internal controls over financial reporting, and financial accounting in the short term and to evaluate and document the design and operating effectiveness of its internal controls and assist with the remediation and implementation of its internal controls as required. Li-Cycle is evaluating the longer-term resource needs of its various financial functions. These remediation measures may be time consuming, costly, and might place significant demands on Li-Cycle’s financial and operational resources. Although Li-Cycle has made enhancements to its control procedures in this area, the material weaknesses will not be remediated until the necessary controls have been implemented and are operating effectively. Li-Cycle does not know the specific time frame needed to fully remediate the material weaknesses identified.

While Li-Cycle is designing and implementing measures to remediate its existing material weaknesses, it cannot predict the success of such measures at this time. Li-Cycle can give no assurance that such measures will remediate any of the deficiencies in its internal control over financial reporting or that additional material weaknesses or significant deficiencies in its internal control over financial reporting will not be identified in the future. Li-Cycle’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause the Combined Company to fail to meet its reporting obligations.

Risks Relating to this Offering and Ownership of Our Securities

Li-Cycle’s shareholders prior to the Business Combination own approximately 60% of our outstanding common shares and their interests may conflict with yours in the future.

Following the Closing of the Business Combination and related PIPE Financing, Li-Cycle’s shareholders prior to the Business Combination own approximately 60% of our outstanding common shares. Each common share initially entitles its holders to one vote on all matters presented to shareholders generally. Accordingly, those owners, if voting in the same manner, will be able to control the election and removal of the majority of directors and thereby determine corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of our articles and by-laws and other significant corporate transactions for so long as they retain significant ownership. This concentration of ownership may delay or deter possible changes in control, which may reduce the value of an investment in our common shares. So long as the Li-Cycle shareholders prior to the Business Combination continue to own a significant amount of the combined voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control decisions of the Company.

Our by-laws provide, subject to limited exceptions, that the Superior Court of Justice of the Province of Ontario and the appellate courts therefrom are the sole and exclusive forum for certain shareholder litigation matters, which could limit shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or shareholders.

Our by-laws require, to the fullest extent permitted by law and subject to certain exemptions for actions brought to enforce a duty or liability under certain U.S. securities laws, that (i) derivative actions brought in our name, (ii) actions against directors, officers and employees for breach of fiduciary duty, (iii) any action or proceeding asserting a claim arising pursuant to the Ontario Business Corporations Act (the “OBCA”) or our Governing Documents, and (iv) any action or proceeding asserting a claim otherwise related to our “affairs” (as defined in the OBCA) may be brought only in the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom and, if brought outside of such forum, the shareholder bringing the suit will be deemed to have consented to the personal jurisdiction of the provincial and federal courts located within the Province of Ontario in connection with any action brought in such court to enforce the forum provisions and to service of process on such shareholder’s counsel. Any person or entity purchasing or otherwise acquiring any interest in our common shares shall be deemed to have notice of and consented to the forum provisions in its articles. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will have exclusive jurisdiction for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. The exclusive forum provision in our by-laws will not apply to actions arising under the Securities Act or the Exchange Act.

This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or shareholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our common shares have only recently become publicly traded, and the market price of our common shares may be volatile. The trading price of our common shares could be subject to wide fluctuations due to a variety of factors, including:

•	the COVID-19 pandemic and its impact on the markets and economies in which we operate;

•	our actual or anticipated operating performance and the operating performance of our competitors;

•

failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;

•	any major change in our board of directors, management, or key personnel;

•	market conditions in our industry;

•	general economic conditions such as recessions, interest rates, fuel prices, international currency fluctuations;

•	rumors and market speculation involving us or other companies in our industry;

•	announcements by us or our competitors of significant innovations, new products, services or capabilities, acquisitions, strategic investments, partnerships, joint ventures or capital commitments;

•	the legal and regulatory landscape and changes in the application of existing laws or adoption of new laws that impact our business;

•	legal and regulatory claims, litigation, or pre-litigation disputes and other proceedings;

•	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events; and

•	sales or expected sales of our common shares by us, our officers, directors, significant stockholders, and employees.

In addition, stock markets have experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. The stock market in general and NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. These fluctuations may be even more pronounced in the trading market for our common shares as a result of the supply and demand forces for newly public companies. In the past, stockholders have instituted securities class action litigation following periods of stock volatility.

A significant portion of our outstanding common shares are restricted from immediate resale. Sales of substantial amounts of our common shares after the registration thereof or the expiration of applicable lock-up periods, or the perception that such sales will occur, could adversely affect the market price of our common shares.

In connection with the Business Combination, we issued an aggregate of 163,179,555 common shares upon closing. Approximately 116 million, or 71%, of such common shares are restricted from immediate resale, including the common shares issued to the Peridot Class B Holders, the Li-Cycle Holders and the PIPE Investors (as defined herein).

On the Closing Date, we, the Peridot Class B Holders and the Li-Cycle Holders entered into the Investor Agreement. Pursuant to the Investor Agreement, we are obligated to file a registration statement to register the resale of certain securities held by such holders within 30 days after the Closing. However, the Investor Agreement provides that the common shares held by Peridot Class B Holders and Li-Cycle Holders will be subject to certain transfer restrictions until (i) with respect to the Peridot Class B Holders, the earliest of (a) one year after the Closing and (b) (x) the last consecutive trading day where the last reported sale price of the our common shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of its public shareholders having the right to exchange their common shares for cash, securities or other property, and (ii) with respect to the Li-Cycle Holders, 180 days following the Closing.

Additionally, the common shares issued in the PIPE Financing are restricted from immediate resale until registered under the Securities Act or sold pursuant to an applicable exemption therefrom. Sales of a substantial number of our common shares in the public market after the expiration of the applicable lock-up periods pursuant to the Investor Agreement and the registration of the common shares issued in the PIPE Financing pursuant to this registration statement, or the perception that such sales will occur, could adversely affect the market price of our common shares and make it difficult for us to raise funds through securities offerings.

NYSE may delist our securities, which could limit investors’ ability to engage in transactions in our securities and subject us to additional trading restrictions.

Upon consummation of the Business Combination, our common shares and warrants became listed on the New York Stock Exchange. In order to list our common shares and warrants, we were required to meet the

NYSE initial listing requirements. Although we were able to meet those initial listing requirements, we may be unable to maintain the listing of our securities in the future.

If NYSE were to delist our securities, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a limited amount of news and analyst coverage for the Company; and

•	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

Because Li-Cycle has historically operated as a private company, we have limited experience complying with public company obligations and fulfilling these obligations is expensive and time consuming and may divert management’s attention from the day-to-day operation of our business.

As a privately held company, Li-Cycle was not required to comply with many corporate governance and financial reporting practices and policies required of publicly-traded companies. As a publicly traded company, we incur significant legal, accounting and other expenses that Li-Cycle was not required to incur in the recent past. These expenses will increase once we are no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including the Dodd-Frank Act, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and NYSE, have increased the costs and the time that must be devoted to compliance matters. We expect these laws and regulations to increase our legal and financial compliance costs and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. We may need to hire more employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses. Being a public company could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. Being a public company could also make it more difficult and expensive for us to attract and retain qualified persons to serve on our board of directors, board committees or as executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common shares, fines, sanctions and other regulatory action and potentially civil litigation.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO (its predecessor), (b) in which it has total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of the shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, or if we can no longer be classified as an “emerging growth company,” we expect to incur additional compliance costs, which will reduce our ability to operate profitably.

As a “foreign private issuer” under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and will follow certain home country corporate governance practices in lieu of certain NYSE requirements applicable to U.S. issuers.

The Company is considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act. For example, we are not required to file current reports on Form 8-K or quarterly reports on Form 10-Q, we are exempt from the U.S. proxy rules which impose certain disclosure and procedural requirements for U.S. proxy solicitations and we will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as our financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act. In addition, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. Accordingly, holders of the Company’s securities may receive less or different information about the Company than they may receive with respect to public companies incorporated in the United States.

In addition, as a “foreign private issuer” whose common shares are listed on NYSE, we are permitted to follow certain home country corporate governance practices in lieu of certain NYSE requirements.

We could lose our status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States (including preparation of financial statements in accordance with U.S. GAAP). If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, operating results and stock price.

Prior to the consummation of the Business Combination, Li-Cycle was not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the transactions related thereto, the Company is required to comply with Section 404 of the Sarbanes-Oxley Act on the timeline described below, which requires, among other things, the Company to evaluate annually the effectiveness of its internal controls over financial reporting. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Li-Cycle prior to the Business Combination. Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”) requires that, beginning with the second annual report following the Business Combination, management assess and report annually on the effectiveness of internal control over financial reporting and identify any material weaknesses in internal control over financial reporting. Additionally, Section 404(b) requires the independent registered public accounting firm to issue an annual report that addresses the effectiveness of internal control over financial reporting. We expect our first Section 404(a) assessment will take place for our annual report for the year ending October 31, 2022 and our first Section 404(b) assessment will take place after we no longer qualify as an emerging growth company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to the Company following the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner as required or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our shares.

As an “emerging growth company,” the Company cannot be certain if the reduced disclosure and governance requirements applicable to “emerging growth companies” will make its shares less attractive to investors.

As an “emerging growth company,” the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including not being required to obtain an assessment of the effectiveness of its internal controls over financial reporting from its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which the Company has elected to do.

We cannot predict if investors will find our shares less attractive because we will rely on these exemptions. If some investors find our shares less attractive as a result, there may be a less active market for our shares, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

We expect to incur costs related to our internal control over financial reporting in the upcoming years to further improve our internal control environment. If we identify deficiencies in our internal controls over financial reporting or if we are unable to comply with the requirements applicable to us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. If this occurs, we also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, or express an adverse opinion, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our share price may be adversely affected.

We may issue additional shares or other equity securities without your approval, which would dilute your ownership interest in the Company and may depress the market price of our shares.

We may issue additional shares or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants under the Company’s 2021 Incentive Award Plan (the “Incentive Plan”) without shareholder approval in a number of circumstances.

The issuance of additional shares or other equity securities could have one or more of the following effects:

•	our existing shareholders’ proportionate ownership will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share may be diminished; and

•	the market price of our shares may decline.

Our warrants may never be in the money, and they may expire worthless.

The exercise price for the outstanding warrants will be $11.50 per common share, and the exercise period commences 30 days after the Closing and expires five years following the Closing. There can be no assurance that the warrants will be in the money at or following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

The Company may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making the warrants worthless.

We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of common shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which the Company gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. Except as otherwise set forth herein, none of the private placement warrants will be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees.

In addition, we may redeem your warrants after they become exercisable for $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the common shares had your warrants remained outstanding.

Exercise of the warrants by our warrantholders could result in dilution to our shareholders.

To the extent the outstanding warrants are exercised, additional common shares will be issued, which will result in dilution to our shareholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of our common shares.

The Company’s ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for its shares.

The trading market for the Company’s common shares will be influenced by the research and reports that industry or securities analysts may publish about it, its business, its market, or its competitors. If no securities or industry analysts commence coverage of the Company, its share price would likely be less than that which would be obtained if it had such coverage and the liquidity, or trading volume of its shares may be limited, making it more difficult for a shareholder to sell shares at an acceptable price or amount. If any analysts do cover the Company, their projections may vary widely and may not accurately predict the results it actually achieves. The Company’s share price may decline if its actual results do not match the projections of research analysts covering it. Similarly, if one or more of the analysts who write reports on the Company downgrades its shares or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on it regularly, its share price or trading volume could decline.

The Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

The Company may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Unexpected risks may arise and previously known risks may materialize. Even though these charges may be non-cash items and not have an immediate impact on the Company’s liquidity, the fact that it may report charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause the Company to be unable to obtain future financing on favorable terms or at all.

The issuance of our common shares in connection with the conversion of the KSP Convertible Note would cause substantial dilution, and could materially affect the trading price of our common shares.

There is an aggregate principal amount of $100 million outstanding under the Spring Creek Capital Convertible Note. To the extent we or the holder of the Spring Creek Capital Convertible Note converts the Spring Creek Capital Convertible Note into our common shares, substantial amounts of our common shares will be issued. Such issuances could result in substantial decreases to our stock price and dilution to our existing shareholders.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, among other things, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “forecast,” “will,” “expect,” “believe,” “estimate,” “continue,” “project,” “positioned,” “strategy,” “outlook” and similar expressions. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•	changes adversely affecting the industry in which we operate;

•	our ability to achieve our business strategies or to manage our growth;

•	general economic conditions;

•	the effects of the COVID-19 pandemic on the global economy, on the markets in which we compete and on our business;

•	our ability to maintain the listing of our securities on NYSE;

•	our ability to retain our key employees;

•	our ability to recognize the anticipated benefits of the Business Combination; and

•	the outcome of any legal proceedings or arbitrations that may be instituted against us or in which we may be involved.

These and other factors are more fully discussed in the “Risk Factors” section and elsewhere in this prospectus. These risks could cause actual results to differ materially from those implied by the forward-looking statements contained in this prospectus.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

All of the common shares and warrants (including shares underlying such warrants) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $264,500,000 from the exercise of warrants, assuming the exercise in full of all the warrants for cash. If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

DIVIDEND POLICY

Our board of directors will evaluate whether or not to pay dividends and, if so, whether to pay dividends on a quarterly, semi-annual or annual basis, depending on our results, financial condition, market conditions, contractual obligations, legal restrictions and other factors deemed relevant by the board of directors.

CAPITALIZATION

The following table sets forth the capitalization of the Company on an unaudited pro forma combined basis as of July 31, 2021 following the closing of the Business Combination and the PIPE Financing, reflecting that holders of 3,377,626 common shares exercised their redemption rights.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our expected results for any future periods.

As at July 31, 2021 (US$ in millions)	Actual	Pro forma for Business Combination and PIPE financing
Cash	$2.4	$530.2
Other current assets	$12.7	$6.8
Non-current assets	$34.4	$34.4

Total assets	$49.4	$571.4

Accounts payable and accrued liabilities	$15.8	$9.6
Restricted share units	$3.3	$—
Lease liabilities	$16.2	$16.2
Loans payable	$11.5	$11.5
Restoration provisions	$0.3	$0.3
Warrant liability	$—	$62.3

Total liabilities	$47.1	$100.0

Share capital	$37.8	$660.0
Contributed surplus	$1.0	$2.3
Accumulated deficit	$(36.1)	$(190.5)
Accumulated other comprehensive income	$(0.3)	$(0.3)

Total shareholders’ equity	$2.3	$471.4

Total liabilities and shareholders’ equity	$49.4	$571.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

On February 15, 2021, Li-Cycle Holdings Corp. (“NewCo”) entered into the Business Combination Agreement, by and among NewCo, Peridot and Li-Cycle. Pursuant to the Business Combination Agreement, among other matters, (a) Peridot continued from the Cayman Islands to a corporation existing under the laws of the Province of Ontario (“Peridot Ontario”) and (b) on the Closing Date, (i) Peridot Ontario and NewCo amalgamated (the “Amalgamation” and Peridot Ontario and NewCo as so amalgamated, the “Company”) and, in connection therewith, the outstanding Class A common shares and warrants to purchase Class A common shares of Peridot Ontario converted into an equivalent number of common shares of the Company and warrants to purchase common shares of the Company, respectively, and (ii) the Company acquired all of the issued and outstanding common shares of Li-Cycle from Li-Cycle’s shareholders in exchange for 96,476,955 common shares.

On February 15, 2021, concurrently with the execution of the Business Combination Agreement, NewCo and Peridot entered into subscription agreements (the “Subscription Agreements”) with the investors in the PIPE Financing (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Peridot and NewCo agreed for the Company to issue and sell to such PIPE Investors, immediately prior to closing of the Business Combination, an aggregate of 31,549,000 common shares for a purchase price of $10.00 per share for aggregate proceeds of $315,490,000 in the PIPE Financing. The PIPE Financing closed on the Closing Date after the Amalgamation.

As a result of and upon consummation of the Business Combination, Li-Cycle became a subsidiary of the Company and the Company began using the name “Li-Cycle Holdings Corp.”

The following unaudited pro forma condensed combined balance sheet of the Company and its consolidated subsidiaries after giving effect to the Business Combination (the “Combined Company”) as of July 31, 2021 and the unaudited pro forma condensed combined statements of operations of the Combined Company for the nine months ended July 31, 2021 and for the fiscal year ended October 31, 2020 present the combination of the financial information of Peridot and Li-Cycle, after giving effect to the Business Combination and related adjustments described in the accompanying notes. Peridot and Li-Cycle are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the Combined Company or the Company.

The unaudited pro forma condensed combined statements of operations for the nine months ended July 31, 2021 and for the fiscal year ended October 31, 2020 give pro forma effect to the Business Combination as if it had occurred on November 1, 2019. The unaudited pro forma condensed combined balance sheet as of July 31, 2021 gives pro forma effect to the Business Combination as if it was completed on July 31, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the historical financial statements of each of Peridot and Li-Cycle and the notes thereto, as well as the disclosures contained in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse acquisition in accordance with IFRS. Under this method of accounting, Li-Cycle Holdings Corp. (as the continuing entity after the amalgamation of Li-Cycle Holdings Corp. and Peridot) will be treated as the “acquired” company for accounting purposes. Since Li-Cycle Holdings Corp. does not meet the definition of a business under IFRS, net assets of Li-Cycle Holdings Corp. will be stated at historical cost, with no goodwill or other intangible assets recorded.

Li-Cycle has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an equivalent to an acquisition of Peridot accompanied by a recapitalization.

•

Li-Cycle’s shareholders prior to the Business Combination had, immediately following the Business Combination, the greatest voting interest in the combined entity relative to other shareholders (including following the redemptions discussed below under “Liquidity and Capital Resources — Sources of Liquidity”);

•	the largest individual minority shareholder of the combined entity was a shareholder of Li-Cycle prior to the Business Combination;

•	the senior management of Li-Cycle became the senior management of Li-Cycle Holdings following the Business Combination;

•	Prior to the Business Combination, Li-Cycle was larger than Peridot based on historical total assets and revenues; and

•	Li-Cycle’s operations comprise the ongoing operations of Li-Cycle Holdings Corp.

Upon consummation of the Business Combination and the closing of the PIPE Financing, the most significant change in Li-Cycle’s future reported financial position and results of operations was an estimated increase in cash and cash equivalents (as compared to Li-Cycle’s balance sheet at July 31, 2021) of approximately $527 million, including $315 million in gross proceeds from the PIPE Financing. Total direct and incremental transaction costs of Peridot and Li-Cycle are estimated at approximately $55 million, a portion of which will be treated as a reduction of the cash proceeds and deducted from Li-Cycle Holdings Corp.’s additional paid-in capital and a portion of which will be treated as an expense on Li-Cycle Holdings Corp.’s statement of operations.

As a consequence of the Business Combination, Li-Cycle Holdings Corp. became the successor to an SEC-registered and NYSE-listed company, which will require Li-Cycle to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

COMBINED COMPANY

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET

AS OF JULY 31, 2021

				Final Redemption
	Li-Cycle Holdings Corp. US$ (A)	Li-Cycle Corp. US$ (B)	Peridot Acquisition Corp US$ (C)	Transaction Accounting Adjustments US$		Pro Forma Balance Sheet US$
Assets
Current assets
Cash	1	2,350,722	563	315,490,000	(2)
				(54,000,000)	(3)
				(33,793,998)	(4)
				300,154,668	(4)	530,201,956
Cash and securities held in Trust Account			300,154,668	(300,154,668)	(4)	—
Accounts receivable		3,255,981				3,255,981
Prepayments and deposits		7,911,436	303,958	(6,176,806)	(3)	2,038,588
Inventory		1,502,921				1,502,921

	1	15,021,060	300,459,189	221,519,196		536,999,446

Non-current assets
Plant and equipment		18,113,712				18,113,712
Right of use assets		16,277,652				16,277,652

	—	34,391,364	—	—		34,391,364

	1	49,412,424	300,459,189	221,519,196		571,390,810

Liabilities
Current liabilities
Accounts payable and accrued liabilities		15,778,982	5,386,827	(5,386,827)	(3)
				(6,176,806)	(3)	9,602,176
Restricted share units		3,259,010		(3,259,010)	(5)	—
Lease liabilities		1,190,086				1,190,086
Loans payable		1,688,853				1,688,853

	—	21,916,931	5,386,827	(14,822,643)		12,481,115

Non-current liabilities
Lease liabilities		15,044,408				15,044,408
Loan payable	—	9,776,681				9,776,681
Restoration provisions		332,420				332,420
Class A ordinary shares subject to possible redemption		—		217,242,360	(1)
		—		(33,776,260)	(4)
		—		(183,466,100)	(4)	—
Warrant liability			62,330,000			62,330,000
Deferred underwriting fee payable		—	10,500,000	(10,500,000)	(3)	—

	—	25,153,509	72,830,000	(10,500,000)		87,483,509

	—	47,070,440	78,216,827	(25,322,643)		99,964,624

Class A ordinary shares subject to possible redemption			217,242,360	(217,242,360)	(1)	—

				Final Redemption
	Li-Cycle Holdings Corp. US$ (A)	Li-Cycle Corp. US$ (B)	Peridot Acquisition Corp. US$ (C)	Transaction Accounting Adjustments US$		Pro Forma Balance Sheet US$
Shareholders’ equity
Share capital—Li-Cycle Corp.		37,805,879		(37,805,879)	(5)	—
Share capital—Peridot Acquisition Corp.			1,578	(1,578)	(4)	—
Share capital—Li-Cycle Holdings Corp.	1			37,805,879	(5)
				3,259,010	(5)
				794,328	(5)
				315,490,000	(2)
				(38,113,173)	(3)
				183,448,362	(4)
				56,008,334	(4)
				(51,009,910)	(4)
				152,285,376	(6)
				1,578	(4)	659,969,785
Contributed surplus		952,441	56,008,334	(56,008,334)	(4)
				2,124,321	(5)
				794,328	(5)	2,284,434
Accumulated deficit		(36,119,724)	(51,009,910)	51,009,910	(4)
				(2,124,321)	(5)
				(152,285,376)	(6)	(190,529,421)
Accumulated other comprehensive income		(296,612)				(296,612)

	1	2,341,984	5,000,002	464,084,199		471,426,186

	1	49,412,424	300,459,189	221,519,196		571,390,810

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

A.	Derived from the audited statement of financial position of Li-Cycle Holdings Corp. as of May 31, 2021 prepared under IFRS.

B.	Derived from the unaudited condensed consolidated interim statement of financial position of Li-Cycle Corp as of July 31, 2021 which was prepared in US dollars and under IFRS.

C.

Derived from the unaudited condensed interim statement of financial position of Peridot Acquisition Corp. (“Peridot”) as of June 30, 2021 which was prepared under US GAAP. Except as noted in Note 1, there was no other material adjustment made to convert Peridot’s balance sheet from US GAAP to IFRS.

1.

Peridot’s Class A ordinary shares subject to possible redemption balance of US$217,242,360 was classified as a temporary equity under US GAAP and should be classified as a liability under IFRS because the right to redeem was at the option of the holder.

2.

On February 16, 2021, Li-Cycle Corp. entered into a definitive business combination agreement with Peridot Acquisition Corp. Li-Cycle Corp. is expected to receive approximately US$582 million in gross transaction proceeds after redemption by Peridot Acquisition Corp.’s shareholders, and 100% of Li-Cycle Corp.’s existing shares will roll into the combined company, Li-Cycle Holdings Corp. Out of the US$582 million in gross proceeds, US$266.4 million will come from Peridot’s existing cash balance while the remaining US$315.5 million is expected to come from private investments in public equity.

3.

Li-Cycle Corp. was identified as the acquirer for accounting purposes. An expected $55 million of fees relating to the raising of capital via share issuance is presented as a reduction of share capital on the pro forma combined balance sheet. US$10.5 million of the fees have been recorded as deferred underwriting fee payable on Peridot’s balance sheet as of June 30, 2021. US$6.4 million of fees have been incurred to date and $1.0 million has been paid by Peridot Acquisition Corp. as of June 30, 2021. The remaining US$38.1 million of expected fees have been deducted directly against share capital of Li-Cycle Holdings Corp. on the pro forma combined balance sheet. Out of the remaining US38.1 million, $6.2 million was recorded in prepayments and deposits and in accounts payable and accrued liabilities in the interim statement of financial position of Li-Cycle Corp. as of July 31, 2021.

4.

In connection with the shareholder meeting held by Peridot to approve the Business Combination, a total of 3,377,626 Class A Shares were redeemed by Peridot, resulting in a total redemption payment of approximately $33.8 million, while the remaining US$266.4 million of cash and securities held in trust account will become cash of the combined entity, Li-Cycle Holdings Corp. US$183.5 million of Peridot’s Class A ordinary shares which were subject to possible redemption but not redeemed (18,346,610 shares at US$10.00 per share) will become part of the permanent share capital of the combined entity, Li-Cycle Holdings Corp. Peridot’s existing share capital of US$1,578 and contributed surplus of US$58,008,334 will be added to the share capital balance of Li-Cycle Holdings Corp. and Peridot’s existing accumulated deficit of US$51,009,910 will be deducted from the share capital balance of Li-Cycle Holdings Corp.

5.

All of Li-Cycle Corp.’s existing fully diluted shares will be exchanged for shares or stock options of Li-Cycle Holdings Corp. Li-Cycle Corp.’s existing share capital of US$37,805,879 as of July 31, 2021 will become part of the share capital of the combined entity, Li-Cycle Holdings Corp. All restricted share units will be exercised upon the business combination transaction, so Li-Cycle Corp.’s restricted share units balance of US$3,259,010 are added to the share capital balance of Li-Cycle Holdings Corp. Accelerated vesting of Li-Cycle Corp.’s existing stock options would result in an additional expense of $2,124,321. For the portion of Li-Cycle Corp.’s existing stock options which are surrendered in exchange for shares, $794,328 of contributed surplus would be added to the share capital balance of Li-Cycle Holdings Corp. The remaining stock options of Li-Cycle Corp. would be converted into stock options of Li-Cycle Holdings Corp. at the exchange ratio of 39.91.

6.

Li-Cycle Corp. was identified as the acquirer for accounting purposes. The acquisition of Peridot Acquisition Corp. is outside the scope of IFRS 3, “Business Combinations,” and it is accounted for as an equity-settled, share-based payment transaction in accordance with IFRS 2, “Share-based Payments” (“IFRS 2”). Li-Cycle Holdings Corp. is considered to be a continuation of Li-Cycle Corp., with the net identifiable assets of Peridot Acquisition Corp. deemed to have been acquired by Li-Cycle Corp. in exchange for shares of Li-Cycle Corp. Under IFRS 2, the transaction is measured at the fair value of the consideration deemed to have been issued by Li-Cycle Corp. in order to acquire 100% of Peridot Acquisition Corp. Any difference in the fair value of the consideration deemed to have been issued by Li-Cycle Corp. and the fair value of Peridot Acquisition Corp.’s identifiable net assets represents a listing service received by Li-Cycle Corp., recorded through profit and loss, summarized as follows:

	As at July 31, 2021
Peridot’s existing assets to be acquired	$266,665,191	(1)
Cash from private investment in public equity	315,490,000
Peridot’s existing liabilities to be assumed	(78,216,827)

Net assets to be acquired by Li-Cycle Corp.	503,938,364
Total consideration deemed to be issued by Li-Cycle Corp.	656,223,740	(1) (2)

Excess of fair value of shares issued over net assets acquired	$152,285,376

(1)	Adjusted for $33.8 million cash payout upon redemption by Peridot’s shareholders
(2)	Based on an estimated fair value of Li-Cycle’s business on a pre-money basis, calculated using generally accepted valuation methodologies.

COMBINED COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS FOR NINE MONTHS

ENDED JULY 31, 2021

				Final Redemption
	Li-Cycle Holdings Corp. US$ (A)	Li-Cycle Corp. US$ (B)	Peridot Acquisition Corp. US$ (C)	Transaction Accounting Adjustments US$		Pro Forma Income Statement US$
Revenue
Product sales		2,682,531				2,682,531
Recycling services		301,216	—			301,216

	—	2,983,747	—	—		2,983,747
Expenses
Professional fees		4,095,596	5,756,638			9,852,234
Employee salaries and benefits, net		5,358,953				5,358,953
Raw materials, supplies and finished goods		4,876,561				4,876,561
Research and development, net		1,928,582				1,928,582
Share-based compensation		1,307,874				1,307,874
Office and administrative		987,820	323,160			1,310,980
Depreciation, net		788,830				788,830
Freight and shipping		587,953				587,953
Marketing		465,269				465,269
Plant facilities		232,358				232,358
Travel and entertainment		188,712				188,712

	—	20,818,508	6,079,798	—		26,898,306

Loss from operations	—	(17,834,761)	(6,079,798)	—		(23,914,559)

Other (income) expense
Interest expense		788,335				788,335
Interest income		(1,725)	(80,300)			(82,025)
Fair value gain on warrant liability			21,390,000			21,390,000
Fair value loss on restricted share units		2,433,196				2,433,196
Foreign exchange loss		536,216				536,216

	—	3,756,022	21,309,700	—		25,065,722

Net loss	—	(21,590,783)	(27,389,498)	—		(48,980,281)

Weighted average shares outstanding, basic and diluted				34,122,374	(1)
				97,508,179	(2)
				31,549,000	(3)	163,179,553
Loss per common share — basic and diluted						(0.30)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR NINE MONTHS ENDED JULY 31, 2021

A.

There was no statement of operations prepared for Li-Cycle Holdings Corp. as it was incorporated on February 12, 2021 for the purpose of the Business Combination and had no operations between February 12 and May 31, 2021.

B.

Derived from the unaudited condensed consolidated interim statement of loss and comprehensive loss of Li-Cycle Corp. for the nine months ended July 31, 2021, which was prepared in US dollars and under IFRS.

C.

Derived from the unaudited condensed interim statement of operations of Peridot Acquisition Corp. for the six months ended June 30, 2021, which was prepared under US GAAP. There was no material adjustment made to convert Peridot’s statement of operations from US GAAP to IFRS.

1.

In connection with the shareholder meeting held by Peridot to approve the Business Combination, a total of 3,377,626 Class A Shares were redeemed by Peridot, resulting in a total redemption payment of approximately $33.8 million, while the remaining 26,622,374 of Class A shares will be converted into Class A shares of the combined entity, Li-Cycle Holdings Corp. In addition, 7,500,000 of Class B shares of Peridot Acquisition Corp. will be converted into 7,500,000 of Class A shares of the combined entity, Li-Cycle Holdings Corp. upon closing.

2.

Li-Cycle Corp.’s existing shareholders will exchange 2,552,450 fully diluted shares of Li-Cycle Corp. for the shares of the combined entity, Li-Cycle Holdings Corp., at an Exchange Ratio of approximately 1:39.91, as determined per the Plan of Arrangement, resulting in 97,508,179 shares of Li-Cycle Holdings Corp. and 4,242,707 stock options of Li-Cycle Holdings Corp. for the existing shareholders of Li-Cycle Corp.

3.	31,549,000 shares of the combined entity, Li-Cycle Holdings Corp., will be issued to the new investors at US$10 per share for a total of US$315.5 million of Private Investment in Public Equity.

COMBINED COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS FOR YEAR

ENDED OCTOBER 31, 2020

				Final Redemption
	Li-Cycle Holdings Corp. US$ (A)	Li-Cycle Corp. US$ (B)	Peridot Acquisition Corp. US$ (C)	Transaction Accounting Adjustments US$		Pro Forma Income Statement US$
Revenue
Product sales		554,914				554,914
Recycling services		237,340	—			237,340

	—	792,254	—	—		792,254
Expenses
Professional fees		2,962,261	348,854	693,847	(4)	4,004,962
Listing expense		—		152,285,376	(5)	152,285,376
Employee salaries and benefits, net		2,819,195				2,819,195
Depreciation		1,095,250				1,095,250
Research and development, net		776,668				776,668
Raw materials and supplies		577,859				577,859
Plant facilities and others		390,687				390,687
Marketing		365,820				365,820
Share-based compensation		332,634		2,124,321	(2)	2,456,955
Office and administrative		316,401	112,123			428,524
Travel and entertainment		160,332				160,332
Freight and shipping		137,010				137,010

	—	9,934,117	460,977	155,103,544		165,498,638

Loss from operations	—	(9,141,863)	(460,977)	(155,103,544)		(164,706,384)

Other (income) expense
Interest expense		529,700				529,700
Interest income		(34,403)	(74,412)			(108,815)
Fair value loss on restricted share units		84,454				84,454
Fair value loss on warrant liability			22,540,000			22,540,000
Offering costs allocated to warrant liability			693,847	(693,847)	(4)	—
Foreign exchange (gain) loss		(445,652)				(445,652)

	—	134,099	23,159,435	(693,847)		22,599,687

Net loss	—	(9,275,962)	(23,620,412)	(154,409,697)		(187,306,071)

Weighted average shares outstanding, basic and diluted				34,122,374	(1)
				97,508,179	(2)
				31,549,000	(3)	163,179,553
Loss per common share — basic and diluted						(1.15)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR YEAR ENDED OCTOBER 31, 2020

A.

There was no statement of operations prepared for Li-Cycle Holdings Corp. as it was incorporated on February 12, 2021 for the purpose of the Business Combination and had no operations between February 12 and May 31, 2021.

B.	Derived from the audited consolidated statement of loss and comprehensive loss of Li-Cycle Corp. for the year ended October 31, 2020, which was prepared in US dollars and under IFRS.

C.

Derived from the audited statement of operations of Peridot Acquisition Corp. for the year ended December 31, 2020, which was prepared under US GAAP. There was no material adjustment made to convert Peridot’s statement of operations from US GAAP to IFRS.

1.

In connection with the shareholder meeting held by Peridot to approve the Business Combination, a total of 3,377,626 Class A Shares were redeemed by Peridot, resulting in a total redemption payment of approximately $33.8 million, while the remaining 26,622,374 of Class A shares will be converted into Class A shares of the combined entity, Li-Cycle Holdings Corp. In addition, 7,500,000 of Class B shares of Peridot Acquisition Corp. will be converted into 7,500,000 of Class A shares of the combined entity, Li-Cycle Holdings Corp. upon closing.

2.

Li-Cycle Corp.’s existing shareholders will exchange 2,552,450 fully diluted shares of Li-Cycle Corp. for the shares of the combined entity, Li-Cycle Holdings Corp., at an Exchange Ratio of approximately 1:39.91, as determined per the Plan of Arrangement, resulting in 97,508,179 shares of Li-Cycle Holdings Corp. and 4,242,707 stock options of Li-Cycle Holdings Corp. for the existing shareholders of Li-Cycle Corp. Accelerated vesting of Li-Cycle Corp.’s existing stock options upon the business combination transaction would result in an additional expense of $2,124,321.

3.	31,549,000 shares of the combined entity, Li-Cycle Holdings Corp., will be issued to the new investors at US$10 per share for a total of US$315.5 million of Private Investment in Public Equity.

4.

Peridot’s offering costs allocated to warrant liability of US$693,847 was classified under other (income) expenses under US GAAP and should be classified as professional fees expense under IFRS based on the nature of the expense.

5.

Li-Cycle Corp. was identified as the acquirer for accounting purposes. The acquisition of Peridot Acquisition Corp. is outside the scope of IFRS 3, “Business Combinations,” and it is accounted for as an equity-settled, share-based payment transaction in accordance with IFRS 2, “Share-based Payments” (“IFRS 2”). Li-Cycle Holdings Corp. is considered to be a continuation of Li-Cycle Corp., with the net identifiable assets of Peridot Acquisition Corp. deemed to have been acquired by Li-Cycle Corp. in exchange for shares of Li-Cycle Corp. Under IFRS 2, the transaction is measured at the fair value of the consideration deemed to have been issued by Li-Cycle Corp. in order to acquire 100% of Peridot Acquisition Corp. Any difference in the fair value of the consideration deemed to have been issued by Li-Cycle Corp. and the fair value of Peridot Acquisition Corp.’s identifiable net assets represents a listing service received by Li-Cycle Corp., recorded through profit and loss, summarized as follows:

	As at July 31, 2021
Peridot’s existing assets to be acquired	$266,665,191	(1)
Cash from private investment in public equity	315,490,000
Peridot’s existing liabilities to be assumed	(78,216,827)

Net assets to be acquired by Li-Cycle Corp.	503,938,364
Total consideration deemed to be issued by Li-Cycle Corp.	656,223,740	(1) (2)

Excess of fair value of shares issued over net assets acquired	$152,285,376

(1)	Adjusted for $33.8 million cash payout upon redemption by Peridot’s shareholders
(2)	Based on an estimated fair value of Li-Cycle’s business on a pre-money basis, calculated using generally accepted valuation methodologies.

INDUSTRY AND MARKET OVERVIEW

This section provides an overview of the industry in which Li-Cycle previously operated and in which the Company operates subsequent to the Business Combination. References in this section to “we,” “us” or “Li-Cycle” refer to Li-Cycle Corp. and its subsidiaries prior to the consummation of the Business Combination and the Company and its subsidiaries subsequent to the Business Combination.

Lithium-ion Battery Recycling Market in North America

As production and use of lithium-ion batteries has increased in recent years, manufacturers, consumers, regulators and investors have increasingly cited the importance of creating sustainable recycling technologies to maximize recovery and minimize waste from end-of-life batteries and battery scrap in an environmentally friendly way.

According to Li-Cycle’s total addressable market forecast, based on a range of inputs from independent sources such as Benchmark Mineral Intelligence, the lithium-ion battery recycling market in North America is expected to grow from $257 million in 2020 to $1,784 million by 2025. Presently, most recycling facilities use pyrometallurgy-based technologies involving heat-based operations. Many of these facilities are capital intensive due to the need to treat the emission of toxic fluorine compounds released while smelting. Hydrometallurgical processing techniques, on the other hand, employ a less energy-consuming and more environmentally friendly alternative at a lower cost.

The outlook for the lithium-ion battery recycling market generally will depend on a number of factors, including how many batteries are placed in the market, remain in use, reach end-of-life, and ultimately will be recycled.

Single events may also have a disproportional high impact on the lithium-ion battery market. For example, an expansion in the Chinese bus market from 2015-2020 helped accelerate the use of lithium-ion batteries in the Chinese EV market from a minimal amount to more than 2.5 million vehicles annually over five years according to the International Energy Agency’s 2020 Global EV Outlook. According to Tesla, its own 2020 Gigafactory production for EVs of 500,000 vehicles now outpaces the global 2013 production for all battery cells at that time.

Canada

Canada has a moderately established market for post-consumer battery sorting and lithium-ion battery recycling, primarily from several small-scale sorting and recycling facilities. According to Li-Cycle’s total addressable market forecast developed using independent inputs such as those from Benchmark Mineral Intelligence, the Canada lithium-ion battery recycling market by volume was estimated to be 5,000 tonnes of lithium-ion batteries available for recycling in 2020 and is expected to reach a market volume of 9,219 tonnes of lithium-ion batteries available for recycling in 2025. Based on recycling regulations, lithium-ion recycling is compulsory in three provinces in Canada – British Columbia, Manitoba and Quebec. The EV market continues to grow in Canada as well, where regulators and private institutions are jointly developing EV charging stations.

United States

The United States has a relatively established market for lithium-ion battery recycling, primarily from several small-scale recycling facilities. According to Li-Cycle’s total addressable market forecast developed using independent inputs such as those from Benchmark Mineral Intelligence, the United States lithium-ion battery recycling market by volume was estimated to be 40,460 tonnes of lithium-ion batteries available for recycling in 2020 and is expected to reach a market volume of 238,678 tonnes of lithium-ion batteries available for recycling by 2025. Fuel economy standards and their increase under the Biden administration, corresponding to high growth rates in electric vehicle sales, are expected to result in an increase in lithium-ion recycling in the United States.

Key Products in the North America Lithium-ion Battery Recycled Raw Materials Market

Lithium Cobalt Oxide

Lithium Cobalt Oxide (“LCO”) has a specific energy that makes it an attractive cathode material for lithium-ion batteries used in mobile phones, laptops, and digital cameras. It is mostly used in consumer electronics.

Lithium-iron Phosphate

Lithium-iron phosphate (“LFP”) has a moderate specific energy and is widely used for residential storage systems, such as Alpha ESS battery and Enphase battery system. LFP are environmentally friendly and cost effective, but they have the lowest resale values. At present, China is the most lucrative market for LFP recycling as these batteries are being used on a large scale in the country.

Lithium Nickel Cobalt Manganese Oxide

Lithium nickel cobalt manganese oxide (“NCM”) is one of the most widely used cathode chemistries in lithium-ion batteries. It is known to have a high capacity, high operating voltage, and relatively slow reaction time with electrolytes. There is a major shift to high nickel content NCM to reduce the content of cobalt in NCM cathode technologies. Some NCM lithium technologies used in energy storage system applications are 7 kilowatt-hour Tesla Powerwall, the LG Chem equivalent and Leclanche Apollion Cube, for example.

Lithium Nickel Cobalt Aluminum Oxide

Lithium nickel cobalt aluminum oxide (“NCA”) is similar to NCM; it offers high specific energy and has high durability. NCA is extensively used by Tesla. The increasing demand for NCA technologies from the electronics industry is expected to boost demand for NCA in the global market.

Competitors in the North America Lithium-ion Recycling Market

In addition to Li-Cycle, the key players in the North American lithium-ion battery recycling market are American Battery Metals Corp., American Manganese Inc., Redwood Materials Inc., and Retriev Technologies.

American Battery Metals Corp.

American Battery Metals Corp. is developing a clean technology platform that is focused on creating a circular economy for battery materials through (i) recycling of lithium-ion batteries to recover and reuse battery metals, (ii) extraction of battery metals from primary resources and development of new green technologies that can be deployed at scale and (iii) exploration and stewardship of new mineral resources globally.

American Manganese Inc.

American Manganese Inc. is a metals company that focuses on the recycling of lithium-ion batteries with its RecycLiCo patented process. The process provides for the extraction of cathode metals. The company is engaged in the acquisition, exploration, and development of interests in mineral resource projects.

Redwood Materials Inc.

Redwood Materials Inc. is a battery recycling company which is primarily focused on an electronic waste (“e-waste”) recycling business for consumer electronics. The company utilizes a thermal recycling process.

Retriev Technologies Incorporated

Retriev Technologies Incorporated is a diverse battery recycling company that uses advanced materials processing plants to recycle various types of batteries.

COVID-19 Impact

In late 2019, a novel strain of coronavirus, now referred to as COVID-19, was identified in China. The virus has spread globally, resulting in governmental authorities implementing protective measures, such as travel restrictions, quarantines, shelter in place orders and shutdowns, in order to contain its spread and reduce its impact. The pandemic has significantly disrupted economies around the world.

COVID-19 continues to have a materially adverse impact in North America. The United States is one of the largest markets for lithium-ion battery recycling. The continuous spread of COVID-19 has caused lockdowns and shutdowns of manufacturing facilities. Therefore, many industry sectors, including the automotive sector, have been negatively impacted and continue to be unable to produce vehicles at capacity. The continued impact of COVID-19 on manufacturing production may lead to less demand for lithium-ion batteries, impacting the resulting contribution of batteries and battery-related scrap material to the recycling market over the short-to-medium term. COVID-19 related lockdowns and shutdowns could also impact the ability to collect batteries and battery scrap for recycling.

Li-Cycle’s operations have been impacted by the COVID-19 pandemic. Because Li-Cycle’s operations have been considered an essential service in both Canada and the United States, Li-Cycle’s plants have continued operations during the pandemic, albeit with the implementation of appropriate measures to ensure employee safety. Li-Cycle shut down its commercial headquarters in March 2020 and has enforced a work-from-home mandate since that time. The Kingston spoke experienced some battery supply related issues in the second fiscal quarter of 2021 due to COVID-19 related shutdowns in Ontario, Canada. In the coming months, and depending on government guidelines, Li-Cycle may re-open its office facilities but with a robust plan to ensure compliance with all recommended actions to ensure employee safety. Management continues to monitor the impact that the COVID-19 pandemic is having on the Company, the Lithium-ion battery recycling industry and the economies in which the Company operates.

We anticipate that our future results of operations, including the results for 2021, will be negatively impacted by the coronavirus outbreak, but the impact is difficult to quantify. Given the speed and frequency of continuously evolving developments with respect to this pandemic, we cannot reasonably estimate the magnitude of the impact to our results of operations, and such impacts could grow in a way that is material to our results. See “Risk Factors — Unfavorable economic conditions, such as consequences of the global COVID-19 pandemic, may have a material adverse effect on Li-Cycle’s business, results of operations and financial condition.”

Regulation

There has been an increase in battery regulation globally in recent years. For example, in the United States, California is evaluating a policy to drive Recycling Efficiency Rates as close to 100% as possible, potentially beginning as early as 2022. In Canada, Ontario requires Recycling Efficiency Rates for lithium-ion batteries of over 70% by 2023. China has required functional material recovery rates greater than 80% since 2018, with specific targets by key materials (nickel, cobalt, and lithium). The European Union proposes to update its EU Battery Directive during 2021 to implement more aggressive recycling targets, including minimum material recovery rates of 90% for both cobalt and nickel by 2025 (also a potential ‘high level of ambition’ mandate for at least a 95% material recovery rate for both cobalt and nickel by 2030; this is being discussed as part of the proposed regulation), a minimum recovery rate of 35% for lithium by 2025 (also a potential ‘high level of ambition’ mandate for at least a 70% material recovery rate for lithium by 2030; this is being discussed as part of the proposed regulation), and a Recycling Efficiency Rate of least 65% by 2025 (also includes a potential ‘high level of ambition’ mandate for a Recycling Efficiency Rate of at least 70% by 2030; this is being discussed as part of the proposed regulation).

Li-Cycle holds all licenses currently required in connection with its technologies and operations. Li-Cycle has engaged a third-party consultant to work with a dedicated team across all Li-Cycle projects, supporting it with permitting and regulatory compliance, and keeping it apprised of all regulatory changes and regulations applicable to it.

BUSINESS

Shareholders should read this section in conjunction with the other sections of this prospectus, including our audited financial statements and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

General

We are an industry leader in lithium-ion battery resource recovery and the leading lithium-ion battery recycler in North America. When we refer to ourselves as the leading lithium-ion battery recycler in North America, we are referring to our status based on installed permitted capacity for lithium-ion battery recycling measured in tonnes per year. Our proprietary “Spoke & Hub” recycling process is designed (a) at our Spokes, to process battery manufacturing scrap and end-of-life batteries to produce “black mass” and other intermediate products, and (b) at our Hubs, to process black mass to recover raw materials, including but not limited to lithium carbonate, nickel sulphate and cobalt sulphate . Our process enables an up to 95% Recycling Efficiency Rate, as compared to what we believe to be a 50% traditional industry average. Unlike the traditional revenue model for recycling that relies primarily on waste or tipping fees, our model is focused on generating revenue from sales of the raw materials we produce. We expect that future facilities will achieve similar Recycling Efficiency Rates.

Lithium-ion batteries are increasingly powering products and solutions in a range of industries, including consumer electronics and EVs. An overview of the industries in which lithium-ion batteries are utilized is set forth below:

Source: Expert Interviews, Secondary Research, and BIS Research Analysis

We estimate that by the end of 2020 there were 465,000 tonnes annually of lithium-ion batteries available for recycling globally. The number of mobile devices operating worldwide is expected to reach 17.72 billion by 2024, an increase of 3.7 billion devices compared to 2020 levels, according to Statista. The number of EVs is expected to reach 137.8 million annual sales by 2030, as compared to 7.6 million in 2020, according to the International Energy Agency’s 2020 Global EV Outlook.

We currently have over 70 commercial contracts with suppliers of end-of-life lithium-ion batteries and battery-related manufacturing scrap. As the market for EVs grows and the batteries from those vehicles reach end-of-life stage and are available for recycling, we expect to source a larger percentage of our lithium-ion recyclables from EVs.

Under our two-part “Spoke & Hub” process, end-of-life batteries and battery-related waste are first shipped to Spoke locations, where the materials are mechanically processed into several intermediate products, including black mass. Black mass is a powder-like substance, which contains a number of valuable metals, including lithium, cobalt and nickel. Black mass from several Spoke locations is then collected at a Hub location, where it is put through a hydrometallurgical (or “wet chemistry”) process to produce end products, such as lithium carbonate, nickel sulphate and cobalt sulphate, which can be sold back into the battery supply chain and used in the manufacturing of new lithium-ion batteries. We expect to operate two types of Hubs as we construct and develop additional Hubs. A ternary Hub is a Hub that will process all types of black mass using our technology. An LFP Hub is a Hub that will have the capacity to process all types of black mass using our technology but that will be dedicated to processing lithium iron phosphate (“LFP”) black mass derived from LFP lithium-ion batteries, LFP lithium-ion battery materials, and third party-LFP black mass to produce LFP cathode pertinent end-products (e.g. lithium carbonate). LFP lithium-ion batteries have historically been viewed by the market as more difficult to recycle than other lithium-ion batteries; we are targeting to change this ethos in the lithium-ion battery recycling industry and to transform LFP-containing lithium-ion batteries into a valuable resource.

We have a market-leading position in North America through our two operational commercial Spokes in Kingston, Ontario, and Rochester, New York, and are developing our first commercial ternary Hub in Rochester, New York. We have also announced the development and construction of our third Spoke in Gilbert, Arizona and the development of our fourth Spoke near Tuscaloosa, Alabama. We are also evaluating additional opportunities to scale our operations with a range of potential partners and expansion opportunities that may include acquisitions, joint ventures or other commercial arrangements in North America, Europe, and Asia.

We believe that our recycling process can make a valuable contribution to the world’s transition to renewable energy sources, by diverting end-of-life lithium-ion battery materials from landfill sites, by offering an environmentally-friendly alternative to energy-intensive pyrometallurgical processing methods, and by providing a steady source of recycled content into the battery supply chain. We believe our production costs are on average lower than the mining and processing costs otherwise incurred by suppliers to produce these materials because it is able to produce multiple materials from a single process and because its process yields minimal waste and no displaced earth or tailings, as compared to traditional mining processes. By re-inserting critical materials back into the lithium-ion battery supply chain, we are able to effectively close the loop between the beginning and end-of-life manufacturing phases in both an environmentally and economically sustainable manner.

Spoke & Hub Processes and Products

Spokes

Spokes handle the preliminary processing of end-of-life batteries and battery scrap. At our Spokes, batteries for recycling are broken down through a mechanical size reduction process known as shredding and separated into three “intermediate” product lines: black mass, mixed copper/aluminum and mixed plastics. Based on the Product Recovery Percentage, more than 95% of the mass of batteries and battery scrap entering the recycling process is transformed through our Spokes into these intermediate products.

We currently own and operate two Spokes, located in Kingston, Ontario (the “Kingston Spoke”) and Rochester, New York (the “Rochester Spoke”), respectively. Additionally, we are currently developing a third Spoke located in Gilbert, Arizona, in the Phoenix metropolitan area (the “Arizona Spoke”), and have announced the development of a fourth Spoke located near Tuscaloosa, Alabama (the “Alabama Spoke”).

Hubs

At our Hub facilities, black mass from the Spokes will be separated through the hydrometallurgical circuit to produce individual raw materials with the purity levels required of raw materials to be used in battery production. The end products produced from black mass include lithium carbonate, nickel sulphate and cobalt sulphate.

Our hydrometallurgical process is both more efficient and more environmentally friendly than traditional pyrometallurgical processes, which involve volatizing or burning materials at high temperatures. Pyrometallurgical processes have lower recovery rates, are carbon-intensive and generate harmful emissions. Accordingly, the hydrometallurgical process is expected to become the preferred approach to lithium-ion battery recycling among manufacturers who are focused on product stewardship and environmental sustainability.

Ternary Hub facilities will process all types of black mass. LFP Hub facilities will have the capacity to process all types of black mass but will be dedicated to processing lithium iron phosphate black mass, deriving from LFP lithium-ion batteries, LFP lithium-ion battery materials, and third party-LFP black mass to produce LFP cathode pertinent end-products (e.g. lithium carbonate).

Our first commercial-scale ternary Hub facility, the Rochester Hub, is currently in late stage development and will be located in the Eastman Business Park, in Rochester, New York.

Utilizing our Spoke & Hub Technologies™, we are able to achieve a Recycling Efficiency rate of up to 95%. Our two-stage battery recycling model enables our customers to benefit from a safe and environmentally friendly solution for recycling all types of lithium-ion batteries and lithium-ion battery materials. We expect that our future facilities will achieve similar Recycling Efficiency Rates.

Company Overview and History

Our wholly-owned subsidiary Li-Cycle was founded by Ajay Kochhar and Tim Johnston in 2016 with the goal of solving the global end-of-life lithium-ion battery disposal problem and creating a secondary supply chain to meet the demand for critical battery materials through innovative recycling technology, ultimately creating a closed-loop supply chain. Historically, the products generated from lithium-ion battery recycling processes were treated as a waste and a liability.

Li-Cycle opened its first pilot facility in Canada in 2017, which had a recycling capacity of 50 tonnes per year. In 2018, it launched its first Spoke and Hub demonstration facility in Kingston, Ontario, Canada. Li-Cycle commissioned its first commercial Spoke facility in 2019 in Kingston, Ontario, with a recycling capacity of 2,500 tonnes per year, and upgraded this facility to 5,000 tonnes per year in 2020. In late 2020, Li-Cycle opened a second commercial Spoke facility with a recycling capacity of 5,000 tonnes per year, in Rochester, New York. In the first quarter of 2021, Li-Cycle announced the development and construction of the Arizona Spoke, and in the fourth quarter of 2021, Li-Cycle announced the development of the Alabama Spoke. At the Arizona Spoke, we expect operations of the first 5,000 tonnes Spoke line to commence in 2022 and the second 5,000 tonnes Spoke line to commence in 2023. At the Alabama Spoke, we expect operations to commence in 2022, with an initial capacity of 5,000 tonnes.

Once completed, we expect the Arizona Spoke to have a recycling capacity of 10,000 tonnes per year and the Alabama Spoke to have a recycling capacity of 5,000 tonnes per year, bringing our total recycling capacity to 25,000 tonnes per year. The Phoenix metropolitan area is strategically located close to our existing battery and battery scrap supply network, as well as being at the nexus of where we expect there will be continued growth of lithium-ion batteries available for recycling due to Arizona’s growing EV industry. The southeastern United States, where our Alabama Spoke is located, is emerging as an important region for the lithium-ion battery supply chain, as battery manufacturers and automotive OEMs establish operations in the region, which we expect to lead to increased quantities of battery manufacturing scrap and end-of-life batteries.

Our first revenue-generating Hub will be located in Rochester, New York, and is currently in late stage development. The location for the Rochester Hub was selected due to the nature of the infrastructure available at the site, including utilities, logistics and other physical infrastructure. Li-Cycle’s pre-feasibility study for the Rochester Hub provides that the facility would have the capacity to process 25,000 tonnes of black mass annually (equivalent to approximately 60,000 tonnes of lithium-ion battery feed equivalent annually). Based on the pre-feasibility study, the Rochester Hub will require an estimated investment of at least US$175 million (±30%). The estimate accuracy is based on Association for the Advancement of Cost Engineering (“AACE”) accuracy ranges applicable to the relevant level of engineering. As the Rochester Hub project has progressed through the definitive engineering phase, we identified a range of potential scope additions, covering items such as infrastructure tie-ins and systems to achieve zero liquid discharge from the plant. We are also pursuing optimization strategies throughout the definitive engineering phase, including in response to market developments (such as increasing EV battery manufacturing volumes in North America and trends around battery chemistries in EV applications), which could lead to potential changes in the scope of the project. The ultimate scale of and investment in the Rochester Hub may be significantly greater than 25,000 tonnes per annum and US$175 million (+/-30%, based on the scope as at the pre-feasibility study) respectively, as set forth in the pre-feasibility study. Pending the approval of local and environmental permits, we expect construction at the Hub site to begin in late 2021, with operations commencing in early 2023. Based on the pre-feasibility study, the Rochester Hub would result in the creation of approximately 120 new jobs.

In 2021, Li-Cycle received the 2021 Big Innovation Award presented by Business Intelligence Group, and it was named to the World Circular Economy Forum’s list of Circular Economy Solutions Inspiring the World. In addition, it was named a 2020 and 2021 Global Cleantech 100 Company by the Cleantech Group and was a finalist in the 10th Annual Business Green Leaders Awards.

Customer Solutions

We provide sustainable and customer-centric solutions for each of our customer’s battery recycling needs. We provide the support necessary along each step of the process to ensure that our customers’ battery recycling experience is handled in a manner that is safe, professional, and economically viable.

Logistics Management

We work closely with a reliable network of logistics partners to support customers in, among other things, transporting their batteries to our facilities. This includes:

•	seamless and efficient coordination of shipments;

•	logistics partners to support transporting batteries from around the world;

•	a knowledgeable team to assist the customer in understanding packaging and documentation requirements;

•	managing storage and logistics with respect to specialized containers and shipment of large format, high voltage batteries used for EVs and energy storage; and

•	compliance with applicable regional, state, provincial and country regulations.

For example, on July 20, 2021, we announced a partnership with Univar Solutions OnSite Services, a global specialty chemical and ingredient distributor, to provide waste management solutions to customers.

Secure Destruction

We offer our customers a home for the secure destruction of materials containing IP-sensitive design information, such as research and development batteries and battery materials. We have adopted procedures to protect the privacy and confidentiality of its customers’ trade secrets.

Add-On Services

In addition to providing advice on packaging and support with procurement, we provide spare battery storage, manage comprehensive battery replacement campaigns and customize programs and services to individual customers’ needs.

Supply Agreements

On May 11, 2021, Li-Cycle announced its entry into an agreement with Ultium Cells LLC ( “Ultium”), a joint venture between General Motors and LG Energy Solution, pursuant to which Li-Cycle will purchase and recycle up to 100% of the scrap generated by battery cell manufacturing at Ultium’s Lordstown, Ohio site.

Customer Agreements

Glencore

Li-Cycle has a current off-take agreement with Glencore, an Anglo-Swiss multinational commodity trading and mining company, pertaining to the sale of black mass produced at Li-Cycle’s Spokes. Li-Cycle is paid in accordance with commodities pricing at the time of sale, subject to discounts due to additional refinements required for Glencore to be able to isolate cobalt metal and nickel metal end-products from the black mass it purchases. Product sales to Glencore represented a significant majority of Li-Cycle’s revenues in 2020. Li-Cycle expects to continue to sell black mass from our Spokes to third parties, pending completion of our first commercial Hub in Rochester, New York.

Traxys

Li-Cycle has entered into a strategic global marketing relationship with Traxys, a company that provides financial and logistics solutions to the metals, mining and energy industries. Li-Cycle has entered into two Marketing, Logistics and Working Capital Agreements with Traxys, covering (i) 100% of its production of black mass, until such time as this material is integrated by Li-Cycle into the supply chain for Li-Cycle’s Hubs, and (ii) 100% of its production of certain end products from Li-Cycle’s Hubs, consisting of lithium carbonate, nickel sulphate, cobalt sulphate, manganese carbonate and graphite concentrate. The black mass-related agreement with Traxys remains subject to the completion of certain outstanding fixed-volume sales commitments to a third-party purchaser, to be completed by Li-Cycle in 2021, and the Hub end products agreement with Traxys is limited to production which is controlled by Li-Cycle (namely, production from the Rochester Hub and production that is not committed to any third-party JV partners at other Hubs). The Hub products agreement extends for a term expiring seven years after the achievement of certain commercial production milestones at the Rochester Hub, and is therefore expected to extend to 2030. Traxys may earn marketing fees under these agreements, based on the final sales price of products sold by Traxys to its third-party customers, as well as interest on provisional payments made from Traxys to Li-Cycle. Prices are based on index pricing for the critical materials, adjusted for the product form (e.g., adjusted to reflect the pricing for the premium battery grade nickel sulphate form, relative to the relevant index pricing which is for nickel metal). Commercial terms between Traxys and its third-party customers are arranged in advance, transparent to Li-Cycle and based on the commodity prices for the metals contained in the Li-Cycle products.

Sales of Li-Cycle products through Traxys are expected to represent the significant majority of Li-Cycle’s revenues. When the Rochester Hub commences commercial production, Li-Cycle expects to generate approximately $300 million per year of revenue from the sale of Hub products to Traxys (based on existing assumptions regarding feedstock volumes and composition and commodity price estimates). Estimates of future revenues are based on commodity price assumptions for the metals contained in the applicable end products, and actual revenues will vary.

Others

Li-Cycle has entered into agreements with third party purchasers for other intermediate products produced at the Spokes, including mixed copper/aluminum and plastics. Li-Cycle sells mixed/copper aluminum products to Glencore. It sold black mass to Glencore in past periods, and has an outstanding commitment to sell a fixed volume of black mass to Glencore pursuant to an agreement ending December 31, 2021. Product sales to Glencore represented approximately seventy percent (70%) of Li-Cycle’s revenues in fiscal 2020 and are expected to represent a significant portion of Li-Cycle’s revenues in fiscal 2021. Under the terms of Li-Cycle’s agreements with Glencore, Li-Cycle receives an agreed percentage of the contained metal content, at referenced commodity prices for the applicable metals, less applicable treatment and refining charges.

Our Strengths and Strategy

At the Intersection of Three Core Trends

We benefit from sitting at the intersection of three core trends: the electric vehicle revolution, the supply shortage of strategic battery materials, and the need for a truly sustainable ESG-friendly lithium-ion battery recycling solution, which we believe is currently a critical missing step in the battery supply chain.

Well-Positioned to Benefit from Proprietary Technology

We have established proprietary technology that we believe sets us apart from competitors because our technology has the ability to respond to changes in battery chemistries and adapt to change in inputs to the battery recycling process. Our process produces the fundamental building blocks of lithium-ion batteries — cathode precursor input chemicals, cathode input chemicals and raw materials that can be reused in batteries or the broader economy. By contrast, competitive emerging technologies such as cathode-to-cathode recycling produce end-products have a higher risk of obsolescence due to continuous cathode technology advancement.

Well-Positioned to Comply with Government Mandates

Due to our high recovery rates and sustainable, environmentally friendly processes, we believe we are well-positioned to comply with heightened battery regulations across the globe.

Superior to Other Forms of Recycling

Through our Spoke & Hub Technologies™, our recycling process is designed (a) at our Spokes, to process battery manufacturing scrap and end-of-life batteries to produce “black mass” and other intermediate products, and (b) at our Hubs, to process black mass to recover raw materials, including but not limited to lithium carbonate, nickel sulphate and cobalt sulphate . Li-Cycle’s process enables an up to 95% Recycling Efficiency Rate. We expect that our future facilities will achieve similar Recycling Efficiency Rates.

Our wet-chemistry method is able to extract valuable battery-grade chemicals from black mass that are directly re-usable in the manufacturing of new battery technologies. In the short term, this greatly increases the value that we derive from battery manufacturing scrap as well as end-of-life batteries and reduces waste.

Minimal Human Operating Risk

Unlike smelting, thermal pre-treatment refining, or cathode-to-cathode processes, our processes have minimal human operating risk. Our Spokes can safely process lithium-ion batteries at any state of charge, without any manual sorting, discharging, or dismantling required. Spoke plants reduce the size of battery mass in an automated fashion, minimizing human operating risk.

Strong Commercial Supply Contracts

Our commercial supply contracts include leaders in the EV and lithium-ion battery ecosystem, including consumer electronics, manufacturing scrap, energy storage, and auto OEMs/transportation companies. We believe we have approximately 30% North American market share based on our total addressable market forecast, which in turn is developed using independent inputs from Benchmark Mineral Intelligence and our estimate of contracted lithium-ion battery supply based on information derived from our communications with secured battery supply customers. We have supply contracts with over 70 customers. As a percent breakdown based on tonnage as of 2020, our existing supply network comprises of lithium-ion batteries and lithium-ion battery materials that derive approximately 50% from consumer electronics, 29% from manufacturing scrap, 16% from auto OEMs/transportation, and 5% from energy storage systems.

Well-Positioned to Benefit from Pricing Tailwinds

We stand to benefit from expected increases in pricing for lithium carbonate, nickel sulphate and cobalt sulphate, all of which are in high demand due to growing electrification.

Governmental Partnerships

We have partnered with New York State, which offers financial incentives for investors in clean energy businesses. We located a Spoke facility in the Eastman Kodak Business Park in Rochester, New York, and we plan to locate our first ternary Hub in Rochester, New York.

Li-Cycle has historically built strong relationships with various Canadian government agencies and has received grant funding and access to other scale-up support initiatives. Li-Cycle has primarily worked with Sustainable Development Technology, Ontario Centres of Excellence, GreenCentre Canada, and the Industrial Research Assistance Program. In 2018, Li-Cycle received funding of C$2.7 million from Sustainable Development Technology Canada for the development of Li-Cycle’s process to recover material in lithium-ion batteries. In 2021, Li-Cycle received approval for additional funding of C$4.0 million from Sustainable Development Technology Canada for the scale-up of Li-Cycle’s Hub technology.

Future Off-Take Opportunities

We expect to complete construction and begin to ramp up production at our Rochester Hub in early 2023. Li-Cycle has entered into a marketing, logistics and working capital agreement with Traxys, covering one hundred percent (100%) of the nickel sulphate, cobalt sulphate, lithium carbonate, manganese carbonate and graphite concentrate end products from the Rochester Hub. Li-Cycle intends to seek customers to purchase the copper sulphide, sodium sulphate and gypsum produced by the Hub and not currently covered by the Traxys contract.

Continuous Enhancement of Research and Development Efforts

We continue to conduct Research & Development (“R&D”) focus on various aspects of our business. R&D work continues in support of the Rochester Hub project, the Arizona Spoke project and the Alabama Spoke Project, specifically focused on optimizing operating parameters and preparing for operations. We expect the Arizona Spoke and the Alabama Spoke to have the capability to process entire vehicles battery packs, without dismantling. We will also continue to develop and evaluate new concepts with an eye to the future, including processing nickel metal hydride, LFP and solid-state batteries.

Regional Presence and Global Footprint

We are focused on growing our regional presence across various markets while furthering our global footprint. We intend to construct a global network of Spokes located at regionally optimized locations that reduce safety risk and costs associated with battery transport to our Spokes. We intend to construct centralized, large-scale Hubs to maximize economies of scale and efficiencies. Hub facilities will process intermediate products from a network of global Spokes, as intermediate products, particularly black mass, are significantly easier and safer to transport than batteries. Our current global growth strategy includes, in addition to the Rochester Hub, Arizona Spoke and Alabama Spoke, plans to add additional Spokes in Europe and additional Hubs in the Asia Pacific region (including China) over the next five years. We are in discussions with multiple partners in each geography in some cases for the development of Spokes and Hubs and in others in connection with supply and off-take agreements. We may scale our operations through acquisitions, joint ventures or other commercial arrangements.

Intellectual Property

Patents

Li-Cycle has a total of 18 pending utility patent applications and issued utility patents, grouped into three patent families based on common priority details. These filings cover aspects of Li-Cycle’s innovative technologies and include issued patents or pending patent applications in Australia, Canada, China, Europe, Hong Kong, Japan, South Korea, United States and the World Intellectual Property Office. These applications and patents have filing dates between 2018 and 2021, and therefore will expire between 2038 and 2041.

All patents and patent applications are 100% owned by Li-Cycle.

Research and Development

Our highly experienced technical team is continuously engaged in research and development efforts to expand the scope of our processing capacities and drive other process improvements.

We also generate continued process improvements developed through continued experience gained through new supplier relationships. For instance, we partnered with New Flyer, one of the world’s leading independent global bus manufacturers to complete a recycling pilot. New Flyer provided us with 45 end-of-life lithium-ion battery modules totaling 3,200 pounds that were processed at our Spoke facility and then turned into intermediate products, which are then further refined to recover critical materials such as nickel sulphate and cobalt sulphate.

Employees

As of July 30, 2021, we had 130 employees, all but one employed on a full-time basis, and primarily located in Ontario, Canada and Rochester, New York. We expect that the Rochester Hub will result in approximately 120 additional employment positions at its operations. We estimate that the Arizona Spoke will have 38 employees upon the start-up of the first Spoke line expected in 2022 and a total of 50 employees when both Spoke lines are operational, which is anticipated to occur in 2023. We estimate that the Alabama Spoke will have a total of approximately 30 employees once the facility is operational, which is expected to occur in mid-2022.

Our success is highly dependent on human capital and a strong leadership team. We aim to attract, retain and develop staff with the skills, experience and potential necessary to implement our growth strategy.

Our culture is fair, ethical, diverse and performance-oriented. When onboarding new employees, we communicate our vision and core values that we expect all staff to uphold, which is underpinned by a business-wide Code of Conduct and Ethics supported by appropriate training programs. We regularly engage with staff on issues affecting the business through group-wide and location-specific “all-hands” and “town hall” sessions and other engagement platforms.

None of our employees are represented by a labor union and there have been no work stoppages to date. We generally consider relations with our employees to be good.

Legal Proceedings

We are not currently, nor have we ever been, party to any legal proceedings, but we could be involved in various litigation and regulatory proceedings arising in the normal course of business in the future. Where it is determined, in consultation with counsel based on litigation and settlement risks, that a loss is both probable and estimable, we establish an accrual. We expect that we may not be able to predict with certainty outcome of any litigation or the potential for future litigation. We expect to continuously monitor any proceedings as they develop and adjust any accrual or disclosure as needed. Regardless of the outcome, litigation could have an adverse impact on us due of defense costs, diversion of management resources and other factors, and it could have a material effect on our results of operations for a given reporting period.

Our Vision, Mission and Commitment to Environmental, Social and Governance Leadership

Our vision is to be the world’s most sustainable, vertically-integrated and globally pre-eminent lithium-ion battery resource recovery company. Our mission is: (i) to provide sustainable and safe customer-centric solutions and technology to solve the global end-of-life lithium-ion battery challenge, and (ii) to meet the rapidly growing demand for critical battery materials

By supporting the lithium-ion battery materials supply chain with an innovative recycling solution, we are contributing to the global “green energy” transition and the movement toward a zero-carbon economy. We believe that environmental, social and governance (“ESG”) leadership is important to the success of our business model and intend to develop corporate policies and business practices to support these values.

Our Focus on Quality and Sustainability

We have instituted an Integrated Business Policy to guide our actions on health and safety, environmental and quality practices.

Our Kingston and Mississauga sites are certified by ISO (“International Standards Organization”) 9001 quality standard, ISO 14001 environmental standard, ISO 45001 employee health & safety standard and the Responsible Recycling (“R2”) electronics recycling.

We prioritize the safety of our employees, suppliers, contractors and visitors. We aim for a “zero-harm” workplace and ensure compliance with all applicable occupation health and safety laws, regulations and standards in the jurisdictions in which we operate. We provide training to our employees on quality, health and safety and environmental and R2 requirements. We also ensure that our equipment is equipped with safety instructions, allot the time to practice emergency procedures and expect our managers and employees to maintain clean and well-organized facilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Business” and “Selected Historical Financial Information” sections and the consolidated financial statements included elsewhere in this prospectus. The financial information contained herein is taken or derived from such consolidated financial statements, unless otherwise indicated. The following discussion contains forward-looking statements. Our actual results could differ materially from those that are discussed in our forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this prospectus, particularly under “Risk Factors.”

References in this section to “we,” “us” or “Li-Cycle” refer to Li-Cycle Corp. and its subsidiaries prior to the consummation of the Business Combination and the Company and its subsidiaries subsequent to the Business Combination, unless the context otherwise requires or indicates otherwise.

Our financial statements have been prepared in accordance with IFRS. All amounts are in U.S. dollars except as otherwise indicated. For more information about the basis of presentation of our financial statements, see the section titled “Basis of Presentation.”

Certain figures, such as interest rates and other percentages included in this discussion and analysis, have been rounded for ease of presentation. Percentage figures included in this discussion and analysis have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this discussion and analysis may vary slightly from those obtained by performing the same calculations using the figures in our financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Li-Cycle reports its financial results in accordance with IFRS. The Company makes references to certain non-IFRS measures, including Adjusted EBITDA. These measures are not recognized measures under IFRS, do not have a standardized meaning prescribed by IFRS and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those IFRS measures by providing a further understanding of the Company’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for the analysis of the Company’s financial information reported under IFRS.

Company Overview

Li-Cycle is an industry leader in lithium-ion battery resource recovery based on installed permitted capacity for lithium-ion battery recycling measured in tonnes per year. Its proprietary “Spoke & Hub” recycling process is designed (a) at its spokes (“Spokes”), to process battery manufacturing scrap and end-of-life batteries to produce “black mass” and other intermediate products, and (b) at its hubs (“Hubs”), to process black mass to recover raw materials, including but not limited to lithium carbonate, nickel sulphate and cobalt sulphate. Li-Cycle currently owns and operates two Spokes, located in Kingston, Ontario (the “Kingston Spoke”) and Rochester, New York (the “Rochester Spoke”), respectively. Additionally, Li-Cycle is currently developing a third Spoke located in Gilbert, Arizona, in the Phoenix metropolitan area (the “Arizona Spoke”) and a fourth Spoke located near Tuscaloosa, Alabama (the “Alabama Spoke”). Li-Cycle’s first commercial-scale Hub facility (the “Rochester Hub”) is currently in late-stage development and will be located in the Eastman Business Park, in Rochester, New York.

Li-Cycle was until 2020 a development stage company with no commercial revenues. For the year ended October 31, 2020, Li-Cycle’s revenue was $0.8 million, and it recorded a net loss of $9.3 million. For the three and nine months ended July 31, 2021, Li-Cycle’s revenue was $1.7 million and $3.0 million, respectively, and it recorded a net loss of $6.9 million and $21.6 million, respectively.

To date, Li-Cycle has financed its operations primarily through: (i) private placements of Li-Cycle common shares and preferred shares; (ii) loans from BDC Capital and certain Li-Cycle shareholders and (iii) various government funding initiatives.

Li-Cycle expects both its capital and operating expenditures will increase significantly in connection with its ongoing activities, as Li-Cycle:

•	completes the development and construction of the Rochester Hub;

•	completes the development and construction of the Arizona Spoke and Alabama Spoke;

•	expands globally with the deployment of additional Spokes and Hubs, including through acquisitions and/or through joint ventures or other contractual arrangements;

•	continues to invest in its technology, R&D efforts and the expansion of its intellectual property portfolio;

•	increases its investment in logistics infrastructure for transportation of intermediate products from Spokes to Hubs;

•	obtains, maintains and improves its operational, financial and management information systems;

•	hires additional personnel; and

•	operates as a public company.

The Business Combination and Public Company Costs

On August 10, 2021, Li-Cycle, Li-Cycle Holdings Corp. (a wholly-owned subsidiary of Li-Cycle prior to the Business Combination) (“Old Li-Cycle Holdings”) and Peridot Acquisition Corp. (“Peridot”) completed their previously announced business combination pursuant to a plan of arrangement under the Business Corporations Act (Ontario) (the “Business Combination”).

Pursuant to the terms of the Business Combination, on the closing date of the Business Combination (the “Closing Date”), (i) Peridot and Old Li-Cycle Holdings amalgamated, and in connection therewith, the Class A common shares and warrants to purchase Class A common shares of Peridot converted into an equivalent number of shares and warrants of the amalgamated entity, Li-Cycle Holdings, and the common share in Old Li-Cycle Holdings held by Li-Cycle was exchanged for a share of Li-Cycle Holdings; (ii) the share of Li-Cycle Holdings held by Li-Cycle was purchased for cancellation by Li-Cycle Holdings for cash equal to the subscription price for the common share in Old Li-Cycle Holdings for which such share was exchanged pursuant to the amalgamation; (iii) the preferred shares of Li-Cycle converted into common shares of Li-Cycle; and (iv) Li-Cycle Holdings acquired all of the issued and outstanding common shares of Li-Cycle from Li-Cycle’s shareholders (including Li-Cycle common shares issued upon exercise, cancellation, exchange or settlement of all issued and outstanding equity awards (whether vested or unvested), including pursuant to the Business Combination, but excluding any equity awards that were cancelled and exchanged for equity awards of Li-Cycle Holdings and remained outstanding on the day following the Closing Date of the Business Combination) in exchange for common shares of Li-Cycle Holdings. Pursuant to the Business Combination, Li-Cycle became a wholly-owned subsidiary of Li-Cycle Holdings.

Upon the closing of the Business Combination and a concurrent $315 million private placement of common shares (the “PIPE Financing”), the combined company received $582 million of gross transaction proceeds before the deduction of $55 million of transaction costs.

The most significant change in Li-Cycle’s future reported financial position and results of operations as a result of the consummation of the Business Combination and the closing of the PIPE Financing is expected to be an estimated increase in cash and cash equivalents (as compared to Li-Cycle’s balance sheet at July 31, 2021) of approximately $537.4 million, including $315.5 million in gross proceeds from the PIPE Financing by the PIPE

Investors. Total direct and incremental transaction costs of Peridot and Li-Cycle are estimated at approximately $44 million, a portion of which will be treated as a reduction of the cash proceeds and deducted from the Company’s additional paid-in capital and a portion of which will be treated as an expense on the Company’s statement of operations.

As a consequence of the Business Combination, the Company became the successor to an SEC-registered and NYSE-listed company which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, and legal and administrative resources, including increased audit and legal fees.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse acquisition in accordance with IFRS. Under this method of accounting, the Li-Cycle Holdings (as the continuing entity after the Amalgamation of Li-Cycle Holdings Corp. and Peridot) will be treated as the “acquired” company for accounting purposes. Since the Company does not meet the definition of a business under IFRS, net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded.

Li-Cycle Corp. has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an equivalent to an acquisition of Peridot accompanied by a recapitalization.

•

Li-Cycle’s shareholders prior to the Business Combination will have the greatest voting interest in the combined entity relative to other shareholders (including following the redemptions discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Sources of Liquidity”);

•	the largest individual minority shareholder of the combined entity is an existing shareholder of Li-Cycle;

•	The Company’s senior management will be the senior management of Li-Cycle;

•	Li-Cycle is the larger entity based on historical total assets and revenues; and

•	Li-Cycle’s operations will comprise the ongoing operations of the Company.

Current Situation with Regards to COVID-19

In late 2019, a novel strain of coronavirus, now referred to as COVID-19, was identified in China. The virus has spread globally, resulting in governmental authorities implementing protective measures, such as travel restrictions, quarantines, shelter in place orders and shutdowns, in order to contain its spread and reduce its impact. This pandemic has significantly disrupted economies around the world.

COVID-19 continues to have a materially adverse impact in North America. The United States is one of the largest markets for lithium-ion battery recycling. The continuous spread of COVID-19 has caused lockdowns and shutdowns of manufacturing facilities. Therefore, many industry sectors, including the automotive sector, have been negatively impacted and continue to be unable to produce at capacity. The continued impact of COVID-19 on manufacturing production may lead to less demand for lithium-ion batteries, impacting the resulting contribution of batteries and battery-related scrap material to the recycling market over the short-to-medium term.

Li-Cycle’s operations have been impacted by the COVID-19 pandemic. Because Li-Cycle’s operations have been considered an essential service in both Canada and the United States, Li-Cycle’s plants have continued

operations during the pandemic, albeit with the implementation of appropriate measures to ensure employee safety. Li-Cycle shut down its commercial headquarters in March 2020 and has enforced a work-from-home mandate since that time. The Kingston Spoke experienced some battery supply related issues in the second fiscal quarter of 2021 due to COVID-19 related shutdowns in Ontario, Canada which were alleviated in the third fiscal quarter of 2021. In the coming months, and depending on government guidelines, Li-Cycle may re-open its office facilities but with a robust plan to ensure compliance with all recommended actions to ensure employee safety.

Comparability of Financial Information

Li-Cycle’s future results of operations and financial position may not be comparable to historical results as a result of the Business Combination and the factors described below, among other things.

In addition, Li-Cycle included certain projected financial information in the proxy statement/prospectus on Form F-4 dated July 15, 2021 and filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Business Combination (as amended, the “Proxy/Registration Statement”), which information was also incorporated by reference in Li-Cycle’s non-offering final prospectus dated August 10, 2021 filed with the Ontario Securities Commission (the “Canadian Prospectus”) and Shell Company Report on Form 20-F filed with the SEC.

Demand for lithium-ion battery recycling has continued to exceed our forecasts and, in order to meet this growing demand, we have determined to increase and accelerate our investment in the build-out of our recycling capacity in certain respects. Since the date of effectiveness of the Proxy/Registration Statement, we have, among other things, announced the development of the Alabama Spoke, increasing our North American processing capacity beyond that of our previous plans and projections. As a result of these developments, the assumptions underlying the projected financial information included in the Proxy/Registration Statement, including a number of assumptions regarding capital expenditures and the timing of the roll-out of new operational facilities, no longer reflect a reasonable basis on which to project our future results and therefore such projections should not be relied on as indicative of future results. Our actual results could differ substantially from the projected financial information contained in the Proxy/Registration Statement. We expect to provide guidance for fiscal year 2022 in our first fiscal quarter of 2022.

Key Factors Affecting Li-Cycle’s Performance

We believe that Li-Cycle’s performance and future success is dependent on multiple factors that present significant opportunities for Li-Cycle, but also pose significant risks and challenges, including those discussed below and in the section of the U.S. Prospectus titled “Risk Factors.”

Availability of Lithium-Ion Batteries for Recycling

Li-Cycle is reliant on obtaining lithium-ion batteries for recycling through its contracts with suppliers. Li-Cycle currently has over 70 commercial contracts with suppliers of end-of-life lithium-ion batteries and battery-related manufacturing scrap and we expect Li-Cycle to attract new suppliers by differentiating itself based on the sustainability of its process and the robustness of its technology, which in turn enable Li-Cycle to offer competitive terms to suppliers. We expect Li-Cycle’s supply pipeline to grow as we expect existing suppliers will have growing volumes of batteries available for recycling due to the continuing trend toward electric vehicles (“EVs”), and as Li-Cycle continues to source additional supplier relationships. However, there can be no assurance that Li-Cycle will attract new suppliers or expand its supply pipeline from existing suppliers, and any decline in supply volume from existing contracts or an inability to source new supplier relationships could have a negative impact on Li-Cycle’s operating results.

Li-Cycle’s commercial supply contracts include leaders in the EV and lithium-ion battery ecosystem, including companies in consumer electronics, manufacturing scrap, energy storage, and auto OEMs/

transportation. We believe that Li-Cycle has approximately 30% of the North American market share, based on our internal estimates—comprising of lithium-ion batteries and lithium-ion battery materials that derive 18% from consumer electronics, 49% from manufacturing scrap, 28% from auto OEMs/transportation, and 5% from energy storage systems.

On May 11, 2021, Li-Cycle announced its entry into an agreement with Ultium Cells LLC (“Ultium”), a joint venture between General Motors and LG Energy Solution, pursuant to which Li-Cycle will purchase and recycle up to 100% of the scrap generated by battery cell manufacturing at Ultium’s Lordstown, Ohio site.

Customer Demand for Lithium-Ion Recycled Raw Materials

Li-Cycle has entered into two agreements with Traxys North America LLC covering off-take from its Spokes and Hubs. See the section titled “— Customer Agreements — Traxys.” Li-Cycle expects to enter into additional off-take customer agreements in the future.

Ability to Build Out Additional Facilities

Li-Cycle is confident in its ability to scale the business as currently planned. Li-Cycle has a market-leading position in North America through its two operational commercial Spokes in Kingston, Ontario, and Rochester,

New York, and is developing the Rochester Hub. Li-Cycle has also announced its development and construction of the Arizona Spoke in Gilbert, Arizona and the Alabama Spoke. Li-Cycle is evaluating additional opportunities to scale its operations with a range of potential partners and expansion opportunities that may include acquisitions, joint ventures or other commercial arrangements in North America, Europe, and Asia. Li-Cycle’s continued growth and results of operations will be negatively impacted if it is unable to continue to scale its operations.

International operations are subject to certain risks inherent in doing business abroad, including:

•	political, civil and economic instability;

•	corruption risks;

•	trade, customs and tax risks;

•	currency exchange rates and currency controls;

•	limitations on the repatriation of funds;

•	insufficient infrastructure;

•	restrictions on exports, imports and foreign investment;

•	increases in working capital requirements related to long supply chains;

•	changes in labor laws and regimes and disagreements with the labor force;

•	difficulty in protecting intellectual property rights; and

•	different and less established legal systems.

Expanding our business in international markets is an important element of our strategy and, as a result, our exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential effects on our business and results of operations will vary from country to country and are unpredictable, but could have an adverse effect on our ability to execute our strategy and accordingly on our results of operations.

Commodity and Specialty Prices

The price Li-Cycle can charge for its end products is tied to commodity and specialty pricing for lithium, nickel, and cobalt, among others. This can lead to variability in revenues, but we believe the wide range of raw materials Li-Cycle produces results in a diversification effect that provides it with a natural hedge against significant variations in the commodity pricing related to a single product.

Regulatory Landscape

We believe Li-Cycle is well-positioned to comply with heightened battery regulations across the globe. Li-Cycle holds all licenses currently required in connection with its technologies and operations. Li-Cycle has engaged a third-party consultant to work with a dedicated team across all Li-Cycle projects, to provide support with permitting and regulatory compliance, and to keep Li-Cycle abreast of legal and regulatory developments.

While competitors face challenges adapting to increasingly stringent environmental regulations, Li-Cycle’s technologies are sustainable and attractive to a growing number of ESG-focused clients. Li-Cycle’s scalable, sustainable, safe and patented Spoke & Hub Technologies™ enable an up to 95% Spoke Recycling Efficiency Rate, produce minimal solid waste or wastewater, zero impact air emissions, and use far less energy than any other existing solution. By contrast, other hydrometallurgical technologies often have significant water emissions and solid waste streams, while smelting or thermal processing typically involves the burning of lithium-ion batteries that produces toxic emissions in the off-gas. The emissions caused by competitor methods present regulatory compliance challenges and complicate facility permitting. We believe that this provides a significant opportunity for Li-Cycle with a truly differentiated hydrometallurgical process.

Government mandates also continue to drive increased infrastructure spending and funding availability for the battery supply chain. In the United States, the Biden Administration announced it will make a $2 trillion investment in infrastructure, including investments in the clean energy economy.

Research and Development

Li-Cycle continues to conduct R&D centered on various aspects of its business. R&D work is ongoing in support of its Spoke operations and its Rochester Hub project, specifically focused on continuous optimization of operating parameters and preparing for operations. Li-Cycle also continues to develop and evaluate new concepts with an eye to the future, including solid-state battery processing and others related to both the Spoke & Hub Technologies™.

Components of Results of Operations

Basis of Presentation

Li-Cycle’s consolidated financial statements have been prepared in accordance with IFRS. All amounts are in U.S. dollars except otherwise indicated. Currently, Li-Cycle conducts business through one operating segment. Li-Cycle was a pre-revenue company with no commercial operations until 2020. For more information about Li-Cycle’s basis of presentation, refer to Note 2 in the accompanying financial statements of Li-Cycle. Li-Cycle’s fiscal year end is October 31.

Revenue

Li-Cycle recognizes revenue from: (i) sales of products, which currently include three intermediate products, being black mass, mixed copper/aluminum and mixed plastics from Li-Cycle’s Spokes; and (ii) providing the service of recycling lithium-ion batteries, which includes coordination of logistics and destruction of batteries. Li-Cycle expects its sales of products to increase as a percentage of overall revenue, as more Spokes and Hubs become operational over time.

For product sales, revenue is recognized when control of the goods has transferred, meaning when the goods have been shipped to the customer’s location (delivery). A receivable is recognized by Li-Cycle when the goods are delivered to the customer, as this represents the point in time at which the right to consideration becomes unconditional, as passage of time is the only condition to payment becoming due. The revenue recognized is based on commodity prices at the time of delivery. Under Li-Cycle’s standard contract terms, customers do not have a right of return. The Company estimates the amount of consideration to which it expects to be entitled under provisional pricing arrangements. The amount of consideration for black mass and mixed copper/aluminum sales is based on the mathematical product of: (i) market prices of the constituent metals at the date of settlement, (ii) product weight, and (iii) assay results (ratio of the constituent metals initially estimated by management and subsequently trued up to customer confirmation). Certain adjustments like handling and refining charges are also made per contractual terms with customers. Depending on the contractual terms with customers, the payment of receivables may take up to 12 months from date of shipment. Product sales and the related trade accounts receivables are measured at fair value at initial recognition and are re-estimated at each reporting period end using the market prices of the constituent metals at the respective measurement dates. Changes in fair value are recognized as an adjustment to profit and loss and to the related accounts receivable.

Service revenue is recognized upon completion of each service. Prices for services are separately identifiable within each contract. A receivable is recognized by Li-Cycle when the services are completed as this represents the point in time at which the right to consideration becomes unconditional, as passage of time is the only condition to payment becoming due.

Expenses

Primary expense categories for Li-Cycle include employee salaries and benefits, consulting and professional fees, R&D and depreciation. As Li-Cycle continues to grow and expand internationally, Li-Cycle expects to incur additional expenses in connection with acquisitions, joint ventures and/or other commercial or contractual arrangements. Additional personnel expenses are also anticipated. The amount of consulting and professional fees Li-Cycle incurs and expects to incur is commensurate with the engineering requirements associated with the Rochester Hub project, Arizona Spoke project and Alabama Spoke Project, as well as requisite expenses for legal and audit as Li-Cycle funds its operations and scales its internal systems and processes. R&D expenses reflect ongoing efforts by Li-Cycle to develop and expand its technology, and such costs are offset by any government funding for government funded projects.

Finance Costs and Interest Expense

Financing costs are typically applied against the gross proceeds of any capital raised, and in the case of debt, amortized over the term of such debt. Interest expense represents the actual cash interest costs incurred plus any accrued interest payable at a future date.

Results of Operations

Comparison of the three and nine months ended July 31, 2021 and 2020

	Three months ended July 31,		$ Change	% Change	Nine months ended July 31,		$ Change	% Change
	2021	2020			2021	2020
	(dollar amounts in thousands, except share and per share data)
Revenues	1,709	182	1,527	840%	2,984	323	2,661	824%
Product sales	1,594	107	1,487	1389%	2,683	185	2,497	1349%
Recycling Services	116	75	41	55%	301	138	163	118%
Operating expenses	7,930	1,905	6,025	316%	20,819	4,968	15,850	319%
Employee salaries and benefits, net	2,482	547	1,935	354%	5,359	1,416	3,943	279%
Raw materials, supplies and finished goods	2,261	142	2,119	1491%	4,877	345	4,532	1315%
Professional fees	1,176	897	279	31%	4,096	1,560	2,535	163%
Research and development, net	577	(283)	859		1,929	(19)	1,948
Share-based compensation	298	57	241	420%	1,308	220	1,087	493%
Office and administrative	369	65	304	470%	988	134	853	635%
Depreciation, net	273	328	(55)	(17%)	789	717	72	10%
Freight and shipping	155	(5)	161		588	57	531	926%
Marketing	160	66	95	145%	465	189	277	147%
Plant facilities	75	60	15	25%	232	224	9	4%
Travel and entertainment	103	31	72	234%	189	126	63	50%
Other (income) expenses	676	88	588	667%	3,756	197	3,559	1804%
Foreign exchange (gain) loss	(214)	(74)	(141)	190%	536	(109)	646	-591%
Interest expense	383	165	218	132%	788	341	448	131%
Interest income	(1)	(3)	2	-82%	(2)	(34)	32	-95%
Fair value loss on restricted share units	509	—	509	100%	2,433	—	2,433	100%
Net loss	(6,897)	(1,811)	(5,086)	281%	(21,591)	(4,842)	(16,748)	346%
Foreign currency translation adjustment	0	250	(250)	(100%)	0	(277)	277	(100%)
Comprehensive loss	(6,897)	(1,561)	(5,336)	342%	(21,591)	(5,119)	(16,471)	322%
Basic and diluted loss per share	(2.88)	(0.86)	(2.02)	234%	(9.10)	(2.35)	(6.75)	287%
Weighted average number of common shares outstanding	2,394,475	2,100,603	293,872	14%	2,372,731	2,057,723	315,008	15%

Revenue

For the three and nine months ended July 31, 2021, Li-Cycle’s revenues increased by 840% and 824%, respectively, when compared to the corresponding periods in 2020. Revenue reached $1.7 million and $3.0 million in the three and nine months ended July 31, 2021, as compared to $0.2 and $0.3 million in the corresponding periods of 2020, respectively. The Revenue growth was attributable to increases in recycling services revenue and product sales, in each case primarily as a result of the Rochester Spoke beginning to process meaningful quantities of batteries and battery scrap and the onboarding of a new offtake customer. Revenues from recycling services were approximately $0.1 million and $0.3 million, respectively, while revenues from product sales were approximately $1.6 million and $2.7 million, respectively, for the three- and nine-month periods ended July 31, 2021.

Expenses

For the three and nine months ended July 31, 2021, operating expenses increased by 316% and 319%, respectively, when compared to the corresponding periods of 2020, as Li-Cycle scaled up its operations in North

America. The increases in personnel costs of $1.9 million and $3.9 million for the three- and nine-month periods ended July 31, 2021 reflect the ramp up of operations of the Kingston Spoke and Rochester Spoke as well as the increase in corporate team members as Li-Cycle ramps up its expansion plans. The increases in raw materials and supplies of $2.1 million and $4.5 million, respectively, are mainly a result of strong sales figures and increased inventory production during the ramp-up phase of the Spoke operations. The period-to-period changes in R&D expenditure are primarily due to the fact that research and development expenses in 2020 were largely funded by government grants, the amortization of which offset the applicable R&D expense for accounting purposes. The amortization of government grants in the three and nine months ended July 31, 2020 totaled $1.1 million and $2.2 million, respectively, and did not recur in the 2021 comparative periods. The level of consulting and professional fees is commensurate with the engineering requirements associated with the Rochester Hub project, as well as requisite legal and audit expenses for raising capital to execute Li-Cycle’s growth plan, including completion of the Business Combination.

Other (Income) Expenses

Other expenses were $0.7 million and $3.8 million in the three and nine months ended July 31, 2021, respectively. The increase as compared to the corresponding 2020 periods was mainly a result of a fair value loss on restricted share units, interest expenses on the loans payable, lease liabilities and foreign exchange losses.

Non-IFRS Measure Reconciliation

Adjusted EBITDA

Li-Cycle defines Adjusted EBITDA as net earnings or earnings before depreciation and amortization, interest expense (income), stock-based compensation, foreign exchange (gain) loss, income tax expense (recovery), fair value (gain) loss on restricted share units, and forfeited SPAC transaction cost, as set out in the reconciliation table below.

	Three months ended July 31,		Nine months ended July 31,
	2021	2020	2021	2020
	(dollar amounts in thousands)
Net loss	(6,897)	(1,811)	(21,591)	(4,842)
Depreciation, gross	698	328	1,831	717
Interest expense (income), gross	428	162	900	307
Share-based compensation	298	57	1,308	220
Foreign exchange (gain) loss	(214)	(74)	536	(109)
Fair value loss on restricted share units	509	—	2,433	—
Forfeited SPAC transaction cost	—	—	2,000	—
Adjusted EBITDA loss	(5,178)	(1,338)	(12,583)	(3,708)

Capital Projects

Arizona Spoke

In March 2021, Li-Cycle announced the development and construction of the Arizona Spoke. We expect the Arizona Spoke to have a nominal recycling capacity of 10,000 tonnes per year. While the Kingston Spoke and Rochester Spoke each operate a single battery recycling line with capacity of 5,000 tonnes per year, the Arizona Spoke will operate two battery recycling lines totaling 10,000 tonnes per year. Each Spoke recycling line is constructed in a modular format and subsequently installed at the designated site.

The Phoenix metropolitan area is strategically proximate to Li-Cycle’s existing battery and battery scrap supply network, as well as being at the nexus of where we expect there will be continued growth of lithium-ion batteries available for recycling due to the growing EV industry in Arizona, Nevada and other western States.

We expect Li-Cycle to invest approximately $20 million to construct, commission and commence operations at the Arizona Spoke.

The Arizona Spoke project is currently in the detailed engineering and facility construction stage. We expect that the detailed engineering and facility construction will be completed by the end of 2021, at a cost of approximately $4 million. We expect the first processing line at the Arizona Spoke to be constructed, commissioned and commence operations in 2022, at an estimated cost of approximately $8 million, in addition to the $4 million of expenses during the engineering and facility construction phase. We expect the second processing line to be constructed, commissioned and commence operations in 2023, at an estimated cost of approximately $8 million. As of July 31, 2021, Li-Cycle had spent $2.9 million on detailed engineering, equipment procurement and facility-related expenditures in connection with the Arizona Spoke.

The principal regulatory and other approvals required to develop and construct the Arizona Spoke consist of a conditional use permit required by the Town of Gilbert, Arizona and environmental permits required by the Arizona Department of Environmental Quality and the Maricopa County Air Quality Department, all of which are expected to be filed and completed by the end of 2021. Under the U.S. Resource Conservation and Recovery Act, Li-Cycle is required to obtain a permit for battery storage and processing, which Li-Cycle intends to obtain in 2022.

Alabama Spoke

On September 8, 2021, Li-Cycle announced the development and construction of the Alabama Spoke. We expect the Alabama Spoke to have an initial recycling capacity of 5,000 tonnes per year, bringing Li-Cycle’s total recycling capacity to 25,000 tonnes per year. The location can also accommodate a future second 5,000 tonne per year processing line, which would increase capacity at the Alabama Spoke to 10,000 tonnes per year, and Li-Cycle’s total North American recycling capacity to 30,000 tonnes per year. Each Spoke recycling line is constructed in a modular format and subsequently installed at the designated site.

The Alabama Spoke is located near Tuscaloosa, Alabama, in a region where we expect there will be continued growth of lithium-ion battery materials available for recycling due to the growing EV industry in Alabama and the U.S. Southeast.

We expect Li-Cycle to invest approximately $10 million to construct, commission and commence operations at the Alabama Spoke.

The Alabama Spoke project is currently in the detailed engineering and facility construction stage. We expect that the detailed engineering and facility construction will be completed in 2022, at a cost of approximately $2 million. We expect the processing line at the Alabama Spoke to be constructed, commissioned and commence operations in 2022, at an estimated cost of approximately $8 million, in addition to the $2 million of expenses during the engineering and facility construction phase.

The principal regulatory and other approvals required to develop and construct the Alabama Spoke consist of a conditional use permit and site plan approval required by the City of Tuscaloosa, and environmental permits required by the Alabama Department of Environmental Quality and the local county, all of which are expected to be filed and completed in 2022. Under the U.S. Resource Conservation and Recovery Act and corresponding Alabama laws, Li-Cycle is required to obtain a permit for battery storage and processing, which Li-Cycle intends to obtain in 2022.

Rochester Hub

Li-Cycle’s first revenue-generating Hub will be located in Rochester, New York, and is currently in late-stage development. The location for the Rochester Hub was specifically selected due to the nature of the infrastructure available at the site, including utilities, logistics, and other physical infrastructure. Li-Cycle’s pre-feasibility study for the Rochester Hub provided that the facility would have the capacity to process 25,000 tonnes of black mass annually (equivalent to approximately 60,000 tonnes of lithium-ion battery feed equivalent annually). Based on the pre-feasibility study, the Company had previously determined that the Rochester Hub would require an estimated investment of at least $175 million (+/-30%, based on the scope as at the pre-feasibility study).

The Rochester Hub is currently in the definitive engineering phase. As the Rochester Hub project has progressed through the definitive engineering phase, Li-Cycle has identified a range of potential scope additions, covering items such as infrastructure tie-ins and systems to achieve zero liquid discharge from the plant. Li-Cycle is also pursuing optimization strategies throughout the definitive engineering phase, including with respect to an increase in the processing capacity of the Rochester Hub above the 25,000 tonnes per annum level set forth in the pre-feasibility study, in response to market developments (such as increasing EV battery manufacturing volumes in North America and trends around battery chemistries in EV applications). Such scope additions and changes in processing capacity of the Rochester Hub would be expected to result in a significantly greater estimated capital investment than that set forth in the pre-feasibility study.

Li-Cycle expects to complete the definitive engineering phase of the Rochester Hub project in late 2021, at a cost of approximately $10 million. As of July 31, 2021, Li-Cycle had spent approximately $7.5 million on the definitive engineering phase for the Rochester Hub. Li-Cycle’s board of directors is expected to make final determinations regarding the Rochester Hub, including with respect to the project scope, processing capacity and budgetary approvals, following the completion of definitive engineering, and the receipt of applicable regulatory and other approvals. Li-Cycle expects construction at the Rochester Hub site to begin in late 2021, with commissioning of the plant expected to commence in early 2023.

The anticipated principal regulatory and other approvals required to develop and construct the Rochester Hub consist of: a special use permit, site plan approval, subdivision approval and special permit from the Town of Greece, New York, including the related New York State Environmental Quality Review Act process; and permits for air emissions, storm water discharge and chemical bulk storage granted by the New York State Department of Environmental Conservation.

Additional Spokes

Li-Cycle plans to develop additional Spokes over the next five years in North America (including the Arizona Spoke and the Alabama Spoke), Europe and the Asia-Pacific region (including China). In furtherance of these plans, Li-Cycle opened a new Spoke Fulfillment Centre in Kingston, Ontario in July 2021 where Li-Cycle will fabricate and assemble on a custom basis machinery and equipment for future Spoke recycling lines. These assembled lines will be modular and able to be shipped to, and installed at, the relevant Spoke site.

We expect the initial European Spoke to have an annual throughput capacity of 5,000 tonnes of lithium-ion battery equivalent. In Europe, Li-Cycle is engaged in discussions with potential battery feedstock suppliers to identify both sources of supply and strategic locations for future Spokes. With the assistance of a third-party consultant, Li-Cycle is currently assessing locations in several European countries, with a view to identifying and leasing an appropriate site for, and constructing and commissioning, its initial European Spoke in 2022. The process of identifying an appropriate location takes into account a variety of other factors, including utilities, logistics, and other physical infrastructure. Upon selecting a site for its initial European Spoke, we expect Li-Cycle to incur expenses in connection with the site lease, detailed engineering, facility construction and local site plan and environmental permit approvals. We estimate that the aggregate cost of identifying and leasing a site for, and constructing and commissioning, Li-Cycle’s initial European Spoke will be approximately $10.0 million.

In the Asia-Pacific region (including China), Li-Cycle intends to establish an initial Spoke in 2022, with an expected annual throughput capacity of 5,000 tonnes of lithium-ion battery equivalent. Li-Cycle is engaged in discussions with both potential joint venture partners and potential battery feedstock suppliers in the Asia-Pacific region to identify both sources of supply and strategic locations for future Spokes. We expect Li-Cycle to incur expenses in connection with the negotiation of joint venture documentation, a site lease, detailed engineering, local site plan and environmental permit approvals and constructing and commissioning its initial Spoke in the Asia-Pacific region. We estimate that the aggregate cost of negotiating joint venture documentation and identifying and leasing a site for, and constructing and commissioning, Li-Cycle’s initial Asia-Pacific region Spoke will be approximately $10.0 million.

Years Ended October 31, 2020 and 2019

	Year Ended October 31,		$ Change	% Change
	2020	2019
	(dollar amounts in thousands, except share and per share data)
Revenues	$792	$48	$744	1,550%
Product sales	555	—	555	%
Recycling Services	237	48	189	394%

Operating expenses	9,934	4,113	5,821	142%
Professional fees	2,962	547	2,415	441%
Employee salaries and benefits, net	2,819	608	2,211	364%
Depreciation	1,095	184	911	495%
Research and development, net	777	2,112	(1,335)	(63)%
Raw materials and supplies	578	—	578
Plant facilities and other	391	—	391
Marketing	366	66	300	455%
Share-based compensation	333	97	236	243%
Office and administrative	316	355	(39)	(11)%
Travel and entertainment	160	138	22	16%
Freight and shipping	137	6	131	2,183%

Other (income) expenses	134	36	98	272%
Interest expense	530	60	470	783%
Interest income	(34)	(24)	(10)	42%
Fair value loss on cash-settled share-based compensation	84	—	84
Foreign exchange gain	(446)	—	(446)
Net loss	(9,276)	(4,101)	(5,175)	126%
Foreign currency translation adjustment	(219)	(37)	(182)	492%
Comprehensive loss	$(9,495)	$(4,138)	$(5,357)	129%
Basic and diluted loss per share	$(4.48)	$(2.28)	$(2.20)	97%
Weighted average number of common shares outstanding	2,068,952	1,801,338	267,614	15%

Revenue

Revenue reached $0.8 million in 2020 as the Ontario Spoke commenced commercial operations in the summer of 2020. As the Ontario Spoke started to process meaningful quantities of batteries, Li-Cycle saw growth in recycling services while also realizing revenue from product sales. Revenues from recycling services were approximately $0.2 million while revenues from product sales were approximately $0.6 million.

Expenses

Operating expenses increased by 144% year over year as Li-Cycle scaled up its operations and expanded internationally. The increase in personnel costs of $2.2 million reflects the increased commercial activities to support the operations of the Ontario Spoke and the start-up of the Rochester Spoke. The level of consulting and professional fees is commensurate with the engineering requirements associated with the Rochester Hub project, as well as requisite legal and audit expenses for raising capital to execute the Li-Cycle’s growth plan. R&D expenses declined mainly because Li-Cycle received significant government grants of which $2.2 million were recognized as an offset to the R&D in 2020.

Other (Income) Expenses

Other expenses were $0.1 million in 2020, as compared to other expenses of $0.04 million in 2019 mainly as a result of interest expenses on the loans payable and lease liabilities. These were partially offset by interest income and foreign exchange gains.

Years Ended October 31, 2019 and 2018

Li-Cycle’s results of operations for the years ended October 31, 2019 and 2018 are presented below:

	Year Ended October 31,		$ Change	% Change
	2019	2018
	(dollar amounts in thousands, except share and per share data)
Revenues	$48	$6	$42	738%
Product sales	0	0	—	%
Recycling Services	48	6	42	738%

Operating expenses	4,112	881	3,231	367%
Professional fees	547	77	470	613%
Employee salaries and benefits, net	608	202	406	201%
Depreciation	184	—	184
Research and development, net	2,112	397	1,715	432%
Marketing	66	34	31	91%
Share-based compensation	97	27	71	267%
Office and administrative	355	94	262	280%
Travel and entertainment	138	51	87	172%
Freight and shipping	6	—	6

Other (income) expenses	37	34	3	9%
Interest expense	60	39	21	54%
Interest income	(24)	(5)	(18)	332%
Fair value loss on cash-settled share-based compensation	—	—	—
Foreign exchange gain	—	—	—
Net loss	(4,101)	(909)	(3,192)	351%
Foreign currency translation adjustment	(37)	126	(163)	(129)%
Comprehensive loss	$(4,138)	$(783)	$(3,192)	351%
Basic and diluted loss per share	$(2.28)	$(0.53)	$(1.74)	326%
Weighted average number of common shares outstanding	1,801,338	1,700,751	100,587	6%

Revenue

Li-Cycle generated minimal revenue in 2019 which was attributable to its pilot project recycling services.

Expenses

Operating expenses increased by 367% year over year as Li-Cycle invested heavily in its R&D activities to develop its Spoke & Hub Technologies™. This was partially offset by $0.6 million of government grants and $0.4 million of investment tax credits recognized as an offset to the R&D expenses in 2019.

Other (Income) Expenses

Other expenses in 2019 and 2018 mainly consisted of interest expenses on convertible debt. The increase in the interest expenses year over year was partially offset by increase in the interest income on cash balances.

Liquidity and Capital Resources

Sources of Liquidity

Prior to the Business Combination, Li-Cycle financed its operations primarily through: (i) private placements of Li-Cycle Common and Preferred Shares; (ii) a loan from BDC Capital Inc.; (iii) loans from corporations controlled by Li-Cycle’s Chief Executive Officer and Executive Chair; and (iv) various government funding initiatives.

We expect both Li-Cycle’s capital and operating expenditures will increase significantly in connection with its ongoing activities, as Li-Cycle: completes the development and construction of the Rochester Hub, which is currently in late stage development; completes the development and construction of the Arizona Spoke and the Alabama Spoke; expands globally with the deployment of additional Spokes and Hubs, including through acquisitions and/or through joint ventures or other contractual arrangements; continues to invest in its technology, R&D efforts and the expansion of its intellectual property portfolio; increases its investment in logistics infrastructure for transportation of intermediate products from Spokes to Hubs; obtains, maintains and improves its operational, financial and management information systems; hires additional personnel; and operates as a public company.

Since inception, Li-Cycle has generally operated at a loss. We expect that as it completes its Rochester Hub and adds Spokes, it will be able to operate at a profit in future periods, though there can be no assurance that Li-Cycle will achieve or maintain profitability in the future. In order to continue to fund the planned expansion of its business and maintain profitability in the future, to acquire complementary businesses and/or due to unforeseen circumstances, Li-Cycle may need to secure additional debt or equity financing. Such additional funds may not be available when Li-Cycle needs them on terms that are acceptable to it, or at all.

The net proceeds from the Business Combination and PIPE Financing, which were approximately $527 million (the “Net Transaction Proceeds”), are expected to be used as follows: (i) approximately $12 million to repay borrowings under the loan from BDC Capital Inc. and the promissory notes issued to corporations controlled by Li-Cycle’s Chief Executive Officer and Executive Chair (now complete), (ii) approximately $20 million to fund the development, construction and commissioning costs of the Arizona Spoke, (iii) approximately $10 million to fund the development, construction and commissioning costs of the Alabama Spoke, (iv) at least $175 million to fund the development, construction and commissioning costs of the Rochester Hub, (v) approximately $280 million to fund the development, construction and commissioning costs of additional Spokes and future Hubs (such funding to be supplemented by cash flow from operations and capital contributions from third parties), (vi) $10 million for research and development, and (vii) the remainder for working capital.

Debt Obligations

On December 16, 2019, Li-Cycle entered into a binding agreement with BDC Capital Inc. for a loan of $5.3 million (Cdn. $7.0 million) to help finance the expansion plans of Li-Cycle. The maturity date of the loan was December 14, 2023 and loan was funded in three tranches based on the achievement of specific milestones by Li-Cycle. The base rate of interest was 16% per annum, paid monthly, plus additional accrued interest in kind of 3% that could be reduced to 0% based on the achievement of certain milestones by Li-Cycle. Principal payments began on the first anniversary date of the loan and could be made at $0.13 million (Cdn. $0.175 million) per month with a balloon payment of $0.5 million (Cdn. $0.7 million) at maturity. As of July 31, 2021, the BDC Capital Inc. loan balance was $4.4 million.

On August 11, 2021, in accordance with an agreement to repay the BDC Capital Loan in full upon the closing of the Business Combination, Li-Cycle repaid BDC Capital Loan in full.

On June 16, 2021, Li-Cycle issued promissory notes (the “Promissory Notes”) for an aggregate principal amount of $7,000,000 as consideration for loans received from companies related to the Chief Executive Officer and the Executive Chair of Li-Cycle, respectively. The Promissory Notes bore interest at the rate of 10% per annum and had a maturity date of December 15, 2023. The Promissory Notes were unsecured and subordinate to indebtedness owing to Li-Cycle’s senior lender, BDC Capital Inc. Li-Cycle had the option of prepaying all or any portion of the principal and accrued interest of the Promissory Notes prior to the maturity date without penalty, subject to certain conditions. On August 17, 2021, Li-Cycle repaid the Promissory Notes and accrued interest in full.

On September 29, 2021, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Spring Creek Capital, LLC (“Spring Creek Capital”) and issued to Spring Creek Capital an unsecured Convertible Note (the “Spring Creek Capital Convertible Note”) under the Note Purchase Agreement in the principal amount of $100,000,000, in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

The Spring Creek Capital Convertible Note matures five years from the date of issuance and accrues interest from the date of issuance at the London Interbank Offer Rate (LIBOR) plus five percent (5%) per annum. Interest on the Spring Creek Capital Convertible Note is payable on a semi-annual basis, either in cash or by payment-in-kind (“PIK”), at the Company’s option, beginning on December 31, 2021. Interest on PIK amounts accrues at LIBOR plus six percent (6%) per annum. Under the terms of the investment, LIBOR has a floor of 1% and a cap of 2%.

The principal and accrued interest owing under the Spring Creek Capital Convertible Note may be converted at any time by the holder into the Company’s common shares, without par value (the “common shares”), at a per share price equal to $13.43 (the “Conversion Price”). If the closing price per share of the Company’s common shares on the New York Stock Exchange is above $17.49 for 20 consecutive trading days, the Company may elect to convert the principal and accrued interest owing under the Spring Creek Capital Convertible Note, plus a make-whole amount equal to the undiscounted interest payments that would have otherwise been payable through maturity (the “Make-Whole Amount”), into the Company’s common shares at the Conversion Price.

The Company may redeem the Spring Creek Capital Convertible Note at any time by payment in cash of an amount equal to 130% of the principal amount of the Spring Creek Capital Convertible Note and all accrued interest owing under the Spring Creek Capital Convertible Note, plus the Make-Whole Amount. Upon a change of control transaction, the Company will be required to redeem the Spring Creek Capital Convertible Note by payment in cash of an amount equal to the outstanding principal amount of the Spring Creek Capital Convertible Note and all accrued interest owing under the Spring Creek Capital Convertible Note, plus the Make-Whole Amount.

The Spring Creek Capital Convertible Note is subject to certain events of default, the occurrence of which would give the holder the right to require the Company to redeem the Spring Creek Capital Convertible Note by payment in cash of an amount equal to the outstanding principal amount of the Spring Creek Capital Convertible Note and all accrued interest owing under the Spring Creek Capital Convertible Note, plus the Make-Whole Amount. The Note Purchase Agreement contains certain customary representations, warranties and covenants by and for the benefit of the parties.

The Company granted certain registration rights under the Note Purchase Agreement. The Company agreed to file with the SEC within 30 days a registration statement covering the resale of the common shares issued or issuable upon conversion of the Spring Creek Capital Convertible Note. The Company is required to use commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as practicable and no later than the earlier of (A) 60 days after the issuance of the Spring Creek Capital Convertible Note (or 90 days after the issuance of the Spring Creek Capital Convertible Note if the SEC notifies the Company that it will review the registration statement) or (B) 10 business days after the SEC notifies the

Company in writing that it will not review the registration statement. The Company agreed to keep the registration statement (or another shelf registration statement covering the common shares issued or issuable upon conversion of the Spring Creek Capital Convertible Note) effective until the earlier of (x) the third anniversary of the issuance of the Spring Creek Capital Convertible Note or (y) the date on which the holder of the Spring Creek Capital Convertible Note ceases to hold any common shares issued or upon conversion of the Spring Creek Capital Convertible Note.

On September 29, 2021, the Company, Koch Strategic Platforms, LLC (“KSP”) and Spring Creek Capital entered into a Standstill Agreement (the “Standstill Agreement”), which restricts KSP, Spring Creek Capital and their affiliates from taking certain actions until the later of the conversion of the Spring Creek Capital Convertible Note in full or twelve months from the issuance of the Spring Creek Capital Convertible Note (the “Standstill Period”). The actions that KSP, Spring Creek Capital and their affiliates are restricted from taking during the Standstill period include, among others, (A) the acquisition of additional voting securities of the Company, (B) any tender or exchange offer, take-over bid, merger, business combination and certain other transactions involving the Company and its securities, (C) any solicitation of proxies or votes or other attempt to influence votes by any holder of the Company’s securities and (D) formation of a “group” (as defined under the Securities Exchange Act of 1934) with respect to the Company’s securities.

In addition to Spring Creek Capital’s investment, the Company and several subsidiaries of Koch Industries intend to explore opportunities for collaboration on several commercial initiatives.

Cash Flows Summary

Presented below is a summary of Li-Cycle’s operating, investing, and financing cash flows for the periods indicated:

	Three months ended July 31,		Nine months ended July 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Cash flows used in operating activities	$(5,245)	$(2,161)	$(16,567)	$(7,654)
Cash flows used in investing activities	(5,298)	(836)	(12,050)	(1,748)
Cash flows from financing activities	6,568	294	30,304	9,502
Net change in cash	$(3,975)	$(2,703)	$1,687	$100

	Year Ended October 31,		Year Ended October 31,
	2020	2019	2019	2018
	(in thousands)		(in thousands)
Cash flows used in operating activities	$(7,429)	$(4,568)	$(4,568)	$(686)
Cash flows used in investing activities	(5,108)	(998)	(998)	(244)
Cash flows from financing activities	9,417	7,164	7,164	3,111
		—	—	—
Net change in cash	$(3,120)	$1,598	$1,598	$2,181

Cash Flows Used in Operating Activities

For the three and nine months ended July 31, 2021, cash flows used in operating activities were approximately $5.2 million and $16.6 million, respectively, and in each case were primarily driven by the growth and commercialization of Li-Cycle’s operations, including headcount, ramp-up phase production costs at the Rochester Spoke, research and development, and consulting costs relating to the development of the Rochester Hub. The period over period increases in cash flows used in operating activities for the three- and nine-month periods ended July 31, 2021 were primarily the result of an increase in operating expenses of $6.0 million and $15.9 million for those periods, respectively, partially offset by an increase in accounts payable and accrued liabilities in each period in 2021.

For each of the three years ended October 31, 2020, 2019 and 2018, cash flows used in operating activities were approximately $7.4 million, $4.6 million and $0.7 million, respectively and in each case were primarily driven by the growth and commercialization of Li-Cycle’s operations, including headcount, R&D, and extensive third-party consulting costs relating to the development of the Rochester Hub. The year over year increase in cash flows used in operating activities for 2020 were primarily the result of an increase in operating expenses by $5.8 million, partially offset by an increase in accounts payable and accrued liabilities.

Cash Flows Used in Investing Activities

For the three and nine months ended July 31, 2021, cash flows used in investing activities were primarily driven by the acquisition of equipment and leasehold improvements for the Rochester Spoke and the Rochester Hub. For the three and nine months ended July 31, 2020, cash flows used in investing activities were primarily for the Kingston Spoke.

For each of the three years ended October 31, 2020, 2019 and 2018, cash flows used in investing activities were primarily driven by the acquisition of equipment and leasehold improvements for Li-Cycle’s two Spokes.

Cash Flows from Financing Activities

Cash flows generated from financing activities in the three and nine months ended July 31, 2021 related primarily to capital raising through the issuance of common shares and net proceeds from loans. In the three months ended July 31, 2021, Li-Cycle received $7 million from the Promissory Notes issued to companies related to the Chief Executive Officer and the Executive Chair of Li-Cycle, respectively. In the nine months ended July 31, 2021, Li-Cycle received net proceeds of $21.6 million from a private placement of 281,138 class A shares in November 2020, $3.1 million (Cdn. $4 million) from a loan advance from BDC Capital Inc., and $7 million from the Promissory Notes. In the nine months ended July 31, 2020, cash flows from financing activities related to Li-Cycle’s Series B round, loan advance of $2.3 million (Cdn. $3.0 million) from BDC Capital Inc., and proceeds from government grants of $1.1 million.

Amounts generated in 2018 relate to Li-Cycle’s Series A round and amounts in 2019 and 2020 relate to Li-Cycle’s Series B round. Additionally, in 2020, Li-Cycle completed a debt facility with BDC Capital for $5.3 million (C$7.0 million), of which $2.3 million (C$3.0 million) was funded in the year. Li-Cycle also received government grants of $1.2 million, $1.7 million and $0.1 million in the years ended October 31, 2020, 2019 and 2018 respectively.

Contractual Obligations and Commitments

The following table summarizes Li-Cycle’s contractual obligations and other commitments for cash expenditures as of July 31, 2021, and the years in which these obligations are due.

	Payment due by period
	(in thousands)
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Accounts payable and accrued liabilities	$15,779	$15,779	$—	$—	—
Lease liabilities	22,621	2,155	5,592	4,697	10,177
Loan payable	11,466	7,012	4,454	—	—
Restoration provisions	332	—	81	53	198
Restricted share units	3,259	3,259	—	—	—

Total as of July 31, 2021	53,457	28,205	10,127	4,750	10,375

Note:

(1)

On August 3, 2021, Li-Cycle North America Hub, Inc., a wholly-owned subsidiary of Li-Cycle, entered into a ground lease for the lands on which Li-Cycle intends to construct its Rochester Hub. Li-Cycle North

America Hub, Inc.’s lease liabilities in connection with the ground lease will be as follows: (i) less than 1 year: $450,000; (ii) 1 – 3 years: $900,000; (iii) 3 – 5 years: $900,000; and (iv) more than 5 years: $7,050,000. Under a guaranty dated as of August 3, 2021, Li-Cycle has agreed to guarantee the performance of Li-Cycle North America Hub, Inc.’s obligations under the lease.
(2)

On September 7, 2021, Li-Cycle Inc. entered into a warehouse lease for the Arizona Spoke. The Arizona Spoke warehouse lease covers approximately 67,000 square feet and has an original term of 5 years 3 months plus a renewal term totaling 5 additional years. The lease increases the Company’s contractual obligations by undiscounted cash flows of approximately $3.7 million over the original term of the lease. Li-Cycle has guaranteed the performance of Li-Cycle Inc.’s obligations under the lease.

(3)

On September 8, 2021, Li-Cycle Inc. entered into a premises lease for the Alabama Spoke. The Alabama Spoke premises lease covers approximately 108,000 square feet and has an original term of 20 years plus multiple renewal terms totaling 10 additional years. The lease increases the Company’s contractual obligations by undiscounted cash flows of approximately $21.0 million over the original term of the lease. Li-Cycle has guaranteed the performance of Li-Cycle Inc.’s obligations under the lease.

As of July 31, 2021, there were $7.3 million in committed purchase orders that Li-Cycle was in various stages of executing (October 31, 2020: $4.2 million).

For the 12 months following July 31, 2021, we expect Li-Cycle to enter into additional premises leases relating to a warehouse for the Arizona Spoke, a facility for the Alabama Spoke and a land lease for the Rochester Hub (which leases were entered into on August 3, 2021, September 7, 2021 and September 8, 2021, respectively, and are described in the Notes to the table above). We also expect Li-Cycle to enter into premises leases for additional Spokes and/or Hubs.

Related Party Transactions

During the past four years, Li-Cycle has leased certain office space from Ashlin BPG Marketing, which is controlled by certain members of the immediate family of our President and Chief Executive Officer. Under the terms of the lease, Li-Cycle is required to pay $4,500 per month plus applicable taxes in Canadian dollars, subject to 60 days’ notice of termination.

Consulting Agreement

On May 1, 2020, Li-Cycle entered into a consulting agreement with Atria Limited (“Atria”), an entity which beneficially owned more than 5% of the outstanding Li-Cycle Shares at that time, to agree upon and finalize the consideration for certain business development and marketing consulting services that were previously performed on behalf of Li-Cycle from 2018 through April 2020. The fees for such services were agreed at 12,000 common shares of Li-Cycle Corp., payable in installments of 1,000 shares per month. On January 25, 2021, Li-Cycle issued all of the 12,000 shares to Atria as full and final satisfaction of all obligations of Li-Cycle to Atria under the consulting agreement. Atria also directed the issuance of such shares as follows: 8,000 Shares to Atria; 2,000 Shares to Pella Ventures (an affiliated company of Atria); and 2,000 Shares to a director of Li-Cycle Corp. at the time, who is not related to Atria.

Promissory Notes

Li-Cycle issued promissory notes (the “Promissory Notes”) for an aggregate principal amount of $7,000,000 as consideration for loans received from companies related to the Chief Executive Officer and the Executive Chair of Li-Cycle, respectively. The Promissory Notes bore interest at the rate of 10% per annum and had a maturity date of December 15, 2023. The Promissory Notes were unsecured and subordinate to indebtedness owing to Li-Cycle’s senior lender, BDC Capital Inc. Li-Cycle had the option of prepaying all or any portion of the principal and accrued interest of the Promissory Notes prior to the maturity date without penalty, subject to certain conditions. On August 17, 2021, Li-Cycle repaid the $7 million Promissory Notes and accrued interest in full.

Off-Balance Sheet Arrangements

During the periods presented, Li-Cycle did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Li-Cycle’s condensed consolidated interim financial statements and consolidated annual financial statements have been prepared in conformity with IFRS using the significant accounting policies and measurement bases that are in effect at October 31, 2020, as summarized in Note 2 of the financial statements. These were used throughout all periods presented with any applicable changes noted in the July 31, 2021 condensed consolidated interim financial statements.

Outstanding Share Data

As of September 8, 2021, Li-Cycle Holdings had the following issued and outstanding shares, warrants and stock options:

•	163,179,553 common shares, which are listed on the New York Stock Exchange under the symbol “LICY”.

•	23,000,000 warrants, which are listed on the New York Stock Exchange under the symbol “LICY.WS”. Each warrant is exercisable for a common share at a price of $11.50, subject to adjustment.

•	5,296,553 stock options to purchase 5,296,553 common shares.

Internal Control Over Financial Reporting

Prior to the consummation of the Business Combination, the Company had been a private company and we have addressed our internal control over financial reporting with internal accounting and financial reporting personnel and other resources.

Li-Cycle identified material weaknesses in its internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim consolidated financial statements may not be prevented or detected on a timely basis.

Li-Cycle did not have in place an effective control environment with formal processes and procedures or an adequate number of accounting personnel with the appropriate technical training in, and experience with, IFRS to allow for a detailed review of complex accounting transactions that would identify errors in a timely manner, including inventory costing and business combinations. Li-Cycle did not design or maintain effective controls over the financial statement close and reporting process in order to ensure the accurate and timely preparation of financial statements in accordance with IFRS. In addition, information technology controls, including end user and privileged access rights and appropriate segregation of duties, including for certain users the ability to create and post journal entries, were not designed or operating effectively.

Li-Cycle has taken steps to address these material weaknesses and expects to continue to implement its remediation plan, which Li-Cycle believes will address their underlying causes. Li-Cycle expects to engage external advisors to provide assistance in the areas of information technology, internal controls over financial reporting, and financial accounting in the short term and to evaluate and document the design and operating effectiveness of our internal controls and assist with the remediation and implementation of our internal controls as required. Li-Cycle is evaluating the longer-term resource needs of its various financial functions. These remediation measures may be time consuming, costly, and might place significant demands on Li-Cycle’s financial and operational resources. Although Li-Cycle has made enhancements to its control procedures in this area, the material weaknesses will not be remediated until the necessary controls have been implemented and are operating effectively. Li-Cycle does not know the specific time frame needed to fully remediate the material weaknesses identified.

Quantitative and Qualitative Disclosures About Market Risk

Li-Cycle is exposed to various risks in relation to financial instruments. The main types of risks are currency risk and interest rate risk. While Li-Cycle may enter into hedging contracts from time to time, any change in the fair value of the contracts could be offset by changes in the underlying value of the transactions being hedged. Furthermore, Li-Cycle does not have foreign-exchange hedging contracts in place with respect to all currencies in which it does business.

Currency Risk

It is management’s opinion that Li-Cycle is not exposed to significant currency risk as its cash is denominated in both Canadian and U.S. dollars and funds its operations accordingly. Up to October 31, 2020, most of Li-Cycle’s transactions have been in Canadian dollars. Effective November 1, 2020, the functional currency has changed to U.S. dollars given the shift in currency of most of Li-Cycle’s transactions to U.S. dollars.

Interest Rate Risk

Interest rate risk is the risk arising from the effect of changes in prevailing interest rates on Li-Cycle’s financial instruments. It is management’s opinion that Li-Cycle is not exposed to significant interest rate risk, as it has no variable interest rate debt.

Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Substantially all of our cash and cash equivalents were deposited in accounts at one financial institution, and account balances may at times exceed federally insured limits. Management believes that we are not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held.

Recently Issued Accounting Standards Not Yet Adopted

From time to time, new accounting standards, amendments to existing standards, and interpretations are issued by the International Accounting Standards Board (“IASB”). Unless otherwise discussed, and as further highlighted in Note 3 to the fiscal 2020 consolidated financial statements, Li-Cycle believes that the impact of recently issued standards or amendments to existing standards that are not yet effective will not have a material impact on Li-Cycle’s financial position or results of operations under adoption.

MANAGEMENT

The following table sets forth our current directors and executive officers:

Directors and Executive Officers	Age	Position/Title
Ajay Kochhar	29	Director and President and Chief Executive Officer
Tim Johnston	35	Director and Executive Chairman
Mark Wellings	57	Director
Rick Findlay	64	Director
Anthony Tse	50	Director
Alan Levande	64	Director
Scott Prochazka	54	Director
Bruce MacInnis	62	Chief Financial Officer
Kunal Phalpher	37	Chief Commercial Officer
Chris Biederman	36	Chief Technology Officer
Carl DeLuca	53	General Counsel and Corporate Secretary
Lauren Choate	63	Chief People Officer

The business address for each of the Company’s directors and executive officers is 2351 Royal Windsor Dr. Unit 10, Mississauga, ON L5J 4S7, Canada.

Biographical information concerning our directors and executive officers listed above is set forth below.

Ajay Kochhar

Ajay Kochhar has served as our President and Chief Executive Officer, Co-Founder, and a director since the consummation of the Business Combination on August 10, 2021. Before founding Li-Cycle, Mr. Kochhar gained extensive technology and project development experience through progressive roles with Hatch’s industrial cleantech and advisory practices. While working in that space, he garnered in-depth engineering and project management experience through clean technology development in the lithium, cobalt, nickel, copper, gold, lead, zinc, molybdenum, and rare earth metals industries. His technical expertise spans the entire project lifecycle, from conceptual and pre-feasibility study to construction and commissioning. Mr. Kochhar is a graduate of the University of Toronto and holds a Bachelor of Applied Science (BASc) in Chemical Engineering.

Tim Johnston

Tim Johnston has served as our Co-Founder and Executive Chairman since the consummation of the Business Combination on August 10, 2021. With more than 15 years of experience, Mr. Johnston has overseen the development and operation of batteries, metals, industrial minerals and large infrastructure assets. In addition to co-founding Li-Cycle, Mr. Johnston served as a director and the chief executive officer of Desert Lion Energy Inc. (“Desert Lion”), a lithium exploration and development company whose securities were listed on the TSX Venture Exchange (the “TSX-V”), from February 2018 to July 2019, when Desert Lion was sold to a third party. In mid-2019, the TSX-V initiated a review of the Desert Lion senior management team, including Mr. Johnston, to assess their suitability to act as directors or officers of a listed issuer as a result of certain incorrect statements and omissions made by Desert Lion in its press releases for a financing transaction and its listing application with the TSX-V for approval of the issuance of shares in connection with such transaction. On May 11, 2020, the TSX-V made a procedural determination that requires Mr. Johnston to make a written application to and obtain the prior written acceptance from the Compliance & Disclosure Department of the TSX-V for any proposed involvement by Mr. Johnston as a director or officer of (or to perform similar functions for) any TSX-V-listed issuer. The TSX-V has subsequently publicly stated that it has not reached any conclusions regarding the suitability of Mr. Johnston to be a director or officer of a TSX-V listed company in the future. Prior to Desert

Lion, Mr. Johnston worked as a Senior Consultant for Hatch, specializing in project management and transactional analysis for their global lithium business. While there, Mr. Johnston managed the development of projects across the lithium-ion battery value chain for companies such as SQM, Rockwood Lithium (Albemarle), Bacanora Minerals, AMG-NV, Rio Tinto, Galaxy Resources, and other key developers. Mr. Johnston is also the Co-Founder and Chairman of Li-Metal and the Director of Lacero Solutions. A graduate of the University of Queensland’s Mechanical Engineering Program, Mr. Johnston is a chartered professional engineer and CFA charter holder.

Mark Wellings

Mark Wellings has served as a director of the Company since the consummation of the Business Combination on August 10, 2021. Mr. Wellings is a finance professional with over 30 years international experience in both the mining industry and mining finance sector. Mr. Wellings initially worked in the mining industry both in Canada and Australia in exploration, development and production capacities. He then joined the investment dealer GMP Securities L.P. where he co-founded the firm’s corporate finance mining practice. During over 18 years at GMP Securities L.P., Mr. Wellings was responsible for, and advised on, some of the Canadian mining industry’s largest transactions, both in equity financing and mergers and acquisitions. Since then he has been appointed to several public and private boards. Mr. Wellings is a Professional Engineer and holds a Master of Business Administration degree and a Bachelor of Applied Science degree in Geological Engineering.

Rick Findlay

Rick Findlay has served as a director of the Company since the consummation of the Business Combination on August 10, 2021. Mr. Findlay has been consulting in the environment and recycling sectors for over 25 years across Canada and internationally. This has included strategy, organization design, processing design, technology development, and financial management. From 2012 to 2014 he was Director of Oversight and Operations for the Province of Ontario’s waste diversion programs, including batteries. Mr. Findlay is currently chief executive officer of LINCit, a firm that focusses on scaling up clean technology ventures. He has previously started a few other firms, two being in environmental management and medical technology. He also co-founded and built an international consulting firm, PSTG Consulting, advising small to global companies across a variety of sectors, and local to national governments. Mr. Findlay is a Certified Management Consultant, with a Bachelor in Industrial Engineering and a Master of Business Administration.

Anthony Tse

Anthony Tse has served as a director of the Company since the consummation of the Business Combination on August 10, 2021. Mr. Tse has over 25 years of corporate private and public company experience in numerous high-growth industries such as technology, media and telecoms, as well as resource and commodities. This has predominantly been in senior management, corporate finance, capital markets and mergers and acquisitions roles across Greater China and the Asia Pacific region. His previous senior roles include various positions in News Corporation’s STAR TV, the deputy general manager of TOM Online, Director of Corporate Development at Hutchison Whampoa’s TOM Group, President of China Entertainment Television (a joint venture between TOM and Time Warner), and chief executive officer of CSN Corp. He is currently executive director of Galaxy Resources Limited, a leading ASX-listed lithium producer, with diversified assets across three continents in Australia, Argentina and Canada, serving key customers in China, Japan and Korea. He joined the board of directors at Galaxy Resources Limited in 2010 and from June 2013 to July 2019, served as the managing director and chief executive officer during the corporate turnaround and growth stage of the company, which involved restructuring of over $500 million of debt restructuring and refinancing, as well as asset divestments.

Alan Levande

Alan Levande has served as a director of the Company since the consummation of the Business Combination on August 10, 2021. Mr. Levande was Peridot’s Chairman and Chief Executive Officer since

August 2020. Mr. Levande also served as Vice Chairman of Peridot Acquisition Corp. II. Mr. Levande is a career energy executive with broad experience across the power, utilities, renewables, midstream and upstream value chains. Most recently, Mr. Levande was Co-Chief Executive Officer of Covey Park Energy LLC, a natural gas company that was acquired for $2.2 billion in 2019 by a public company, from June 2013 to July 2019. Previously, Mr. Levande was a Co-Founder and Senior Managing Director at Tenaska Capital Management LLC, a $4 billion private equity manager focused on investments in the power and energy sectors, from 2003 to 2012. Mr. Levande began his career in energy investment banking, where he spent 20 years with Goldman Sachs and Salomon Brothers covering power, utilities, renewables and natural resources. In all of Mr. Levande’s prior roles, Mr. Levande was actively involved in sourcing and executing large-scale, complex mergers and acquisitions. Mr. Levande received his B.S. and M.B.A. from The Wharton School of The University of Pennsylvania.

Scott Prochazka

Scott Prochazka has served as a director of the Company since the consummation of the Business Combination on August 10, 2021. Mr. Prochazka most recently served as the President and Chief Executive Officer and a director of CenterPoint Energy, an NYSE-listed, Fortune 500 energy delivery company with electric transmission and distribution, power generation and natural gas distribution operations (“CenterPoint”) from January 1, 2014 to February 20, 2020. Prior to that role, Mr. Prochazka held several positions at CenterPoint since 2011, including Executive Vice President, Chief Operating Officer and Senior Vice President and Division President, Electric Operations. Mr. Prochazka was a director of Peridot Acquisition Corp. II. Mr. Prochazka received his B.S. in Chemical Engineering from the University of Texas in Austin.

Bruce MacInnis

Bruce MacInnis has served as our Chief Financial Officer since the consummation of the Business Combination on August 10, 2021. Mr. MacInnis has 40 years of financial experience that includes raising capital for emerging technology companies, both publicly traded and privately held, as well as robust experience as the chief financial officer for multiple technology companies. Over the past four decades, Mr. MacInnis has participated in successfully ensuring numerous companies are listed on the Toronto Stock Exchange and Nasdaq, while also completing several cross-border mergers and acquisitions transactions. In previous roles with public companies such as Redline Communications, Inc., Bioscrypt Inc., and Certicom Corp., he has overseen the management of numerous functional business areas that have included intellectual property law, compliance, and manufacturing and operations. With comprehensive expertise in establishing financial reporting and disclosure infrastructures that are often required of public companies, Mr. MacInnis has aptly led the implementation of sound internal controls and corporate governance procedures throughout his career. A graduate of the University of Toronto, Mr. MacInnis has a Bachelor of Commerce degree and holds both the Chartered Accountant (CA) and Chartered Professional Accountant (CPA) designations.

Mr. MacInnis has advised the Company that he intends to retire on January 31, 2022. Mr. MacInnis has committed to a flexible timetable and to remaining in his position until the Company has identified his successor and completed a thorough transition of his responsibilities.

Kunal Phalpher

Kunal Phalpher has served as our Chief Commercial Officer of the Company since the consummation of the Business Combination on August 10, 2021. Mr. Phalpher initially joined Li-Cycle in 2017 and became the Chief Commercial Officer of Li-Cycle in 2018. With nearly 15 years of work experience, Kunal brings extensive international expertise in the lithium-ion battery and renewable energy sectors to his current role. Prior to joining the Li-Cycle team, Mr. Phalpher worked for a residential solar company as the Director of Product Development and was the Director of Business Development for a lithium-ion battery manufacturer, both in Toronto, Canada. He spent several years working in Germany in the cleantech sector. A University of Toronto graduate, Mr. Phalpher possesses a Bachelor of Applied Sciences in Electrical Engineering and also holds a Master of Business Administration from the Rotman School of Management.

Chris Biederman

Chris Biederman has served as our Chief Technical Officer of the Company since the consummation of the Business Combination on August 10, 2021. Mr. Biederman joined Li-Cycle in 2020 as the Chief Process Engineer before being promoted to Chief Technical Officer. Mr. Biederman is a professional engineer with 15 years of process engineering experience. Mr. Biederman brings extensive expertise to his current role, having acted as Lead Process Engineer for numerous large and small EPCM projects in the mining industry. He has experience working on greenfield and brownfield projects and overseeing bench-scale and pilot-scale testing. Mr. Biederman is also a skilled project manager with a robust history leading multi- disciplinary engineering teams and delivering successful projects. Previous to his role with Li-Cycle, he spent time at Hatch as a Senior Engineer and Technology Commercialization Portfolio Manager; he is also the Founder and Managing Director of Biederman Engineering. Mr. Biederman is a graduate of the University of Waterloo’s Chemical Engineering program and is a registered engineer with the Professional Engineers of Ontario.

Carl DeLuca

Carl DeLuca has served as General Counsel and Corporate Secretary of the Company since the consummation of the Business Combination on August 10, 2021. Mr. DeLuca joined Li-Cycle in 2021. Mr. DeLuca brings 25 years of legal and public company experience to the Company with a track record of successfully executing business-critical transactions and leading organizational change. Prior to joining Li-Cycle, Mr. DeLuca served as General Counsel and Corporate Secretary for Detour Gold Corporation, a TSX-listed gold producer. Previously, Mr. DeLuca held various roles at Vale S.A.’s global base metal business, including Head of Legal for North American & U.K. Operations. His experience at Vale included advising on international M&A and joint ventures, capital projects, and commercial transactions. Mr. DeLuca started his career in private practice, in Toronto and New York. Mr. DeLuca holds his LL.B. from the University of Windsor, an H.B.A. from the Ivey School of Business at Western University, and a B.A. from Huron University College.

Lauren Choate

Ms. Choate has served as Chief People Officer of the Company since the consummation of the Business Combination on August 10, 2021. Ms. Choate joined Li-Cycle in 2021. She brings over 25 years of experience across a variety of industries as a global people operations leader and has been a change agent for complex corporate challenges balancing the people strategy in partnership with business opportunities. Prior to joining Li-Cycle, Ms. Choate led the human resources function for Kärcher North America, a $2.8 billion global cleaning technology solutions company. Prior to Kärcher North America, she served as the Senior Director, Learning & Organizational Development at HIS. Ms. Choate holds her MBA from the Weatherhead School of Management at Case Western University. She also holds a B.A. in Mathematics and Economics from Ohio Wesleyan University.

Corporate Governance

We are a “foreign private issuer” under applicable U.S. federal securities laws. As a result, we are permitted to follow certain corporate governance rules that conform to Canada requirements in lieu of certain NYSE corporate governance rules. We generally intend to comply with the rules applicable to U.S. domestic companies listed on the NYSE, but may use foreign private issuer exemptions with respect to some of the NYSE listing requirements. Following Canadian governance practices, as opposed to the requirements that would otherwise apply to a company listed on the NYSE, may provide less protection than is accorded to investors under the NYSE listing requirements applicable to U.S. domestic issuers.

The Canadian Securities Administrators have issued corporate governance guidelines pursuant to National Policy 58-201 — Corporate Governance Guidelines (the “Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101 — Disclosure of Corporate Governance Practices (“NI 58-101”). The Corporate Governance Guidelines are recommended as “best practices” for issuers to follow. We recognize that good corporate governance plays an important role in our overall success and in enhancing shareholder value and, accordingly, we have adopted certain corporate governance policies and practices which reflect our consideration of the recommended Corporate Governance Guidelines.

The disclosure set out below includes disclosure required by NI 58-101 describing our approach to corporate governance in relation to the Corporate Governance Guidelines.

Election of Directors

At any general meeting of our shareholders at which directors are to be elected, a separate vote of shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the OBCA, any casual vacancy occurring on our board may be filled by a quorum of the remaining directors, subject to certain exceptions.

Under the Investor Agreement, the Sponsor will also have the right to designate for nomination a number of directors to our board as follows: (i) during any time that the Sponsor and its affiliates collectively beneficially own at least 50% of the number of common shares held by them on the Closing Date, two directors or (ii) during any time that the Sponsor and its affiliates do not collectively satisfy the test set forth in the preceding clause (i) but do collectively beneficially own at least 25% of the number of common shares held by them on the Closing Date, one director. Alan Levande and Scott Prochaska were designated for nomination by the Sponsor.

Director Term Limits and Other Mechanisms of Board Renewal

We have not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the nominating and corporate governance committee has developed a skills and competencies matrix for the board as a whole and for individual directors. The nominating and corporate governance committee conducts a process for the assessment of the board, each committee and each director regarding his, her or its effectiveness and contribution, and reports the evaluation results to our board of directors on a regular basis.

Director Independence

Under the NYSE listing standards, independent directors must comprise a majority of a listed company’s board of directors. For purposes of the NYSE rules, an independent director means a person who, in the opinion of our board of directors, has no material relationship with our company. Under NI 58-101, a director is considered to be independent if he or she is independent within the meaning of Section 1.4 of National Instrument 52-110 — Audit Committees (“NI 52-110”).

Our board of directors has determined that each of the directors other than Mr. Kochhar, Mr. Johnston and Mr. Levande qualify as independent directors, as defined under the rules of the NYSE, and therefore the board of directors consists of a majority of “independent directors,” as defined under the rules of the NI 58-101 and the NYSE relating to director independence requirements. In addition, the board of directors is subject to the rules of the NI 58-101 and the NYSE relating to the membership, qualifications, and operations of the audit committee, as discussed below. Mr. Kochhar is not independent by reason of the fact that he is our President and Chief Executive Officer, Mr. Johnston is not independent by reason of the fact that he is our Executive Chairman and Mr. Levande is not independent by reason of his previous employment with Peridot.

Mandate of the Board of Directors

The board of directors will be responsible for supervising the management of our business and affairs, including providing guidance and strategic oversight to management. The board has adopted a formal mandate that includes the following:

•	appointing our President and Chief Executive Officer;

•

developing the corporate goals and objectives that our President and Chief Executive Officer is responsible for meeting and reviewing the performance of our President and Chief Executive Officer against such corporate goals and objectives;

•

taking steps to satisfy itself as to the integrity of our President and Chief Executive Officer and other executive officers and that our President and Chief Executive Officer and other executive officers create a culture of integrity throughout the organization;

•	reviewing and approving our code of conduct and reviewing and monitoring compliance with the code of conduct and our enterprise risk management processes;

•	reviewing and approving management’s strategic and business plans and our financial objectives, plans and actions, including significant capital allocations and expenditures; and

•	reviewing and approving material transactions not in the ordinary course of business.

Meetings of Independent Directors

The board of directors will hold regularly-scheduled quarterly meetings as well as ad hoc meetings from time to time. The independent members of our board of directors will also meet, as required, without the non-independent directors and members of management before or after each regularly scheduled board meeting.

A director who has a material interest in a matter before our board of directors or any committee on which he or she serves is required to disclose such interest as soon as the director becomes aware of it. In situations where a director has a material interest in a matter to be considered by our board of directors or any committee on which he or she serves, such director may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors will also be required to comply with the relevant provisions of the OBCA regarding conflicts of interest.

Position Descriptions

Tim Johnston is the Executive Chairman of the board. The board has adopted a written position description for the Executive Chairman which sets out his key responsibilities, including duties relating to determining the frequency, dates and locations of meetings and setting board of directors meeting agendas, chairing board of directors and shareholder meetings and carrying out any other or special assignments or any functions as may be requested by the board or management, as appropriate.

The board has appointed Mark Wellings, an independent director, as our Lead Director. The board has adopted a written position description for the Lead Director which sets out his key responsibilities, including ensuring that the board evaluates the performance of management objectively and that the board operates independently of management and serving as an independent leadership contact for the directors.

The board has also adopted a written position description for each of the committee chairs which set out each of the committee chair’s key responsibilities, including duties relating to determining the frequency, dates and locations of meetings and setting committee meeting agendas, chairing committee meetings, reporting to the board and carrying out any other special assignments or any functions as may be requested by the board.

The board has adopted a written position description for the President and Chief Executive Officer which sets out the key responsibilities of the President and Chief Executive Officer, including to supervise day-to-day management of the business and affairs of the Company, formulate the Company’s short and long term strategic and business plans and present such plans to the board, implement capital and operating plans to support the Company’s strategic and business plans; identify the risks associated with the Company’s strategic and business plans and suggest systems to manage such risks; develop and maintain an effective organizational structure; recruit and manage an appropriate senior leadership team; serve as the Company’s role model for responsible, ethical and effective decision-making; and act as the principal spokesperson for the Company and oversee the interactions between the Company, the public, investors, regulators, analysts, the media and other stakeholders.

Orientation and Continuing Education

The nominating and corporate governance committee is responsible for overseeing a director orientation and continuing education program, designed to maintain or enhance the skills and abilities of our directors and ensure their knowledge and understanding of our business.

The chair of each committee will be responsible for coordinating orientation and continuing director development programs relating to their respective committee mandates.

Code of Business Conduct and Ethics

The board has adopted a Code of Conduct applicable to all of our directors, officers, employees and agents, including our President and Chief Executive Officer, Executive Chairman, Chief Financial Officer, controller or principal accounting officer, or other persons performing similar functions, which is a “code of ethics” as defined in Item 16B of Form 20-F promulgated by the SEC and which is a “code” under NI 58-101. The Code of Conduct sets out the Company’s fundamental values and standards of behavior that are expected from our directors, officers and employees with respect to all aspects of our business. The objective of the Code of Conduct is to provide guidelines for maintaining the Company’s integrity, reputation and honesty with a goal of honoring others’ trust in us at all times.

The full text of the Code of Conduct is posted our website at www.li-cycle.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. If we make any amendment to the Code of Conduct or grant any waivers, including any implicit waiver, from a provision of the code of ethics, we will disclose the nature of such amendment or waiver on our website to the extent required by the rules and regulations of the SEC and the Canadian Securities Administrators. Under Item 16B of the SEC’s Form 20-F, if a waiver or amendment of the Code of Conduct applies to our principal executive officer, principal financial officer, principal accounting officer or controller and relates to standards promoting any of the values described in Item 16B(b) of Form 20-F, we will disclose such waiver or amendment on our website in accordance with the requirements of Instruction 4 to such Item 16B.

Monitoring Compliance with the Code of Conduct

The nominating and corporate governance committee is responsible for reviewing and evaluating the Code of Conduct at least annually and will recommend any necessary or appropriate changes to the board for consideration.

Complaint Reporting

The Company encourages all employees, officers and directors to report any suspected violations of the Code of Conduct promptly and intends to thoroughly investigate any good faith reports of violations. In order to ensure that violations or suspected violations can be reported without fear of retaliation, harassment or an adverse employment consequence, the Code of Conduct contains procedures that are aimed to facilitate confidential, anonymous submissions by our employees.

Diversity

The Company does not have a formal policy for the representation of women on the board of directors or senior management of the Company but the nominating and corporate governance committee and senior executives take gender and other diversity representation into consideration as part of their overall recruitment and selection process.

It is expected that the composition of the board will be shaped by the selection criteria established by the nominating and corporate governance committee. This will be achieved through developing an evergreen list of potential candidates for anticipated board vacancies who fit the committee’s list of evolving selection criteria, ensuring that diversity considerations are taken into account in senior management, monitoring the level of female representation on the board and in senior management positions, continuing to broaden recruiting efforts to attract and interview qualified female candidates, and committing to retention and training to ensure that our most talented employees are promoted from within the organization.

Committees of the Board of Directors

The Company has established an audit committee, a compensation committee, a nominating and governance committee and a health, safety, environmental, quality and technical committee. Each committee has a written charter that is posted on our website.

Audit Committee

In connection with the consummation of the Business Combination, our board of directors formed an audit committee consisting of Scott Prochazka (Chair), Rick Findlay and Mark Wellings. The audit committee is comprised of independent directors as required by applicable SEC, NYSE rules and NI 52-110. At least one member of the audit committee must qualify as the “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K and all members of the audit committee must be “financially literate,” as such term is defined in NI 52-110 (except as may be permitted by NI 52-110). Scott Prochazka serves as the audit committee financial expert (within the meaning of SEC regulation). The audit committee is, among other things, directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditor, overseeing management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls), overseeing the integrity of our financial statements, overseeing the performance of the internal audit functions, preparing certain reports required by the rules and regulations of the SEC and applicable Canadian securities laws and the review of the results and scope of the audit and other accounting related services. The board has established a written charter setting forth the purpose, composition, authority and responsibility of the audit committee consistent with the rules of the NYSE, the SEC and the applicable Canadian securities laws.

Compensation Committee

As a foreign private issuer, the Company is not required to have a compensation committee or a compensation committee consisting only of independent directors. However, in connection with the consummation of the Business Combination, our board of directors formed a compensation committee initially consisting of Rick Findlay (Chair), Alan Levande and Mark Wellings. The compensation committee, among other things, reviews and approves, or recommends to the board for approval, compensation of the President and Chief Executive Officer, Executive Chair and other executive officers, oversees the administration of the Company’s incentive compensation plans, and prepares any report on executive compensation required for the Company’s proxy statement. The board has established a written charter setting forth the purpose, composition, authority and responsibility of the compensation committee consistent with the rules of the NYSE, the SEC and the guidance of the Canadian Securities Administrators. The compensation committee’s purpose is to assist the board in its oversight of executive compensation, management development and succession, director compensation and executive compensation disclosure.

Nominating and Corporate Governance Committee

As a foreign private issuer, the Company is not required to have a nominating and governance committee or a nominating and governance committee composed entirely of independent directors. However, in connection with the consummation of the Business Combination, our board of directors formed a nominating and governance committee with a majority of independent directors. The members of the nominating and governance committee are Mark Wellings (Chair), Alan Levande and Anthony Tse. The nominating and governance committee is, among other things, responsible for overseeing the selection of persons to be nominated to serve on our board of directors and overseeing our corporate governance practices. The board has established a written charter setting forth the purpose, composition, authority and responsibility of the nominating and corporate governance committee.

Health, Safety, Environmental, Quality and Technical Committee

Effective upon consummation of the Business Combination, the Company established a health, safety, environmental, quality and technical committee of the board of directors. The members of the health, safety, environmental, quality and technical committee are Tim Johnston (Chair), Anthony Tse, Rick Findlay and Scott Prochazka. The function and purpose of the health, safety, environmental, quality and technical committee will is to assist the board in fulfilling its responsibilities with respect to: (i) developing and implementing the health, safety, environmental and quality policies, procedures and programs of the Company and its subsidiaries, and monitoring compliance with such policies; and (ii) developing and implementing quality assurance and technical policies, procedures and programs of the Company and its subsidiaries, and monitoring compliance with such policies. The board has established a written charter setting forth the purpose, composition, authority and responsibility of the health, safety, environmental, quality and technical committee.

Family Relationships

Related-Party Lease

During the past four years, Li-Cycle has leased certain office space from Ashlin BPG Marketing, which is controlled by certain members of the immediate family of Ajay Kochhar, our President and Chief Executive Officer. Under the terms of the lease, Li-Cycle is required to pay C$4,500 per month plus applicable taxes, subject to 60 days’ notice of termination.

Share Subscription

On March 23, 2018, Li-Cycle issued 1,663 Li-Cycle Shares to Richard Findlay, 9,706 Li-Cycle Shares to Alex Lowrie, 9,706 Li-Cycle Shares to Louise Lowrie, 9,706 Li-Cycle Shares to Anthony Lowrie and 9,706 Li-Cycle Shares to Liv Lowrie, in each case for a subscription price of C$18.03 per Li-Cycle Share. On January 23, 2019, Li-Cycle issued 4,234 Li-Cycle Shares to Alex Lowrie as a finder’s fee in connection with a prior financing conducted by Li-Cycle. Alex Lowrie was a director of Li-Cycle prior to the Business Combination and each of Louise Lowrie, Anthony Lowrie and Liv Lowrie are immediate family members of Alex Lowrie.

Independence of Directors

As a foreign private issuer, the Company is not required to have a majority of independent directors. However, the board has determined that four out of seven members of our board of directors — Rick Findlay, Scott Prochazka, Anthony Tse and Mark Wellings — are “independent” directors.

Board Leadership Structure and Role in Risk Oversight

No policy exists requiring combination or separation of leadership roles and our governing documents do not mandate a particular structure. This allows the board the flexibility to establish the most appropriate structure for the Company at any given time.

The board is actively involved in overseeing our risk management processes. The board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the board include consideration of the challenges and risks of our businesses, and the board and management actively engage in discussion on these topics. In addition, each of the board’s committees considers risk within its area of responsibility.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Executives

Introduction

The following section describes the significant elements of the Company’s executive compensation program, with particular emphasis on the process for determining compensation payable to the Company’s Chief Executive Officer, Executive Chair, Chief Financial Officer and the Company’s other two most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”). The NEOs are:

•	Ajay Kochhar, Chief Executive Officer;

•	Tim Johnston, Executive Chairman;

•	Bruce MacInnis, Chief Financial Officer;

•	Kunal Phalpher, Chief Commercial Officer; and

•	Chris Biederman, Chief Technology Officer.

Overview and Compensation Committee

The compensation committee, among other things, reviews and approves, or recommends to the board for approval, compensation of the President and Chief Executive Officer, Executive Chair and other executive officers, oversees the administration of the Company’s incentive compensation plans, and prepares any report on executive compensation required for the Company’s proxy statement.

Compensation Objectives

The Company’s executive compensation program is designed to achieve the following objectives:

•

provide market-competitive compensation opportunities in order to attract and retain talented, high-performing and experienced executive officers, whose knowledge, skills and performance are critical to our success;

•	motivate these executive officers to achieve our business objectives;

•	align the interests of our executive officers with those of our shareholders by tying a meaningful portion of compensation directly to the long-term value and growth of our business;

•	continue to foster an entrepreneurial and results-driven culture; and

•	provide the appropriate balance of short and long-term incentives to encourage appropriate levels of risk-taking and prudent decision-making by the executive team.

Compensation Components

In 2021, our compensation program consists primarily of the following components: base salary, short-term incentives, long-term equity incentives and benefit and perquisite programs.

Base Salary.

We seek to maintain base salary amounts consistent with industry norms. Base salaries for NEOs are established based on the scope of their responsibilities, competencies and their prior relevant experience, taking into account compensation paid in the market for similar positions, the market demand for such NEOs and the NEO’s total compensation package. Base salaries are reviewed annually and increased for merit reasons, based on the executive’s success in meeting or exceeding individual objectives. Additionally, base salaries can be adjusted as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive’s role or responsibilities, as well as to maintain market competitiveness.

Short-Term Incentives.

The Company’s compensation program for NEOs and other executive officers includes eligibility for annual cash bonuses. Annual bonuses are designed to motivate our executive officers to meet our business and financial objectives generally and its annual financial performance targets in particular. For 2021, the NEOs are expected to be eligible to earn an annual bonus based on a target percentage of 70-120% of base salary, depending on the level of each NEO, of which a percentage is based on the achievement of certain corporate and financial objectives, and a percentage of which may be based upon the achievement, by the NEO, of personalized goals and objectives.

Long-Term Incentives.

Equity-based awards are a variable element of compensation that allows the Company to reward its NEOs for their sustained contributions to the Company. Equity awards reward performance and continued employment by an NEO, with associated benefits to the Company of attracting and retaining employees. The Company believes that options and other equity-based compensation will provide NEOs with a strong link to long-term corporate performance and the creation of shareholder value.

Historically, Li-Cycle has made equity-based awards to NEOs by issuing options under Li-Cycle’s share option plan (the “Legacy Option Plan”) and options and Restricted Share Units (“RSUs”) under Li-Cycle’s long-term incentive plan effective November 1, 2019 (the “Legacy LTIP”). Pursuant to the Arrangement, outstanding Li-Cycle options were exchanged for options to purchase Company common shares (with the number of Company common shares subject to each such option and the exercise price being adjusted in accordance with the terms of the Arrangement), and such options were, depending on the election of the holder, (i) transferred to the Company pursuant to the Arrangement in exchange for Company common shares having a fair market value equal to the “in the money value” of such Company options, or (ii) remain outstanding under the Legacy Option Plan or the Legacy LTIP, as applicable, as the board of directors succeeded to the authority and responsibility of the Li-Cycle board of directors with respect to each such option and each such option is subject to administrative procedures consistent with those in effect under the Incentive Plan. Pursuant to the Arrangement, the RSUs that were outstanding immediately prior to the closing of the Business Combination became fully vested and were surrendered in exchange for an equivalent number of Li-Cycle common shares, and the Li-Cycle common shares, including the Li-Cycle common shares received in exchange for the RSUs, were transferred to the Company in exchange for a number of Company common shares determined in accordance with the Arrangement. Following the consummation of the Business Combination, no further awards will be made pursuant to the Legacy Option Plan or the Legacy LTIP.

In connection with the Business Combination, the Company adopted the Incentive Plan to grant future awards to eligible directors, officers, employees and consultants of the Company and its subsidiaries. See “Long-Term Incentive Plan.”

Employee Benefits.

Li-Cycle provides standard health, dental, life and disability insurance benefits to its executive officers, on the same terms and conditions as provided to all other eligible employees. Li-Cycle does not offer a deferred compensation plan or pension plan. Li-Cycle currently does not provide executive perquisites that are not generally available on a non-discriminatory basis to all of its employees.

Long-Term Incentive Plan

The purpose of the Incentive Plan is to promote the success and enhance the value of the Company and its subsidiaries by linking the individual interests of the members of the board of directors, employees, and consultants to those of our shareholders and other stakeholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our shareholders. The Incentive Plan also provides flexibility to the Company in its ability to motivate, attract, and retain the services of members of the board of directors, employees, and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation will be largely dependent. Set forth below is a summary of the material terms of the Incentive Plan.

Eligibility and Administration.

The Company’s employees, consultants and directors, and employees, consultants and directors of its subsidiaries are eligible to receive awards under the Incentive Plan. The Incentive Plan is administered by the board with respect to awards to non-employee directors and by the compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of the board of directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to interpret and adopt rules for the administration of the Incentive Plan, subject to its express terms and conditions. The plan administrator can also set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available.

The Incentive Plan provides that the maximum number of common shares initially available for issuance under the Incentive Plan is 14,799,519. The number of common shares available for issuance under the Incentive Plan will be automatically increased on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the lesser of (i) 5% of the outstanding common shares on the last day of the immediately preceding fiscal year and (ii) such number of common shares determined by the board. Any common shares distributed pursuant to an award may consist, in whole or in part, of authorized and unissued common shares, treasury shares or common shares purchased on the open market. Notwithstanding the foregoing, the aggregate number of common shares which may be issued or transferred pursuant to awards under the Incentive Plan in the form of incentive stock options (“ISOs”) is 14,799,519.

The Incentive Plan provides that awards granted upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares, in any case, will not reduce the number of shares authorized for grant under the Incentive Plan, except as required by Section 422 of the Code. If any common shares subject to an award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such award is settled for cash (in whole or in part), the common shares subject to such award will, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of awards under the Incentive Plan.

The Incentive Plan provides that the following will not be added to the common shares authorized for grant under the Incentive Plan and shall not be available for future grants of awards: (i) common shares tendered by an award holder or withheld by the Company in payment of the exercise price of an option; (ii) common shares tendered by an award holder or withheld by the Company to satisfy any tax withholding obligation with respect to an award; (iii) common shares subject to a share appreciation right (SAR) or other share-settled award (including awards that may be settled in cash or shares) that are not issued in connection with the settlement or exercise, as applicable, of the SAR or other share-settled award; and (iv) common shares purchased on the open market by the Company with the cash proceeds received from the exercise of options.

The Incentive Plan provides that the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based awards and the amount of any cash-based awards granted to a non-employee director during any calendar year will not exceed $750,000 in respect of such non-employee director’s service as a member of the board during such year.

Awards.

The Incentive Plan provides for the grant of share options, including ISOs and non-qualified share options (“NSOs”), Share Appreciation Rights (“SARs”), restricted shares, restricted share units, dividend equivalents, share payments, other incentive awards, and cash awards. No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the Incentive Plan. Certain awards under the Incentive Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards, other than cash awards, generally will be settled in common shares but the plan administrator may provide for cash settlement of any award (other than share options). A brief description of each award type follows.

•

Share Options. Share options will provide for the purchase of common shares in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price per common share subject to each option will be set by the plan administrator, but will, except with respect to certain substitute options granted in connection with a corporate transaction, not be less than 100% of the Fair Market Value (as defined in the Incentive Plan) of a common share on the date the option is granted (or, as to ISOs, on the date the option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of ISOs granted to certain significant shareholders, such price will not be less than 110% of the Fair Market Value of a common share on the date the option is granted (or the date the option is modified, extended or renewed for purposes of Section 424(h) of the Code). The term of a share option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders).

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SARs. SARs will entitle their holder, upon exercise, to receive from the Company an amount equal to the appreciation of the common shares subject to the award between the grant date and the exercise date. The exercise price per common share subject to each SAR will be set by the plan administrator, but will not be less than 100% of the Fair Market Value of a common share on the date the SAR is granted (except with respect to certain substitute SARs granted in connection with a corporate transaction). The term of a SAR may not be longer than ten years.

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Restricted Shares and RSUs. Restricted shares are an award of non-transferable common shares that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver common shares in the future, which may also remain forfeitable unless and until specified conditions are met.

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Other Share or Cash Based Awards. Other Share or Cash Based Awards include awards entitling the holder to receive common shares or cash to be delivered immediately or in the future. Other Share or Cash Based Awards may be paid in cash, common shares, or a combination thereof, and may be provided in settlement of other awards granted under the Incentive Plan as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on common shares and may be granted alone or in tandem with awards other than share options or SARs. Dividend equivalents are credited as of dividend payment dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Vesting.

Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.

Certain Transactions.

The plan administrator has broad discretion to take action under the Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting the common shares, such as share dividends, share splits, mergers, amalgamations, arrangements, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Plan and outstanding awards.

In the event of a Change in Control (as defined in the Incentive Plan), unless the plan administrator elects to (i) terminate an award in exchange for cash, rights or property, or (ii) cause an award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, such award will continue in effect or be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event an award continues in effect or is assumed or an equivalent award substituted, and a holder incurs a termination of service without “cause” (as such term is defined in the sole discretion of the plan administrator, or as set forth in the award agreement relating to such award) upon or within 12 months following a Change in Control, then such holder will be fully vested in such continued, assumed or substituted award.

Non-U.S. Participants, Claw-Back Provisions and Transferability.

The Incentive Plan provides that the plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any clawback policy implemented by the Company to the extent set forth in such clawback policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Plan are generally non-transferable, and are exercisable only by the participant.

Plan Amendment and Termination.

The Incentive Plan provides that the board may amend or terminate the Incentive Plan at any time, provided that no amendment, suspension or termination of the Incentive Plan will, without the consent of the holder, materially and adversely affect any rights or obligations under any award, unless the award itself otherwise expressly so provides, and provided further that the board of directors may not take any of the following actions without approval of shareholders given within 12 months before or after such action: (i) increase the limit on the maximum number of common shares which may be issued under the Incentive Plan, (ii) reduce the price per share of any outstanding option or SAR granted under the Incentive Plan, or (iii) cancel any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares.

The Incentive Plan provides that in no event may any award be granted under the Incentive Plan after the tenth anniversary of the earlier of (i) the date on which the Incentive Plan is adopted by the board or (ii) the date the Plan is approved by shareholders.

Summary Compensation Table

The aggregate cash compensation, including benefits in kind granted, accrued or paid to Li-Cycle’s executive officers and directors with respect to the fiscal year ended October 31, 2020 for services in all capacities was $806,454 (converting from Canadian to U.S. dollars using an exchange rate of C$1.00 = US$0.7509, which was the Bank of Canada noon rate on October 30, 2020). The total amount set aside or accrued by Li-Cycle or its subsidiaries to provide pensions, retirement or similar benefits was zero. In addition, for the year ended October 31, 2020, Li-Cycle granted RSUs to our executive officers and directors with an aggregate value of $100,532 (converting from Canadian to U.S. dollars using an exchange rate of C$1.00 = US$0.7509, which was the Bank of Canada noon rate on October 30, 2020). Mr. Kochhar, Mr. Johnston, Mr. MacInnis, Mr. Phalpher and Mr. Biederman were also granted RSUs in December 2020 having the following respective values: $112,431, $86,435, 112,431, $86,435 and $26,410 (in each case converting from Canadian to U.S. dollars using an exchange rate of C$1.00 = US$0.7721, which was the Bank of Canada noon rate on December 1, 2020). In connection with the Amalgamation, the RSUs were treated as described under “— Compensation Components.”

Upon the closing of the Business Combination, the board, on recommendation of the compensation committee, following analysis and review of benchmarking of a comparator group of companies conducted by independent compensation consultants, approved certain salary increases and the granting of long-term incentive awards to the NEOs, effective on the Closing Date.

The NEOs’ new base salaries effective from the Closing Date and for the balance of the year ending October 31, 2021 are as follows: $450,000 to Mr. Kochhar, $450,000 to Mr. Johnston, $325,000 to Mr. MacInnis, $300,000 to Mr. Phalpher and $300,000 to Mr. Biederman. Mr. Kochhar, Mr. Johnston, Mr. MacInnis, Mr. Phalpher and Mr. Biederman were granted options at the Closing Date having the following respective values: $1,181,500; $1,181,500; $2,077,000; $450,000; and $450,000. They will each be granted RSUs of an equivalent value on the date following the effectiveness of a registration statement on Form S-8 to be filed by the Company with the SEC to register the common shares issuable thereunder.

Share Ownership

The following table sets out the names and positions of the executive officers of the Company as of August 10, 2021, the number of common shares, options and RSUs of the Company owned or over which control or direction is exercised by each such executive officer of the Company and, where known after reasonable enquiry, by their respective associates or affiliates.

Name and Principal Position	Number of Shares Owned (#)	Percentage of Total Shares Outstanding (%)(1)	Special Voting Rights	Number of Securities Underlying Options	Option Exercise Price ($)	Option Expiration Date
Ajay Kochhar, President and Chief Executive Officer(2)	24,908,409	15.26%	None	159,640	$0.02	April 11, 2023
				139,685	$0.37	July 19, 2024
				176,871	$10.93	August 10, 2031

Tim Johnston, Executive Chairman(3)	11,092,964	6.80%	None	339,100	$0.02	September 12, 2022
				159,640	$0.02	April 11, 2023
				199,550	$0.37	July 19, 2024
				176,871	$10.93	August 10, 2031

Bruce MacInnis, Chief Financial Officer	—	—	None	310,928	$10.93	August 10, 2031

Kunal Phalpher, Chief Commercial Officer	429,272	0.26%	None	159,640	$0.02	April 11, 2023
				139,685	$0.37	July 19, 2024
				67,365	$10.93	August 10, 2031

Chris Biederman, Chief Technology Officer	106,141	0.07%	None	67,365	$10.93	August 10, 2031

Carl DeLuca, General Counsel, Corporate Secretary	—	—	None	102,470	$10.93	August 10, 2031

Lauren Choate, Chief People Officer	500	—	None	98,278	$10.93	August 10, 2031

Notes:

(1)

The ownership percentage set out in this column is based on a total of 163,179,555 outstanding common shares as of August 10, 2021, immediately following the closing of the Business Combination, in each case rounded down to the nearest hundredth.

(2)

The number of shares owned include 45,797 common shares owned directly by Mr. Kochhar and 24,862,612 common shares owned by 2829908 Delaware LLC, a Delaware limited liability company, which is a wholly-owned subsidiary of Maplebriar Holdings Inc., a corporation organized under the laws of the Province of Ontario (“Maplebriar Holdings”), having a sole shareholder, The Kochhar Family Trust, an irrevocable trust established under the laws of the Province of Ontario, Canada (the “Trust”). There is an oral agreement among Mr. Kochhar, the Trust, Maplebriar Holdings, and 2829908 Delaware LLC, that grants Mr. Kochhar the sole power to control the voting and disposition of the common shares of the Company held by 2829908 Delaware LLC. Mr. Kochhar is one of three trustees of the Trust, along with Mr. Kochhar’s brother and father, and the beneficiaries of the Trust are principally relatives of Mr. Kochhar. There is an oral agreement among Mr. Kochhar, the Trust, Maplebriar Holdings and 2829908 Delaware LLC that grants Mr. Kochhar the sole power to control the voting and disposition of the common shares held by 2829908 Delaware LLC. Mr. Kochhar is a Director and the President and Chief Executive Officer of the Company.

(3)

The number of shares owned include 45,797 common shares owned directly by Mr. Johnston and 11,047,167 common shares owned by Keperra Holdings Ltd., a Guernsey corporation (“Keperra”). Mr. Johnston is the sole shareholder of Keperra. Artemis Nominees Limited is a nominee company that holds legal title to 100 shares of Keperra as nominee of and trustee for Mr. Johnston. Mr. Johnston is a Director and the Executive Chairman of the Company.

Employment Arrangements, Termination and Change in Control Benefits

Ajay Kochhar

On September 1, 2020, Li-Cycle entered into an employment agreement with Mr. Kochhar setting forth the terms and conditions of his employment as Li-Cycle’s President and Chief Executive Officer, including base salary, annual performance bonus and benefits.

In the case of Li-Cycle’s termination of Mr. Kochhar’s employment other than for cause, or in the case of Mr. Kochhar’s termination of his employment for good reason (as defined in the employment agreement) following a change of control (as defined in the employment agreement and which will not be triggered by consummation of the Business Combination), Mr. Kochhar is entitled to accrued but unpaid base salary, vacation pay, expense reimbursements and benefits, an additional fifty-two weeks’ base salary and bonus (calculated on the basis of an average of each bonus received by Mr. Kochhar in the three fiscal years preceding the termination date), and, until the earlier of fifty-two weeks from the termination date or the date on which Mr. Kochhar commences alternative employment or consulting work, continued coverage under Li-Cycle group benefit plans in place and as amended from time to time. Assuming Mr. Kochhar was terminated other than for cause following the Closing of the Business Combination, he would be entitled to a termination payment equal to $630,000 (assuming bonus of 40%).

If Mr. Kochhar is terminated for cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any bonus payment, other than any minimum entitlements to which he would be entitled under applicable law. He will, however, be entitled to payment of any unpaid base salary, vacation pay and expense reimbursements accrued to the termination date.

Tim Johnston

On September 1, 2020, Li-Cycle entered into an employment agreement with Mr. Johnston setting forth the terms and conditions of his employment as Li-Cycle’s Executive Chairman, including base salary, annual performance bonus and benefits.

In the case of Li-Cycle’s termination of Mr. Johnston’s employment other than for cause, or in the case of Mr. Johnston’s termination of his employment for good reason (as defined in the employment agreement and which will not be triggered by consummation of the Business Combination) following a change of control (as defined in the employment agreement), Mr. Johnston is entitled to accrued but unpaid base salary, vacation pay, expense reimbursements and benefits, an additional fifty-two weeks’ base salary and bonus (calculated on the basis of an average of each bonus received by Mr. Johnston in the three fiscal years preceding the termination date), and, until the earlier of fifty-two weeks from the termination date or the date on which Mr. Johnston commences alternative employment or consulting work, continued coverage under Li-Cycle group benefit plans in place and as amended from time to time. Assuming Mr. Johnston was terminated other than for cause following the Closing of the Business Combination, he would be entitled to a termination payment equal to $630,000.

If Mr. Johnston is terminated for cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any bonus payment, other than any minimum entitlements to which he would be entitled under applicable law. He will, however, be entitled to payment of any unpaid base salary, vacation pay and expense reimbursements accrued to the termination date.

Bruce MacInnis

On September 1, 2020, Li-Cycle entered into an employment agreement with Mr. MacInnis setting forth the terms and conditions of his employment as Li-Cycle’s Chief Financial Officer, including base salary, annual performance bonus and benefits. On July 7, 2021, Li-Cycle and NewCo entered into a retirement agreement with Mr. MacInnis (the “Retirement Agreement”) setting forth certain terms and conditions relating to his retirement from employment with Li-Cycle, which supersede the terms and conditions of his employment agreement that pertain to that subject matter.

In the case of Li-Cycle’s termination of Mr. MacInnis’ employment other than for cause, or in the case of Mr. MacInnis’ termination of his employment for good reason (as defined in the employment agreement and which will not be triggered by consummation of the Business Combination) following a change of control (as defined in the employment agreement), Mr. MacInnis is entitled to accrued but unpaid base salary, vacation pay, expense reimbursements and benefits, an additional fifty-two weeks’ base salary and bonus (calculated on the basis of an average of each bonus received by Mr. MacInnis in the three fiscal years preceding the termination date), and, until the earlier of fifty-two weeks from the termination date or the date on which Mr. MacInnis commences alternative employment or consulting work, continued coverage under Li-Cycle group benefit plans in place and as amended from time to time. Assuming Mr. MacInnis was terminated other than for cause following the Closing of the Business Combination, he would be entitled to a termination payment equal to $455,000 (assuming bonus of 40%).

Pursuant to the Retirement Agreement, subject to certain conditions including those set out below, Mr. MacInnis will be entitled to (i) salary continuance for a period of 12 months following the retirement date, (ii) a bonus for the fiscal year ended October 31, 2021 calculated and payable in the ordinary course in accordance with his employment agreement and the Company’s bonus plan for such year, (iii) a bonus for the period from November 1, 2021 up to and including the retirement date based on his actual bonus achieved in the prior fiscal year, prorated for such period, and (iv) continued participation in the Company’s group health and dental plans until the earlier of the date which is 12 months following the retirement date and the date on which he secures alternate coverage through any source other than existing spousal coverage. The terms of the Retirement Agreement will be null and void in the event that Mr. MacInnis’ employment is terminated by the Company for just clause (as defined in the employment agreement) or by way of Mr. MacInnis’ voluntary resignation (as defined in the employment agreement) at any time prior to the retirement date. Following the entering into of the retirement agreement, the Company and Mr. MacInnis mutually agreed that Mr. MacInnis’ retirement date will be January 31, 2022, and the Company agreed to accelerate and settle certain retirement payments to Mr. MacInnis in an amount of $325,000, which amounts shall be repayable to the Company if

Mr. MacInnis’ employment is terminated by the Company for just cause or by Mr. MacInnis by way of voluntary resignation at any time prior to the retirement date.

If Mr. MacInnis is terminated for cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any bonus payment, other than any minimum entitlements to which he would be entitled under applicable law. He will, however, be entitled to payment of any unpaid base salary, vacation pay and expense reimbursements accrued to the termination date.

Kunal Phalpher

On September 1, 2020, Li-Cycle entered into an employment agreement with Mr. Phalpher setting forth the terms and conditions of his employment as Li-Cycle’s Chief Commercial Officer, including base salary, annual performance bonus and benefits.

In the case of Li-Cycle’s termination of Mr. Phalpher’s employment other than for cause, or in the case of Mr. Phalpher’s termination of his employment for good reason (as defined in the employment agreement and which will not be triggered by consummation of the Business Combination) following a change of control (as defined in the employment agreement), Mr. Phalpher is entitled to accrued but unpaid base salary, vacation pay, expense reimbursements and benefits, an additional fifty-two weeks’ base salary and bonus (calculated on the basis of an average of each bonus received by Mr. Phalpher in the three fiscal years preceding the termination date), and, until the earlier of fifty-two weeks from the termination date or the date on which Mr. Phalpher commences alternative employment or consulting work, continued coverage under Li-Cycle group benefit plans in place and as amended from time to time. Assuming Mr. Phalpher was terminated other than for cause following the Closing of the Business Combination, he would be entitled to a termination payment equal to $420,000 (assuming bonus of 40%).

If Mr. Phalpher is terminated for cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any bonus payment, other than any minimum entitlements to which he would be entitled under applicable law. He will, however, be entitled to payment of any unpaid base salary, vacation pay and expense reimbursements accrued to the termination date.

Chris Biederman

On September 7, 2020, Li-Cycle entered into an employment agreement with Mr. Biederman setting forth the terms and conditions of his employment as Li-Cycle’s Chief Technology Officer, including base salary, annual performance bonus and benefits.

In the case of Li-Cycle’s termination of Mr. Biederman’s employment other than for cause, Mr. Biederman is entitled to accrued but unpaid base salary, vacation pay, expense reimbursements and benefits, and (a) before his completion of one year of service under the agreement, one months’ written notice, or (b) upon one year of completed service under the agreement, one months’ written notice plus an additional one months’ written notice for every additional completed year of completed service up to a maximum of 12 months’ written notice.

Li-Cycle may terminate the agreement and continue to pay Mr. Biederman his base salary until the expiry of the notice period or the date he commences alternative employment or consulting work, in which case Li-Cycle will pay Mr. Biederman an amount equal to 50% of the value of the payments remaining to the end of the notice period. Assuming Mr. Biederman was terminated other than for cause following the Closing of the Business Combination, he would be entitled to a termination payment equal to $70,000 (assuming two years of service and bonus of 40%).

If Mr. Biederman is terminated for cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, nor to any bonus payment, other than any minimum entitlements to which he would be entitled under applicable law. He will, however, be entitled to payment of any unpaid base salary, vacation pay and expense reimbursements accrued to the termination date.

Carl DeLuca

On February 24, 2021, Li-Cycle entered into an employment agreement with Mr. DeLuca setting forth the terms and conditions of his employment as Li-Cycle’s General Counsel & Corporate Secretary, including base salary, annual performance bonus and benefits.

In the case of Li-Cycle’s termination of Mr. DeLuca’s employment other than for cause, in addition to accrued but unpaid base salary, earned bonus, vacation pay, expense reimbursements and benefits to the date of termination, Mr. DeLuca is entitled to, (i) before his completion of six years of service, six months’ written notice, or (ii) upon six years of completed service, six months’ written notice plus an additional one month’s written notice for every additional completed year of service starting after the sixth anniversary of the commencement date up to an aggregate maximum of 12 months’ written notice. The notice may be satisfied by working notice or pay in lieu of notice (via salary continuance). In the case of salary continuance, the salary continuance period will cease on the date that Mr. DeLuca commences alternate employment or full-time consulting work, and Li-Cycle will pay Mr. DeLuca a lump-sum equal to 50% of the value of the payments remaining between the date that Mr. DeLuca commences alternate employment or consulting work and the end of the applicable notice period, less all lawful deductions. Assuming Mr. DeLuca was terminated other than for cause following the Closing of the Business Combination, he would be entitled to a termination payment equal to $210,000 (assuming bonus of 40%).

If Mr. DeLuca is terminated for cause, he will not be entitled to any severance pay, notice or compensation in lieu of notice, other than any minimum entitlements to which he would be entitled under applicable law. He will, however, be entitled to payment of any unpaid base salary, vacation pay and expense reimbursements accrued to the termination date.

Lauren Choate

On April 12, 2021, Li-Cycle entered into an employment agreement with Ms. Choate setting forth the terms and conditions of her employment, including base salary, annual performance bonus and benefits. Ms. Choate’s agreement is on an “at-will basis,” meaning that the Company is free to release the employee at any time for any reason and does not specify any entitlements on such termination of employment.

Compensation of Directors

We have established a compensation program for our directors who are not executive officers of the Company, which consists of an annual retainer, and additional retainers for serving as Lead Director and/or serving as Chair of a committee of the board, as applicable. We will also reimburse our directors for reasonable documented expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance at board and committee meetings. Our directors who are also executive officers of the Company will not receive additional compensation for serving as directors.

A portion of the board member retainer is paid in RSUs. Each director may also elect to receive up to 100% of their cash retainer in the form of RSUs, with the number of RSUs to be issued being determined based on the fair market value of the common shares prior to each such issuance.

Under the terms of an agreement dated July 19, 2019 between Li-Cycle and Anthony Tse, Mr. Tse provides consulting services to Li-Cycle in relation to the proposed expansion of its operations in Asia and is entitled to a fee of $4,700 per month for such services. For the twelve months ended April 30, 2021, Mr. Tse was paid aggregate fees under this agreement of $56,400.

DESCRIPTION OF SECURITIES

General

The following description of the material terms of our share capital includes a summary of certain provisions of our articles that became effective upon the closing of the Business Combination (the “articles”). This description is qualified in its entirety by reference to our articles which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Share Capital

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series. Prior to the closing of the Business Combination on August 10, 2021, the Company was authorized to issue an unlimited number of common shares without par value and an unlimited number of preferred shares without par value and there were 2,126,396 common shares issued and outstanding and 281,138 preferred shares issued and outstanding. As of August 10, 2021, subsequent to the Closing, there were 163,179,555 common shares outstanding and no preferred shares outstanding.

Common Shares

Voting Rights. Under our articles, the common shares are entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each common share entitles its holder to one vote.

Dividend Rights. The holders of outstanding common shares are entitled to receive dividends at such times and in such amounts and form as the board may from time to time determine, but subject to the rights of the holders of any preferred shares. The Company is permitted to pay dividends unless there are reasonable grounds for believing that: (i) the Company is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company’s assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares. The timing, declaration, amount and payment of any future dividends will depend on the Company’s financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, industry practice and other factors that our board deems relevant.

Preemptive Rights. There are no pre-emptive rights relating to the common shares.

Repurchase of Common Shares. Under the OBCA, the Company will be entitled to purchase or otherwise acquire any of its issued shares, subject to restrictions under applicable securities laws and provided that the Company will not be permitted to make any payment to purchase or otherwise acquire any of its issued shares if there are reasonable grounds for believing that: (i) the Company is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company’s assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares.

Liquidation. Upon the dissolution, liquidation or winding up of the Company, or any other distribution of assets of the Company, among its shareholders for the purpose of winding up its affairs, subject to the rights of the holders of any outstanding series of preferred shares, the holders of common shares will be entitled to receive the remaining property and assets of the Company available for distribution to its shareholders ratably in proportion to the number of common shares held by them.

Preferred Shares

The Company is authorized to issue an unlimited number of preferred shares, issuable in series. Subject to any limitations prescribed by law, including the OBCA, each series of preferred shares will consist of such number of shares and have such rights, privileges, restrictions and conditions as may be determined by the board prior to the issuance of such series. No rights, privileges, restrictions or conditions attaching to any series of preferred shares will confer upon the shares of such series a priority in respect of dividends or distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Company over the shares of any other series of preferred shares. The preferred shares of each series will, with respect to the right of payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Company, rank on parity with the shares of every other series of preferred shares.

The issuance of preferred shares and the terms selected by the board could decrease the amount of earnings and assets available for distribution to holders of common shares or adversely affect the rights and powers, including the voting rights, of the holders of common shares without any further vote or action by the holders of common shares. The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could make it more difficult for a third-party to acquire a majority of the outstanding voting shares and thereby have the effect of delaying, deferring or preventing a change of control of the Company or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of the common shares.

Dissent Rights

Under the OBCA, shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the corporation resolves to: (i) amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation; (ii) amend its articles to add, remove or change any restrictions on the business it is permitted to carry on or the powers it may exercise; (iii) amalgamate with another corporation, subject to certain exceptions; (iv) be continued under the laws of another jurisdiction; or (v) sell, lease or exchange all or substantially all of its property. In addition, holders of a class or series of shares of an OBCA corporation are, in certain circumstances and, in the case of items (a), (b) and (e) below, unless the articles of the corporation provide otherwise, entitled to exercise dissent rights and be paid the fair value of their shares if the corporation resolves to amend its articles to (a) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to shares of such class or series; (b) effect an exchange, reclassification or cancellation of the shares of such class or series; (c) add to, remove or change the rights, privileges, restrictions or conditions attached to the shares of such class or series; (d) add to the rights or privileges of any class or series of shares having rights or privileges equal or superior to the shares of such class or series; (e) create a new class or series of shares equal or superior to the shares of such class or series, except in certain circumstances; (f) make a class or series of shares having rights or privileges inferior to the shares of such class or series equal or superior to the shares of such class or series; (g) effect an exchange or create a right of exchange of the shares of another class or series into the shares of such class of series; or (h) add, remove or change restrictions on the issue, transfer or ownership of the shares of such class of series.

Transfer of Shares

Subject to the rules of any stock exchange on which shares are posted or listed for trading, no transfer of a security issued by the Company will be registered except upon (i) presentation of the security certificate representing the security with an endorsement which complies with the OBCA, together with such reasonable assurance that the endorsement is genuine and effective as the directors may require, (ii) payment of all applicable taxes and fees, and (iii) compliance with the articles of the Company. If no security certificate has been issued by the Company in respect of a security issued by the Company, clause (i) above may be satisfied by presentation of a duly executed security transfer power, together with such reasonable assurance that the security transfer power is genuine and effective as the directors may require.

Transfer Restrictions

Li-Cycle Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, the Li-Cycle Holders entered into the Li-Cycle Transaction Support Agreements with Peridot (the “Li-Cycle Transaction Support Agreements”), pursuant to which each Li-Cycle Holder agreed to, among other things, (i) vote or cause to be voted (whether in person, by proxy, by action by written consent, as applicable, or as may be required under Li-Cycle’s shareholders agreement or articles of incorporation) their Li-Cycle Shares in favor of the Business Combination Agreement, the Arrangement and certain related transactions; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, in each case, on the terms and subject to the conditions set forth in the Li-Cycle Transaction Support Agreements.

On August 10, 2021, the Company, the Peridot Class B Holders and the Li-Cycle Holders (collectively for the purposes of this subsection referred to as the “Holders”) entered into the Investor Agreement. The Investor Agreement provides that the common shares held by the Peridot Class B Holders and Li-Cycle Holders will be subject to certain transfer restrictions until (i) with respect to the Peridot Class B Holders, the earliest of (a) one year after the Closing and (b) (x) if the closing price of our common shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their common shares for cash, securities or other property, and (ii) with respect to the Li-Cycle Holders, 180 days following the Closing.

Registration Rights

Investor Agreement

Pursuant to the Investor Agreement, the Company is obligated to file a registration statement to register the resale of certain securities held by the Peridot Class B Holders and Li-Cycle Holders within 30 days after the Closing and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after such filing, but no later than the earlier of (i) the 75th day (or the 105th day if the SEC notifies that it will “review” such registration statement) following the Closing Date and (ii) the 15th business day after the date the SEC notifies us that such registration statement will not be “reviewed” or will not be subject to further review. In addition, pursuant to the terms of the Investor Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Peridot Class B Holders and Li-Cycle Holders may, subject to the limitations in the Investor Agreement, may demand at any time or from time to time, that the Company file a registration statement on Form F-3 (or on Form F-1 if Form F-3 is not available) to register the securities of the Company held by such Peridot Class B Holders and Li-Cycle Holders, and each may specify that such demand registration take the form of an underwritten offering, in each case subject to limitations on the number of demands and underwritten offerings that can be requested by each Peridot Class B Holder and Li-Cycle Holder, as specified in the Investor Agreement. The Peridot Class B Holders and Li-Cycle Holders also have “piggy-back” registration rights, subject to certain requirements and customary conditions. The Investor Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the Peridot Class B Holders and Li-Cycle Holders against (or make contributions in respect of) certain liabilities that may arise under the Securities Act.

Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, Subscription Agreements were entered into by and among each PIPE Investor, Peridot, and NewCo. Peridot obtained commitments from the PIPE Investors under the Subscription Agreements to purchase common shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,490,000. Certain offering related expenses are payable by Peridot, including customary fees payable to the placement agents. The purpose of the sale of common shares to the PIPE Investors was to raise additional capital for use in connection with the Business Combination.

The common shares sold to the PIPE Investors were identical to the shares that were held by the public shareholders at the time of the Closing, except that when initially issued by Peridot, such shares were restricted securities. The PIPE Financing occurred on the date of, and immediately prior to, the consummation of the Business Combination.

The closing of the PIPE Financing was subject to customary conditions, including, among other conditions, the Company’s agreement to, as soon as practicable (but in any case no later than 30 calendar days after the consummation of the Business Combination), file with the SEC (at its sole cost and expense) a registration statement registering the resale of the shares received by the PIPE Investors in the PIPE Financing (the “Resale Registration Statement”), and to use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof.

Listing

Our common shares and warrants are listed on NYSE under the symbols “LICY” and “LICY.WS,” respectively. Holders of our common shares and warrants should obtain current market quotations for their securities. There can be no assurance that our common shares and/or warrants will remain listed on NYSE. If we fail to comply with the NYSE listing requirements, our common shares and/or warrants could be delisted from NYSE. A delisting of our common shares will affect the liquidity of our common shares and could inhibit or restrict our ability to raise additional financing. See the section titled “Risk Factors — Risks Relating to this Offering and Ownership of Our Securities — NYSE may delist our securities, which could limit investors’ ability to engage in transactions in our securities and subject us to additional trading restrictions.”

Transfer Agent

A register of holders of our shares is maintained by Continental Stock Transfer and Trust Company in Canada, who serves as registrar and transfer agent for our equity securities.

DESCRIPTION OF AMENDED AND RESTATED COMPANY ORGANIZATIONAL DOCUMENTS

Annual Meetings

Under the OBCA and the Company’s by-laws, the Company must hold its first annual meeting of shareholders within 18 months after the date on which it was incorporated, and after that must hold an annual meeting not later than 15 months after the last annual meeting at such time and place in or outside the Province of Ontario as may be determined by the directors of the Company or, in the absence of such a determination, at the place where the registered office of the Company is located.

Board and Shareholder Ability to Call Shareholder Meetings

The by-laws of the Company provide that meetings of the shareholders may be called by the board of directors at any time. In addition, under the OBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition that the directors call a meeting of shareholders for the purposes stated in the requisition. Upon receiving a requisition to call a meeting of shareholders, the directors must, within 21 days after receiving the requisition, call a meeting of shareholders to transact the business stated in the requisition unless a record date has been fixed for a meeting of shareholders and notice of the meeting has been given in accordance with the OBCA; the directors of the Company have called a meeting of shareholder and have given notice of the meeting in accordance with the OBCA; or the business of the meeting as stated in the requisition includes certain matters, including, but not limited to, a proposal the primary purpose of which is to enforce a personal claim or redress a personal grievance against the corporation or its directors, officers or security holders. If the directors do not call such a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting. The corporation must reimburse the requisitioning shareholders for the expenses reasonably incurred by them in requisitioning, calling and holding the meeting unless the shareholders have not acted in good faith and in the interest of the shareholders of the corporation generally.

Shareholder Meeting Quorum

The by-laws of the Company provide that one or more persons who are, or who represent by proxy, one or more shareholders who, in the aggregate, hold at least 33 1/3% of the issued shares of the Company entitled to be voted at the meeting, constitute a quorum at any annual or special meeting of shareholders.

Voting Rights

Under the OBCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the OBCA, the Company articles or by-laws, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings. The Company’s by-laws provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a ballot is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy. Votes by a show of hands or functional equivalent result in each person having one vote regardless of the number of shares such person is entitled to vote. If voting is conducted by ballot, each person is entitled to one vote for each share such person is entitled to vote.

There are no limitations on the right of non-resident or foreign owners to hold or vote securities imposed by Canadian law or by the charter or other constituent document of the Company.

Shareholder Action by Written Consent

Under the OBCA, shareholder action without a meeting may be taken by a resolution signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at a meeting of shareholders. A written resolution of shareholders is as valid as if it had been passed at a meeting of those shareholders. A written resolution of shareholders dealing with all matters required by the OBCA to be dealt with at a meeting of shareholders, and signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at that meeting, satisfies all the requirements of the OBCA relating to that meeting of shareholders.

Access to Books and Records and Dissemination of Information

The Company must keep at its registered office, or at such other place as the OBCA may permit, the documents, copies, registers, minutes and other records which the Company is required by the OBCA to keep at such places. The Company must prepare and maintain, among other specified documents, adequate accounting records. Under the OBCA, any director, shareholder or creditor of the Company may, free of charge, examine certain of the Company’s records during the usual business hours of the Company.

Election and Appointment of Directors

The articles do not provide for the board of directors to be divided into classes.

At any general meeting of shareholders at which directors are to be elected, a separate vote of shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the OBCA, any casual vacancy occurring on the board may be filled by a quorum of the remaining directors, subject to certain exceptions. If the Company does not have a quorum of directors, or if there has been a failure to elect the number of directors required by the articles or the OBCA, the directors then in office must forthwith call a special meeting of shareholders to fill the vacancy and, if the directors fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder. Pursuant to the OBCA, where empowered by a special resolution, the directors may, between meetings of shareholders, appoint one or more additional directors, but the number of additional directors may not exceed one third times the number of directors required to have been elected at the last annual meeting of shareholders.

At least 25% of directors must be resident Canadians. The minimum number of directors the Company may have is one and the maximum number of directors is ten, as set out in the articles. The OBCA provides that any amendment to the articles to increase or decrease the minimum or maximum number of directors requires the approval of shareholders by a special resolution.

Removal of Directors

Pursuant to the OBCA, the shareholders may remove any director before the expiration of his or her term of office by ordinary resolution at an annual or special meeting of shareholders, provided that, where the holders of any class or series of shares have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. In that event, the shareholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy.

Proceedings of Board of Directors

At all meetings of the board, every question will be decided by a majority of the votes cast and, in the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

Requirements for Advance Notification of Shareholder Nominations

Pursuant to the by-laws and subject only to the OBCA, the articles and applicable securities laws, shareholders of record entitled to vote will nominate persons for election to the board only by providing proper notice to the corporate secretary. In the case of annual meetings, proper notice must be given, generally between 30 and 65 days prior to the date of the annual meeting. However, in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) that is the earlier of (i) the date that a notice of meeting is filed for such meeting, and (ii) the date on which the first public announcement of the meeting was made, the notice must be given on the 10th day following the Notice Date. In the case of a special meeting called for the purpose of electing directors and which is not also an annual meeting of shareholders, the notice must be given not later than the close of business on the 15th day following the date that is the earlier of (i) the date that a notice of meeting is filed for such meeting, and (ii) the date on which the first public announcement of the special meeting was made. Such notice must include, among other information, certain information with respect to each shareholder nominating persons for elections to the board, a written consent of each nominee consenting to serve as a director, disclosure about any proxy, contract, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote shares and any other information the Company may reasonably require to determine the eligibility of the nominee to serve as a director.

Approval of Amalgamations, Mergers and Other Corporate Transactions

Under the OBCA, certain corporate actions, such as: (i) amalgamations (other than with certain affiliated corporations); (ii) continuances; (iii) sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business; (iv) reductions of stated capital for any purpose, including in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests); and (v) other actions such as liquidations, or arrangements, must be approved by a special resolution of shareholders.

In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special resolution of shareholders to approve the corporate action in question affecting the share rights or special rights, is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights. In specified extraordinary corporate actions, such as approval of plans of arrangements and amalgamations all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Limitations on Director Liability and Indemnification of Directors and Officers

Under the OBCA, no provision in a contract, the articles, the by-laws or a resolution relieves a director or officer from the duty to act in accordance with the OBCA and its related regulations or relieves him or her from liability for a breach of the OBCA or its regulations.

A director is not liable under the OBCA for certain acts if the director exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance, in good faith, on (i) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to fairly reflect the financial position of the corporation in accordance with generally accepted accounting principles; (ii) an interim or other report of the corporation represented to the director by an officer of the corporation to fairly reflect the financial position of the corporation in accordance with generally accepted accounting principles; (iii) a report or advice of an officer or employee of the corporation, where it is reasonable in the circumstances to rely on the report of advice; or (iv) a report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person.

Under the OBCA, the Company may indemnify its current or former directors or officers or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Company or another entity.

The OBCA also provides that the Company may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the OBCA unless the individual (i) acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Under the by-laws, the Company will indemnify to the fullest extent permitted by the OBCA (i) any director or officer of the Company; (ii) any former director or officer of the Company; (iii) any individual who acts or acted at the Company’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity.

Derivative Suits and Oppression Remedy

Under the OBCA, a complainant (being a current or former director, officer or security holder of a corporation, which includes a beneficial shareholder, and any other person that a court considers to be a proper person to make such an application) of the Company may apply to the Ontario Superior Court of Justice for leave to bring an action in the name and on behalf of the Company or any of its subsidiaries, or to intervene in an existing action to which the Company or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of the Company or any of its subsidiaries.

No such action may be brought and no intervention in any action may be made unless the complainant has given the requisite notice of the application for leave to the directors of the Company or its subsidiary of the complainant’s intention to apply to the court and the court is satisfied that (i) the directors of the Company or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the best interests of the Company or its subsidiary for the action to be brought, prosecuted, defended or discontinued.

Under the OBCA, the court in a derivative action may make any order it thinks fit.

Under the OBCA, a complainant, and, in the case of a public corporation, the Ontario Securities Commission, may apply to the Ontario Superior Court of Justice for any interim or final order the court thinks fit, including, but not limited to, an order restraining the conduct complained of, where the court is satisfied that, in respect of the Company or any of its affiliates, any act or omission of the Company or any of its affiliates effects or threatens to effect a result, the business or affairs of the Company or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner, or the powers of the directors of the Company or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the Company.

Exclusive Forum

The by-laws provide that, unless the Company consents in writing to the selection of an alternative forum and except as set out below, the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom will, to the fullest extent permitted by law will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the Company, any action asserting a claim arising pursuant to any provision of the OBCA or the articles or by-laws, or any action asserting a claim related to the relationships among the Company, its affiliates and their respective shareholders, directors or officers (other than the business carried on by the Company or its affiliates). The by-laws also provide that, notwithstanding the foregoing, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will have exclusive jurisdiction for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act. The exclusive forum provision in the by-laws will not apply to actions arising under the Securities Act or the Exchange Act. Investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder.

Amendment of the Articles, By-laws and Alteration of Share Capital

Under the OBCA, the Company may amend the articles by special resolution. For purposes of the OBCA, a special resolution is a resolution submitted to a special meeting of shareholders duly called for the purpose of considering the resolution and passed at the meeting by at least two-thirds of the votes cast or consented to in writing by all shareholders entitled to vote at such a meeting. A special resolution is generally required to approve corporate matters that may materially affect the rights of shareholders or are of a transformative nature for the corporation, including, but not limited to, changes to the corporation’s authorized capital structure, changes to the rights privileges, restrictions and conditions in respect of any of the corporation’s shares, a change in the corporation’s name, the winding up, dissolution or liquidation of the corporation, and a plan of arrangement with shareholders.

Under the OBCA, the board may, by resolution, make, amend or repeal any by-laws that regulate the business of affairs of the Company. Where the directors make, amend or repeal any by-law, they must submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal. Where a by-law is made, amended or repealed by the directors, the by-law, amendment or repeal is effective from the date of the resolution of the directors until it is confirmed, amended or rejected by shareholders (or, if the directors fail to submit the by-law, amendment or repeal to shareholders, until the date of the shareholders meeting at which it should have been submitted).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Related Person Transactions Related to the Business Combination

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, the Li-Cycle Holders entered into the Li-Cycle Transaction Support Agreements with Peridot, pursuant to which each of the Li-Cycle Holders agreed to, among other things, (i) vote or cause to be voted (whether in person, by proxy, by action by written consent, as applicable, or as may be required under Li-Cycle’s shareholders agreement or articles of incorporation) their Li-Cycle Shares in favor of the Business Combination Agreement, the Arrangement and certain related transactions; (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities.

PIPE Financing

MMF LT, LLC, an affiliate of Moore Strategic Ventures, LLC, which was a beneficial owner, in the aggregate, of more than 5% of Li-Cycle’s Class A preferred shares prior to the Business Combination, agreed to purchase as a PIPE Investor under the PIPE Financing, 5,000,000 shares of NewCo, which, upon the Amalgamation, became 5,000,000 common shares of the Company, for a purchase price of $10 per share.

Anthony Peter Tse, Richard Findlay and Mark Wellings (through his holding company, ZCR Corp.), directors of Li-Cycle, respectively agreed to purchase as PIPE Investors in the PIPE Financing, 18,000, 13,000 and 18,000 shares of NewCo, which, upon the Amalgamation, became 18,000, 13,000 and 18,000 common shares of the Company, respectively, for a purchase price of $10 per share.

Certain Relationships and Related Person Transactions prior to the Business Combination

Shareholder Agreement

The Li-Cycle’s shareholders agreement, as amended November 12, 2020, granted certain rights to holders of Li-Cycle Shares and Class A preferred shares of Li-Cycle, including certain approval rights, pre-emptive rights, tag-along rights, drag-along rights and information rights. The shareholders agreement terminated in connection with the consummation of the Business Combination.

Related-Party Lease

During the past four years, Li-Cycle has leased certain office space from Ashlin BPG Marketing, which is controlled by certain members of the immediate family of Ajay Kochhar, Li-Cycle’s President and Chief Executive Officer. Under the terms of the lease, Li-Cycle is required to pay C$4,500 per month plus applicable taxes, subject to 60 days’ notice of termination.

Share Subscriptions

On March 23, 2018, Li-Cycle issued 1,663 Li-Cycle Shares to Richard Findlay, 9,706 Li-Cycle Shares to Alex Lowrie, 9,706 Li-Cycle Shares to Louise Lowrie, 9,706 Li-Cycle Shares to Anthony Lowrie and 9,706 Li-Cycle Shares to Liv Lowrie, in each case for a subscription price of C$18.03 per Li-Cycle Share. On January 23, 2019, Li-Cycle issued 4,234 Li-Cycle Shares to Alex Lowrie as a finder’s fee in connection with a prior financing conducted by Li-Cycle. Alex Lowrie was a director of Li-Cycle prior to the Business Combination and each of Louise Lowrie, Anthony Lowrie and Liv Lowrie are immediate family members of Alex Lowrie.

On October 10, 2019, Li-Cycle issued 123,519 Li-Cycle Shares to TechMet Limited, a beneficial owner of more than 5% of the outstanding Li-Cycle Shares at that time, for a subscription price of C$53.34 per Li-Cycle Share. On February 4, 2020, Li-Cycle issued 122,600 Li-Cycle Shares to TechMet Limited for a subscription price of C$81.81.

On May 1, 2020, Li-Cycle entered into a consulting agreement with Atria Limited (“Atria”), an entity which beneficially owned more than 5% of the outstanding Li-Cycle Shares at that time, to agree upon and finalize the consideration for certain business development and marketing consulting services that were previously performed on behalf of the Company from 2018 through April 2020. The fees for such services were agreed at 12,000 Li-Cycle Shares payable in installments of 1,000 Li-Cycle Shares per month. On January 25, 2021, Li-Cycle issued all of the 12,000 shares to Atria in full and final satisfaction of all obligations of Li-Cycle to Atria under the consulting agreement. Atria also directed the issuance of such shares as follows: 8,000 Shares to Atria; 2,000 Shares to Pella Ventures, an affiliated company of Atria; and 2,000 Shares to a director of the Company at such time, who is not related to Atria.

Investor Agreement

At the Closing, the Company, the Peridot Class B Holders and the Li-Cycle Holders entered into the Investor Agreement, pursuant to which, among other things, the Peridot Class B Holders and the Li-Cycle Holders were granted certain registration rights with respect to the common shares held by the Peridot Class B Holders and the Li-Cycle Holders. The Investor Agreement provides that the common shares held by the Li-Cycle Holders will be subject to certain restrictions on the transfer of common shares held by them. For additional information, see the section titled “Description of Securities — Registration Rights — Investor Agreement.”

Promissory Notes

On June 16, 2021, Li-Cycle issued promissory notes (the “Notes”) to companies related to our Chief Executive Officer and our Executive Chairman (the “Lenders”) for an aggregate principal amount of US $7,000,000 as consideration for loans of such aggregate amount received from the Lenders. The Notes bear interest at the rate of 10% per annum, payable at maturity, and mature on December 15, 2023. The Notes are subordinate to indebtedness owing to Li-Cycle’s senior lender (the “Senior Indebtedness”). Pursuant to the Notes, Li-Cycle may, at its option, prepay all or any portion of the principal amount of the Notes, together with the accrued and unpaid interest thereon, without premium or penalty, at any time prior to the maturity date, provided that (a) such prepayment is made using proceeds from the Business Combination, or (b) prior to or concurrently with such prepayment, Li-Cycle repays in full its Senior Indebtedness. Li-Cycle repaid the Notes following the closing of the Business Combination using the proceeds from the Business Combination.

Certain Peridot Relationships and Related Person Transactions prior to the Business Combination

In August 2020, the Sponsor acquired 8,625,000 Peridot Class B Shares for an aggregate purchase price of $25,000. In September 2020, the Sponsor transferred 30,000 Peridot Class B Shares to each of Peridot’s independent directors, at the original per share purchase price. Prior to the initial investment in Peridot of $25,000 by the Sponsor, Peridot had no assets, tangible or intangible. The number of Peridot Class B Shares issued was determined based on the expectation that such Peridot Class B Shares would represent 20% of the outstanding shares of Peridot upon completion of Peridot’s initial public offering. In November 2020, the Sponsor forfeited 1,125,000 as a result of the expiration of the underwriter’s option to exercise its overallotment. In connection with the Amalgamation, the Peridot Class B Shares were converted into Class A common shares of Peridot, which were converted into common shares of the Company.

In September 2020, the Sponsor purchased an aggregate of 8,000,000 warrants from Peridot for a purchase price of $1.00 per whole warrant, or an aggregate purchase price of $8,000,000, in a private placement that occurred simultaneously with the closing of Peridot’s initial public offering. Each such warrant entitled the holder to purchase one Peridot Class A Share at a purchase price of $11.50 per share. In connection with the Amalgamation, these warrants were converted into warrants to purchase an equivalent number of the Company’s common shares.

In August 2020, Peridot issued an unsecured promissory note to the Sponsor, pursuant to which Peridot could borrow up to an aggregate principal amount of $300,000. The promissory note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of Peridot’s initial public offering. The outstanding balance under the promissory note of $119,331 was repaid at the closing of the initial public offering on September 28, 2020.

In August 2020, Peridot entered into an agreement to pay an affiliate of Peridot’s Sponsor up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of the Business Combination, Peridot ceased paying these monthly fees. For the period from July 31, 2020 through December 31, 2020, Peridot incurred $30,000 in fees for these services, which is included in accrued expenses in the balance sheet as of December 31, 2020.

In connection with Peridot’s initial public offering, Peridot entered into a registration and shareholder rights agreement with respect to certain Peridot securities. Upon consummation of the Business Combination, the registration and shareholder rights agreement was terminated in connection with the execution of the Investor Agreement. For more information, see the section titled “Description of Securities — Registration Rights — Investor Agreement.”

In February 2020, as part of the PIPE Financing, Peridot and the Company entered into a Subscription Agreement with an affiliate of the Sponsor, pursuant to which such affiliate of the Sponsor agreed to subscribe for and purchase, and Peridot and the Company agreed to issue and sell to such affiliate, immediately prior to Closing, 2,500,000 common shares for a purchase price of $10.00 per share.

Our Related Party Transaction Policy and Practices

Related Party Transaction Policy

In connection with the Business Combination, our board of directors adopted a written related party transactions policy that became effective as of the Closing. For purposes of the policy, related party transactions include transactions that would be required to be disclosed under Item 7 of Form 20-F. This includes transactions or loans between the company and (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the Company, (b) unconsolidated enterprises in which the Company has significant influence, or which has significant influence over the Company, (c) individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and close members of any such individual’s family, (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including directors and senior management of companies and close members of such individuals’ families, and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence. Shareholders beneficially owning a 10% interest or greater in voting power are deemed to have significant influence.

Employment Agreements

In accordance with the Business Combination Agreement, upon the consummation of the Business Combination, we entered into employment agreements with certain of our executive officers. See the section titled “Executive and Director Compensation — Employment Arrangements, Termination and Change in Control Benefits.”

Indemnification Agreements

The Company has entered into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the by-laws. These agreements, among other things, require the Company to indemnify its directors and executive officers for certain costs, charges and expenses, including attorneys’ fees, judgments, fines and settlement amounts, reasonably incurred by a director or executive officer in any action or proceeding because of their association with the Company or any of its subsidiaries.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of the Company’s common shares based on 163,179,555 common shares issued and outstanding as of August 10, 2021 following the closing of the Business Combination, with respect to beneficial ownership of our shares by:

•	each person known by us to be the beneficial owner of more than 5% of our issued and outstanding common shares;

•	each of our executive officers and directors; and

•	all our executive officers and directors as a group.

In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over common shares they own or have the right to acquire within 60 days, as well as common shares for which they have the right to vote or dispose of such common shares. In accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, common shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of common shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons.

Except as indicated by the footnotes below, we believe that the persons named below have sole voting and dispositive power with respect to all common shares that they beneficially own. The common shares owned by the persons named below have the same voting rights as the common shares owned by other holders. We believe that, as of August 10, 2021, approximately 61.87% of our common shares are owned by 73 record holders in the United States of America.

Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is c/o Li-Cycle Holdings Corp., 2351 Royal Windsor Drive, Unit 10, Mississauga, Ontario L5J 4S7, Canada.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Outstanding Common Shares (1)
Directors and Executive Officers
Ajay Kochhar (2)	25,207,734	15.4%
Tim Johnston (3)	11,851,254	7.3%
Mark Wellings (4)	274,541	*
Rick Findlay (5)	822,415	*
Anthony Tse (6)	253,536	*
Alan Levande (7)	933,660	*
Scott Prochazka (8)	30,000	*
Bruce MacInnis (9)	125,174	*
Kunal Phalpher (10)	728,597	*
Chris Biederman (11)	106,141	*
Carl DeLuca (12)	0	*
Lauren Choate (13)	500
All directors and executive officers post-Business Combination as a group (12 individuals)	40,307,860	24.7%

Five Percent or Greater Shareholders
TechMet Limited (14)	12,969,674	7.9%
Louis M. Bacon (15)	13,030,398	8.0%

*	Less than 1 percent
(1)	Based upon a total of 163,179,555 common shares outstanding as of August 10, 2021, immediately following the closing of the Business Combination.
(2)

Ajay Kochhar’s 25,207,734 shares beneficially owned include (1) 45,797 common shares owned directly by Mr. Kochhar, (2) 24,862,612 common shares owned by 2829908 Delaware LLC, a Delaware limited liability company, which is a wholly-owned subsidiary of Maplebriar Holdings Inc., a corporation organized under the laws of the Province of Ontario (“Maplebriar Holdings”), having a sole shareholder, The Kochhar Family Trust, an irrevocable trust established under the laws of the Province of Ontario, Canada (the “Trust”), and (3) 299,325 common shares subject to stock options held by Mr. Kochhar which includes options to acquire (i) 159,640 common shares at a price of US$0.02 per share until April 11, 2023, and (ii) 139,685 common shares at a price of US$0.36 per share until July 19, 2024. There is an oral agreement among Mr. Kochhar, the Trust, Maplebriar Holding, and 2829908 Delaware LLC, that grants Mr. Kochhar the sole power to control the voting and disposition of the common shares of the Company held by 2829908 Delaware LLC. Mr. Kochhar is one of three trustees of the Trust, along with Mr. Kochhar’s brother and father, and the beneficiaries of the Trust are principally relatives of Mr. Kochhar. There is an oral agreement among Mr. Kochhar, the Trust, Maplebriar Holdings and 2829908 Delaware LLC that grants Mr. Kochhar the sole power to control the voting and disposition of the common shares held by 2829908 Delaware LLC. Mr. Kochhar is a Director and the President and Chief Executive Officer of the Company.

(3)

Tim Johnston’s 11,851,254 shares beneficially owned include (1) 45,797 common shares owned directly by Mr. Johnston, (2) 11,047,167 common shares owned by Keperra Holdings Ltd., a Guernsey corporation (“Keperra”) and (3) 758,290 common shares subject to stock options, which includes options to acquire (i) 399,100 common shares at a price of US$0.02 per share until September 12, 2022, (ii) 159,640 common shares at a price of US$0.02 per share until April 11, 2023, and (iii) 199,550 common shares at a price of US$0.36 per share until July 19, 2024. Mr. Johnston is the sole shareholder of Keperra. Artemis Nominees Limited is a nominee company that holds legal title to 100 shares of Keperra as nominee of and trustee for Mr. Johnston. Mr. Johnston is a Director and the Executive Chairman of the Company.

(4)

Mark Wellings’ 274,541 shares beneficially owned include (1) 7,304 common shares owned directly by Mr. Wellings, (2) 180,234 common shares owned by ZCR Corp., a holding company wholly owned by Mr. Wellings, 18,000 of which were purchased through the PIPE Financing, and (3) options to acquire 87,003 common shares at a price of US$0.37 per share until July 19, 2024. Mr. Wellings is a director of the Company.

(5)

Rick Findlay’s 822,415 shares beneficially owned include (1) 523,090 owned directly, including 13,000 acquired through the PIPE Financing and (2) 299,325 common shares subject to stock options, which includes options to acquire (i) 159,640 common shares at a price of US$0.02 per share until April 11, 2023 and (ii) 139,685 common shares at a price of US$0.37 per share until July 19, 2024. Mr. Findlay is a Director of the Company.

(6)	Of the 253,536 common shares beneficially owned by Anthony Tse, 18,000 were acquired through the PIPE Financing. Mr. Tse is a Director of the Company.
(7)

Alan Levande beneficially owns 933,660 common shares. Mr. Levande was previously the Chief Executive Officer and Chairman of the board of directors of Peridot prior to the consummation of the Business Combination and is currently a Director of the Company.

(8)	Scott Prochazka beneficially owns 30,000 common shares directly. Mr. Prochazka previously served as a Director of Peridot and is currently a Director of the Company.
(9)	Bruce MacInnis is the Chief Financial Officer of the Company.
(10)

Kunal Phalpher beneficially owns 728,597 common shares consisting of (1) 429,272 common shares owned directly by Mr. Phalpher, and (2) 299,325 common shares subject to stock options, which includes options to acquire (i) 159,640 common shares at a price of US$0.02 per share until April 11, 2023 and (ii) 139,685 common shares at a price of US$0.37 per share until July 19, 2024. Mr. Phalpher is the Chief Commercial Officer of the Company.

(11)	Chris Biederman beneficially owns 106,141 common shares which he owns directly. Mr. Biederman is the Chief Technology Officer of the Company.
(12)	Carl DeLuca is the General Counsel and Corporate Secretary of the Company.

(13)	Lauren Choate is the Chief People Officer of the Company.
(14)

According to a Schedule 13G filed with the SEC on August 17, 2021, as of August 17, 2021, TechMet Limited beneficially owned 12,969,674 common shares. The business address of TechMet Limited is Suite 22, 20 lower Baggott Street, Dublin 2, D02 X658 Ireland.

(15)

According to a Schedule 13G filed with the SEC on August 20, 2021, as of August 20, 2021, Louis M. Bacon beneficially owned 13,030,398 common shares consisting of (1) 5,225,000 common shares held by MMF LT, LLC, a Delaware limited liability company (“MMF”) inclusive of 75,000 common shares issuable upon exercise of warrants to purchase common shares, and (2) 7,805,398 common shares held by Moore Strategic Ventures, LLC, a Delaware limited liability company (“MSV”). Kendall Capital Markets, LLC, a Delaware limited liability company (“KCM”) and MSV may be deemed to be the beneficial owner of the 7,805,398 common shares held by MSV. Each of Moore Capital Management, LP, a Delaware limited partnership (“MCM”), Moore Global Investments, LLC, a Delaware limited liability company (“MGI”), Moore Capital Advisors, L.L.C., a Delaware limited liability company (“MCA”), MMF and Mr. Bacon may be deemed to be the beneficial owner of 5,225,000 Shares held by MMF, inclusive of 75,000 common shares issuable upon exercise of warrants to purchase common shares. Mr. Bacon controls the general partner of MCM, is the chairman and director of MCA, and is the indirect majority owner of MMF. MCM, the investment manager of MMF, has voting and investment control over the shares held by MMF. MGI and MCA are the sole owners of MMF. KCM, the investment manager of MSV, has voting and investment control over the shares held by MSV. Louis M. Bacon controls KCM and may be deemed the beneficial owner of the shares held by MSV. The business address of MCM, MMF, MGI, MCA, MSV, KCM, and Mr. Bacon is Eleven Times Square, New York, New York 10036.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the selling securityholders of up to 116,046,198 common shares, up to 8,000,000 warrants and up to 8,000,000 common shares issuable upon exercise of the warrants held by our selling securityholders.

The selling securityholders may from time to time offer and sell any or all of the common shares and warrants set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of the date of this prospectus, the name of the selling securityholders for which we are registering common shares and warrants for resale to the public, and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of shares outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same shares.

The common shares and warrants held by certain of the selling securityholders are subject to transfer restrictions, as described in the section titled “Description of Securities — Transfer Restrictions.”

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of common shares and warrants registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Except as indicated by the footnotes below, we believe that the persons named below have sole voting and dispositive power with respect to all common shares that they beneficially own. The shares owned by the persons named below do not have voting rights different from the shares owned by other holders.

Unless otherwise indicated, the address of each beneficial owner listed in the tables below is 2351 Royal Windsor Drive, Unit 10, Mississauga, Ontario L5J 4S7, Canada.

	Securities Beneficially Owned prior to this Offering			Securities to Be Sold in this Offering		Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Common Shares	Warrants	Percentage (1)	Common Shares	Warrants	Common Shares	Warrants	Percentage (1)
2829908 Delaware LLC (2)	24,862,612	—	15.2%	24,862,612	—	—	—	—
TechMet Limited (3)	12,969,674	—	7.9%	12,969,674	—	—	—	—
Keperra Holdings Limited (4)	11,047,167	—	6.8%	11,047,167	—	—	—	—
CEC Aventurine Holdings, LLC (5)	8,598,430	8,000,000	9.7%	8,598,430	8,000,000	—	—	—
Moore Strategic Ventures (6)	7,805,398	—	4.8%	7,805,398	—	—	—	—
AH Clover Ltd. (7)	6,304,542	—	3.9%	6,304,542	—	—	—	—
Principal Nominees Limited (8)	5,543,059	—	3.4%	5,543,059	—	—	—	—
MMF LT, LLC (9)	5,150,000	75,000	3.2%	5,000,000	—	150,000	75,000	*
Pella Ventures Limited (10)	2,801,562	—	1.7%	2,801,562	—	—	—	—
Park West Investors Master Fund, Limited (11)	1,960,658	—	1.2%	1,550,000	—	410,658	—	*
Atria Limited (12)	1,770,247	—	1.1%	1,770,247	—	—	—	—
Antara Capital Master Fund LP (13)	1,700,000	—	1.0%	1,700,000	—	—	—	—
Covalis Capital Master Fund Ltd. (14)	1,560,959	—	*	1,560,959	—	—	—	—
Integrated Core Strategies (US) LLC (15)	1,500,000	—	*	1,500,000	—	—	—	—
MIC Capital Partners (Public) Parallel Cayman, L.P. (16)	1,500,000	—	*	1,500,000	—	—	—	—
Soroban Opportunities Master Fund LP (17)	1,500,000	—	*	1,500,000	—	—	—	—
Nineteen77 Global Multi-Strategy Alpha Master Limited (18)	1,454,252	95,553	*	321,930	—	1,132,322	95,553	*
Covalis Capital Tactical Opportunities Master Fund Ltd (19)	1,255,365	—	*	1,255,365	—	—	—	—
Energy Impact Fund II LP (20)	1,200,000	—	*	1,200,000	—	—	—	—
Atlas Point Energy Infrastructure Fund, LLC (21)	1,016,141	—	*	1,000,000	—	16,141	—	*
Marshall Wace Investment Strategies - Eureka Fund (22)	1,002,402	380,415	*	587,967	—	414,435	380,415	*
2019 GS LLC (23)	4,902,679	—	3.0%	1,000,000	—	3,902,679	—	2.4%
Atlas Diversified Master Fund, Ltd. (24)	1,000,000	—	*	1,000,000	—	—	—	—
Alexander Lowrie (25)	973,245	—	*	973,245	—	—	—	—
Arena Capital Advisors (26)	936,907	626,143	*	100,000	—	836,907	626,143	*
Alan Levande (27)	933,660	—	*	933,660	—	—	—	—
D. E. Shaw Valence Portfolios, L.L.C. (28)	900,000	—	*	900,000	—	—	—	—
Aristeia Master, L.P. (29)	850,428	—	*	850,428	—	—	—	—
Traxys Projects, L.P. (30)	800,000	—	*	800,000	—	—	—	—
Neuberger Berman Group LLC and certain affiliates (31)	1,000,000	—	*	1,000,000	—	—	—	—
Covalis Capital Strategic Opportunities Master Fund SPC - Covalis Capital Energy Transition Master Fund SP (32)	721,200	—	*	721,200	—	—	—	—

	Securities Beneficially Owned prior to this Offering			Securities to Be Sold in this Offering		Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Common Shares	Warrants	Percentage (1)	Common Shares	Warrants	Common Shares	Warrants	Percentage (1)
Nineteen77 Global Merger Arbitrage Master Limited (33)	623,970	137,291	*	321,930	—	302,040	137,291	*
Richard Findlay (34)	822,415	—	*	523,090	—	299,325	—	*
Standard Investment Research Hedged Equity Master Fund, Ltd (35)	500,000	—	*	500,000	—	—	—	—
Lugard Road Capital Master Fund, LP (36)	492,549	—	*	492,549	—	—	—	—
Arosa Opportunistic Fund LP (37)	490,000	—	*	280,000	—	210,000	—	*
Magnetar Constellation Master Fund, Ltd (38)	451,004	135,573	*	265,000	—	186,004	135,573	*
CVI Investments, Inc. (39)	400,000	93,789	*	400,000	—	—	93,789	*
Markus Specks (40)	377,910	—	*	377,910	—	—	—	—
Franklin Templeton Investment Funds - Franklin Natural Resources Fund (41)	326,200	—	*	326,200	—	—	—	—
Kepos Alpha Master Fund L.P. (42)	320,500	—	*	320,500	—	—	—	—
D. E. Shaw Oculus Portfolios, L.L.C. (43)	300,000	—	*	300,000	—	—	—	—
Anthony Peter Tse (44)	253,536	—	*	227,844	—	25,692	—	*
HITE Hedge ET LP (45)	212,300	—	*	212,300	—	—	—	—
Arosa Alternative Energy Fund LP (46)	210,000	—	*	120,000	—	90,000	—	*
Tech Opportunities LLC (47)	200,000	—	*	200,000	—	—	—	—
Park West Partners International, Limited (48)	190,462	—	*	150,000	—	40,462	—	*
ZCR Corp (49)	180,234	—	*	180,234	—	—	—	—
Magnetar Structured Credit Fund, LP (50)	179,000	53,208	*	106,000	—	73,000	53,208	*
Franklin Strategic Series - Franklin Natural Resources Fund (51)	173,800	—	*	173,800	—	—	—	—
Thebes Offshore Master Fund, LP (52)	166,667	—	*	166,667	—	—	—	—
Luxor Capital Partners, LP (53)	157,350	—	*	157,350	—	—	—	—
Magnetar Xing He Master Fund Ltd (54)	156,499	47,741	*	91,000	—	65,499	47,741	*
NewGen Equity Long/Short Fund (55)	144,500	—	*	144,500	—	—	—	—
Magnetar Constellation Fund II, Ltd (56)	131,501	38,995	*	78,000	—	53,501	38,995	*
Kepos Carbon Transition Master Fund L.P. (57)	111,886	—	*	79,500	—	32,386	—	*
Magnetar SC Fund Ltd (58)	109,500	36,079	*	60,000	—	49,500	36,079	*
Difesa Master Fund, LP (59)	100,000	125,000	*	100,000	—	—	125,000	*
Patrick Molyneux (60)	788,846	234,000	*	100,000	—	688,846	234,000	*
Luxor Capital Partners Offshore Master Fund, LP (61)	98,553	—	*	98,553	—	—	—	—
Nineteen77 Global Merger Arbitrage Opportunity Fund (62)	89,854	16,406	*	53,760	—	36,094	16,406	*
Luxor Wavefront, LP (63)	78,191	—	*	78,191	—	—	—	—
Magnetar Lake Credit Fund LLC (64)	77,498	27,332	*	40,000	—	37,498	27,332	*
ASIG International Limited (65)	66,109	—	*	66,109	—	—	—	—
Purpose Alternative Credit Fund Ltd (66)	60,498	17,128	*	37,000	—	23,498	17,128	*
HITE Carbon Offset Ltd. (67)	60,000	—	*	60,000	—	—	—	—
Marshall Wace Investment Strategies - Market Neutral TOPS Fund (68)	58,981	47,555	*	58,981	—	—	47,555	*
DS Liquid Div RVA ARST, LLC (69)	58,798	—	*	58,798	—	—	—	—
NewGen Alternative Income Fund (70)	55,500	—	*	55,500	—	—	—	—
Magnetar Capital Master Fund Ltd (71)	40,000	—	*	40,000	—	—	—	—
Magnetar Discovery Master Fund Ltd (72)	40,000	—	*	40,000	—	—	—	—
Marshall Wace Investment Strategies - TOPS Fund (73)	36,037	28,332	*	36,037	—	—	28,332	*

	Securities Beneficially Owned prior to this Offering			Securities to Be Sold in this Offering		Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Common Shares	Warrants	Percentage (1)	Common Shares	Warrants	Common Shares	Warrants	Percentage (1)
Jonathan Silver (74)	30,000	—	*	30,000	—	—	—	—
June Yearwood (75)	30,000	—	*	30,000	—	—	—	—
Magnetar Longhorn Fund LP (76)	30,000	—	*	30,000	—	—	—	—
Scott Prochazka (77)	30,000	—	*	30,000	—	—	—	—
HITE Carbon Offset LP (78)	27,700	—	*	27,700	—	—	—	—
Windermere Ireland Fund PLC (79)	24,665	—	*	24,665	—	—	—	—
Purpose Alternative Credit Fund - T LLC (80)	24,500	8,382	*	13,000	—	11,500	8,382	*
Marshall Wace Investment Strategies - Systematic Alpha Plus Fund (81)	17,015	18,553	*	17,015	—	—	18,553	*
Luxor Capital Partners Long, LP (82)	5,015	—	*	5,015	—	—	—	—
IAM Investments ICAV – O’Connor Event Driven UCITS Fund (83)	4,534	979	*	2,380	—	2,154	979	*
Luxor Capital Partners Long Offshore Master Fund, LP (84)	1,675	—	*	1,675	—	—	—	—

*	Less than 1%
(1)	Based upon a total of 163,179,555 common shares outstanding as of August 10, 2021, immediately following the closing of the Business Combination.
(2)

2829908 Delaware LLC is a Delaware limited liability company and wholly-owned subsidiary of Maplebriar Holdings Inc., a corporation organized under the laws of the Province of Ontario (“Maplebriar Holdings”), having a sole shareholder, The Kochhar Family Trust, an irrevocable trust established under the laws of the Province of Ontario, Canada (the “Trust”). Mr. Kochhar is a Director and the President and Chief Executive Officer of the Company. Mr. Kochhar is one of three trustees of the Trust, along with Mr. Kochhar’s brother and father, and the beneficiaries of the Trust are principally relatives of Mr. Kochhar. There is an oral agreement among Mr. Kochhar, the Trust, Maplebriar Holdings and 2829908 Delaware LLC that grants Mr. Kochhar the sole power to control the voting and disposition of the common shares held by 2829908 Delaware LLC.

(3)	The business address of TechMet Limited is Suite 22, 20 lower Baggott Street, Dublin 2, D02 X658 Ireland.
(4)

Tim Johnston, a Director and the Executive Chairman of the Company, is the sole owner of Keperra Holdings Limited and may be deemed to have voting and investment control of the common shares. The business address of Keperra Holdings Limited is Trafalgar Court, 2nd Floor, East Wing, Admiral Park, St Peter Port, Guernsey, GY1 3EL.

(5)

CEC Aventurine Holdings, LLC holdings include (1) 6,098,430 common shares and, (2) 8,000,000 warrants owned by Peridot Acquisition Sponsor, LLC. CEC Aventurine Holdings, LLC is an affiliate of Peridot Acquisition Sponsor, LLC. The business address of CEC Aventurine Holdings, LLC is 2229 San Felipe Street, Suite 1450, Houston, TX 77019. CEC Aventurine Holdings is controlled by Carnelian Energy Capital III, L.P. (“Carnelian Fund III”), its sole member. Carnelian Fund III is controlled by its general partner, Carnelian Energy Capital GP III, L.P. (“Carnelian L.P.”) and Carnelian L.P. is controlled by its general partner Carnelian Energy Capital Holdings, LLC (“Carnelian Holdings”). Tomas Ackerman and Daniel Goodman are the controlling members of Carnelian Holdings. Accordingly, Tomas Ackerman and Daniel Goodman have voting and investment control of the common shares held by CEC Aventurine Holdings, LLC.
(6)

Louis Bacon controls the general partner of Moore Capital Management, LP, a Delaware limited partnership (“MCM”), is the chairman and director of Moore Capital Advisors, L.L.C., a Delaware limited liability company (“MCA”) and is the indirect majority owner of MMF LT, LLC, a Delaware limited liability company (“MMF”). MCM, the investment manager of MMF, has voting and investment control over the common shares held by MMF. Moore Global Investments, LLC, a Delaware limited liability company (“MGI”) and MCA are the sole owners of MMF. Kendall Capital Markets, LLC, a Delaware limited liability company (“KCM”), the investment manager of Moore Strategic Ventures, LLC, a Delaware limited liability company (“MSV”), has voting and investment control over the common shares held by MSV. Louis M. Bacon controls KCM and may be deemed the beneficial owner of the common shares held by MSV. The business address of MCM, MMF, MGI, MCA, MSV, KCM, and Mr. Bacon is 11 Times Square, New York, New York 10036.

(7)

Andrew Henry Clover, as sole shareholder of AH Clover Ltd., may be deemed to have voting or investment power with respect to the common shares. The business address of AH Clover Ltd. is c/o TC Group, Level 1 Devonshire House, London, W1J 8AJ.

(8)	The business address of Principal Nominees Limited is 16 South Park, Seven Oaks, GB-KEN, GB TN13 1AN.
(9)

MCM is the investment manager of MMF LT, LLC and has voting and investment control of the common shares held by MMF. Louis Bacon controls the general partner of MCM and may be deemed the beneficial owner of the common shares of the Company held by MMF. Mr. Bacon is also the indirect majority owner of MMF. The business address of MMF, MCM and Mr. Bacon is 11 Times Square, New York, New York 10036.
(10)	The business address of Pella Ventures Limited is Trafalgar Court, 2nd Floor, East Wing, Admiral Park, St. Peter Port, GG GY1 3EL.
(11)

Park West Asset Management LLC is the investment manager to Park West Investors Master Fund, Limited. Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. The business address of Park West Investors Master Fund, Limited is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

(12)	The business address of Atria Limited is St. Martin’s House, Le Bordage, St. Peter Port, Guernsey GY1 4JE.
(13)

Himanshu Gulati, the sole member of the GP of Antara Capital LP (the Investment Manager of Antara Capital Master Fund LP), may be deemed to have voting and dispositive power with respect to the common shares held by the Antara Capital Master Fund LP. Mr. Gulati disclaims beneficial ownership of the common shares held by Antara Capital Master Fund LP except to the extent of any pecuniary interest. The business address of Antara Capital Master Fund LP is 500 5th Avenue, Suite 2320, New York, New York 10110.

(14)

Zilvinas Mecelis, as the Chief Investment Officer of Covalis Capital LLP, the investment manager for Covalis Capital Master Fund Ltd., may be deemed to have voting and investment power with respect to the common shares. The business address of Covalis Capital Master Fund Ltd. is 5th Floor 52 Conduit Street, London, England, W1S 2XY.

(15)

The 1,550,932 common shares beneficially owned by Integrated Core Strategies (US) LLC consists of (1) 1,500,000 common shares purchased in the PIPE Financing and (2) 50,932 common shares acquired separately from the PIPE Financing. ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”), beneficially owned 550,849 common shares (which are issuable upon exercise of certain warrants); and Integrated Assets II LLC, a Cayman Islands limited liability company (“Integrated Assets II”), beneficially owned 201 common shares. ICS Opportunities and Integrated Assets II are affiliates of Integrated Core Strategies. Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and Integrated Assets II and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and Integrated Assets II. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and Integrated Assets II and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and Integrated Assets II. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and Integrated Assets II. The managing member of Millennium Group Management is a trust of which Israel A. Englander, currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, ICS Opportunities and Integrated Assets II. The business address of Integrated Core Strategies (US) LLC is c/o Millennium Management LLC, 399 Park Avenue, New York, New York 10022.

(16)

As managers of MIC Capital Partners (Public) Parallel Cayman, L.P., Hani Barhoush, Rodney Cannon and Maxime Franzetti have voting or investment control over the common shares. The business address of MIC Capital Partners (Public) Parallel Cayman, L.P. is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Rd., George Town Grand Cayman E9 KY1-9008.

(17)

Soroban Capital GP LLC may be deemed to beneficially own the common shares by virtue of its role as the general partner of Soroban Opportunities Master Fund LP. Soroban Capital Partners LP may be deemed to beneficially own the common shares by virtue of its role as investment manager of Soroban Opportunities Master Fund LP. Soroban Capital Partners GP LLC may be deemed to beneficially own the common shares by virtue of its role as general partner of Soroban Capital Partners LP. Eric W. Mandelblatt may be deemed to beneficially own the common shares by virtue of his role as Managing Partner of Soroban Capital Partners GP LLC. Each of Soroban Capital GP LLC, Soroban Capital Partners LP, Soroban Capital Partners GP LLC and Eric W. Mandelblatt disclaim beneficial ownership of the common shares except to the extent of his or its pecuniary interest. The business address of Soroban Opportunities Master Fund LP is c/o Soroban Capital Partners LP, 55 W 46th Street, 32nd Floor, New York, New York 10036.

(18)

Kevin Russell, the Chief Investment Officer of UBS O’Connor LLC, the investment manager of Nineteen77 Global Multi-Strategy Alpha Master Limited, has voting or investment control over the common shares. The business address of

Nineteen77 Global Multi-Strategy Alpha Master Limited is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, George Town KY1-1104, Cayman Islands.
(19)

Zilvinas Mecelis, as the Chief Investment Officer of Covalis Capital LLP, the investment manager for Covalis Capital Tactical Opportunities Master Fund Ltd, may be deemed to have voting and investment power with respect to the common shares. The business address of Covalis Capital Tactical Opportunities Master Fund Ltd is c/o Walkers Corporate Limited, 190 Eglin Avenue, George Town, Grand Cayman, KY1- 9008.

(20)

Hans Kobler, as the managing member of Energy Impact Partners LLC, the general partner of Energy Impact Fund II LP, may be deemed to have voting or investment control over the common shares. The business address of Energy Impact Fund II LP is 622 Third Avenue, 37th Floor, New York, New York 10017.

(21)

Paul McPheeters, the portfolio manager of Atlas Point Energy Infrastructure Fund, LLC, has voting or investment control over the common shares. The business address of Atlas Point Energy Infrastructure Fund, LLC is c/o Atlantic Trust Company, N.A., 3290 Northside Parkway, 7th Floor, Atlanta, Georgia 30327.

(22)

Number of shares registered for sale includes 587,967 common shares held by Marshall Wace Investment Strategies — Eureka Fund. Marshall Wace, LLP, a limited liability partnership formed in England (the “Investment Manager”), is the investment manager of Marshall Wace Investment Strategies — Eureka Fund. Marshall Wace Investment Strategies — Eureka Fund is a sub-trust of Marshall Wace Investment Strategies, an umbrella unit trust established in Ireland with limited liability between sub-trusts. The Investment Manager has delegated certain authority for US operations and trading to Marshall Wace North America L.P. Each of the foregoing other than the Investment Manager disclaims beneficial ownership of the securities listed above. The business address of Marshall Wace Investment Strategies — Eureka Fund is 32 Molesworth Street, Dublin 2, Ireland.

(23)

A. Steven Crown, James S. Crown, and William H. Crown, each in their capacity as a manager of HCC Manager LLC, the manager of 2019 GS LLC, have voting or investment control over the common shares. The business address of 2019 GS LLC is c/o HCC Manager LLC, 222 N. Lasalle, Suite 2000, Chicago, Illinois 60601.

(24)

Linburgh Martin, John Sutlic and Scott Schroeder, as directors of Atlas Diversified Master Fund, Ltd, are the beneficial owners of the common shares and have voting control. The business address of Atlas Diversified Master Fund, Ltd. is c/o Balyasny Asset Management L.P., 444 West Lake Street, 50th Floor, Chicago, Illinois 60606.

(25)	The business address of Alexander Lowrie is 96 Kensington High Street, London, United Kingdom, W8 4SG.
(26)

Arena Capital Advisors, LLC is the general partner of Arena Capital Advisors and may be deemed to have voting control and investment discretion over the common shares. The partners of Arena Capital Advisors are Daniel Elperin, Jeremy Sagi and Sanije Perrett. The business address of Arena Capital Advisors is 12121 Wilshire Boulevard, Suite 1010, Los Angeles, California 90025.

(27)	Alan Levande is a Director of Li-Cycle. The business address of Alan Levande is 2351 Royal Windsor Drive, Unit 10, Mississauga, Ontario L5J 4S7, Canada.
(28)

D. E. Shaw Valence Portfolios, L.L.C. has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the common shares directly owned by it. D. E. Shaw & Co., L.P., as the investment adviser of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have shared power to vote or direct the vote of (and shared power to dispose or direct the disposition of) the common shares. D. E. Shaw & Co., L.L.C., as the manager of D. E. Shaw Valence Portfolios, L.L.C., may be deemed to have shared power to vote or direct the vote of (and shared power to dispose or direct the disposition of) the common shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the common shares on D. E. Shaw & Co., L.P.’s and D. E. Shaw & Co., L.L.C.’s behalf. D. E. Shaw & Co., Inc., as general partner of D. E. Shaw & Co., L.P., may be deemed to have shared power to vote or direct the vote of (and shared power to dispose or direct the disposition of) the common shares. D. E. Shaw & Co. II, Inc., as managing member of D. E. Shaw & Co., L.L.C., may be deemed to have shared power to vote or direct the vote of (and shared power to dispose or direct the disposition of) the common shares. None of D. E. Shaw & Co., L.P., D. E. Shaw & Co., L.L.C., D. E. Shaw & Co., Inc., or D. E. Shaw & Co. II, Inc. owns any common shares of the Company directly, and each entity disclaims beneficial ownership of the common shares. David E. Shaw does not own any common shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., David E. Shaw may be deemed to have shared power to vote or direct the vote of (and shared power to dispose or direct the disposition of) the common shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the common shares. David E. Shaw disclaims beneficial ownership of the common shares. The business address of D. E. Shaw Valence Portfolios, L.L.C. is 1166 Avenue of the Americas, 9th Floor, New York, New York 10036.

(29)

Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. may be deemed the beneficial owners of the common shares in their capacity as the investment manager, trading manager, and/or general partner, as the case may be, of Aristeia Master,

L.P. As investment manager, trading advisor and/or general partner of Aristeia Master, L.P., Aristeia has voting and investment control with respect to the common shares held by Aristeia Master, L.P. Anthony M. Frascella and William R. Techar are the co-Chief Investment Officers of Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. Each of Aristeia Capital, L.L.C., Aristeia Advisors, L.L.C. and such individuals disclaims beneficial ownership of the common shares except to the extent of its or his direct or indirect economic interest in Aristeia Master, L.P. The business address of Aristeia Master, L.P. is c/o Aristeia Capital, L.L.C., One Greenwich Plaza, 3rd Floor, Greenwich, Connecticut 06830.
(30)

Alan Docter and Mark Kristoff, as directors of Traxys Resources Ltd., the general partner of Traxys Projects L.P., have voting or investment control over the common shares. The business address of Traxys Projects, L.P. is 299 Park Avenue, 38th Floor, New York, New York 10171.

(31)

Neuberger Berman Group LLC (“NBG”) and certain of its affiliates, including Neuberger Berman Investment Advisers LLC (“NBIA”), as investment manager of Neuberger Berman Principal Strategies Master Fund L.P. (“PSG”) and sub-adviser of MAP 204 Segregated Portfolio, a segregated portfolio of LMA SPC (“MAP 204”), have voting power and investment power over the common shares. NBG and its affiliates do not, however, have any economic interest in the common shares. Investment and voting decisions with respect to the securities held by PSG and MAP 204 are made by Joseph Rotter and Gabriel Cahill, each of whom is an employee of NBIA. Mr. Rotter and Mr. Cahill each disclaim beneficial ownership of such securities. Neuberger Berman BD LLC, a U.S. registered broker-dealer, is an affiliate of NBIA. The business address of PSG and MAP 204 is c/o NBIA, 190 South LaSalle Street, Suite 2300, Chicago, Illinois 60603.

(32)

Zilvinas Mecelis, as the Chief Investment Officer of Covalis Capital LLP, the investment manager for Covalis Capital Strategic Opportunities Master Fund SPC — Covalis Capital Energy Transition Master Fund SP, may be deemed to have voting and investment power with respect to the common shares. The business address of Covalis Capital Strategic Opportunities Master Fund SPC — Covalis Capital Energy Transition Master Fund SP is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Rd., George Town Grand Cayman E9 KY1-9008.

(33)

Kevin Russell, the Chief Investment Officer of UBS O’Connor LLC, the investment manager of Nineteen77 Global Merger Arbitrage Master Limited, has voting or investment control over the common shares. The business address of Nineteen77 Global Merger Arbitrage Master Limited is c/o UBS O’Connor LLC, UBS Tower, 1 North Wacker Drive, Chicago, Illinois 60606.

(34)	Richard Findlay is a Director of Li-Cycle. The business address of Richard Findlay is 2351 Royal Windsor Drive, Unit 10, Mississauga, Ontario L5J 4S7, Canada.
(35)

Shawn M. Brennan, as managing member of the general partner of SIR Capital Management L.P. as investment manager of Standard Investment Research Hedged Equity Master Fund, Ltd, has voting or investment control over the common shares. The business address of Standard Investment Research Hedged Equity Master Fund, Ltd is 620 8th Avenue, New York, New York, 10018.

(36)

Jonathan Green, the portfolio manager of Luxor Capital Group, LP the investment manager of Lugard Road Capital Master Fund, LP, has voting or investment control over the common shares. The business address of Lugard Road Capital Master Fund, LP is 1114 Avenue of the Americas, 28th Floor, New York, New York 10036.

(37)

Till Bechtolsheimer, the Chief Executive Officer of the investment manager of Arosa Opportunistic Fund LP, has voting or investment control over the common shares. The business address of Arosa Opportunistic Fund LP is 550 West 34th Street, New York, New York, 10001.

(38)

Magnetar Financial LLC is the investment manager of Magnetar Constellation Master Fund, Ltd. and exercises voting and investment power over the common shares held by Magnetar Constellation Master Fund, Ltd. Magnetar Financial LLC is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP, is the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC is the sole general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Alec N. Litowitz. Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz disclaim beneficial ownership of the securities except to the extent of their pecuniary interest in the securities. The business address of Magnetar Constellation Master Fund, Ltd is 1603 Orrington Avenue, Suite 1300, Evanston, Illinois 60201.

(39)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc., has discretionary authority to vote and dispose of the common shares held by CVI Investments, Inc. and may be deemed to be the beneficial owner of the common shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the common shares held by CVI Investments, Inc. Mr. Kobinger disclaims any beneficial ownership over the common shares. The business address of CVI Investments, Inc. is PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

(40)	The business address of Markus Specks is 2351 Royal Windsor Drive, Unit 10, Mississauga, Ontario L5J 4S7, Canada.
(41)

Fred Fromm, the portfolio manager of Franklin Templeton Investment Funds — Franklin Natural Resources Fund and vice president of Franklin Advisers, Inc., the investment manager for Franklin Templeton Investment Funds — Franklin

Natural Resources Fund, has voting or investment control over the common shares. The business address of Franklin Templeton Investment Funds — Franklin Natural Resources Fund is One Franklin Parkway, San Mateo, California 94403.
(42)

Kepos Capital LP is the investment manager of Kepos Alpha Master Fund L.P. and Kepos Partners LLC is the General Partner of Kepos Alpha Master Fund L.P. and each may be deemed to have voting and dispositive power with respect to the common shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC. Mark Carhart controls Kepos Capital GP LLC and Kepos Partners MM LLC and, accordingly, may be deemed to have voting and dispositive power with respect to the common shares held by Kepos Alpha Master Fund L.P. Mr. Carhart disclaims beneficial ownership of the common shares held by Kepos Alpha Master Fund L.P. The business address of Kepos Alpha Master Fund L.P. is 11 Times Square, 35th Floor, New York, New York 10036.

(43)

D. E. Shaw Oculus Portfolios, L.L.C. has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the common shares directly owned by it. D. E. Shaw & Co., L.P., as the investment adviser of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have shared power to vote or direct the vote of (and shared power to dispose or direct the disposition of) the common shares. D. E. Shaw & Co., L.L.C., as the manager of D. E. Shaw Oculus Portfolios, L.L.C., may be deemed to have shared power to vote or direct the vote of (and shared power to dispose or direct the disposition of) the common shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the common shares on D. E. Shaw & Co., L.P.’s and D. E. Shaw & Co., L.L.C.’s behalf. D. E. Shaw & Co., Inc., as general partner of D. E. Shaw & Co., L.P., may be deemed to have shared power to vote or direct the vote of (and shared power to dispose or direct the disposition of) the common shares. D. E. Shaw & Co. II, Inc., as managing member of D. E. Shaw & Co., L.L.C., may be deemed to have shared power to vote or direct the vote of (and shared power to dispose or direct the disposition of) the common shares. None of D. E. Shaw & Co., L.P., D. E. Shaw & Co., L.L.C., D. E. Shaw & Co., Inc., or D. E. Shaw & Co. II, Inc. owns any common shares of the Company directly, and each entity disclaims beneficial ownership of the common shares. David E. Shaw does not own any common shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of D. E. Shaw & Co., L.P., and by virtue of David E. Shaw’s position as President and sole shareholder of D. E. Shaw & Co. II, Inc., which is the managing member of D. E. Shaw & Co., L.L.C., David E. Shaw may be deemed to have shared power to vote or direct the vote of (and shared power to dispose or direct the disposition of) the common shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the common shares. David E. Shaw disclaims beneficial ownership of the common shares. The business address of D. E. Shaw Oculus Portfolios, L.L.C. is 1166 Avenue of the Americas, 9th Floor, New York, New York 10036.

(44)	Anthony Tse is a Director of Li-Cycle. The business address of Anthony Tse is 2351 Royal Windsor Drive, Unit 10, Mississauga, Ontario L5J 4S7, Canada.
(45)

Robert Matthew Niblack, as president of Hite Hedge Asset Managements, LLC, the investment manager of HITE Hedge ET LP, has voting or investment control over the common shares. The business address of HITE Hedge ET LP is c/o Hite Hedge Capital LP, 300 Crown Colony Drive, Suite 108, Quincy, Massachusetts 02169.

(46)

Till Bechtolsheimer, Chief Executive Officer of the investment manager of Arosa Alternative Energy Fund LP has voting or investment control over the common shares. The business address of Arosa Alternative Energy Fund LP is 550 West 34th Street, New York, New York, 10001.

(47)

Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over the common shares. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over the common shares. The business address of Tech Opportunities LLC is 777 3rd Avenue, 30th Floor, New York, New York 10017.

(48)

Park West Asset Management LLC is the investment manager of Park West Partners International, Limited. Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. Park West Asset Management LLC and Peter S. Park have voting and investment power over the common shares. The business address of Park West Partners International, Limited is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

(49)	Mark Wellings is a Director of Li-Cycle and has voting or investment control over the common shares. The business address of ZCR Corp is 2 Highland Avenue, Toronto, Canada, M4W 2A3.
(50)

Magnetar Financial LLC is the general partner of Magnetar Structured Credit Fund, LP. and exercises voting and investment power over the common shares held by Magnetar Structured Credit Fund, LP. Magnetar Capital Partners LP, is the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC is the sole general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Alec N. Litowitz. Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz disclaim beneficial ownership of the securities except to the extent of their pecuniary interest in the securities. The business address of Magnetar Structured Credit Fund, LP is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(51)

Fred Fromm, the portfolio manager of Franklin Strategic Series — Franklin Natural Resources Fund and vice president of Franklin Advisers, Inc., the investment manager for Franklin Strategic Series — Franklin Natural Resources Fund, has voting or investment control over the common shares. The business address of Franklin Strategic Series — Franklin Natural Resources Fund is One Franklin Parkway, San Mateo, California 94403.

(52)

Christian Leone, Portfolio Manager of Luxor Capital Group, LP, Investment Manager of Thebes Offshore Master Fund, LP, has voting or investment control over the common shares. The business address of Thebes Offshore Master Fund, LP is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, George Town KY1-1104, Cayman Islands.

(53)

Christian Leone, Portfolio Manager of Luxor Capital Group, LP, Investment Manager of Luxor Capital Partners, LP, has voting or investment control over the common shares. The business address of Luxor Capital Partners, LP is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036.

(54)

Magnetar Financial LLC is the investment manager of Magnetar Xing He Master Fund Ltd. and exercises voting and investment power over the common shares held by Magnetar Xing He Master Fund Ltd. Magnetar Capital Partners LP, is the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC is the sole general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Alec N. Litowitz. Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz disclaim beneficial ownership of the securities except to the extent of their pecuniary interest in the securities. The business address of Magnetar Xing He Master Fund Ltd is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(55)

NewGen Asset Management Ltd. is the beneficial owner of the common shares. Chris Rowan, David Dattels and Norm Chang, as Portfolio Managers of NewGen Asset Management Ltd., have voting or investment control over the common shares. The business address of NewGen Equity Long/Short Fund is Commerce Court North, Suite 2900, 25 King Street West, POB 405, Toronto, Canada M5L 1G3.

(56)

Magnetar Financial LLC is the investment manager of Magnetar Constellation Fund II, Ltd. and exercises voting and investment power over the common shares held by Magnetar Constellation Fund II, Ltd. Magnetar Capital Partners LP, is the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC is the sole general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Alec N. Litowitz. Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz disclaim beneficial ownership of the securities except to the extent of their pecuniary interest in the securities. The business address of Magnetar Constellation Fund II, Ltd is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(57)

Kepos Capital LP is the investment manager of Kepos Carbon Transition Master Fund L.P. and Kepos Partners LLC is the General Partner of Kepos Carbon Transition Master Fund L.P. and each may be deemed to have voting and dispositive power with respect to the common shares. The general partner of Kepos Capital LP is Kepos Capital GP LLC and the Managing Member of Kepos Partners LLC is Kepos Partners MM LLC. Mark Carhart controls Kepos Capital GP LLC and Kepos Partners MM LLC and, accordingly, may be deemed to have voting and dispositive power with respect to the common shares held by Kepos Carbon Transition Master Fund L.P. Mr. Carhart disclaims beneficial ownership of the common shares held by Kepos Carbon Transition Master Fund L.P. The business address of Kepos Carbon Transition Master Fund L.P. is 11 Times Square, 35th Floor, New York, New York 10036.

(58)

Magnetar Financial LLC is the investment manager of Magnetar SC Fund Ltd and exercises voting and investment power over the common shares held by Magnetar SC Fund Ltd. Magnetar Capital Partners LP, is the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC is the sole general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Alec N. Litowitz. Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz disclaim beneficial ownership of the securities except to the extent of their pecuniary interest in the securities. The business address of Magnetar SC Fund Ltd is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(59)

Andrew Cohen, the General Partner of Difesa Master Fund, LP, exercises voting or investment control over the common shares. The business address of Difesa Master Fund, LP is 40 West 57th Street, Suite 2020, New York. New York 10019.

(60)	The business address of Patrick Molyneux is 149 Crescent Road, Toronto, Ontario, M4W1V1.
(61)

Christian Leone, Portfolio Manager of Luxor Capital Group, LP, the Investment Manager of Luxor Capital Partners Offshore Master Fund, LP, has voting or investment control over the common shares. The business address of Luxor Capital Partners Offshore Master Fund, LP is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, George Town KY1-1104, Cayman Islands.

(62)

Kevin Russell, the Chief Investment Officer of UBS O’Connor LLC, the investment manager of Nineteen77 Global Merger Arbitrage Opportunity Fund, has voting or investment control over the common shares. The business address of Nineteen77 Global Merger Arbitrage Opportunity Fund is c/o UBS O’Connor LLC, UBS Tower, 1 North Wacker Drive, Chicago, Illinois 60606.

(63)

Christian Leone, Portfolio Manager of Luxor Capital Group, LP, Investment Manager of Luxor Wavefront, LP, has voting or investment control over the common shares. The business address of Luxor Wavefront, LP is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036.

(64)

Magnetar Financial LLC is the manager of Magnetar Lake Credit Fund LLC and exercises voting and investment power over the common shares held by Magnetar Lake Credit Fund LLC. Magnetar Capital Partners LP, is the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC is the sole general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Alec N. Litowitz. Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz disclaim beneficial ownership of the securities except to the extent of their pecuniary interest in the securities. The business address of Magnetar Lake Credit Fund LLC is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(65)

Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. may be deemed the beneficial owners of the common shares in their capacity as the investment manager, trading manager, and/or general partner, as the case may be, of ASIG International Limited. As investment manager, trading advisor and/or general partner of ASIG International Limited, Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. have voting and investment control with respect to the securities held by ASIG International Limited. Anthony M. Frascella and William R. Techar are the co-Chief Investment Officers of Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. Each of Aristeia Capital, L.L.C., Aristeia Advisors, L.L.C. and such individuals disclaims beneficial ownership of the common shares except to the extent of its or his direct or indirect economic interest in ASIG International Limited. The business address of ASIG International Limited is c/o Citco Fund Serv (Cayman Islands) Ltd, 89 Nexus Way, 2nd Floor, Camana Bay, Grand Cayman, E9 KY1-1205.

(66)

Magnetar Financial LLC is the investment manager of Purpose Alternative Credit Fund Ltd and exercises voting and investment power over the common shares held by Purpose Alternative Credit Fund Ltd. Magnetar Capital Partners LP, is the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC is the sole general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Alec N. Litowitz. Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz disclaim beneficial ownership of the securities except to the extent of their pecuniary interest in the securities. The business address of Purpose Alternative Credit Fund Ltd is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, George Town KY1-1104, Cayman Islands.

(67)

Robert Matthew Niblack, as president of Hite Hedge Asset Managements, LLC, the investment manager of HITE Carbon Offset Ltd., has voting or investment control over the common shares. The business address of HITE Carbon Offset Ltd. is c/o Hite Hedge Capital LP, 300 Crown Colony Drive, Suite 108, Quincy, Massachusetts 02169.

(68)

Number of shares registered for sale includes 58,981 common shares held by Marshall Wace Investment Strategies — Market Neutral TOPS Fund. Marshall Wace, LLP, a limited liability partnership formed in England (the “Investment Manager”), is the investment manager of Marshall Wace Investment Strategies — Market Neutral TOPS Fund. Marshall Wace Investment Strategies — Market Neutral TOPS Fund is a sub-trust of Marshall Wace Investment Strategies, an umbrella unit trust established in Ireland with limited liability between sub-trusts. The Investment Manager has delegated certain authority for US operations and trading to Marshall Wace North America L.P. Each of the foregoing other than the Investment Manager disclaims beneficial ownership of the securities listed above. The business address of Marshall Wace Investment Strategies — Market Neutral TOPS Fund is 32 Molesworth Street, Dublin 2, Ireland.

(69)

Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. may be deemed the beneficial owners of the common shares in their capacity as the investment manager, trading manager, and/or general partner, as the case may be, of DS Liquid Div RVA ARST, LLC. As investment manager, trading advisor and/or general partner of DS Liquid Div RVA ARST, LLC, Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. have voting and investment control with respect to the securities held by DS Liquid Div RVA ARST, LLC. Anthony M. Frascella and William R. Techar are the co-Chief Investment Officers of Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. Each of Aristeia Capital, L.L.C., Aristeia Advisors, L.L.C. and such individuals disclaims beneficial ownership of the common shares except to the extent of its or his direct or indirect economic interest in DS Liquid Div RVA ARST, LLC. The business address of DS Liquid Div RVA ARST, LLC is c/o Firm Investment Management (USA) LLC, 452 Fifth Avenue, 26th Floor, New York, New York 10018.

(70)

NewGen Asset Management Ltd. is the beneficial owner of the common shares. Chris Rowan, David Dattels and Norm Chang, as Portfolio Managers of NewGen Asset Management Ltd., have voting or investment control over the common shares. The business address of NewGen Alternative Income Fund is Commerce Court North, Suite 2900, 25 King Street West, POB 405, Toronto, Canada M5L 1G3.

(71)

Magnetar Financial LLC is the investment manager of Magnetar Capital Master Fund Ltd and exercises voting and investment power over the common shares held by Magnetar Capital Master Fund Ltd. Magnetar Capital Partners LP, is the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC is the sole general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Alec N. Litowitz. Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz disclaim beneficial ownership of the securities except to the extent of their pecuniary interest in the securities. The business address of Magnetar Capital Master Fund Ltd is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(72)

Magnetar Financial LLC is the investment manager of Magnetar Discovery Master Fund Ltd and exercises voting and investment power over the common shares held by Magnetar Discovery Master Fund Ltd. Magnetar Capital Partners LP, is the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC is the sole general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Alec N. Litowitz. Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz disclaim beneficial ownership of the securities except to the extent of their pecuniary interest in the securities. The business address of Magnetar Discovery Master Fund Ltd is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(73)

Number of shares registered for sale includes 36,037 common shares held by Marshall Wace Investment Strategies — TOPS Fund. Marshall Wace, LLP, a limited liability partnership formed in England (the “Investment Manager”), is the investment manager of Marshall Wace Investment Strategies — TOPS Fund. Marshall Wace Investment Strategies — TOPS Fund is a sub-trust of Marshall Wace Investment Strategies, an umbrella unit trust established in Ireland with limited liability between sub-trusts. The Investment Manager has delegated certain authority for US operations and trading to Marshall Wace North America L.P. Each of the foregoing other than the Investment Manager disclaims beneficial ownership of the securities listed above. The business address of Marshall Wace Investment Strategies — TOPS Fund is 32 Molesworth Street, Dublin 2, Ireland.

(74)	The business address of Jonathan Silver is c/o Peridot Acquisition Corp., 2229 San Felipe Street, Suite 1450, Houston, Texas 77019.
(75)	The business address of June Yearwood is c/o Peridot Acquisition Corp., 2229 San Felipe Street, Suite 1450, Houston, Texas 77019.
(76)

Magnetar Financial LLC is the investment manager of Magnetar Longhorn Fund LP and exercises voting and investment power over the common shares held by Magnetar Longhorn Fund LP. Magnetar Capital Partners LP, is the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC is the sole general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Alec N. Litowitz. Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz disclaim beneficial ownership of the securities except to the extent of their pecuniary interest in the securities. The business address of Magnetar Longhorn Fund LP is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(77)	Scott Prochazka is a Director of Li-Cycle. The business address of Scott Prochazka is 2351 Royal Windsor Drive, Unit 10, Mississauga, Ontario L5J 4S7, Canada.
(78)

Robert Matthew Niblack, as president of Hite Hedge Asset Managements, LLC, the investment manager of HITE Carbon Offset LP, has voting or investment control over the common shares. The business address of HITE Carbon Offset LP is c/o Hite Hedge Capital LP, 300 Crown Colony Drive, Suite 108, Quincy, Massachusetts 02169.

(79)

Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. may be deemed the beneficial owners of the common shares in their capacity as the investment manager, trading manager, and/or general partner, as the case may be, of Windermere Ireland Fund PLC. As investment manager, trading advisor and/or general partner of Windermere Ireland Fund PLC, Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. have voting and investment control with respect to the securities held by Windermere Ireland Fund PLC. Anthony M. Frascella and William R. Techar are the co-Chief Investment Officers of Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. Each of Aristeia Capital, L.L.C., Aristeia Advisors, L.L.C. and such individuals disclaims beneficial ownership of the common shares except to the extent of its or his direct or indirect economic interest in Windermere Ireland Fund PLC. The business address of Windermere Ireland Fund PLC is 70, Sir John Rogersons Quay, Dublin 2, D02 R296, Ireland.

(80)

Magnetar Financial LLC is the investment manager of Purpose Alternative Credit Fund — T LLC and exercises voting and investment power over the common shares held by Purpose Alternative Credit Fund — T LLC. Magnetar Capital Partners LP, is the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC is the sole general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Alec N. Litowitz. Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and Alec N. Litowitz disclaim beneficial ownership of the securities except to the extent of their pecuniary interest in the securities. The business address of Purpose Alternative Credit Fund — T LLC is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(81)

Number of shares registered for sale includes 17,015 common shares held by Marshall Wace Investment Strategies — Systematic Alpha Plus Fund. Marshall Wace, LLP, a limited liability partnership formed in England (the “Investment Manager”), is the investment manager of Marshall Wace Investment Strategies — Systematic Alpha Plus Fund. Marshall Wace Investment Strategies — Systematic Alpha Plus Fund is a sub-trust of Marshall Wace Investment Strategies, an umbrella unit trust established in Ireland with limited liability between sub-trusts. The Investment Manager has delegated certain authority for US operations and trading to Marshall Wace North America L.P. Each of the foregoing other than the Investment Manager disclaims beneficial ownership of the securities listed above. The business address of Marshall Wace Investment Strategies — Systematic Alpha Plus Fund is 32 Molesworth Street, Dublin 2, Ireland.
(82)

Christian Leone, Portfolio Manager of Luxor Capital Group, LP, Investment Manager of Luxor Capital Partners Long, LP, has voting or investment control over the common shares. The business address of Luxor Capital Partners Long, LP is 1114 Avenue of the Americas, 29th Floor, New York, New York 10036.

(83)

Kevin Russell, the Chief Investment Officer of UBS O’Connor LLC, the investment Manager of IAM Investments ICAV — O’Connor Event Driven UCITS Fund has voting or investment control over the common shares. The business address of IAM Investments ICAV — O’Connor Event Driven UCITS Fund is 32 Molesworth Street, Dublin, IE-D D02Y512, Ireland.

(84)

Christian Leone, Portfolio Manager of Luxor Capital Group, LP, Investment Manager of Luxor Capital Partners Long Offshore Master Fund, LP, has voting or investment control over the common shares. The business address of Luxor Capital Partners Long Offshore Master Fund, LP is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, George Town KY1-1104, Cayman Islands.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary based on present law of certain U.S. federal income tax considerations relevant to U.S. Holders (as defined below) of common shares and warrants. This discussion is not a complete description of all tax considerations that may be relevant to a U.S. Holder of common shares or warrants; it is not a substitute for tax advice. It applies only to U.S. Holders that will hold common shares or warrants as capital assets and use the U.S. dollar as their functional currency. In addition, it does not describe all of the U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of a U.S. Holder’s particular circumstances, including U.S. Holders subject to special rules, such as banks or other financial institutions, insurance companies, tax-exempt entities, dealers, traders in securities that elect to mark-to-market, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities (including S-corporations), U.S. expatriates, persons liable for the alternative minimum tax, persons that directly, indirectly or constructively, own 5% or more of the total combined voting power of the Company’s stock or of the total value of the Company’s equity interests, investors that will hold common shares or warrants in connection with a permanent establishment or fixed base outside the United States, or investors that will hold securities as part of a hedge, straddle, conversion, constructive sale or other integrated financial transaction. This summary also does not address U.S. federal taxes other than the income tax (such as estate or gift taxes) or U.S. state and local, or non-U.S. tax laws or considerations.

As used in this section, “U.S. Holder” means a beneficial owner of common shares or warrants that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust subject to the control of one or more U.S. persons and the primary supervision of a U.S. court; or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds common shares or warrants generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold common shares or warrants should consult their own tax advisors regarding the specific U.S. federal income tax consequences to their partners of the partnership’s ownership and disposition of common shares or warrants.

U.S. federal income tax consequences of U.S. Holders of common shares and warrants

Taxation of dividends and other distributions on our common shares

Subject to the discussion below under “— Passive Foreign Investment Company rules,” the gross amount of any distribution of cash or property (other than certain pro rata distributions of ordinary stock) with respect to common shares will be included in a U.S. Holder’s gross income as ordinary income from foreign sources when actually or constructively received. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations. Dividends received from a “qualified foreign corporation” by eligible non-corporate U.S. Holders that satisfy a minimum holding period and certain other requirements generally will be taxed at the preferential rate applicable to qualified dividend income. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on NYSE will be considered readily tradable on an established securities market in the United States. There can be no assurance, however, that common shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of the Company’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. The Company will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.”

Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date of receipt, whether or not the currency is converted into U.S. dollars at that time. A U.S. Holder’s tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are received, the U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by the Company may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on the — common shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Dividends received by certain non-corporate U.S. Holders generally will be includible in “net investment income” for purposes of the Medicare contribution tax.

Taxation of dispositions of common shares and warrants

Subject to the discussion below under “— Passive Foreign Investment Company rules,” a U.S. Holder generally will recognize capital gain or loss on the sale or other disposition of common shares or warrants in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. Holder’s adjusted tax basis in the disposed common shares or warrants. Any gain or loss generally will be treated as arising from U.S. sources and will be long-term capital gain or loss if the U.S. Holder’s holding period exceeds one year. Deductions for capital loss are subject to significant limitations.

It is possible that Canada may impose an income tax upon sale of common shares or warrants. Because gains generally will be treated as U.S. source gain, as a result of the U.S. foreign tax credit limitation, any Canadian income tax imposed upon capital gains in respect of common shares or warrants may not be currently creditable unless a U.S. Holder has other foreign source income for the year in the appropriate U.S. foreign tax credit limitation basket. U.S. Holders should consult their tax advisors regarding the application of Canadian taxes to a disposition of common shares and their ability to credit a Canadian tax against their U.S. federal income tax liability.

Capital gains from the sale or other disposition of common shares or warrants received by certain non-corporate U.S. Holders generally will be includible in “net investment income” for purposes of the Medicare contribution tax.

Passive Foreign Investment Company rules

Based on the composition of the Company’s current gross assets and income and the manner in which the Company expects to operate its business in future years, the Company believes that it should not be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for its current taxable year and does not expect to be so classified in the foreseeable future. In general, a non-U.S. corporation will be a PFIC for any taxable year in which, taking into account a pro rata portion of the income and assets of 25% or more owned subsidiaries, either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average quarterly value of its assets are assets that produce, or are held for the production of, passive income or which do not produce income. For this purpose, passive income generally includes, among other things and subject to various exceptions, interest, dividends, rents, royalties and gains from the disposition of assets that produce passive income. Whether the Company is a PFIC is a factual determination made annually, and the Company’s status could change depending among other things upon changes in the composition and relative value of its gross receipts and assets. Because the market value of the Company’s assets (including for this purpose goodwill) may be measured in large part by the market price of the common shares, which is likely to fluctuate, no assurance can be given that the Company will not be a PFIC in the current year or in any future taxable year.

If the Company were a PFIC for any taxable year in which a U.S. Holder holds common shares or warrants, such U.S. Holder would be subject to additional taxes on any excess distributions and any gain realized from the sale or other taxable disposition of common shares or warrants (including certain pledges) regardless of whether the Company continues to be a PFIC. A U.S. Holder will have an excess distribution to the extent that distributions on common shares during a taxable year exceed 125% of the average amount received during the three preceding taxable years (or, if shorter, the US Holder’s holding period). To compute the tax on excess distributions or any gain, (i) the excess distribution or gain is allocated ratably over the U.S. Holder’s holding period, (ii) the amount allocated to the current taxable year and any year before the Company became a PFIC is taxed as ordinary income in the current year and (iii) the amount allocated to other taxable years is taxed at the highest applicable marginal rate in effect for each year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax attributable to each year.

If, as is not expected to be the case, the Company were a PFIC for any taxable year in which a U.S. Holder holds common shares, a U.S. Holder may be able to avoid some of the adverse impacts of the PFIC rules described above by electing to mark common shares to market annually. The election is available only if the common shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange (which includes NYSE). If a U.S. Holder makes the mark-to-market election, any gain from marking common shares to market or from disposing of them would be ordinary income. Any loss from marking common shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking common shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of mark-to-market gains previously included in income. No assurance can be given that the common shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” A valid mark-to-market election cannot be revoked without the consent of the IRS unless the common shares cease to be marketable stock. Currently, a mark-to-market election may not be made with respect to warrants to acquire common shares.

As an alternative, if the Company were to be treated as a PFIC, a U.S. Holder may avoid the excess distribution rules described above in respect of common shares (but not warrants) by electing to treat the Company (for the first taxable year in which the U.S. Holder owns any common shares) and any lower-tier PFIC (for the first taxable year in which the U.S. Holder is treated as owning an equity interest in such lower-tier PFIC) as a “qualified electing fund” (a “QEF”). If a U.S. Holder makes an effective QEF election with respect to the Company (and any lower-tier PFIC), the U.S. Holder will be required to include in gross income each year, whether or not the Company makes distributions, as capital gains, its pro rata share of the Company’s (and such lower-tier PFIC’s) net capital gains and, as ordinary income, its pro rata share of the Company’s (and such lower-tier PFIC’s) net earnings in excess of its net capital gains. U.S. Holders can make a QEF election only if the Company (and each lower-tier PFIC) provides certain information, including the amount of its ordinary earnings and net capital gains determined under U.S. tax principles. A U.S. Holder may not make a QEF election with respect to its warrants to acquire common shares. The Company has not determined whether it will provide U.S. Holders with this information if it determines that it is a PFIC.

U.S. Holders of common shares and warrants should consult their own tax advisors concerning the Company’s possible PFIC status and the consequences to them if the Company were classified as a PFIC for any taxable year.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss from the acquisition of common shares upon exercise of a warrant for cash. A U.S. Holder’s tax basis in the common shares received upon exercise of the warrant generally will be an amount equal to the U.S. Holder’s basis in the warrant and the exercise price. A U.S. Holder’s holding period for the common shares received upon exercise of the warrants will begin on the date following the date of exercise (or possibly the date of exercise) of the warrants and will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to its tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the common share received would equal its basis in the warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the common shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common shares would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of common shares having a value equal to the exercise price for the total number of warrants to be exercised. A U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common shares represented by the warrants deemed surrendered and its tax basis in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the common shares received would equal the sum of the fair market value of the common shares represented by the warrants deemed surrendered and the U.S. Holder’s tax basis in the warrants exercised. A U.S. Holder’s holding period for the common share would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the U.S. Holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of common shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of common shares which is taxable to the U.S. Holders of such shares as described under “— Taxation of dividends and other distributions on our common shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if a U.S. Holder received a cash distribution from the Company equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

Dividends on common shares and proceeds from the sale or other disposition of common shares and warrants may be reported to the IRS unless the holder is a corporation or otherwise establishes a basis for exemption. Backup withholding tax may apply to amounts subject to reporting. Any amount withheld may be credited against the holder’s U.S. federal income tax liability subject to certain rules and limitations. U.S. Holders should consult with their own tax advisers regarding the application of the U.S. information reporting and backup withholding rules.

Certain non-corporate U.S. Holders are required to report information with respect to common shares and warrants not held through an account with a domestic financial institution to the IRS. U.S. Holders that fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors about these and any other reporting obligations arising from their investment in common shares or warrants.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR U.S. HOLDER. EACH U.S. HOLDER OF COMMON SHARES AND WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF COMMON SHARES AND WARRANTS IN LIGHT OF THE U.S. HOLDER’S OWN CIRCUMSTANCES.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder in force as of the date hereof (the “Tax Act”), generally applicable, as of the date hereof, to an investor who acquires as beneficial owner the Common Shares or Warrants from the selling securityholders pursuant to this prospectus and who, at all relevant times, for the purposes of the Tax Act and any applicable tax treaty or convention (i) deals at arm’s length with the Company, the selling securityholders and each of the underwriters, and is not affiliated with the Company, the selling securityholders or any of the underwriters; (ii) is not and is not deemed to be a resident in Canada; and (iii) does not use or hold, and is not deemed to use or hold, the Common Shares or Warrants, or any Common Shares acquired on the exercise of the Warrants (collectively, referred to as the “Securities”), in connection with, or in the course of carrying on, a business in Canada (a “Non-Canadian Holder”). For the purposes of the following summary, the term “Common Shares” will include any Common Shares acquired upon the exercise of Warrants acquired by a Holder.

Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on business in Canada and elsewhere. Such Non-Canadian Holders should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and counsel’s understanding of the current administrative policies published in writing by the Canada Revenue Agency (“CRA”) prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or administrative policies, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may be different from those discussed in this summary.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Canadian Holder. Accordingly, Non-Canadian Holders should consult their own tax advisors with respect to their particular circumstances.

Currency

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares and Warrants must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars using the exchange rate quoted by the Bank of Canada on the date such amounts first arose, or such other rate of exchange as is acceptable to the CRA.

Adjusted Cost Base of Securities

When Common Shares or Warrants are acquired by a Non-Canadian Holder who already owns Common Shares or Warrants, the cost of newly acquired Common Shares or Warrants will generally be averaged with the adjusted cost base of all Common Shares or Warrants, respectively, held by the Non-Canadian Holder as capital property immediately prior to the acquisition for the purpose of determining the Non-Canadian Holder’s adjusted cost base of a common Share or a Warrant, as the case may be, held by such Non-Canadian Holder.

Exercise of Warrants

No gain or loss will be realized by a Non-Canadian Holder of a Warrant upon the exercise of a Warrant to acquire a Common Share. When a Warrant is exercised, the Non-Canadian Holder’s cost of the Common Share acquired pursuant to the exercise thereof will be equal to the adjusted cost base of the Warrant to such Non-Canadian Holder, plus the amount paid on the exercise of the Warrant. For the purpose of computing the adjusted cost base to a Non-Canadian Holder of each Common Share acquired on the exercise of a Warrant, the cost of such Common Share must be averaged with the adjusted cost base to such Non-Canadian Holder of all other Common Shares (if any) held by the Non-Canadian Holder as capital property immediately prior to the exercise of the Warrant. A “cashless exercise” of a Warrant pursuant to its terms likely results in a disposition of the Warrant, which will be subject to the tax treatment described below under “— Disposition of Securities.” Non-Canadian Holders should consult their own tax advisors with respect to the tax consequences to them of a “cashless exercise” of Warrants.

Dividends

Dividends paid or credited, or deemed to be paid or credited, on Common Shares to a Non-Canadian Holder generally will be subject to Canadian withholding tax. Under the Tax Act, the rate of withholding tax is 25% of the gross amount of such dividends, which rate may be subject to reduction under the provisions of an applicable income tax treaty. A Non-Canadian Holder who is resident in the United States for the purposes of the Canada United States Tax Convention, fully entitled to the benefits of such convention and the beneficial owner of the dividends, will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends.

Disposition of Securities

A Non-Canadian Holder who disposes or is deemed to dispose of a Security in a taxation year will not be subject to tax in Canada, unless the Security is, or is deemed to be, ‘‘taxable Canadian property’’ to the Non-Canadian Holder at the time of disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty between Canada and the country in which the Non-Canadian Holder is resident.

Provided the Common Shares are listed on a “designated stock exchange,” as defined in the Tax Act (which currently includes the NYSE), at the time of disposition, the Common Shares generally will not constitute taxable Canadian property of a Non-Canadian Holder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (i) one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships owned 25% or more of the issued shares of any class or series of shares of the Company; and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of (a) real or immovable property situated in Canada, (b) “Canadian resource property” (as defined in the Tax Act), (c) “timber resource property” (as defined in the Tax Act), or (d) an option in respect of, an interest in, or for civil law rights in, property described in any of (a) through (c), whether or not such property exists.

In the case of the Warrants, Warrants would generally be “taxable Canadian property” to a Non-Canadian Holder at a particular time if, at any time in the previous 60 months: (a) the Non-Canadian Holder held Warrants that provided such Non-Canadian Holder with the right to acquire 25% or more of the outstanding Common Shares or the Non-Canadian Holder held shares of the Company at that time that satisfy the requirement in paragraph (i) above; and (b) the requirement in paragraph (ii) above is satisfied at that time. Notwithstanding the foregoing, a Common Share or Warrant may otherwise be deemed to be taxable Canadian property to a Non-Canadian Holder for purposes of the Tax Act in certain limited circumstances.

Non-Resident Holders who dispose of Securities that are taxable Canadian property should consult their own tax advisors with respect to the requirement to file a Canadian income tax return in respect of the disposition in their particular circumstances.

PLAN OF DISTRIBUTION

We are registering (i) the issuance by us of up to 23,000,000 common shares issuable upon exercise of the warrants, and (ii) the resale of up to 116,046,198 of our common shares, 8,000,000 of our warrants and 8,000,000 common shares issuable upon the exercise of warrants by the selling securityholders.

We will not receive any of the proceeds from the sale of any securities by the selling securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices,

•

at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through loans or pledges of the securities, including to a broker-dealer or an affiliate thereof;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our securities;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our common shares and warrants are listed on NYSE under the symbols “LICY” and “LICY.WS,” respectively.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any broker-dealer or agent regarding the sale of the securities by the selling securityholders. Upon our notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the selling securityholders and any underwriters, broker-dealers or agents who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the selling securityholders, may have banking, lending or other relationships with us or the selling securityholders or may perform services for us or the selling securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Exercise of Warrants

The warrants will become exercisable 30 days after the completion of the Business Combination; provided that we have an effective registration statement under the Securities Act covering the common shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The warrants will expire on August 10, 2026, at 5:00 p.m., New York City time, or earlier upon redemption.

The warrants can be exercised by delivering to the warrant agent, Continental Stock Transfer & Trust Company (the “Warrant Agent”), at its corporate trust department in the Borough of Manhattan, City and State of New York, (i) the warrants to be exercised on the records of the Depositary to an account of the Warrant Agent at The Depository Trust Company (the “Depositary”) designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase common shares pursuant to the exercise of a warrant, properly delivered by the DTC participant in accordance with the Depositary’s procedures, and (iii) by paying in full the warrant price for each full common share as to which the warrant is exercised and any and all applicable taxes due in connection with the exercise of the warrant, the exchange of the warrant for the common shares and the issuance of such common shares.

If a registration statement covering the common shares issuable upon exercise of the warrants is not effective within 60 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis. In addition, if we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

No fractional shares will be issued upon the exercise of the warrants. If, upon the exercise of such warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon the exercise, round down to the nearest whole number of common shares to be issued to such holder.

SHARES ELIGIBLE FOR FUTURE SALE

The Company has an unlimited number of common shares authorized and 163,179,555 common shares issued and outstanding as of August 10, 2021 following the Business Combination. The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of our securities pursuant to the Investor Agreement and the Subscription Agreements entered into with certain of our shareholders. We cannot make any prediction as to the effect, if any, that sales of our shares or the availability of our shares for sale will have on the market price of our common shares. Sales of substantial amounts of our common shares in the public market could adversely affect prevailing market prices of the common shares.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of the Company’s common shares for at least six months would be entitled to sell his, her or its securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the initial holders and purchasers of Peridot’s securities will be able to sell their common shares and warrants that may be issued on conversion of loans by the Sponsor, members of Peridot’s management team or any of their respective affiliates or other third parties (and shares issued upon their exercise), as applicable, pursuant to and in accordance with Rule 144 without registration one year after the Business Combination. However, if they remain one of our affiliates, they will only be permitted to sell a number of securities that does not exceed the greater of:

•	1% of the total number of shares then outstanding, which was 375,000 shares on the record date; or

•	the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 would also limited be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our Company other than by virtue of his or her status as an officer or director of our Company.

Registration Rights

Investor Agreement

On August 10, 2021, the Company, the Peridot Class B Holders and the Li-Cycle Holders (collectively for the purposes of this subsection referred to as the “Holders”) entered into the Investor Agreement. Pursuant to the Investor Agreement, the Company is obligated to file a registration statement to register the resale of certain common shares held by the Holders within 30 days after the Closing and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after such filing, but no later than the earlier of (i) the 75th day (or the 105th day if the SEC notifies that it will “review” such registration statement) following the Closing Date and (ii) the 15th business day after the date the SEC notified that such registration statement will not be “reviewed” or will not be subject to further review. In addition, pursuant to the terms of the Investor Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that the Company file a registration statement on Form F-3 (or on Form F-1 if Form F-3 is not available) to register the securities of the Company held by such Holders, and each may specify that such demand registration take the form of an underwritten offering, in each case subject to limitations on the number of demands and underwritten offerings that can be requested by each Holder, as specified in the Investor Agreement. Holders will also have “piggy-back” registration rights, subject to certain requirements and customary conditions. The Investor Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the Holders against (or make contributions in respect of) certain liabilities that may arise under the Securities Act.

The Investor Agreement further provides that the securities of the Company held by the Peridot Class B Holders and Li-Cycle Holders will be subject to certain transfer restrictions until (i) with respect to the Peridot Class B Holders, the earliest of (a) one year after the Closing and (b) (x) the last consecutive trading day where the last reported sale price of the Company Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of its public shareholders having the right to exchange their common shares for cash, securities or other property, and (ii) with respect to the Li-Cycle Holders, 180 days following the Closing.

Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, Subscription Agreements were entered into by and among each PIPE Investor, Peridot, and NewCo. Peridot obtained commitments from the PIPE Investors to purchase common shares for a purchase price of $10.00 per share for aggregate gross proceeds of $315,490,000. Certain offering related expenses are payable by Peridot under the Subscription Agreements, including customary fees payable to the placement agents. The purpose of the sale of common shares to the PIPE Investors under the Subscription Agreements was to raise additional capital for use in connection with the Business Combination.

The common shares sold to the PIPE Investors were identical to the common shares that were held by our other shareholders at the time of the Closing, except that when initially issued by Peridot, such shares were restricted securities. The PIPE Financing occurred on the date of, and immediately prior to, the consummation of the Business Combination.

The closing of the PIPE Financing was subject to customary conditions, including, among other conditions, the Company agreed to, as soon as practicable (but in any case no later than 30 calendar days after the consummation of the Business Combination), file with the SEC (at its sole cost and expense) a registration statement registering the resale of the shares received by the PIPE Investors in the PIPE Financing, and to use its commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable after the filing thereof.

Warrant Agreement

The Company agreed that, as soon as practicable, but in no event later than 20 business days after the Closing, we would use our commercially reasonable efforts to file a registration statement with the SEC covering the common shares issuable upon exercise of the warrants. The Company also agreed to use our best efforts to cause the registration statement to become effective within 60 business days following the Closing and to maintain a current prospectus relating to such common shares until the warrants expire or are redeemed. The warrants expire on August 10, 2026, at 5:00 p.m., New York City time, or earlier upon redemption.

If a registration statement covering the common shares issuable upon exercise of the warrants is not effective within 60 days after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis.

Transfer Restrictions

Please see the section titled “Description of Securities — Transfer Restrictions.”

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the offer and sale of our common shares by our selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.

USD
SEC registration fee	$168,792.32
FINRA filing fee	$224,850.00
Legal fees and expenses	*
Accounting fees and expenses	*
Printing expenses	*
Transfer agent fees and expenses	*
Miscellaneous expenses	*
Total	$393,642.32

*	The fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Province of Ontario. Some of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. There can be no assurance that U.S. investors will be able to enforce against us, members of our board of directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

We have appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711 as our agent to receive service of process with respect to any action brought against us under the federal securities laws of the United States or of any state in the United States.

LEGAL MATTERS

The validity of the common shares offered by this prospectus and certain legal matters as to Canadian law will be passed upon by McCarthy Tétrault LLP, Toronto, Ontario, Canada. The validity of the warrants offered by this prospectus has been passed upon for us by Freshfields Bruckhaus Deringer US LLP. We have been advised on U.S. securities matters by Freshfields Bruckhaus Deringer US LLP.

EXPERTS

The financial statement of Li-Cycle Holdings Corp. appearing in this prospectus have been audited by Deloitte LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Li-Cycle Corp. for the years ended October 31, 2020, October 31, 2019 and October 31, 2018, appearing in this prospectus have been audited by Deloitte LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The offices of Deloitte LLP, Chartered Professional Accountants, are located at 8 Adelaide Street West, Suite 200, Toronto, Ontario, Canada M5H 0A9.

Deloitte LLP has complied with the independence standards of the Chartered Professional Accountants of Ontario for the years ended October 31, 2020, October 31, 2019 and October 31, 2018. During 2020 but prior to the engagement of Deloitte LLP as the Company’s independent registered public accounting firm under the standards of the PCAOB, Deloitte LLP had provided legal services to Li-Cycle Corp. which consisted of drafting two intercompany agreements. One service was provided from November 2019 to January 2020 and the other in July 2020, and the total fees collected were approximately C$14,000. These services were considered permissible under Canadian private company independence standards but were impermissible under the auditor independence rules of the SEC and the PCAOB.

With respect to these services, the agreements did not impact Li-Cycle Corp.’s accounting records or result in the preparation or origination of source data underlying the financial statements and were not subject to Deloitte LLP’s audit of the Company’s financial statements. Furthermore, none of the individuals who provided the legal services were members of the audit team, management of Li-Cycle Corp. oversaw and provided ultimate approval of these services and the fees were immaterial to Li-Cycle Corp. and Deloitte LLP.

After careful consideration of the facts and circumstances and the applicable independence rules, Deloitte LLP has concluded that (i) the aforementioned matters do not impair Deloitte LLP’s ability to exercise objective and impartial judgment in connection with its audits of the consolidated financial statements of Li-Cycle Corp. and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would conclude that Deloitte LLP has been and is capable of exercising objective and impartial judgment on all issues encompassed within its audits of the consolidated financial statements of Li-Cycle Corp. After considering these matters, the Company’s management and board of directors concur with Deloitte LLP’s conclusions.

The financial statements of Peridot Acquisition Corp. as of December 31, 2020 and for the period from July 31, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.li-cycle.com. The information posted on or accessible through our website is not incorporated into this prospectus. We have included our website address in this prospectus solely for informational purposes and the references to our websites are intended to be inactive textual references only.

INDEX TO FINANCIAL STATEMENTS

Page
Index to Unaudited Financial Statements of Peridot Acquisition Corp. as of and for the Three and Six Months Ended June 30, 2021
Condensed Balance Sheets June 30, 2021 (Unaudited)	F-1
Condensed Statement of Operations for the Three and Six Months Ended June 30, 2021 (Unaudited)	F-2
Condensed Statement of Changes in Shareholders’ Equity for the Three and Six Months Ended June 30, 2021 (Unaudited)	F-3
Condensed Statement of Cash Flows for the Six Months Ended June 30, 2021 (Unaudited)	F-4
Notes to Unaudited Condensed Financial Statements June 30, 2021	F-5

Audited Financial Statements of Peridot Acquisition Corp. as of December 31, 2020 and for the period from July 31, 2020 (Inception) through December 31, 2020
Report of independent registered public accounting firm	F-22
Balance Sheet	F-23
Statements of Operations	F-24
Statements of Changes in Stockholders’ Equity	F-25
Statements of Cash Flows	F-26
Notes to the Financial Statements	F-27

Index to Audited Financial Statements of Li-Cycle Corp. as of and for the years ended October 31, 2020 and October 31, 2019
Report of Independent Registered Public Accounting Firm	F-45
Consolidated Statements of Financial Position	F-46
Consolidated Statements of Loss and Comprehensive Loss	F-47
Consolidated Statements of Changes in Equity	F-48
Consolidated Statements of Cash Flows	F-49
Notes to the Consolidated Financial Statements	F-50

Unaudited Financial Statements of Li-Cycle Corp. as of and for the Three and Nine Months ended July 31, 2021 and 2020
Condensed consolidated interim statements of financial position	F-82
Condensed consolidated interim statements of loss and comprehensive loss	F-83
Condensed consolidated interim statements of changes in equity	F-84
Condensed consolidated interim statements of cash flows	F-85
Notes to the condensed consolidated interim financial statements	F-86

Index to Audited Financial Statements of Li-Cycle Holdings Corp. as of May 31, 2021
Report of Registered Independent Public Accounting Firm	F-100
Statement of Financial Position	F-101
Notes to the Financial Statements	F-102

PERIDOT ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$563	$971,607
Prepaid expenses	303,958	381,749

Total current assets	304,521	1,353,356
Cash and marketable securities held in Trust Account	300,154,668	300,074,392

TOTAL ASSETS	$300,459,189	$301,427,748

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$5,386,827	$355,888

Total current liabilities	5,386,827	355,888

Warrant liability	62,330,000	40,940,000
Deferred underwriting fee payable	10,500,000	10,500,000

Total Liabilities	78,216,827	51,795,888

Commitments and Contingencies
Class A ordinary shares subject to possible redemption 21,724,236 and 24,463,185 shares at redemption value of $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	217,242,360	244,631,850
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 8,275,764 and 5,536,815 shares issued and outstanding (excluding 21,724,236 and 24,463,185 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively.	828	554
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 7,500,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	750	750
Additional paid-in capital	56,008,334	28,619,118
Accumulated deficit	(51,009,910)	(23,620,412)

Total Shareholders’ Equity	5,000,002	5,000,010

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$300,459,189	$301,427,748

The accompanying notes are an integral part of these unaudited condensed financial statements.

PERIDOT ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Operational costs	$1,809,124	$6,079,798

Loss from operations	(1,809,124)	(6,079,798)

Other expense:
Interest earned on marketable securities held in Trust Account	8,284	80,276
Interest income – bank	2	24
Change in fair value of warrant liability	(23,690,000)	(21,390,000)

Other expense, net	(23,681,714)	(21,309,700)

Net loss	$(25,490,838)	$(27,389,498)

Weighted average shares outstanding, Class A redeemable ordinary shares	30,000,000	30,000,000

Basic and diluted income per share, Class A redeemable ordinary shares	$0.00	$0.00

Weighted average shares outstanding, Class A and Class B non-redeemable ordinary shares	7,500,000	7,500,000

Basic and diluted net loss per share, Class B non-redeemable ordinary shares	$(3.40)	$(3.66)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PERIDOT ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance — January 1, 2021	5,536,815	$554	7,500,000	$750	$28,619,118	$(23,620,412)	$5,000,010

Change in value Class A ordinary shares subject to redemption	189,866	19	—	—	1,898,641	—	1,898,660

Net income	—	—	—	—	—	(1,898,660)	(1,898,660)

Balance – March 31, 2021 (unaudited)	5,726,681	$573	7,500,000	$750	$30,517,759	$(25,519,072)	$5,000,010

Change in value of Class A ordinary shares subject to redemption	2,549,083	255	—	—	25,490,575	—	25,490,830

Net loss	—	—	—	—	—	(25,490,838)	(25,490,838)

Balance – June 30, 2021	8,275,764	$828	7,500,000	$750	$56,008,334	$(51,009,910)	$5,000,002

The accompanying notes are an integral part of these unaudited condensed financial statements.

PERIDOT ACQUISITION CORP.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(27,389,498)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	21,390,000
Interest earned on marketable securities held in Trust Account	(80,276)
Changes in operating assets and liabilities:
Prepaid expenses	77,791
Accounts payable and accrued expenses	5,030,939

Net cash used in operating activities	(971,044)

Net Decrease in Cash	(971,044)
Cash – Beginning of period	971,607

Cash – End of period	$563

Non-Cash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$(27,389,489)

The accompanying notes are an integral part of these unaudited condensed financial statements.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Note 1 — Description of Organization and Business Operations

Peridot Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 31, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on environmentally sound infrastructure and technologies that mitigate greenhouse gas (GHG) emissions and/or enhance resilience to climate change. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity for the period from July 31, 2020 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below and, subsequent to the completion of the Initial Public Offering, identifying a target for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 23, 2020. On September 28, 2020 the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Peridot Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds of $8,000,000, which is described in Note 4.

Transaction costs amounted to $17,066,575, consisting of $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees and $566,575 of other offering costs; of this amount, $693,847 was expensed as of the date of the Initial Public Offering and $16,372,728 was charged to shareholders’ equity.

Following the closing of the Initial Public Offering on September 28, 2020, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote the Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until September 28, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of June 30, 2021, the Company had $563 in its operating bank accounts and negative working capital of approximately $5.1 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from Sponsor to cover certain offering costs in exchange for the issuance of the Founder Shares, the loan of up to $300,000 from the Sponsor pursuant to the Note (see Note 5), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was repaid on September 28, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors will fund, and have the means to provide the Company Working Capital Loans (see Note 5). As of June 30, 2021, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor, who has the means to provide such funds, to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on May 7, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future interim periods.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2021 and December 31, 2020.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares (if any) that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants issued in the Initial Public Offering has been estimated using a Monte Carlo simulation methodology as of the date of the Initial Public Offering and such warrants’ quoted market price as of June 30, 2021 and December 31, 2020 (see Note 9).

Income Taxes

ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted loss per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 23,000,000 shares of Class A ordinary shares in the aggregate.

The Company’s statement of operations includes a presentation of loss per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of loss per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$8,286	$80,300

Net Income allocable to shares subject to redemption	$8,286	$80,300
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	30,000,000	30,000,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	$0.00	$0.00
Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(25,490,838)	$(27,389,498)
Less: Redeemable Net Earnings	(8,286)	(80,300)

Non-Redeemable Net Loss	$(25,499,124)	$(27,469,798)
Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	7,500,000	7,500,000
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(3.40)	$(3.66)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the Company’s condensed balance sheet, primarily due to their short-term nature, other than the derivative warrant liability.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. Management is currently evaluating the new guidance, but does not expect the adoption of this guidance to have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted would have a material effect on the Company’s condensed financial statements.

Note 3 — Public Offering

Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,000,000. The over-allotment option expired in November 2020. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

During the period ended August 11, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”). The Founder Shares include an aggregate of up to 1,125,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On November 7, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised, resulting in the forfeiture of 1,125,000 shares. Accordingly, as of November 7, 2020, there are 7,500,000 Founder Shares issued and outstanding.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

(as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note – Related Party

On August 11, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $119,331 was repaid at the closing of the Initial Public Offering on September 28, 2020.

Administrative Support Agreement

On September 23, 2020, the Company entered into an agreement to pay an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months and six months ended June 30, 2021, the Company incurred and accrued $30,000 and $60,000 in fees for these services, respectively. As of June 30, 2021 and December 31, 2020, the total amount payable for these services was $90,000 and $30,000, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2021 and December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

Note 6 — Commitments

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Registration and Shareholder Rights

Pursuant to a registration and shareholder rights agreement entered into on September 23, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The over-allotment option expired in November 2020.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,500,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Shareholders’ Equity

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 300,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 8,275,764 and 5,536,815 Class A ordinary shares issued and outstanding, excluding 21,724,236 and 24,463,185 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares—The Company is authorized to issue 30,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 7,500,000 Class B ordinary shares outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20%

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 8 — Warrant Liability

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At June 30, 2021, assets held in the Trust Account were comprised of $184 in cash and $300,154,484 in money market funds which are invested primarily in U.S. Treasury Securities. At December 31, 2020, assets held in the Trust Account were comprised of $184 in cash and $300,074,208 in U.S. Treasury securities at amortized cost. Through June 30, 2021, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
Assets:
June 30, 2021	U.S. Treasury Securities (Mature on 4/1/2021)	1	$—	$—	$300,154,484
December 31, 2020	U.S. Treasury Securities (Mature on 4/1/2021)	1	$300,074,208	$15,764	$300,089,972

Liabilities:
June 30, 2021	Warrant Liability – Public Warrants	1			$40,650,000
June 30, 2021	Warrant Liability – Private Placement Warrants	2			$21,680,000
December 31, 2020	Warrant Liability – Public Warrants	1			$26,700,000
December 31, 2020	Warrant Liability – Private Placement Warrants	2			$14,240,000

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statement of operations.

The Warrants are measured at fair value on a recurring basis. The measurement of the Public Warrants as of June 30, 2021 and December 31, 2020 are classified as Level 1 due to the use of an observable market quote in an active market. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. As such, the Private Placement Warrants are classified as Level 2.

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$14,240,000	$26,700,000	$40,940,000
Change in valuation inputs or other assumptions	7,440,000	13,950,000	21,390,000
Fair value as of June 30, 2021	$21,680,000	$40,650,000	$62,330,000

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the six months ended June 30, 2021.

Note 10 — Proposed Business Combination

On February 15, 2021, the Company entered into a Business Combination Agreement (the “Agreement”), with Li-Cycle Corp., a corporation existing under the laws of the Province of Ontario, Canada (“Li-Cycle”), and Li-Cycle Holdings Corp., a corporation existing under the laws of the Province of Ontario, Canada and a wholly owned subsidiary of Li-Cycle (“Newco”). The Agreement and the transactions contemplated thereby were unanimously approved by the boards of directors of each of Peridot and Li-Cycle.

The Agreement contemplates that the business combination among Peridot, Li-Cycle and Newco will be completed through the following series of transactions:

•

Peridot will continue as a corporation existing under the laws of the Province of Ontario (the “Continuance” and Peridot as so continued, “Peridot Ontario”), and in connection therewith, (x) the Class A ordinary shares, par value $0.0001 per share, of Peridot (the “Class A Shares”), the Class B ordinary shares, par value $0.0001 per share, of Peridot (the “Class B Shares”), and the warrants to purchase Class A Shares, in each case, issued and outstanding immediately prior to the Continuance will convert into an equal number of Class A common shares, Class B common shares and warrants to purchase Class A common shares of Peridot Ontario;

•

following the Continuance and any forfeiture by Peridot Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), of Class B common shares of Peridot Ontario, as described below under “Sponsor Letter Agreement”, the Class B common shares will convert into Class A common shares of Peridot Ontario on a one-for-one basis;

•

Peridot Ontario and Newco will amalgamate (the “Amalgamation” and Peridot Ontario and Newco as so amalgamated, “Amalco”), and in connection therewith, the Class A common shares and warrants to purchase Class A common shares will convert into an equivalent number of common shares of Amalco (the “Amalco Shares”) and warrants to purchase an equivalent number of Amalco Shares; and

•

following the Amalgamation, the preferred shares of Li-Cycle will convert into common shares of Li-Cycle and, on the terms and subject to the conditions set forth in a Plan of Arrangement, Amalco will acquire all of the issued and outstanding common shares of Li-Cycle from Li-Cycle’s shareholders in exchange for Amalco Shares having an aggregate equity value of $975 million assuming a $10 per share equity value (the “Share Exchange”).

Concurrently with the execution of the Agreement, Peridot and Newco entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors

PERIDOT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(UNAUDITED)

agreed to subscribe for and purchase, and Newco (as the predecessor to Amalco) agreed to issue and sell to such PIPE Investors, immediately prior to Closing, an aggregate of 31,500,000 Amalco Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,000,000 (the “PIPE Financing”).

The Agreement contains representations and warranties of each of the parties thereto that are customary for transactions of this type, including with respect to the operations of Peridot, Li-Cycle and Newco. In addition, the Agreement contains customary pre-closing covenants, including the obligation of Li-Cycle to conduct its business in the ordinary course consistent with past practice and to refrain from taking specified actions, subject to certain exceptions.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Peridot Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Peridot Acquisition Corp. (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 31, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 31, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 7, 2021

PERIDOT ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2020 (AS RESTATED)

ASSETS
Current assets
Cash	$971,607
Prepaid expenses	381,749

Total Current Assets	1,353,356
Cash and marketable securities held in Trust Account	300,074,392

TOTAL ASSETS	$301,427,748

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$355,888

Total Current Liabilities	355,888

Warrant liability	40,940,000
Deferred underwriting fee payable	10,500,000

Total Liabilities	51,795,888

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 24,463,185 shares at $10.00 per share	244,631,850
Shareholders’ Equity
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 300,000,000 shares authorized; 5,536,815 shares issued and outstanding (excluding 24,463,185 shares subject to possible redemption)	554
Class B ordinary shares, $0.0001 par value; 30,000,000 shares authorized; 7,500,000 shares issued and outstanding	750
Additional paid-in capital	28,619,118
Accumulated deficit	(23,620,412)

Total Shareholders’ Equity	5,000,010

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$301,427,748

The accompanying notes are an integral part of these financial statements.

PERIDOT ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JULY 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (AS RESTATED)

Formation and operational costs	$460,977

Loss from operations	(460,977)
Other income (expense):
Interest earned - bank	20
Interest earned on marketable securities held in Trust Account	74,392
Change in fair value of warrant liability	(22,540,000)
Offering costs allocated to warrant liability	(693,847)

Net Loss	$(23,620,412)

Weighted average shares outstanding of Class A redeemable ordinary shares	30,000,000

Basic and diluted net income per share, Class A	$0.00

Weighted average shares outstanding of Class B non-redeemable ordinary shares	7,500,000

Basic and diluted net loss per share, Class B	$(3.16)

The accompanying notes are an integral part of these financial statements.

PERIDOT ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (AS RESTATED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance — July 31, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Sale of 30,000,000 Units, net of underwriting discounts, offering costs and fair value of warrant liability	30,000,000	3,000	—	—	271,624,272	—	271,627,272
Excess of cash received over fair value of private placement warrants	—	—	—	—	1,600,000	—	1,600,000
Forfeiture of Founder Shares	—	—	(1,125,000)	(113)	113	—	—
Ordinary shares subject to possible redemption	(24,463,185)	(2,446)	—	—	(244,629,404)	—	(244,631,850)
Net loss	—	—	—	—	—	(23,620,412)	(23,620,412)

Balance — December 31, 2020	5,536,815	$554	7,500,000	$750	$28,619,118	$(23,620,412)	$5,000,010

The accompanying notes are an integral part of these financial statements.

PERIDOT ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JULY 31, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 (AS RESTATED)

Cash Flows from Operating Activities:
Net loss	$(23,620,412)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation costs paid by Sponsor	5,000
Interest earned on marketable securities held in Trust Account	(74,392)
Change in fair value of warrant liability	22,540,000
Offering costs allocable to warrant liability	693,847
Changes in operating assets and liabilities:
Prepaid expenses	(381,749)
Accrued expenses	355,888

Net cash used in operating activities	(481,818)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(300,000,000)

Net cash used in investing activities	(300,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	294,000,000
Proceeds from sale of Private Placement Warrants	8,000,000
Proceeds from promissory note – related party	67,081
Repayment of promissory note – related party	(119,331)
Payments of offering costs	(494,325)

Net cash provided by financing activities	301,453,425

Net Change in Cash	971,607
Cash – Beginning	—

Cash – Ending	$971,607

Non-Cash Investing and Financing Activities:
Offering costs paid directly by Sponsor from proceeds of issuance of Class B ordinary shares	$20,000

Initial classification of ordinary shares subject to possible redemption	$267,553,420

Change in value of ordinary shares subject to possible redemption	$(22,921,570)

Initial classification of warrant liability	$18,400,000

Deferred underwriting fee payable	$10,500,000

Payment of offering costs through promissory note – related party	$52,250

The accompanying notes are an integral part of these financial statements.

PERIDOT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Peridot Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 31, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus on environmentally sound infrastructure and technologies that mitigate greenhouse gas (GHG) emissions and/or enhance resilience to climate change. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 31, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on September 23, 2020. On September 28, 2020 the Company consummated the Initial Public Offering of 30,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $300,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Peridot Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds of $8,000,000, which is described in Note 5.

Transaction costs amounted to $17,066,575, consisting of $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees and $566,575 of other offering costs; of this amount, $693,847 was expensed as of the date of the initial public offering and $16,372,728 was charged to shareholders’ equity. At December 31, 2020, cash of $971,607 was held outside of the Trust Account (as defined below) and is available for the payment of offering costs and for working capital purposes.

Following the closing of the Initial Public Offering on September 28, 2020, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote the Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business

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Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until September 28, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent

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registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1.0 million in its operating bank accounts and working capital of approximately $1.0 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through a contribution of $25,000 from Sponsor to cover certain offering costs in exchange for the issuance of the Founder Shares, the loan of up to $300,000 from the Sponsor pursuant to the Note (see Note 6), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was repaid on September 28, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors will fund, and have the means to provide the Company Working Capital Loans (see Note 6). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of ordinary shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).

In connection with the audit of the Company’s financial statements for the period ended December 31, 2020, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40- 15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s ordinary shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the

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Company’s independent registered public accounting firm, concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows or cash.

The following table reflects the Company’s balance sheet, statement of operations, and statement of cash flows as of and for the periods indicated below.

	As Previously Reported	Adjustments	As Restated
Balance sheet as of September 28, 2020 (audited)
Warrant Liability	$—	$18,400,000	$18,400,000
Class A Ordinary Shares Subject to Possible Redemption	285,953,420	(18,400,000)	267,553,420
Class A Ordinary Shares	140	184	324
Additional Paid-in Capital	5,004,002	693,663	5,697,665
Accumulated Deficit	(5,000)	(693,847)	(698,847)
Balance sheet as of September 30, 2020 (unaudited)
Warrant Liability	$—	$18,860,000	$18,860,000
Class A Ordinary Shares Subject to Possible Redemption	285,947,270	(18,860,000)	267,087,270
Class A Ordinary Shares	141	188	329
Additional Paid-in Capital	5,010,151	1,153,659	6,163,810
Accumulated Deficit	(11,151)	(1,153,847)	(1,164,998)
Balance sheet as of December 31, 2020 (audited)
Warrant Liability	$—	$40,940,000	$40,940,000
Class A Ordinary Shares Subject to Possible Redemption	285,571,850	(40,940,000)	244,631,850
Class A Ordinary Shares	144	410	554
Additional Paid-in Capital	5,385,681	23,233,437	28,619,118
Accumulated Deficit	(386,565)	(23,233,847)	(23,620,412)
Statement of Operations from July 31, 2020 (inception) to September 30, 2020 (unaudited)
Change in fair value of warrant liability	$—	$(460,000)	$(460,000)
Net loss	(11,151)	(1,153,847)	(1,164,998)
Weighted average shares outstanding of Class A redeemable ordinary shares	30,000,000	—	30,000,000
Basic and diluted net loss per share, Class A	(0.00)	—	(0.00)
Weighted average shares outstanding of Class B non-redeemable ordinary shares	7,500,000	—	7,500,000
Basic and diluted net loss per share, Class B	(0.00)	(0.16)	(0.16)
Statement of Operations from July 31, 2020 (inception) to December 31, 2020 (audited)
Change in fair value of warrant liability	$—	$22,540,000	$(22,540,000)

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	As Previously Reported	Adjustments	As Restated
Net loss	(386,565)	(23,233,847)	(23,620,412)
Weighted average shares outstanding of Class A redeemable ordinary shares	30,000,000	—	30,000,000
Basic and diluted net earnings per share, Class A	0.00	—	0.00
Weighted average shares outstanding of Class B non-redeemable ordinary shares	7,500,000	—	7,500,000
Basic and diluted net loss per share, Class B	(0.06)	(3.10)	(3.16)
Cash Flow Statement for the Period from July 31, 2020 (inception) to September 30, 2020 (unaudited)
Net income (loss)	$(11,151)	$(1,153,847)	$(1,164,998)
Change in fair value of warrant liability	—	(460,000)	(460,000)
Offering costs allocated to warrant liability	—	693,847	693,847
Initial classification of warrant liability	—	18,400,000	18,400,000
Initial classification of common stock subject to possible redemption	285,953,420	(18,400,000)	267,553,420
Change in value of common stock subject to possible redemption	(6,150)	(460,000)	(466,150)
Cash Flow Statement for the Period from July 31, 2020 (inception) to December 31, 2020 (audited)
Net income (loss)	(386,565)	(23,233,847)	(23,620,412)
Change in fair value of warrant liability	—	22,540,000	22,540,000
Offering costs allocated to warrant liability	—	693,847	693,847
Initial classification of warrant liability	—	18,400,000	18,400,000
Initial classification of common stock subject to possible redemption	285,953,420	(18,400,000)	267,553,420
Change in value of common stock subject to possible redemption	(381,570)	(22,540,000)	(22,921,570)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

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Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020.

Cash and Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares (if any) that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2020, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

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Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $16,372,728 were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants issued in the IPO has been estimated using a Monte Carlo simulation methodology as of the date of the IPO and such warrants’ quoted market price as of December 31, 2020 (see Note 10).

Income Taxes

ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted loss per share does not consider the effect of the

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warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement Warrants since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 23,000,000 shares of Class A ordinary shares in the aggregate.

The Company’s statement of operations includes a presentation of loss per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of loss per share. Net income per share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

For the Period from July 31, 2020 (inception) Through December 31, 2020
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest Income	$74,412

Net Earnings	$74,412

Denominator: Weighted Average Redeemable Class A Ordinary Shares
Redeemable Class A Ordinary Shares, Basic and Diluted	30,000,000
Earnings/Basic and Diluted Redeemable Class A Ordinary Shares	0.00

Non-Redeemable Class B Ordinary Shares
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(23,620,412)
Redeemable Net Earnings	$(74,412)

Non-Redeemable Net Loss	$(23,694,824)

Denominator: Weighted Average Non-Redeemable Class B Ordinary Shares
Non-Redeemable Class B Ordinary Shares, Basic and Diluted	7,500,000
Loss/Basic and Diluted Non-Redeemable Class B Ordinary Shares	$(3.16)

Note: As of December 31, 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the Company’s ordinary shareholders.

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Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s financial statements.

NOTE 4 — PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 9).

NOTE 5 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $8,000,000. The over-allotment option expired in November 2020. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder Shares

During the period ended August 11, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”). The Founder Shares include an aggregate of up to 1,125,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On November 7, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised, resulting in the forfeiture of 1,125,000 shares. Accordingly, as of November 7, 2020, there are 7,500,000 Founder Shares issued and outstanding.

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The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note – Related Party

On August 11, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $119,331 was repaid at the closing of the Initial Public Offering on September 28, 2020.

Administrative Support Agreement

On September 23, 2020, the Company entered into an agreement to pay an affiliate of the Sponsor up to $10,000 per month for office space, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.

For the period from July 31, 2020 (inception) through December 31, 2020, the Company incurred $30,000 in fees for these services, of which is included in accrued expenses in the accompanying balance sheet as of December 31, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

NOTE 7 — COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Registration and Shareholder Rights

Pursuant to a registration and shareholder rights agreement entered into on September 23, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The over-allotment option expired in November 2020.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,500,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8 — SHAREHOLDERS’ EQUITY

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares—The Company is authorized to issue 300,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 5,536,815 Class A ordinary shares issued and outstanding, excluding 24,463,185 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 30,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. As of December 31, 2020, there were 7,500,000 Class B ordinary shares outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable

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upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 9 — WARRANT LIABILITY

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

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•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the

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Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

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At December 31, 2020, assets held in the Trust Account were comprised of $184 in cash and $300,074,208 in U.S. Treasury securities at amortized cost. During the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
Assets:
U.S. Treasuries held in Trust Account	Mature on 04/01/2021	1	$300,074,208	$15,764	$300,089,972
Liabilities:
Public Warrants		1			$26,700,000
Private Placement Warrants		2			$14,240,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on September 28, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Private Placement Warrants and the Public Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B ordinary shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption, Class A ordinary shares and Class B ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement:

Input	September 28, 2020 (Initial Measurement)
Risk-free interest rate	0.4%
Expected term to business combination (years)	1
Expected volatility	15.0%
Exercise price	$11.50
Fair value of Units	$9.95

On September 28, 2020, the Private Placement Warrants and Public Warrants were determined to be $0.80 per warrant for aggregate values of $6.4 million and $12.0 million, respectively.

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Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. As such, the Private Placement Warrants are classified as Level 2.

As of December 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $14.2 million and $26.7 million, respectively.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Level	Public	Level	Warrant Liabilities
Fair value	$—		$—		$—
Initial measurement on September 28, 2020	6,400,000	3	12,000,000	3	18,400,000
Fair Value as of September 30, 2020	6,560,000	3	12,300,000	3	18,860,000
Change in valuation inputs or other assumptions	7,680,000		14,400,000		22,080,000
Fair value as of December 31, 2020	$14,240,000	2	$26,700,000	1	$40,940,000

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $18,400,000 during the period from September 28, 2020 through December 31, 2020.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 15, 2021, the Company entered into a Business Combination Agreement (the “Agreement”), with Li-Cycle Corp., a corporation existing under the laws of the Province of Ontario, Canada (“Li-Cycle”), and Li-Cycle Holdings Corp., a corporation existing under the laws of the Province of Ontario, Canada and a wholly owned subsidiary of Li-Cycle (“Newco”). The Agreement and the transactions contemplated thereby were unanimously approved by the boards of directors of each of Peridot and Li-Cycle.

The Agreement contemplates that the business combination among Peridot, Li-Cycle and Newco will be completed through the following series of transactions:

•	Peridot will continue as a corporation existing under the laws of the Province of Ontario (the “Continuance” and Peridot as so continued, “Peridot Ontario”), and in connection therewith,

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(x) the Class A ordinary shares, par value $0.0001 per share, of Peridot (the “Class A Shares”), the Class B ordinary shares, par value $0.0001 per share, of Peridot (the “Class B Shares”), and the warrants to purchase Class A Shares, in each case, issued and outstanding immediately prior to the Continuance will convert into an equal number of Class A common shares, Class B common shares and warrants to purchase Class A common shares of Peridot Ontario;

•

following the Continuance and any forfeiture by Peridot Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), of Class B common shares of Peridot Ontario, as described below under “Sponsor Letter Agreement”, the Class B common shares will convert into Class A common shares of Peridot Ontario on a one-for-one basis;

•

Peridot Ontario and Newco will amalgamate (the “Amalgamation” and Peridot Ontario and Newco as so amalgamated, “Amalco”), and in connection therewith, the Class A common shares and warrants to purchase Class A common shares will convert into an equivalent number of common shares of Amalco (the “Amalco Shares”) and warrants to purchase an equivalent number of Amalco Shares; and

•

following the Amalgamation, the preferred shares of Li-Cycle will convert into common shares of Li-Cycle and, on the terms and subject to the conditions set forth in a Plan of Arrangement, Amalco will acquire all of the issued and outstanding common shares of Li-Cycle from Li-Cycle’s shareholders in exchange for Amalco Shares having an aggregate equity value of $975 million assuming a $10 per share equity value (the “Share Exchange”).

Concurrently with the execution of the Agreement, Peridot and Newco entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and Newco (as the predecessor to Amalco) agreed to issue and sell to such PIPE Investors, immediately prior to Closing, an aggregate of 31,500,000 Amalco Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $315,000,000 (the “PIPE Financing”).

The Agreement contains representations and warranties of each of the parties thereto that are customary for transactions of this type, including with respect to the operations of Peridot, Li-Cycle and Newco. In addition, the Agreement contains customary pre-closing covenants, including the obligation of Li-Cycle to conduct its business in the ordinary course consistent with past practice and to refrain from taking specified actions, subject to certain exceptions.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Li-Cycle Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Li-Cycle Corp. and subsidiaries (the “Company”) as of October 31, 2020 and 2019, the related consolidated statements of loss and comprehensive loss, changes in equity, and cash flows, for each of the three years in the period ended October 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2020 and 2019, and its financial performance and its cash flows for each of the three years in the period ended October 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Change in Accounting Principles

As discussed in Note 3 to the financial statements, effective November 1, 2019, the Company adopted IFRS 16 – Leases using the cumulative catch-up approach.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 7, 2021

We have served as the Company’s auditor since 2019.

Li-Cycle Corp.

Consolidated statements of financial position

As at October 31, 2020 and 2019

(Expressed in U.S. dollars)

		2020	2019
	Notes	$	$
Assets
Current assets
Cash		663,557	3,783,449
Accounts receivable	4	890,229	822,679
Prepayments and deposits		963,951	330,127
Inventory	5	179,994	46,556

		2,697,731	4,982,811

Non-current assets
Plant and equipment	6	5,602,580	1,060,792
Right of use assets	11	3,859,088	—

		9,461,668	1,060,792

		12,159,399	6,043,603

Liabilities
Current liabilities
Accounts payable and accrued liabilities	14	4,364,372	1,148,986
Restricted share units	9	171,849	—
Lease liabilities	12	591,355	—
Loans payable	8	1,468,668	87,381
Deferred government funding	18	—	1,067,318

		6,596,244	2,303,685

Non-current liabilities
Lease liabilities	12	3,021,815	—
Loan payable	8	779,210	—
Restoration provisions	13	321,400	—
Convertible debt	8	—	384,207
Conversion feature of convertible debt	8	—	94,985

		4,122,425	479,192

		10,718,669	2,782,877

Shareholders’ equity
Share capital	9	15,441,600	8,467,810
Contributed surplus	9	824,683	123,781
Accumulated deficit		(14,528,941)	(5,252,979)
Accumulated other comprehensive loss		(296,612)	(77,886)

		1,440,730	3,260,726

		12,159,399	6,043,603

The accompanying notes are an integral part of the consolidated financial statements.

Li-Cycle Corp.

Consolidated statements of loss and comprehensive loss

Years ended October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

		2020	2019	2018
	Notes	$	$	$
Revenue
Product sales		554,914	—	—
Recycling services		237,340	48,160	5,746

		792,254	48,160	5,746
Expenses
Professional fees		2,962,261	546,647	76,650
Employee salaries and benefits, net	18	2,819,195	607,820	201,991
Depreciation		1,095,250	183,862	—
Research and development, net	18	776,668	2,111,658	397,070
Raw materials and supplies		577,859	—	—
Plant facilities		390,687	—	—
Marketing		365,820	65,840	34,400
Share-based compensation	9	332,634	97,258	26,523
Office and administrative		316,401	355,361	93,509
Travel and entertainment		160,332	137,943	50,702
Freight and shipping		137,010	5,785	—

		9,934,117	4,112,174	880,845

Loss from operations		(9,141,863)	(4,064,014)	(875,099)

Other (income) expense
Interest expense		529,700	60,329	39,226
Interest income		(34,403)	(23,561)	(5,461)
Fair value loss on restricted share units		84,454	—	—
Foreign exchange gain		(445,652)	—	—

		134,099	36,768	33,769

Net loss		(9,275,962)	(4,100,782)	(908,869)

Other comprehensive income (loss)
Foreign currency translation adjustment		(218,726)	(37,182)	125,819

Comprehensive loss		(9,494,688)	(4,137,964)	(783,050)

Loss per common share - basic and diluted	16	(4.48)	(2.28)	(0.53)

The accompanying notes are an integral part of the consolidated financial statements.

Li-Cycle Corp.

Consolidated statements of changes in equity

Years ended October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

		Number of common shares	Share capital Amounts	Contributed surplus	Accumulated deficit	Accumulated other comprehensive income (loss)	Total
	Notes		$	$	$	$	$
Balance, October 31, 2017		1,586,038	442,814	—	(243,328)	(166,523)	32,963
Share-based compensation		—	—	26,523	—	—	26,523
Shares issued for cash		188,604	2,645,136	—	—	—	2,645,136
Share issue costs		—	(118,759)	—	—	—	(118,759)
Comprehensive income (loss)		—	—	—	(908,869)	125,819	(783,050)

Balance, October 31, 2018		1,774,642	2,969,191	26,523	(1,152,197)	(40,704)	1,802,813
Share-based compensation		—	—	97,258	—	—	97,258
Shares issued for cash		132,893	5,379,860	—	—	—	5,379,860
Shares issued for non-cash costs		8,468	118,759	—	—	—	118,759
Comprehensive loss		—	—	—	(4,101,782)	(37,182)	(4,137,964)

Balance, October 31, 2019		1,916,003	8,467,810	123,781	(5,252,979)	(77,886)	3,260,726
Share-based compensation	9	—	—	245,847	—	—	245,847
Shares issued for cash	9	159,294	6,481,381	—	—	—	6,481,381
Conversion of convertible debt	9	13,436	492,409	—	—	—	492,409
Share-based professional fees		—	—	455,055	—	—	455,055
Comprehensive loss		—	—	—	(9,275,962)	(218,726)	(9,494,688)

Balance, October 31, 2020		2,088,733	15,441,600	824,683	(14,528,941)	(296,612)	1,440,730

The accompanying notes are an integral part of the consolidated financial statements.

Li-Cycle Corp.

Consolidated statements of cash flows

Years ended October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

		2020	2019	2018
	Notes	$	$	$

Operating activities
Net loss for the year		(9,275,962)	(4,100,782)	(908,869)
Items not affecting cash
Share-based compensation	9	332,634	97,258	26,523
Depreciation		1,095,250	183,862	—
Amortization of government grants	18	(2,226,910)	(640,350)	(77,215)
Loss on disposal of assets		106,946	—	—
FX (gain) loss on translation		(390,901)	(33,845)	5,032
Share-based professional fees	7	455,055	—	—
Fair value loss on restricted share units		84,454	—	—
Interest and accretion on convertible debt	8	9,931	60,337	39,211

		(9,809,503)	(4,433,520)	(915,318)
Changes in non-cash working capital items
Accounts receivable		(67,550)	(496,545)	(262,276)
Prepayments and deposits		(633,824)	(215,537)	(114,538)
Inventory		(133,438)	(46,556)	—
Accounts payable and accrued liabilities		3,215,386	624,090	606,150

		(7,428,929)	(4,568,068)	(685,982)

Investing activity
Purchases of plant and equipment	6	(5,107,663)	(998,069)	(244,276)

Financing activities	20
Proceeds from share issuance, net of share issue costs	9	6,481,381	5,379,860	2,645,136
Proceeds from loans payable	8	2,153,110	86,572	—
Proceeds from government grants		1,182,599	1,697,794	77,215
Proceeds from convertible debt		—	—	388,455
Repayment of lease liabilities		(387,508)	—	—
Repayment of loans payable	8	(12,881)	—	—

		9,416,701	7,164,226	3,110,806

Net change in cash		(3,119,891)	1,598,089	2,180,548
Cash, beginning of year		3,783,449	2,185,360	4,812

Cash, end of year		663,557	3,783,449	2,185,360

Non-cash financing activities
Shares issued for non-cash costs		492,409	118,759	—

The accompanying notes are an integral part of the consolidated financial statements.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

1.	Nature of operations and going concern

(i)

Li-Cycle Corp. (“Li-Cycle” or the “Company”) was incorporated under the laws of Ontario on November 18, 2016. The Company’s registered address is 2351 Royal Windsor Drive, Unit 10, Mississauga, ON L5J 4S7 Canada.

Li-Cycle’s core business model is to build, own and operate recycling plants tailored to regional needs. Li-Cycle Technology™ is an environment friendly and scalable solution that addresses the growing global lithium-ion battery recycling challenge.

Li-Cycle Technology™ is an economically viable lithium-ion resource recovery solution, enabling commercialization and supporting the global transition toward electrification.

On March 28, 2019, the Company incorporated a 100% owned subsidiary in Delaware, U.S., by the name of Li-Cycle Inc., under the “General Corporation Law of the State of Delaware”.

On September 2, 2020, the Company incorporated a 100% owned subsidiary in Delaware, U.S., by the name of Li-Cycle North America Hub, Inc., under the “General Corporation Law of the State of Delaware”.

(ii)	Going concern

These consolidated financial statements have been prepared by management on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. For the year-ended October 31, 2020, the Company had not achieved a level of revenue from its operations to be profitable and incurred a loss of $9.3 million (loss of $4.1 million in 2019). Cash used in operations for the year-ended October 31, 2020 was $7.4 million (used in operations was $4.6 million in 2019).

In order to continue its long-term operations, the Company must achieve profitable operations and continue to obtain additional equity or debt financing. Until the Company achieves profitability, management plans to fund its operations and capital expenditures through borrowings and issuance of capital stock. Until the Company generates revenue at a level to support its cost structure, the Company expects to continue to incur substantial operating losses and net cash outflows.

There can be no assurance that the Company will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to the Company. If the Company is unable to raise sufficient additional capital on acceptable terms, it may be compelled to reduce the scope of its operations and planned capital expenditures or sell certain assets, including intellectual property assets. These conditions call into question the Company’s ability to continue as a going concern.

In response to the uncertainty, the Company has successfully secured additional funding subsequent to year end and continues its efforts to raise additional capital. See Note 21 Subsequent Events for more details. The Company expects that after receiving the funds raised in November 2020, the cash-on-hand (approximately $25 million) would be sufficient to fund its current operations and related capital expenditures for the next 12 months. As a result, after considering all relevant information, including its actions completed to date and its future plans, management has concluded that there are no material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern for a period of 12 months from the date these consolidated financial statements are available to be issued.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

The estimates used by management in reaching this conclusion are based on information available as of the date these financial statements were authorized for issuance and include internally generated cash flow forecasts. Accordingly, actual results could differ from these estimates and resulting variances may be material to management’s assessment.

2.	Significant accounting policies

Effective November 1, 2020, the functional and presentation currency of the Company changed from Canadian dollars to U.S. dollars. For comparative purposes, the consolidated financial statements of the Company have been recast in U.S. dollars.

Financial information for fiscal periods 2018 to 2020 were translated from Canadian dollars into U.S. dollars as if the Company always used U.S. dollars as its presentation currency. In accordance with IAS 21 The Effects of Changes in Foreign Exchange Rates:

(i)	Assets and liabilities were translated at the closing rate at end of each reporting period.

(ii)	Items recognized in the statement of net loss and comprehensive loss were translated at the exchange rate at the time of transaction.

(iii)	Equity items have been translated using the historical rate at the time of transaction.

(iv)	All resulting exchange differences were recognised in other comprehensive income.

The Company’s consolidated financial statements have also been revised to correct a misstatement which was not material to the previously issued consolidated financial statements. This misstatement relates to improper recording of the consulting agreement referred to in Note 7, an equity settled share-based compensation to non-employees, which was classified as a liability instead of equity. As a result of the correction, for the year ended October 31, 2020, $455,055 previously classified as accounts payable and accrued liability on the consolidated statements of financial position has now been classified as contributed surplus under equity and the basic and diluted EPS has been revised from ($4.50) to ($4.48). The consolidated statements of changes in equity, consolidated statements of cash flows and the related disclosures in Note 7 have also been revised accordingly.

(a)	Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) incorporating interpretations issued by the IFRS Interpretations Committee (“IFRICs”).

These consolidated financial statements were approved and authorized for issue by the Board of Directors on May 28, 2021.

(b)	Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries. The Company’s two subsidiaries are entities controlled by the Company. Control exists when the Company has power over an investee, when the Company is exposed, or has rights, to variable returns from the investee and when the Company has the ability to affect those returns through its power over the investee. The subsidiaries are included in the consolidated financial results of the Company from the

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

effective date of acquisition up to the effective date of disposition or loss of control. The Company’s principal subsidiaries and their geographic location as at October 31, 2020 was as follows:

Company	Location	Ownership interest
Li-Cycle Inc.	Delaware, U.S.	100%
Li-Cycle North America Hub, Inc.	Delaware, U.S.	100%

Intercompany transactions, balances and unrealized gains/losses on transactions between the Company and its subsidiary are eliminated.

(c)	Basis of preparation

These consolidated financial statements are expressed in U.S. dollars unless otherwise indicated, the Company’s presentation currency, and have been translated for presentation from the Candian dollar functional currency which was prepared on a historical cost basis, except for financial instruments that have been measured at fair value. The accounting policies set out in Note 2 have been applied consistently to all years presented in these consolidated financial statements, unless otherwise stated.

(d)	Cash

Cash consists of cash deposits with financial institutions.

(e)	Inventories

Raw materials and finished goods are valued at the lower of cost and net realizable value. Cost is determined on a weighted average basis. The cost of finished goods includes the cost of raw materials and the applicable share of the cost of labour and fixed and variable production overheads. Net realizable value is the estimated selling price less the estimated cost of completion and the estimated costs necessary to make the sale. Costs of idle plant operations are expensed.

At each reporting period, the Company assesses the net realizable value of inventory taking into account current market prices, current economic trends, sales trends and past experiences.

(f)	Convertible debt instruments

The components of convertible debt instruments issued by the Company are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument. The debt element of the instruments is classified as a liability and recorded as the present value of the Company’s obligation to make future interest payments in cash and settle the redemption value of the instrument in cash. The carrying value of the debt element is accreted to the original face value of the instruments, over their life, using the effective interest method. If the conversion option is classified as equity, its value is determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. If the conversion option is classified as a liability, it is bifurcated as an embedded derivative unless the issuer elects to apply the fair value option to the convertible debt. The embedded derivative is initially recognized at fair value and classified as derivatives in the statement of financial position. Changes in the fair value of the embedded derivatives are subsequently accounted for directly through the income statement.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

(g)	Loss per share

The Company calculated basic and diluted loss per share data for its common shares, calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted loss per share is based on the weighted average number of common shares, stock options and restricted share units ((“RSUs)”) outstanding at the beginning of or granted during the period, and shares to be issued upon conversion of a convertible instrument, calculated using the treasury stock method. Under this method, the proceeds from the exercise of the options are assumed to be used to repurchase the Company’s shares. The difference between the number of shares assumed purchased and the number of options assumed exercised is added to the actual number of shares outstanding to determine diluted shares outstanding for purposes of calculating diluted earnings per share. Diluted loss per share does not adjust the loss attributable to common shareholders or the weighted average number of common shares outstanding when the effect is anti-dilutive.

(h)	Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses net of any reversals of impairment.

Where parts of an item of plant and equipment have different useful lives, they are accounted for as separate items of plant and equipment.

Depreciation is charged to the consolidated statement of loss and comprehensive loss on a straight-line basis over the estimated useful lives of each part of an item of plant and equipment. The estimated useful lives are reviewed each reporting period and any changes are accounted for on a prospective basis. The estimated useful lives are as follows:

Vehicles	5 years
Plant equipment	5 years
Storage containers	10 years
Leasehold improvements	Shorter of term of lease or estimated useful life

Repairs and maintenance costs are expensed as incurred.

(i)	Financial instruments

Recognition

The Company recognizes a financial asset or financial liability on the consolidated statement of financial position when it becomes party to the contractual provisions of the financial instrument. Financial assets are initially measured at fair value and derecognized either when the Company has transferred substantially all the risks and rewards of ownership of the financial asset, or when cash flows expire. Financial liabilities are initially measured at fair value and are derecognized when the obligations specified in the contract is discharged, cancelled or expired.

A write-off of a financial asset (or a portion thereof) constitutes a derecognition event. Write-off occurs when the Company has no reasonable expectations of recovering the contractual cash flows on a financial asset.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

Classification and measurement

The Company determines the classification of its financial instruments at initial recognition. Financial assets and financial liabilities are classified according to the following measurement categories:

(i)	those to be measured subsequently at fair value, either through profit or loss (“FVTPL”) or through other comprehensive income (“FVTOCI”); and

(ii)	those to be measured subsequently at amortized cost.

The classification and measurement of financial assets after initial recognition at fair value depends on the business model for managing the financial asset and the contractual terms of the cash flows. Financial assets that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding, are generally measured at amortized cost at each subsequent reporting period. Derivative financial instruments are comprised of the embedded derivative liability representing the conversion option of the convertible debt. The embedded derivative liability is measured at fair value at each reporting date. The embedded derivative liability has been classified as held-for-trading. It is classified as non-current based on the contractual terms specific to the instrument. Gains and losses on re-measurement of the embedded derivative liability are recognized in the consolidated statements of loss and comprehensive loss. All other financial assets are measured at their fair values at each subsequent reporting period, with any changes recorded through profit and loss or through other comprehensive income (which designation is made as an irrevocable election at the time of recognition).

After initial recognition at fair value, financial liabilities are classified and measured at either:

(i)	amortized cost;

(ii)	FVTPL, if the Company has made an irrevocable election at the time of recognition, or when required (for items such as instruments held for trading or derivatives); or,

(iii)	FVTOCI, when the change in fair market value is attributable to changes in the Company’s credit risk.

The classification and measurement basis of the Company’s financial instruments are as follows:

Financial Instrument	Measurement

Cash	Amortized cost
Trade accounts receivables	FVTPL
Other accounts receivables	Amortized cost
Accounts payable and accrued liabilities	Amortized cost
Restricted share units	FVTPL
Loans payable	Amortized cost
Lease liabilities	Amortized cost
Convertible debt	Amortized cost
Conversion feature of convertible debt	FVTPL

The Company reclassifies financial assets when and only when its business model for managing those assets changes. Financial liabilities are not reclassified.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

Transaction costs that are directly attributable to the acquisition or issuance of a financial asset or financial liability classified as subsequently measured at amortized cost are included in the fair value of the instrument on initial recognition. Transaction costs for financial assets and financial liabilities classified at fair value through profit or loss are expensed in profit or loss.

Impairment

The Company assesses all information available, including on a forward-looking basis the expected credit loss associated with any financial assets carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk. To assess whether there has been a significant increase in credit risk, the Company compares the risk of default occurring on the asset as at the reporting date with the risk of default as at the date of initial recognition based on all information available, and reasonable supportive forward-looking information.

(j)	Foreign currencies

The functional currency of the Company is the Canadian dollar. Transactions in currencies other than the Canadian dollar are recorded at the rates of exchange prevailing on the dates of transactions. At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing at that date.

(k)	Government assistance and investment tax credits

Government grants

Amounts received or receivable resulting from government assistance programs are recognized when there is reasonable assurance that the amount of government assistance will be received, and all attached conditions will be complied with. When the amount relates to an expense item, it is recognized as a reduction to the related expense. When the amount relates to an asset, it reduces the carrying amount of the asset and is then recognized as income over the useful life of the depreciable asset by way of a reduced depreciation charge. Grants received in advance are recorded as deferred liability and amortized as a reduction to the related expense/carrying amount of asset as and when the related qualifying costs are incurred.

Investment Tax Credits (“ITCs”) receivable are amounts refundable from the Canadian federal and provincial governments under the Scientific Research & Experimental Development incentive program. The amounts claimed under the program represent the amounts submitted by management based on research and development costs paid during the period and include estimates and assumptions made by management in determining the eligible expenditures. ITCs are netted against the related research and development expense when there is reasonable assurance that the Company will realize the ITCs. ITCs are subject to review and approval by tax authorities and, therefore, could be different from the amounts recorded.

(l)	Impairment of long-term non-financial assets

At the end of each reporting period the carrying amounts of the Company’s assets are reviewed to determine whether there is any indication that those assets are impaired. If any such indication

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

(m)	Income taxes

Income tax expense is comprised of current and deferred tax components. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity or other comprehensive income, in which case the related tax is recognized in equity or other comprehensive income.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at year end, adjusted for amendments to tax payable with regards to previous years.

Deferred tax is recorded using the asset and liability method. Under this method, the Company calculates all temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the period end date. Deferred tax is calculated based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates that are expected to apply to the year of realization or settlement based on tax rates and laws enacted or substantively enacted at the period end date.

Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which the deductible temporary differences and unused tax losses and tax credits can be utilized. The carrying amount of deferred tax assets is reviewed at each statement of the financial position date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

(n)	Provisions

Provisions represent liabilities of the Company for which the amount or timing is uncertain. A provision is recognized when, as a result of a past event, the Company has a present obligation (legal or constructive) that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Where appropriate, the future cash flow estimates are adjusted to reflect risks specific to the liability. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the statement of financial position date, considering the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

those cash flows. When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognized as an asset if it is virtually certain that reimbursement will be received, and the amount receivable can be measured reliably.

(o)	Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

(p)	Research and development expense

Research costs are expensed as incurred. An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognised if, and only if, all of the following conditions have been demonstrated:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	the intention to complete the intangible asset and use or sell it;

•	the ability to use or sell the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

•	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognised for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally generated intangible asset can be recognised, development expenditure is recognised in profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortisation and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

No development costs have been capitalized to date.

(q)	Revenue recognition

The Company’s principal activities generate revenues from the operation of lithium-ion battery recycling plants. The Company uses the following five step approach to revenue recognition:

Step 1: Identify the contract(s) with a customer

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation

The Company recognizes revenue from the following major sources:

•	Services of recycling lithium-ion batteries which includes coordination of logistics and destruction of batteries

•	Sales of products which includes black mass, shredded metal and plastic

Revenue is measured based on the consideration to which the Company expects to be entitled to in a contract with a customer. The Company recognizes revenue when it transfers control of a product or service to a customer. There are no significant financing components associated with the Company’s payment terms.

Service revenue is recognized at a point in time upon completion of the services. Prices for services are separately identifiable within each contract. A receivable is recognized by the Company when the services are completed as this represents the point in time at which the right to consideration becomes unconditional, as only the passage of time is required before payment is due.

For sale of products, revenue is recognized when control of the goods has transferred, being when the goods have been shipped to the customer’s location (delivery). A receivable is recognised by the Company when the goods are delivered to the customer as this represents the point in time at which the right to consideration becomes unconditional, as only the passage of time is required before payment is due. Under the Company’s standard contract terms, customers do not have a right of return. The Company estimates the amount of consideration to which it expects to be entitled to under provisional pricing arrangements. The amount of consideration for products is based on market prices at the date of settlement, weight and assay, subject to customer confirmation. Revenue and the related accounts receivables are measured at fair value at initial recognition and are re-estimated by reference to current market prices at each reporting period end and changes in fair value are recognized as an adjustment to profit and loss and the related accounts receivable.

(r)	Share capital

The Company records proceeds from the issuance of its common shares as equity. Incremental costs directly attributable to the issue of new common shares are shown in equity as a deduction, net of tax, from the proceeds.

(s)	Financing costs

Professional, consulting, regulatory and other costs directly attributable to financing transactions are recorded as deferred financing costs until the financing transactions are completed, if the completion of the transaction is considered likely; otherwise they are expensed as incurred. Share issue costs are charged to share capital when the related shares are issued. Deferred financing costs related to financing transactions that are not completed are charged to earnings.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

(t)	Share-based compensation

The Company accounts for stock options using the fair value-based method of accounting for share-based compensation. Fair values are determined using the Black-Scholes-Merton option pricing model (“BSM”). Management exercises judgment in determining the underlying share price volatility, expected life of the option, expected forfeitures and other parameters of the calculations. Compensation costs are recognized over the vesting period as an increase to share-based compensation expense and contributed surplus. If, and when, stock options are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.

The Company accounts for outstanding RSUs by recognizing a liability for the goods or services acquired, measured initially at the fair value of the liability. At each reporting date until the liability is settled, and at the date of settlement, the fair value of the liability is remeasured, with any changes in fair value recognised in profit or loss for the year.

(u)	Significant accounting estimates and judgments

The preparation of the financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which affect the application of accounting policies and the reported amounts of assets, liabilities and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected. Significant estimates include:

(a)	the determination and valuation of deferred income tax assets and liabilities;

(b)	the determination of the useful life and impairment of the plant and equipment;

(c)	the valuation and measurement of the convertible debt and the related conversion feature;

(d)	the valuation and recognition of ITCs; and

(e)	the valuation of share-based compensation.

Critical judgements in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements include the following:

(a)	the determination of the functional currency of the Company and its subsidiaries;

(b)	the determination of the revenue recognition policy with regards to transaction price;

(c)	the evaluation of the Company’s ability to continue as a going concern; and

(d)	the valuation of inventory with regards to incremental cost to completion for raw materials and determination of net realizable value.

(v)	Leases

The Company assesses whether a contract is or contains a lease, at inception of the contract. The Company recognises a right-of-use asset and a corresponding lease liability with respect to all lease

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones). For these leases, the Company recognises the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate.

Lease payments included in the measurement of the lease liability comprise:

•	Fixed lease payments (including in-substance fixed payments), less any lease incentives receivable;

•	Variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date;

•	The amount expected to be payable by the lessee under residual value guarantees;

•	The exercise price of purchase options, if the lessee is reasonably certain to exercise the options; and

•	Payments of penalties for terminating the lease, if the lease term reflects the exercise of an option to terminate the lease.

The lease liability is presented as a separate line in the consolidated statement of financial position.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made.

The Company remeasures the lease liability (and makes a corresponding adjustment to the related right-of-use asset) whenever:

•

The lease term has changed or there is a significant event or change in circumstances resulting in a change in the assessment of exercise of a purchase option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate.

•

The lease payments change due to changes in an index or rate or a change in expected payment under a guaranteed residual value, in which cases the lease liability is remeasured by discounting the revised lease payments using an unchanged discount rate (unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used).

•

A lease contract is modified and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

The Company did not make any such adjustments during the periods presented. The right-of-use assets comprise the initial measurement of the corresponding lease liability, lease payments made at or before the commencement day, less any lease incentives received and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

Whenever the Company incurs an obligation for costs to dismantle and remove a leased asset, restore the site on which it is located or restore the underlying asset to the condition required by the terms and conditions of the lease, a provision is recognised and measured under IAS 37. To the extent that the costs relate to a right-of-use asset, the costs are included in the related right-of-use asset, unless those costs are incurred to produce inventories.

Right-of-use assets are depreciated over the shorter period of lease term and useful life of the right-of-use asset. If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Company expects to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. The depreciation starts at the commencement date of the lease.

The right-of-use assets are presented as a separate line in the consolidated statement of financial position.

The Company applies IAS 36 to determine whether a right-of-use asset is impaired and accounts for any identified impairment loss as described in the ‘Property, Plant and Equipment’ policy.

Variable rents that do not depend on an index or rate are not included in the measurement the lease liability and the right-of-use asset. The related payments are recognised as an expense in the period in which the event or condition that triggers those payments occurs.

As a practical expedient, IFRS 16 Leases (“IFRS 16”) permits a lessee not to separate non-lease components, and instead account for any lease and associated non-lease components as a single arrangement. The Company has used this practical expedient.

(w)	Restoration provisions

Provisions for the costs to restore leased plant assets to their original condition, as required by the terms and conditions of the lease, are recognised when the obligation is incurred, either at the commencement date or as a consequence of having used the underlying asset during a particular period of the lease, at the directors’ best estimate of the expenditure that would be required to restore the assets. Estimates are regularly reviewed and adjusted as appropriate for new circumstances.

Whenever the Company incurs an obligation for costs to dismantle and remove a leased asset, restore the site on which it is located or restore the underlying asset to the condition required by the terms and conditions of the lease, a provision is recognised and measured under IAS 37. To the extent that the costs relate to a right-of-use asset, the costs are included in the related right-of-use asset, unless those costs are incurred to produce inventories.

(x)	Intangible assets

No intangible assets have been recognized to date.

3. Adoption of new and revised standards

(i)	IFRS 16 Leases

The Company adopted IFRS 16 Leases as at November 1, 2019. IFRS 16 introduces new or amended requirements with respect to lease accounting. It introduces significant changes to lessee accounting by

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

removing the distinction between operating and finance lease and requiring the recognition of a right-of-use asset and a lease liability at commencement for all leases, except for short-term leases and leases of low value assets. In contrast to lessee accounting, the requirements for lessor accounting have remained largely unchanged. Details of these new requirements are described in Note 2. The impact of the adoption of IFRS 16 on the Company’s consolidated financial statements is described below.

The Company has applied IFRS 16 using the cumulative catch-up approach which:

•	Requires the Company to recognise the cumulative effect of initially applying IFRS 16 as an adjustment to the opening balance of retained earnings at the date of initial application.

•	Does not permit restatement of comparatives, which continue to be presented under IAS 17 and IFRIC 4.

Impact	of the new definition of a lease

The Company has made use of the practical expedient available on transition to IFRS 16 not to reassess whether a contract is or contains a lease. Accordingly, the definition of a lease in accordance with IAS 17 and IFRIC 4 will continue to be applied to those contracts entered or modified before November 1, 2019.

The change in definition of a lease mainly relates to the concept of control. IFRS 16 determines whether a contract contains a lease on the basis of whether the customer has the right to control the use of an identified asset for a period of time in exchange for consideration. This is in contrast to the focus on ‘risks and rewards’ in IAS 17 and IFRIC 4.

The Company applies the definition of a lease and related guidance set out in IFRS 16 to all contracts entered into or changed on or after November 1, 2019.

Impact	on Lessee Accounting

Former operating leases

IFRS 16 changes how the Company accounts for leases previously classified as operating leases under IAS 17, which were off balance sheet. Applying IFRS 16, for all leases (except as noted below), the Company:

a)	Recognises right-of-use assets and lease liabilities in the consolidated statement of financial position, initially measured at the present value of the future lease payments;

b)	Recognises depreciation of right-of-use assets and interest on lease liabilities in profit or loss;

c)

Separates the total amount of cash paid into a principal portion (presented within financing activities) and interest (presented within financing activities) in the consolidated statement of cash flows.

Lease incentives (e.g. rent-free period) are recognised as part of the measurement of the right-of-use assets and lease liabilities whereas under IAS 17 they resulted in the recognition of a lease incentive, amortised as a reduction of rental expenses generally on a straight-line basis.

Under IFRS 16, right-of-use assets are tested for impairment in accordance with IAS 36. For short-term leases (lease term of 12 months or less) and leases of low-value assets (such as tablet and personal

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

computers, small items of office furniture and telephones), the Company has opted to recognise a lease expense on a straight-line basis as permitted by IFRS 16. This expense is presented within ‘other expenses’ in profit or loss.

The Company has used the following practical expedients when applying the cumulative catch-up approach to leases previously classified as operating leases applying IAS 17:

•	The Company has applied a single discount rate to a portfolio of leases with reasonably similar characteristics.

•	The Company has elected not to recognise right-of-use assets and lease liabilities to leases for which the lease term ends within 12 months of the date of initial application.

•	The Company has excluded initial direct costs from the measurement of the right-of-use asset at the date of initial application.

•	The Company has used hindsight when determining the lease term when the contract contains options to extend or terminate the lease.

Financial	impact of the initial application of IFRS 16

The weighted average lessees incremental borrowing rate applied to lease liabilities recognised in the statement of financial position on November 1, 2019 is 6.6%.

The following table shows the operating lease commitments disclosed applying IAS 17 at October 31, 2019, discounted using the incremental borrowing rate at the date of initial application and the lease liabilities recognised in the statement of financial position at the date of initial application:

Operating lease commitments as of October 31, 2019	3,774,826
Short term leases and leases of low-value assets	(6,452)
Effect of discounting the above amounts	(931,799)

Lease liabilities recognized at November 1, 2019	2,836,575

The application of IFRS 16 to leases previously classified as operating leases under IAS 17 resulted in the recognition of right-of-use assets of $2,836,575 and lease liabilities of $2,836,575 at November 1, 2019. For the year ended October 31, 2020, the application of IFRS 16 resulted in an increase in depreciation of $601,220, an increase in interest expense of $208,523, and a decrease in other expenses of $596,235.

(ii)	Annual Improvements to IFRS Standards 2015–2017

The Company has adopted the amendments included in the Annual Improvements to IFRS Standards 2015–2017 Cycle as at November 1, 2019. The Annual Improvements include amendments to IAS 12 Income Taxes, IAS 23 Borrowing Costs, IFRS 3 Business Combinations and IFRS 11 Joint Arrangements. For IAS 23, the amendments clarify that if any specific borrowing remains outstanding after the related asset is ready for its intended use or sale, that borrowing becomes part of the funds that an entity borrows generally when calculating the capitalisation rate on general borrowings.

Management has assessed the impact of the adoption of the new standards and concluded it to be not material.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

IFRIC	23 Uncertainty over Income Tax Treatments

The Company has adopted IFRIC 23 as at November 1, 2019. IFRIC 23 sets out how to determine the accounting tax position when there is uncertainty over income tax treatments. The Interpretation requires the Company to:

•	determine whether uncertain tax positions are assessed separately or as a group; and

•	assess whether it is probable that a tax authority will accept an uncertain tax treatment used, or proposed to be used, by an entity in its income tax filings:

•	If yes, the Company should determine its accounting tax position consistently with the tax treatment used or planned to be used in its income tax filings.

•	If no, the Company should reflect the effect of uncertainty in determining its accounting tax position using either the most likely amount or the expected value method.

Management has assessed the impact of the adoption of the new standard and concluded it to be not material.

(iii)	Accounting standards or interpretations issued but not yet effective

At the date of authorization of these consolidated financial statements, the Company has not applied the following new and revised IFRSs that have been issued but are not yet effective.

Amendments	to IFRS 3 Definition of a business

The amendments clarify that while businesses usually have outputs, outputs are not required for an integrated set of activities and assets to qualify as a business. To be considered a business an acquired set of activities and assets must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs.

Additional guidance is provided that helps to determine whether a substantive process has been acquired.

The amendments introduce an optional concentration test that permits a simplified assessment of whether an acquired set of activities and assets is not a business. Under the optional concentration test, the acquired set of activities and assets is not a business if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar assets.

The amendments are applied prospectively to all business combinations and asset acquisitions for which the acquisition date is on or after the first annual reporting period beginning on or after January 1, 2020, with early application permitted. The adoption of these standards may affect the accounting for acquisitions after October 31, 2020.

Amendments	to IAS 1 and IAS 8 Definition of material

The amendments are intended to make the definition of material in IAS 1 easier to understand and are not intended to alter the underlying concept of materiality in IFRS Standards. The concept of ‘obscuring’ material information with immaterial information has been included as part of the new definition.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

The threshold for materiality influencing users has been changed from ‘could influence’ to ‘could reasonably be expected to influence’.

The definition of material in IAS 8 has been replaced by a reference to the definition of material in IAS 1. In addition, the IASB amended other Standards and the Conceptual Framework that contain a definition of material or refer to the term ‘material’ to ensure consistency.

The amendments are applied prospectively for annual periods beginning on or after January 1, 2020, with earlier application permitted. The extent of the impact of the adoption of these standards has not yet been determined.

Interest	Rate Benchmark Reform

In September 2019, the IASB issued Interest Rate Benchmark Reform (Amendments to IFRS 9, IAS 39 and IFRS 7). These amendments modify specific hedge accounting requirements to allow hedge accounting to continue for affected hedges during the period of uncertainty before the hedged items or hedging instruments affected by the current interest rate benchmarks are amended as a result of the on-going interest rate benchmark reforms.

The amendments are effective for annual periods beginning on or after January 1, 2020, with earlier application permitted. The extent of the impact of the adoption of these standards has not yet been determined.

Amendments to IFRS 16 COVID-19 Related Rent Concessions

The amendments introduce an optional practical expedient that simplifies how a lessee accounts for rent concessions that are a direct consequence of COVID-19. A lessee that applies the practical expedient is not required to assess whether eligible rent concessions are lease modifications, and accounts for them in accordance with other applicable guidance. The resulting accounting will depend on the details of the rent concession.

The amendments are effective for annual periods beginning on or after June 1, 2020, with earlier application permitted. The extent of the impact of the adoption of these standards has not yet been determined.

Interest Rate Benchmark Reform – Phase 2

In August 2020, the IASB issued Interest Rate Benchmark Reform – Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16). These amendments address issues that might affect financial reporting after the reform of an interest rate benchmark, including its replacement with alternative benchmark rates.

The amendments are effective for annual periods beginning on or after January 1, 2021, with earlier application permitted. The extent of the impact of the adoption of these standards has not yet been determined.

Amendments to IAS 37 – Onerous Contracts—Cost of Fulfilling a Contract

The amendments specify that the ‘cost of fulfilling’ a contract comprises the ‘costs that relate directly to the contract’. Costs that relate directly to a contract consist of both the incremental costs of fulfilling that contract (examples would be direct labour or materials) and an allocation of other costs that relate

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

directly to fulfilling contracts (an example would be the allocation of the depreciation charge for an item of property, plant and equipment used in fulfilling the contract).

The amendments are effective for annual periods beginning on or after January 1, 2022, with early application permitted. The extent of the impact of the adoption of these standards has not yet been determined.

Amendments to IAS 16 – Property, Plant and Equipment—Proceeds before Intended Use

The amendments prohibit deducting from the cost of an item of property, plant and equipment any proceeds from selling items produced before that asset is available for use, i.e. proceeds while bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Consequently, an entity recognises such sales proceeds and related costs in profit or loss. The entity measures the cost of those items in accordance with IAS 2 Inventories.

The amendments are effective for annual periods beginning on or after January 1, 2022, with earlier application permitted. The extent of the impact of the adoption of these standards has not yet been determined.

Amendments	to IFRS 3 – Reference to the Conceptual Framework

The amendments update IFRS 3 so that it refers to the 2018 Conceptual Framework instead of the 1989 Framework. They also add to IFRS 3 a requirement that, for obligations within the scope of IAS 37, an acquirer applies IAS 37 to determine whether at the acquisition date a present obligation exists as a result of past events. For a levy that would be within the scope of IFRIC 21 Levies, the acquirer applies IFRIC 21 to determine whether the obligating event that gives rise to a liability to pay the levy has occurred by the acquisition date. Finally, the amendments add an explicit statement that an acquirer does not recognise contingent assets acquired in a business combination.

The amendments are effective for business combinations for which the date of acquisition is on or after the beginning of the first annual period beginning on or after January 1, 2022. Early application is permitted if an entity also applies all other updated references (published together with the updated Conceptual Framework) at the same time or earlier. The extent of the impact of the adoption of these standards has not yet been determined.

Amendments	to IAS 1 – Classification of Liabilities as Current or Non-current

The amendments to IAS 1 affect only the presentation of liabilities as current or non-current in the statement of financial position and not the amount or timing of recognition of any asset, liability, income or expenses, or the information disclosed about those items.

The amendments clarify that the classification of liabilities as current or non-current is based on rights that are in existence at the end of the reporting period, specify that classification is unaffected by expectations about whether an entity will exercise its right to defer settlement of a liability, explain that rights are in existence if covenants are complied with at the end of the reporting period, and introduce a definition of ‘settlement’ to make clear that settlement refers to the transfer to the counterparty of cash, equity instruments, other assets or services.

The amendments are applied retrospectively for annual periods beginning on or after January 1,2023, with early application permitted. The extent of the impact of the adoption of these standards has not yet been determined.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

All other IFRSs and amendments issued but not yet effective have been assessed by the Company and are not expected to have a material impact on the consolidated financial statements.

4.	Accounts receivable

	2020	2019
	$	$
Trade receivables	571,300	32,446
Harmonized Sales Taxes receivable	274,998	447,436
Investment tax credits receivable	—	342,797
Other receivables	43,931	—

	890,229	822,679

For the years ended October 31, 2020 and 2019, the Company has assessed an allowance for credit loss of $nil based on its past experience, the credit ratings of its existing customers and economic trends.

Aging Summary	2020	2019
	$	$
Current	859,753	821,033
1-30 days	—	303
31-60 days	21,455	367
61-90 days	—	—
91 days and over	9,021	976

	890,229	822,679

5.	Inventory

	2020	2019
	$	$
Raw material	140,419	21,003
Finished goods	39,575	25,553

	179,994	46,556

The cost of inventories recognised as an expense during the year was $822,792 (2019: $nil).

The cost of inventories recognised as an expense includes $53,764 for raw materials and $4,360 for finished goods (2019: $nil for raw materials and $nil for finished goods) in respect of write-downs of inventory to net realizable value. There have been no reversal of write-downs for the year ended October 31, 2020 and 2019.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

6.	Plant and equipment

	Plant equipment	Storage containers	Vehicles	Leasehold improvements	Total
	$	$	$	$	$
Cost
At October 31, 2018	239,248	—	—	—	239,248
Additions	796,783	53,114	89,868	58,304	998,069
Foreign Exchange on Translation	7,200	496	839	544	9,079

At October 31, 2019	1,043,231	53,610	90,707	58,848	1,246,396
Additions	3,519,013	13,914	68,243	1,506,493	5,107,663
Disposals	(150,690)	—	—	—	(150,690)
Foreign Exchange on Translation	23,320	95	(1,346)	11,860	33,929

At October 31, 2020	4,434,874	67,619	157,604	1,577,201	6,237,298

Accumulated depreciation
At October 31, 2018	—	—	—	—	—
Depreciation	(169,112)	(1,384)	(2,167)	(11,225)	(183,888)
Foreign Exchange on Translation	(1,579)	(13)	(20)	(104)	(1,716)

At October 31, 2019	(170,691)	(1,397)	(2,187)	(11,329)	(185,604)
Depreciation	(350,173)	(5,977)	(22,408)	(115,958)	(494,516)
Disposals	43,744	—	—	—	43,744
Foreign Exchange on Translation	2,461	(36)	(232)	(536)	1,658

At October 31, 2020	(474,659)	(7,410)	(24,827)	(127,823)	(634,718)

Carrying amounts
At October 31, 2018	239,248	—	—	—	239,248
At October 31, 2019	872,540	52,213	88,520	47,519	1,060,792
At October 31, 2020	3,960,215	60,209	132,777	1,449,378	5,602,580

At October 31, 2020, $1,919,465 of the plant equipment was under construction (2019: $nil; 2018: $nil).

7.	Related party transactions

Remuneration of key management personnel

The remuneration of the directors, who are the key management personnel of the Company, is set out below:

	2020	2019	2018
	$	$	$
Salaries	231,034	104,310	55,938
Share-based compensation	74,320	149,993	36,212
Fees and benefits	411,184	159,881	39,428

	716,538	414,184	131,578

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

During the year ended October 31, 2020, the Company paid directors and advisors for providing director services, consulting and fundraising activities. Total amounts paid for fiscal 2020 to directors in respect of these activities was $181,383 (2019: $75,285; 2018: $39,428).

Outstanding balances of remunerations of the directors are summarized as follows:

	2020	2019	2018
	$	$	$
Accounts payable and accrued liabilities	316,465	85,386	—
Restricted share units	153,296	—	—

Outstanding balances at October 31	469,761	85,386	—

Related-Party Lease

During the past four years, the Company has leased certain office space from Ashlin BPG Marketing, which is controlled by certain members of the immediate family of the Company’s President and Chief Executive Officer. Under the terms of the lease, the Company is required to pay $4,500 per month plus applicable taxes in Canadian dollars, subject to 60 days’ notice of termination.

Consulting Agreement

On May 1, 2020, Li-Cycle entered into a consulting agreement with Atria Limited (“Atria”), an entity which beneficially owned more than 5% of the outstanding Li-Cycle Shares at that time, to agree upon and finalize the consideration for certain business development and marketing consulting services that were previously performed on behalf of the Company from 2018 through April 2020. The fees for such services were agreed at 12,000 Li-Cycle Shares payable in installments of 1,000 Li-Cycle Shares per month. On January 25, 2021, Li-Cycle issued all of the 12,000 shares to Atria as full and final satisfaction of all obligations of Li-Cycle to Atria under the consulting agreement. Atria also directed the issuance of such shares as follows: 8,000 Shares to Atria; 2,000 Shares to Pella Ventures (an affiliated company of Atria); and 2,000 Shares to a director of the Company, who is not related to Atria.

8.	Convertible debt and loans payable

(i)	Convertible debt

Convertible debt consisted of the following:

	2020	2019	2018
	$	$	$
Proceeds of issue of convertible loan notes	386,190	386,190	386,190
Transaction costs	—	—	—

Net Proceeds from issue of convertible loan notes	386,190	386,190	386,190

Convertible component	96,548	96,548	96,548
Transaction costs related to equity component	—	—	—
Conversion into common shares	(96,548)	—	—

Total convertion feature of convertible debt	—	96,548	96,548

Liability component at date of issue (net of transaction costs)	289,642	289,642	289,642
Prior year interest plus accretion	99,549	39,212	—

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

	2020	2019	2018
	$	$	$
Accrued interest at 8%	4,956	30,114	20,718
Accretion expense during the year	4,975	30,223	18,494
Conversion into common shares	(395,861)	—	—
Foreign Exchange on Translation	(3,261)	(4,984)	(5,105)

Carrying amount of liability component at October 31	—	384,207	323,749

On March 6, 2018, the Company obtained an investment from Sustainable Chemistry Alliance (“SCA”) for $386,190 with the issuance of a 3-year, 8% unsecured convertible debenture. Upon the completion of a qualified financing, and at either the Company’s or holder’s option, the debenture could be converted to common shares at a 20% discount to the effective share price of the qualifying transaction, or failing conversion, was to be repaid in full with full-term interest. Accrued interest was payable at the maturity date.

The conversion feature has been recorded as an embedded derivative liability as the exercise price may be adjusted upon the issuance or deemed issuance of additional common shares at a price less than the conversion price contained in the convertible debenture. The fair value of the embedded derivative liability upon issuance was $96,548. The residual value of $289,643 was allocated to the convertible loan payable which has an effective interest rate of 9.62%.

On December 27, 2019, the convertible debenture with SCA was converted to common shares as a result of the additional funding exceeding $10 million and thereby triggering the “qualifying transaction” clause of the debenture agreement. Per the terms of the agreement, the principal amount of $386,190 plus accrued interest of $55,788 was converted at a 20% discount to the Series B share price of $40.05 resulting in the issuance of 13,436 common shares.

(ii)	BDC Capital Loan

On December 16, 2019, the Company entered into a binding agreement with BDC Capital Inc. for a loan of $5.3 million (Cdn. $7 million) to help finance the expansion plans of the Company, which is to be distributed in three tranches, the second and third tranches based on certain milestones. The maturity date of the loan is December 14, 2023 and will be funded in three tranches based on the achievement of specific milestones by the Company. The base rate of interest is 16% per annum, paid monthly, plus additional accrued interest of 3% that can be reduced to 0% based on the achievement of certain milestones by the Company. Principal payments will begin on the first anniversary date of the loan and shall be made at approximately $132,00 (Cdn. $175,000) per month with a balloon payment of $532,000 (Cdn. $700,000) at maturity.

On February 10, 2020, the Company received the first tranche of the loan for $2.36 million (Cdn. $3 million). Transaction costs associated with the loan amounted to $95,876 (Cdn. $121,861) and were deducted from the loan balance.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

(iii)	Loans payable

As at October 31, 2020, the Company has the following amounts outstanding:

	2020	2019
	$	$
Loan payable, due on demand bearing interest at 3.6% per annum, principal and interest payable monthly in the amount of $601 (C$801)	42,064	49,837
Loan payable, due on demand bearing interest at 4.5% per annum, principal and interest payable monthly in the amount of $526 (C$700)	30,552	36,735

	72,616	86,572

9.	Share capital

Authorized share capital

The Company is authorized to issue an unlimited number of voting common shares, Class A non-voting common shares and preference shares without par value. All issued shares are fully paid.

On November 16, 2016, the Company issued 1,000,000 common shares to the two founders of the Company for proceeds of $42,215.

On March 20, 2017, the Company completed a non-brokered private placement and issued 245,668 common shares for proceeds of $148,968 at $0.60 per share.

On August 9, 2017, the Company completed a non-brokered private placement and issued 185,185 common shares for proceeds of $118,064 at $0.64 per share.

On October 17, 2017, the Company completed a non-brokered private placement and issued 155,185 common shares for proceeds of $133,567 at $0.86 per share.

On March 23, 2018, the Company completed a non-brokered private placement and issued 188,604 common shares for proceeds of $2,645,136 at $14.02 per share.

On February 28, 2019, the Company issued 8,468 common shares to two shareholders as a finder’s fee for the Series A fundraising. These shares were valued at $118,759.

Between July 25 and October 31, 2019, the Company completed a non-brokered private placement and issued 132,893 common shares for proceeds of $5,379,860 at $40.57 per share.

Between December 20 and December 27, 2019, the Company completed a non-brokered private placement and issued 159,294 common shares for proceeds of $6,481,381 at $40.57 per share.

On December 27, 2019, the convertible debenture with SCA was converted to 13,436 common shares representing proceeds of $492,409. See Note 8 for details.

As of October 31, 2020, no Class A non-voting common shares or preference shares have been issued.

Long-term incentive plans

The Company has a stock option plan (the “Plan”) approved by the Company’s shareholders that allows it to grant stock options, subject to regulatory terms and approval, to its officers, directors, employees and service providers. This Plan was effective from September 2017 through October 31, 2019.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

Each stock option converts into one ordinary share of the Company on exercise. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry. Options are exercisable at a price equal to the average market price of the Company’s shares on the date of grant. The vesting period is one-third on the first-year anniversary of the grant, and one-third every consecutive year therafter. If the options remain unexercised after a period of 5 years from the date of grant, the options expire. Options are forfeited if the recipient terminates their contract with the Company before the options vest.

On November 1, 2019 the Company adopted a new Long Term Incentive Plan (the “LTIP”) approved by the Company’s shareholders that allows it to grant stock options, restricted share units, deferred share units, stock appreciation rights, and other forms of equity compensation, subject to regulatory terms and approval, to its officers, directors, employees and service providers.

For stock options issued under the LTIP, each stock option converts into one ordinary share of the Company on exercise. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry. Options are exercisable at a price equal to the average market price of the Company’s shares on the date of grant. The vesting period is one-third on the first-year anniversary of the grant, and one-third every consecutive year thereafter. If the options remain unexercised after a period of 10 years from the date of grant, the options expire. Options are forfeited if the recipient terminates their contract with the Company before the options vest.

A summary of activity under the Plan and the LTIP is as follows:

	Number of stock options	Weighted average exercise price per stock option
		$
Balance – October 31, 2017	30,000	0.63
Granted	28,320	4.56

Balance – October 31, 2018	58,320	2.49
Granted	41,680	13.57

Balance – October 31, 2019	100,000	7.14
Granted	33,500	39.66

Balance – October 31, 2020	133,500	15.35

As at October 31, 2020, 62,607 of the stock options (2019: 29,440; 2018: 10,000) were exercisable.

A summary of outstanding stock options is as follows:

	Number of stock options	Exercise price
		$
Expiration dates
September 11, 2022	30,000	0.61
April 10, 2023	20,000	0.61
April 10, 2023	8,320	13.54
April 1, 2024	8,500	13.54
July 17, 2024	33,180	13.54

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

	Number of stock options	Exercise price
		$
December 16, 2029	2,500	40.05
April 21, 2030	16,500	40.05
July 19, 2030	14,500	40.05

	133,500

The Company recognised total expenses of $332,634, $97,258 and $26,523 related to equity-settled share-based payment transactions during the years ended October 31, 2020, 2019 and 2018, respectively.

The fair value of the stock options granted during 2020 was determined to be $940,058 (2019: $309,142; 2018: $103,795) using the Black-Scholes Merton option pricing model. The assumptions used in the stock option pricing model were as follows:

Risk free interest rate	0.35 – 0.45%
Expected life of options	10 years
Expected dividend yield	0.0%
Expected stock price volatility	65%
Expected forfeiture rate	0.0%

Expected volatility was determined by calculating the average historical volatility of a group of listed entities that are considered similar in nature to the Company.

During the years ended October 31, 2020, 2019 and 2018 no stock options were exercised.

Under the terms of the LTIP, restricted share units have been issued to participants. The RSUs vest immediately and are exercisable upon issuance. The RSUs represent the right to receive a distribution from the Company in an amount equal to the fair market value of an ordinary share of the Company at the time of distribution. The RSUs can be settled in shares, cash, or any combination of shares and cash, at the option of the holder. The Company granted 2,182 RSUs to certain key executives in 2020 (2019: 0). The Company has recorded a liability of $171,849 as at October 31, 2020 (2019: $nil) that represents the fair value of the RSUs outstanding and has recorded total expense of $171,849 for the year-ended October 31, 2020 (2019: $nil).

10.	Financial instruments and financial risk factors

Fair values

The Company’s financial instruments consist of cash, accounts receivables, accounts payable and accrued liabilities, loans payable, convertible debt and the conversion feature of the convertible debt. The fair values of the cash, trade receivables, accounts payable and accrued liabilities approximate their carrying amounts because of their current nature.

Fair value hierarchy levels 1 to 3 are based on the degree to which the fair value is observable:

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

•

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

•	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

There were no transfers between the levels during the current or prior year.

The Company’s financial assets measured at fair value on a recurring basis were calculated as follows:

	Balance	Quoted prices in active markets for identical assets	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	$	$	$	$
As at October 31, 2020
Accounts receivable	890,229	—	890,229	—

	890,229	—	890,229	—

As at October 31, 2019
Accounts receivable	822,679	—	822,679	—

	822,679	—	822,679	—

The Company’s financial liabilities measured at fair value on a recurring basis were calculated as follows:

	Balance	Quoted prices in active markets for identical assets	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	$	$	$	$
As at October 31, 2020
Restricted share units	171,849	—	171,849	—

	171,849	—	171,849	—

As at October 31, 2019
Conversion feature of convertible debt	94,985	—	94,985	—

	94,985	—	94,985	—

Currency risk

It is management’s opinion that the Company is not exposed to significant currency risk as its cash is denominated in both Canadian and US dollars and funds its operations accordingly.

Interest rate risk

Interest rate risk is the risk arising from the effect of changes in prevailing interest rates on the Company’s financial instruments. The Company is not exposed to significant interest rate risk, as it has no variable interest rate debt.

Credit, liquidity, and market risks

Credit risks associated with cash are minimal as the Company deposits majority of its cash with a large Canadian financial institution. The Company’s credit risks associated with receivables are managed and

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

exposure to potential loss is assessed as minimal. Ultimate responsibility for liquidity risk management rests with the board of directors, which has established an appropriate liquidity risk management framework for the management of the Company’s short-term, medium and long-term funding and liquidity requirements. Market risks associated with short-term investments are assessed as minimal as they are considered short -term in nature.

All of the Company’s financial liabilities have maturities as follows:

	Carrying amount	Contractual cash flows	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter
	$	$	$	$	$	$	$	$
As at October 31, 2020
Accounts payable and accrued liabilities	4,364,372	4,364,372	4,364,372	—	—	—	—	—
Restricted share units	171,849	171,849	171,849	—	—	—	—	—
Lease liabilities	3,613,170	4,529,662	805,946	680,943	568,434	584,269	479,833	1,410,237
Loan payable	2,247,878	2,628,652	1,782,888	845,763	—	—	—	—
Restoration provisions	321,400	333,866	—	81,166	—	—	52,627	200,074

	10,718,669	12,028,401	7,125,055	1,607,872	568,434	584,269	532,460	1,610,311

As at October 31, 2019
Accounts payable and accrued liabilities	1,148,986	1,148,986	1,148,986	—	—	—	—	—
Convertible debt	384,207	471,126	—	—	471,126	—	—	—
Conversion feature of convertible debt	94,985	—	—	—	—	—	—	—
Loan payable	87,381	87,381	7,282	7,282	7,282	7,282	7,282	50,971

	1,715,559	1,707,493	1,156,268	7,282	478,408	7,282	7,282	50,971

Capital risk management

The Company manages its capital to ensure that entities in the Company will be able to continue a going concern while maximising the return to shareholders through the optimisation of the debt and equity balance.

The capital structure of the Company consists of net debt (borrowings disclosed in notes 8 after deducting cash and bank balances) and equity of the Company (comprising issued share capital, contributed surplus and accumulated deficit as disclosed in Note 9).

The Company is not subject to any externally imposed capital requirements. The Company’s risk management committee reviews the capital structure on a semi-annual basis. As part of this review, the committee considers the cost of capital and the risks associated with each class of capital.

11.	Right-of-use assets

	Premises	Equipment	Total
Cost
At November 1, 2019	2,783,313	53,262	2,836,575
Additions & modifications	1,550,957	61,176	1,612,133

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

	Premises	Equipment	Total
Foreign Exchange on Translation	19,731	(629)	19,102

At October 31, 2020	4,354,001	113,809	4,467,810

Accumulated depreciation
At November 1, 2019	—	—	—
Depreciation	(584,343)	(16,391)	(600,734)
Foreign Exchange on Translation	(7,810)	(178)	(7,988)

At October 31, 2020	(592,153)	(16,569)	(608,722)

Carrying amounts
At November 1, 2019	2,783,313	53,262	2,836,575

At October 31, 2020	3,761,848	97,240	3,859,088

The average lease term is 4 years.

12.	Lease liabilities

Maturity analysis	Year 1	Year 2	Year 3	Year 4	Year 5	Thereafter	Total
Undiscounted	$	$	$	$	$	$	$
Premises	769,865	650,087	549,908	565,742	462,851	1,410,237	4,408,690
Equipment	36,081	30,856	18,526	18,526	16,982	—	120,972

Total	805,946	680,943	568,434	584,268	479,833	1,410,237	4,529,662

Lease liabilities	Current	Non-Current	Total
Discounted	$	$	$
Premises	565,296	2,949,707	3,515,003
Equipment	26,059	72,108	98,167

Total	591,355	3,021,815	3,613,170

13.	Restoration provisions

The Company has a legal obligation to complete the site restoration and decommissioning of its leased plant properties in New York and Ontario. The provision for decommissioning and site restoration is determined using the estimated costs provided by the New York Department of Environmental Conservation and Ontario Ministry of the Environment, Conservation and Parks.

The following table represents the continuity of the restoration provision associated with the Company’s leased plant properties:

Restoration provisions at October 31, 2019 and 2018	$—
Initial recognition in 2020	321,400

Restoration provisions at October 31, 2020	$321,400

The present value of the restoration provision of $321,400 was calculated using an average risk-free rate of 0.61%.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

14.	Accounts payable and accrued liabilities

	2020	2019
	$	$
Accounts payable	2,454,421	195,716
Accrued expenses	1,177,377	819,833
Accrued compensation	732,574	133,437

	4,364,372	1,148,986

15.	Commitments

The Company is committed to director and consulting fees of $181,000 (2019: $159,840) in total per year to six directors and Advisory Board members, until cancellation of their respective agreements, which requires notice of 30 days by either party.

16.	Loss per share

	2020	2019	2018
Net loss	$(9,275,962)	$(4,100,782)	$(908,869)
Weighted average number of ordinary shares	2,068,952	1,801,338	1,700,751

Basic and diluted loss per share	$(4.48)	$(2.28)	$(0.53)

Adjustments for diluted loss per share were not made for the year ended October 31, 2020, 2019 and 2018 as they would be anti-dilutive in nature. The following potential ordinary shares are anti-dilutive and are therefore excluded from the weighted average number of ordinary shares for the purpose of diluted earnings per share:

	2020	2019	2018
Stock options	133,500	99,500	58,320
Convertible debt	—	13,436	13,436
Restricted share units	2,182	—	—

	135,682	112,936	71,756

The number of potential ordinary shares to be issued upon the conversion of the convertible debt was determined based on the Series B share price. See Note 8 for details.

17.	Segment reporting

The consolidated financial data presented in these financial statements is reviewed regularly by the Company’s chief operating decision maker (“CODM”) for making strategic decisions, allocations resources and assessing performance, in consultation with the Board of Directors.

During the year ended October 31, 2020, the Company operated in Canada with a plan to begin operations in the U.S. Management has concluded that the customers, and the nature and method of distribution of goods and services delivered, if any, to these geographic regions are similar in nature. The risks and returns across the geographic regions are not dissimilar; therefore, the Company operates as a single operating segment.

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

The following is a summary of the Company’s geographical information:

	Canada	United States	Total
	$	$	$
For the year ended October 31, 2020
Revenue	792,254	—	792,254
Non-current assets	3,395,049	6,066,619	9,461,668

For the year ended October 31, 2019
Revenue	48,160	—	48,160
Non-current assets	1,060,792	—	1,060,792

For the year ended October 31, 2018
Revenue	5,746	—	5,746
Non-current assets	239,248	—	239,248

For the year ended October 31, 2020, one customer accounted for 66% of total revenue (2019: 0%; 2018: 0%). This same customer accounted for 58% of accounts receivable at October 31, 2020 (2019: 0%; 2018: 0%).

18.	Government funding

The Company has received government grants and investment tax credits from the Government of Canada and the Government of Ontario for research and development activities.

	2020	2019	2018
	$	$	$
Research and development expenses, gross	2,809,537	3,134,468	677,235
Less: Government grants	(2,032,869)	(629,346)	(46,843)
Less: Investment tax credits	—	(393,464)	(233,322)

Research and development expenses, net	776,668	2,111,658	397,070

In addition, for year ended October 31, 2020, the Company has received $168,027 in other government grants recognized as an offset against employee salaries and benefits expenses (2019: $10,916; 2018: 23,892).

The following table summarizes the deferred government funding at end of each year relating to services in future periods.

	2020	2019	2018
	$	$	$
Current	—	1,067,318	—
Non-current	—	—	—

Deferred government funding at October 31	—	1,067,318	—

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

19.	Income taxes

The recovery of income taxes differs from the amount obtained by applying the statutory Canadian Federal provincial income tax rates to the loss for the year as follows:

	2020	2019	2018
	$	$	$
Net loss and comprehensive loss for the period before tax	(9,275,962)	(4,100,782)	(908,869)
Statutory tax rates	26.5%	26.5%	26.5%

	(2,458,130)	(1,086,707)	(240,850)
Change in unrecognized deferred tax amounts	2,365,715	993,703	233,735
Non-deductible item and others	92,415	93,004	7,115

Income tax expense	—	—	—

At October 31, 2020, 2019 and 2018 the Company has aggregate non-capital losses for Canadian income tax purposes of approximately $13,000,000, $3,700,000 and $1,200,000 respectively that expire in the period 2037 to 2040. In addition, the Company has net operating losses for US income tax purposes of approximately $450,000 that carryforward indefinitely. Management cannot assert that the realization of the income tax benefits related to these losses and other potential deferred income tax assets is more likely than not to be realized. Accordingly, the Company has not recognized the following deferred income tax assets in the consolidated financial statements:

	2020	2019	2018
	$	$	$
Tax losses and credits carryforwards	3,799,216	1,163,353	349,238
Reserves and provisions	84,464	24,164	—
Plant and equipment, due to differences in amortization	(205,158)	(184,536)	—
Right of use assets, net of lease liabilities	(65,395)	—	—

	3,613,127	1,002,981	349,238
Deferred tax assets not recognized	(3,613,127)	(1,002,981)	(349,238)

	—	—	—

20.	Notes to the Consolidated Statements of Cash Flows

Changes in liabilities arising from financing activities comprise the following:

	Restricted share units	Lease liabilities	Loans payable	Restoration provisions	Convertible debt	Conversion feature of convertible debt	Deferred government funding
Balance, October 31, 2017	—	—	—	—	—	—	—

Cash changes:
Proceeds from convertible debt					293,470	94,985
Proceeds from government grants							77,215

Total changes from financing cash flows	—	—	—	—	293,470	94,985	77,215

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

	Restricted share units	Lease liabilities	Loans payable	Restoration provisions	Convertible debt	Conversion feature of convertible debt	Deferred government funding
Non-cash changes:
Accrued interest and accretion					39,211
Amortization of government grants							(77,215)

Balance, October 31, 2018	—	—	—	—	332,681	94,985	—

Cash changes:
Proceeds from loans payable			86,572
Proceeds from government grants							1,697,794

Total changes from financing cash flows	—	—	86,572	—	—	—	1,697,794

Non-cash changes:
Accrued interest and accretion					60,337
Amortization of government grants							(850,568)
Foreign Exchange on Translation			809		(8,811)		9,874

Balance, October 31, 2019	—	—	87,381	—	384,207	94,985	1,067,318

Cash changes:
Repayments of lease liabilities		(387,508)
Proceeds from loans payable			2,153,110
Repayment of loans payable			(12,881)
Proceeds from government grants							1,182,599

Total changes from financing cash flows	—	(387,508)	2,140,229	—	—	—	1,182,599

Non-cash changes:
New leases		4,141,153
Grant of restricted share units	88,425
Fair value loss on restricted share units	84,454
Accrued interest and accretion					9,931
Foreign exchange gain on lease liabilities		(140,475)
New restoratiion provisions				321,400
Conversion of convertible debt					(397,424)	(94,985)
Amortization of government grants							(2,226,910)
Foreign Exchange on Translation	(1,030)		20,268		3,286		(23,007)

Balance, October 31, 2020	171,849	3,613,170	2,247,878	321,400	—	—	—

21.	Subsequent events

On November 2, 2020, as part of its loan facility with BDC Capital, the Company received the second tranche of $1.5 million (C$2 million) upon the completion of the milestone for such additional funding.

On November 13, 2020, the Company completed a private placement with two entities to purchase 281,138 Class A preferred shares at a price of $81.81 per share, for total proceeds of $23 million. As part of the

Li-Cycle Corp.

Notes to the consolidated financial statements

October 31, 2020, 2019 and 2018

(Expressed in U.S. dollars)

Agreement, the shareholders of the Company consented to amending the Shareholder Agreement to provide the investors with substantially the same rights as common shareholders.

On February 16, 2021, the Company entered into a definitive business combination agreement with Peridot Acquisition Corp. (NYSE: PDAC). Upon closing, the combined company will be renamed Li-Cycle Holdings Corp. and will be listed on the New York Stock Exchange under the new ticker symbol “LICY”. Under the terms of the business combination agreement, the Company is expected to receive approximately $615 million in gross transaction proceeds and 100% of the Company’s existing shares will roll into the combined company.

On April 7, 2021, as part of its loan facility with BDC Capital, the Company received the third tranche of $1.6 million (C$2 million) upon the completion of the milestone for such additional funding.

Li-Cycle Corp.

Condensed consolidated interim statements of financial position

As at July 31, 2021 and October 31, 2020

(Unaudited - expressed in U.S. dollars)

	Notes	July 31, 2021 $	October 31, 2020 $
Assets
Current assets
Cash		2,350,722	663,557
Accounts receivable	3	3,255,981	890,229
Prepayments and deposits	4	7,911,436	963,951
Inventory	5	1,502,921	179,994

		15,021,060	2,697,731

Non-current assets
Plant and equipment	6	18,113,712	5,602,580
Right of use assets	7	16,277,652	3,859,088

		34,391,364	9,461,668

		49,412,424	12,159,399

Liabilities
Current liabilities
Accounts payable and accrued liabilities		15,778,982	4,364,372
Restricted share units	9	3,259,010	171,849
Lease liabilities	11	1,190,086	591,355
Loans payable	8	1,688,853	1,468,668

		21,916,931	6,596,244

Non-current liabilities
Lease liabilities	11	15,044,408	3,021,815
Loans payable	8	9,776,681	779,210
Restoration provisions		332,420	321,400

		25,153,509	4,122,425

		47,070,440	10,718,669

Shareholders’ equity
Share capital	9	37,805,879	15,441,600
Contributed surplus	9	952,441	824,683
Accumulated deficit		(36,119,724)	(14,528,941)
Accumulated other comprehensive loss		(296,612)	(296,612)

		2,341,984	1,440,730

		49,412,424	12,159,399

The accompanying notes are an integral part of the condensed consolidated interim statements.

Li-Cycle Corp.

Condensed consolidated interim statements of loss and comprehensive loss

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

		Three months ended July 31,		Nine months ended July 31,
	Notes	2021 $	2020 $	2021 $	2020 $
Revenue
Product sales		1,593,563	107,040	2,682,531	185,156
Recycling services		115,560	74,692	301,216	137,877

		1,709,123	181,732	2,983,747	323,033
Expenses
Employee salaries and benefits, net		2,481,939	547,080	5,358,953	1,415,661
Raw materials, supplies and finished goods		2,261,304	142,161	4,876,561	344,704
Professional fees		1,176,310	897,224	4,095,596	1,560,108
Research and development, net		576,551	(282,541)	1,928,582	(19,357)
Share-based compensation	9	298,489	57,383	1,307,874	220,440
Office and administrative		369,113	64,786	987,820	134,337
Depreciation, net	6,7	272,724	327,806	788,830	717,278
Freight and shipping		155,456	(5,450)	587,953	57,303
Marketing		160,479	65,570	465,269	188,500
Plant facilities		74,818	59,774	232,358	223,767
Travel and entertainment		102,768	30,754	188,712	125,535

		7,929,951	1,904,547	20,818,508	4,968,276

Loss from operations		(6,220,828)	(1,722,815)	(17,834,761)	(4,645,243)

Other (income) expense
Foreign exchange (gain) loss		(214,496)	(73,931)	536,216	(109,297)
Interest expense		382,639	164,819	788,335	340,695
Interest income		(503)	(2,722)	(1,725)	(34,178)
Fair value loss on restricted share units		508,850	—	2,433,196	—

		676,490	88,166	3,756,022	197,220

Net loss		(6,897,318)	(1,810,981)	(21,590,783)	(4,842,463)
Other comprehensive income (loss)
Foreign currency translation		—	249,607	—	(276,873)

Comprehensive loss		(6,897,318)	(1,561,374))	(21,590,783)	(5,119,336)

Loss per common share - basic and diluted	13	(2.88)	(0.86)	(9.10)	(2.35)

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Li-Cycle Corp.

Condensed consolidated interim statements of changes in equity

For the six months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

	Notes	Number of common shares	Share capital $	Contributed surplus $	Accumulated deficit $	Accumulated other comprehensive income (loss) $	Total $

Balance, October 31, 2020		2,088,733	15,441,600	824,683	(14,528,941)	(296,612)	1,440,730
Stock option expense	9	—	—	702,932	—	—	702,932
Exercise of stock options	9	25,664	289,224	(120,119)	—	—	169,105
Shares issued for cash	9	281,138	21,620,000	—	—	—	21,620,000
Shares issued for non-cash costs	9	12,000	455,055	(455,055)	—	—	—
Comprehensive loss		—	—	—	(21,590,783)	—	(21,590,783)

Balance, July 31, 2021		2,407,535	37,805,879	952,441	(36,119,724)	(296,612)	2,341,984

	Notes	Number of common shares	Share capital $	Contributed surplus $	Accumulated deficit $	Accumulated other comprehensive income (loss) $	Total $

Balance, October 31, 2019		1,916,003	8,467,810	123,781	(5,252,979)	(77,886)	3,260,726
Stock option expense	9	—	—	132,568	—	—	132,568
Shares issued for cash	9	159,294	6,481,381	—	—	—	6,613,949
Shares issuable for non-cash costs	9	—	—	455,055	—	—	455,055
Conversion of convertible debt	9	13,436	492,409	—	—	—	492,409
Comprehensive loss		—	—	—	(4,842,463)	(276,873)	(5,119,336)

Balance, July 31, 2020		2,088,733	15,441,600	711,404	(10,095,442)	(354,759)	5,702,803

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Li-Cycle Corp.

Condensed consolidated interim statements of cash flows

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

		Three months ended July 31,		Nine months ended July 31,
		2021	2020	2021	2020
	Notes	$	$	$	$
Operating activities
Net loss for the period		(6,897,318)	(1,810,981)	(21,590,783)	(4,842,463)
Items not affecting cash
Share-based compensation	9	298,489	57,383	1,307,874	220,440
Depreciation	6, 7	697,604	327,806	1,830,603	717,278
Amortization of government grants		(26,887)	(1,086,133)	(92,926)	(2,176,041)
Loss on disposal of assets		—	—	13,399	—
FX (gain) loss on translation		(152,562)	153,808	509,195	(451,238)
Fair value loss on restricted share units		508,850	—	2,433,196	—
Share-based professional fees	9	—	455,055	—	455,055
Interest and accretion on convertible debt		—	—	—	9,931

		(5,571,824)	(1,903,062)	(15,589,442)	(6,067,038)
Changes in non-cash working capital items
Accounts receivable		(1,504,376)	218,432	(2,365,752)	327,776
Prepayments and deposits		(2,668,131)	(631,538)	(7,118,905)	(1,938,325)
Inventory		(719,231)	(711)	(1,322,927)	(191,310)
Accounts payable and accrued liabilities		5,218,663	155,725	9,830,211	214,656

		(5,244,899)	(2,161,153)	(16,566,815)	(7,654,241)

Investing activity
Purchases of plant and equipment	6	(5,298,447)	(836,378)	(12,066,848)	(1,748,271)
Proceeds from disposal of plant and equipment		—	—	16,866	—

		(5,298,447)	(836,378)	(12,049,982)	(1,748,271)
Financing activities
Proceeds from share issuance, net of share issue costs	9	—	—	21,620,000	6,481,381
Proceeds from exercise of stock options	9	169,105	—	169,105	—
Proceeds from loans payable	8	7,000,000	5,663	10,091,220	2,149,335
Proceeds from government grants		26,887	429,537	92,926	1,131,730
Repayment of lease liabilities		(204,231)	(137,173)	(530,953)	(250,371)
Repayment of loans payable		(423,595)	(3,871)	(1,138,336)	(10,051)

		6,568,166	294,156	30,303,962	9,502,024

Net change in cash		(3,975,180)	(2,703,375)	1,687,165	99,512
Cash, beginning of period		6,325,902	6,586,336	663,557	3,783,449

Cash, end of period		2,350,722	3,882,961	2,350,722	3,882,961

Non-cash investing activities
Accrual for purchase of plant and equipment		251,802	—	1,584,399	—
Non-cash financing activities
Equity issued for non-cash costs		—	—	—	947,464

The accompanying notes are an integral part of the condensed consolidated interim financial statements.

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

1.	Nature of operations and going concern

(i)

Li-Cycle Corp. (“Li-Cycle” or the “Company”) was incorporated under the Business Corporations Act (Ontario) on November 18, 2016. The Company’s registered address is 2351 Royal Windsor Drive, Unit 10, Mississauga, ON L5J 4S7 Canada.

Li-Cycle’s core business model is to build, own and operate recycling plants tailored to regional needs. Li-Cycle’s Spoke and Hub Technologies™ provide an environment friendly and scalable solution that address the growing global lithium-ion battery recycling challenge and provide an economically viable resource recovery solution, supporting the global transition toward electrification.

On March 28, 2019, the Company incorporated a 100% owned subsidiary in Delaware, U.S., by the name of Li-Cycle Inc., under the General Corporation Law of the State of Delaware.

On September 2, 2020, the Company incorporated a 100% owned subsidiary in Delaware, U.S., by the name of Li-Cycle North America Hub, Inc., under the General Corporation Law of the State of Delaware.

On February 12, 2021, the Company incorporated a 100% owned subsidiary in Ontario, Canada, by the name of Li-Cycle Holdings Corp., under the Business Corporations Act (Ontario).

On February 16, 2021, the Company entered into a definitive business combination agreement with Peridot Acquisition Corp. (NYSE: PDAC) and Li-Cycle Holdings Corp. Upon closing, the combined company will be renamed Li-Cycle Holdings Corp.

On August 10, 2021, in accordance with the plan of arrangement to reorganize Li-Cycle Corp., the Company finalized the business combination with Peridot Acquisition Corp. (NYSE: PDAC). Upon closing, the combined company was renamed Li-Cycle Holdings Corp.

(ii)	Going concern

These condensed consolidated interim statements have been prepared by management on a going concern basis which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. For the three and nine months ended July 31, 2021, the Company had not achieved a level of revenue from its operations to be profitable and incurred a loss of $6.7 million and $21.4 million, respectively (losses of $1.8 million and $4.8 million in the three and nine months ended July 31, 2020). Cash used in operations for the three and nine months ended July 31, 2021 was $5.2 million and $16.6 million, respectively (used in operations was $2.1 million and $7.6 million in the three and nine months ended July 31, 2020).

In order to continue its long-term operations, the Company must achieve profitable operations and continue to obtain additional equity or debt financing. Until the Company achieves profitability, management plans to fund its operations and capital expenditures through borrowings and issuance of capital stock. Until the Company generates revenue at a level to support its cost structure, the Company expects to continue to incur substantial operating losses and net cash outflows.

There can be no assurance that the Company will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to the Company. If the Company is unable to raise sufficient additional capital on acceptable terms, it may be compelled to reduce the scope of its

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

operations and planned capital expenditures or sell certain assets, including intellectual property assets. These conditions call into question the Company’s ability to continue as a going concern.

Subsequent to the quarter end, the Company finalized the business combination with Peridot Acquisition Corp. (NYSE: PDAC) in August 2021. The new combined company Li-Cycle Holdings Corp received $582 million of gross transaction proceeds, before deduction of $55 million of transaction costs. These funds are sufficient to fund the current operations and capital expenditures related to the Company’s expansion plans for the next 12 months. As a result, after considering all relevant information, including its actions completed to date and its future plans, management has concluded that there are no material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern for a period of 12 months from the date these condensed consolidated interim financial statements are available to be issued.

The estimates used by management in reaching this conclusion are based on information available as of the date these condensed consolidated interim financial statements were authorized for issuance and include internally generated cash flow forecasts. Accordingly, actual results could differ from these estimates and resulting variances may be material to management’s assessment.

2.	Significant accounting policies

(a)	Statement of compliance

These condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) under International Accounting Standard (IAS) 34 – Interim Financial Reporting. Except as described below, these financial statements were prepared using the same basis of presentation, accounting policies and methods of computation as outline in Note 2, Significant accounting policies in the Company’s consolidated financial statements for the year ended October 31, 2020. These financial statements do not include all the notes required in annual financial statements.

These condensed consolidated interim consolidated interim financial statements were approved and authorized for issue by the Board of Directors on September 8, 2021.

(b)	Basis of consolidation

These condensed consolidated interim financial statements include the accounts of the Company and its subsidiaries. The Company’s three subsidiaries are entities controlled by the Company. Control exists when the Company has power over an investee, when the Company is exposed, or has rights, to variable returns from the investee and when the Company has the ability to affect those returns through its power over the investee. The subsidiaries are included in the condensed consolidated interim financial results of the Company from the effective date of incorporation up to the effective date of disposition or loss of control. The Company’s principal subsidiaries and their geographic location as at July 31, 2021 was as follows:

Company	Location	Ownership interest
Li-Cycle Inc.	Delaware, U.S.	100%
Li-Cycle North America Hub, Inc.	Delaware, U.S.	100%
Li-Cycle Holdings Corp.	Ontario, Canada	100%

Intercompany transactions, balances and unrealized gains/losses on transactions between the Company and its subsidiary are eliminated.

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

(c)	Basis of preparation

Change in Functional Currency: Prior to November 1, 2020, the Company had determined its functional currency was the Canadian dollar on the basis that its operating expenditures, capital expenditures and financing were primarily denominated in Canadian dollars. With increasing volume of operations, new contracts with US based suppliers, commencement of operations at its US Spoke and increasing capital expenditures in its US facilities, the Company’s operating expenditures are becoming predominantly denominated in US dollars. Additionally, due to the increase in US dollar expenses and its expansion plans in the US, the Company has obtained, and plans to continue to seek, financing in US dollars. As a result of the increasing activities in US dollars, the Company has changed its functional currency to the U.S. dollar effective November 1, 2020.

Accordingly, beginning with the three month period ended January 31, 2021, the Company transitioned its functional and presentation currency to U.S. dollars. Transactions in currencies other than the U.S. dollar are recorded at the exchange rates on the dates of transactions. At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated at the closing rate on that date.

Comparative financial information for the 2020 fiscal periods was translated from Canadian dollars into U.S. dollars in accordance with IAS 21 The Effects of Changes in Foreign Exchange Rates:

(i)	Assets and liabilities were translated at the closing rate at end of each reporting period;

(ii)	Items recognized in the statement of loss and comprehensive loss were translated at the exchange rate at the time of transaction;

(iii)	Equity items have been translated using the historical rate at the time of transaction;

(iv)	All resulting exchange differences were recognized in other comprehensive loss.

3.	Accounts receivable

	July 31, 2021 $	October 31, 2020 $
Trade receivables	2,877,970	571,300
Harmonized Sales Taxes receivable	378,011	274,998
Other receivables	—	43,931

	3,255,981	890,229

For product sales, the Company estimates the amount of consideration to which it expects to be entitled under provisional pricing arrangements. The amount of consideration for black mass and mixed copper/aluminum sales is based on the mathematical product of: (i) market prices of the constituent metals at the date of settlement, (ii) product weight, and (iii) assay results (ratio of the constituent metals initially estimated by management and subsequently trued up to customer confirmation). Certain adjustments like handling and refining charges are also made per contractual terms with customers. Depending on the contractual terms with customers, the payment of receivables may take up to 12 months from date of shipment. Product sales and the related trade accounts receivables are measured at fair value at initial recognition and are re-estimated at each reporting period end using the market prices of the constituent metals at the respective measurement dates. Changes in fair value are recognized as an adjustment to profit and loss and the related accounts receivable. For the three and

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

nine months ended July 31, 2021, the fair value gain arising from changes in estimates was $361,141 and $529,109, respectively (three and nine months ended July 31, 2020: Nil).

An insignificant portion of the receivables relate to services revenue which are initially measured at fair value and subsequently at amortized cost. For the period ended July 31, 2021 and 2020, the Company has assessed an allowance for credit loss of $nil for service-related receivables based on its past experience, the credit ratings of its existing customers and economic trends.

4.	Prepayments and deposits

	July 31, 2021 $	October 31, 2020 $

Prepaid lease deposits	675,773	33,501
Prepaid transaction costs	6,176,806	—
Other prepaids	1,058,857	930,450

	7,911,436	963,951

Prepaid transactions costs principally relate to the business combination with Peridot Acquisition Corp. (NYSE: PDAC) discussed in Note 1.

Other prepaids consist principally of prepaid insurance, environmental financial assurance, subscriptions, and parts and consumables.

5.	Inventory

	July 31, 2021 $	October 31, 2020 $
Raw material	342,591	140,419
Finished goods	1,160,330	39,575

	1,502,921	179,994

The cost of inventories recognized as an expense during the three and nine month ended July 31, 2021 was $2,156,737and $4,647,469, respectively (three and nine months ended July 31, 2020: $142,161 and $344,704).

The cost of inventories recognized as an expense during the three months ended July 31, 2021 includes a write down of $571,947 for finished goods and write down of $148,522 for raw materials (three months ended July 31, 2020: $nil for finished goods and $nil for raw materials) in respect of adjustments of inventory to net realizable value. Net realizable value of inventory is calculated as the estimated consideration under provisional pricing arrangements (as described in Note 3) less the estimated cost of completion and the estimated costs necessary to make the sale.

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

6.	Plant and equipment

	Plant equipment $	Storage containers $	Vehicles $	Leasehold improvements $	Total $
Cost
At October 31, 2020	4,434,874	67,619	157,604	1,577,201	6,237,298
Additions	11,757,027	—	62,017	1,832,204	13,651,248
Disposals	—	—	(40,323)	—	(40,323)

At July 31, 2021	16,191,901	67,619	179,298	3,409,405	19,848,223

Accumulated depreciation
At October 31, 2020	(474,658)	(7,410)	(24,827)	(127,823)	(634,718)
Depreciation expensed	(290,685)	(1,927)	(9,421)	(118,140)	(420,173)
Depreciation capitalized into Inventory	(477,727)	(3,127)	(15,880)	(192,944)	(689,678)
Disposals	—	—	10,058	—	10,058

At July 31, 2021	(1,243,070)	(12,464)	(40,070)	(438,907)	(1,734,511)

Carrying amounts
At October 31, 2020	3,960,216	60,209	132,777	1,449,378	5,602,580
At July 31, 2021	14,948,831	55,155	139,228	2,970,498	18,113,712

At July 31, 2021, $10,254,820 of the plant equipment was under construction (October 31, 2020: $1,919,465).

The depreciation expense displayed on the statement of loss and comprehensive loss is the net depreciation expensed, excluding the depreciation capitalized into inventory in the table above.

7.	Right-of-use assets

	Premises	Equipment	Total
Cost	$	$	$
At October 31, 2020	4,354,001	113,809	4,467,810
Additions & modifications	13,119,356	19,960	13,139,316

At July 31, 2021	17,473,357	133,769	17,607,126

Accumulated depreciation
At October 31, 2020	(592,153)	(16,569)	(608,722)
Depreciation expensed	(357,195)	(11,462)	(368,657)
Depreciation capitalized into Inventory	(340,969)	(11,126)	(352,095)

At July 31, 2021	(1,290,317)	(39,157)	(1,329,474)

Carrying amounts
At October 31, 2020	3,761,848	97,240	3,859,088

At July 31, 2021	16,183,040	94,612	16,277,652

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

The average lease term is 5 years.

The depreciation expense displayed on the statement of loss and comprehensive loss is the net depreciation expensed, excluding the depreciation capitalized into inventory in the table above.

8.	Loans Payable

	BDC Loan	Other Loans	Total
	$	$	$
Balance at October 31, 2020	2,174,540	73,338	2,247,878
Proceeds from loans payable	3,091,220	7,000,000	10,091,220
Repayment of loans payable	(1,102,833)	(35,503)	(1,138,336)
Foreign exchange gain or loss	261,598	3,174	264,772

Balance at July 31, 2021	4,424,525	7,041,009	11,465,534

(i)	BDC Capital Loan

On December 16, 2019, the Company entered into a binding agreement with BDC Capital Inc. for a secured loan of Canadian dollars (C$7 million) to help finance the expansion plans of the Company (the “BDC Capital Loan”), which is to be distributed in up to three tranches, with the second and third tranches to be distributed based on the achievement of certain milestones by the Company. Pursuant to the BDC Capital Loan, each of the Company and Li-Cycle Inc. have entered into general security agreements with BDC Capital Inc. granting the lender a general security interest over all assets of the Company and Li-Cycle Inc., respectively. In addition, Li-Cycle Inc. has guaranteed the Company’s obligations under BDC Capital Loan under a guarantee agreement. The maturity date of the BDC Capital Loan is December 14, 2023. The base rate of interest is 16% per annum, paid monthly, plus additional accrued interest of 3% that can be reduced to 0% based on the achievement of certain milestones by the Company. Principal payments began on the first anniversary date of the loan and are being made at C$175,000 per month with a balloon payment of C$700,000 at maturity. As of July 31, 2021, a total of C$1.4 million has been repaid.

On February 10, 2020, the Company received the first tranche of the BDC Capital Loan for C$3 million. Transaction costs associated with the loan amounted to C$121,861 and were deducted from the loan balance.

On November 2, 2020, the Company received the second tranche of the BDC Capital Loan for C$2,000,000 upon the completion of the milestone for such additional funding.

On April 7, 2021, the Company received the third tranche of the BDC Capital Loan for C$2,000,000 upon the completion of the milestone for such additional funding.

On July 20, 2021, Li-Cycle signed an agreement with BDC Capital Inc to repay the BDC Capital Loan in full, conditional upon the closing of Li-Cycle’s business combination with Peridot Acquisition Corp on August 10, 2021.

(Ii)	Promissory Notes

On June 16, 2021, Li-Cycle issued promissory notes (the “Promissory Notes”) for an aggregate principal amount of $7,000,000 as consideration for loans received from companies related to the Chief Executive Officer and the Executive Chair of Li-Cycle, respectively. The Promissory Notes bear interest at the rate of

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

10% per annum and mature on December 15, 2023. The Promissory Notes are unsecured and subordinate to indebtedness owing to Li-Cycle’s senior lender, BDC Capital Inc. Li-Cycle has the option of prepaying all or any portion of the principal and accrued interest of the Promissory Notes prior to the maturity date without penalty, subject to certain conditions.

9.	Share capital

Authorized share capital

The Company is authorized to issue an unlimited number of voting common shares, Class A non-voting common shares, preference shares and Class A preferred shares, in each case without par value. All issued shares are fully paid.

Between December 20 and December 27, 2019, the Company completed a non-brokered private placement and issued 159,294 common shares for proceeds of $6,481,381 at $40.05 per share.

On December 27, 2019, a convertible debenture was converted to 13,436 common shares representing proceeds of $492,409.

On November 13, 2020, the Company completed a private placement with two entities to purchase 281,138 Class A preferred shares at a price of $81.81 per share, for total proceeds of $23,000,000 and incurred transaction fees of $1,380,000.

On January 25, 2021, the Company issued 12,000 shares as full and final satisfaction of all obligations under a consulting agreement for services the Company received up to May 2020.

Between June 11 and June 24, 2021, four employees exercised stock options for a total of 25,664 common shares at an aggregate exercise price of $169,105.

Long-term incentive plans

Stock options

The Company has a stock option plan (the “Plan”) approved by the Company’s shareholders that allows it to grant stock options, subject to regulatory terms and approval, to its officers, directors, employees and service providers. This Plan was effective from September 2017 through October 31, 2019.

Each stock option converts into one common share of the Company on exercise. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry. Options are exercisable at a price equal to the average market price of the Company’s common shares on the date of grant. The vesting period is one-third on the first-year anniversary of the grant, and one-third every consecutive year thereafter. If the options remain unexercised after a period of 5 years from the date of grant, the options expire. Options are forfeited if the recipient terminates their contract with the Company before the options vest.

On November 1, 2019, the Company adopted a new Long Term Incentive Plan (the “LTIP”) approved by the Company’s shareholders that allows it to grant stock options, restricted share units, deferred share units, stock appreciation rights, and other forms of equity compensation, subject to regulatory terms and approval, to its officers, directors, employees and service providers.

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

For stock options issued under the LTIP, each stock option converts into one common share of the Company on exercise. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry. Options are exercisable at a price equal to the fair market value of the Company’s common shares on the date of grant. The vesting period is one-third on the first-year anniversary of the grant, and one-third every consecutive year thereafter. If the options remain unexercised after a period of 10 years from the date of grant, the options expire. Options are forfeited if the recipient terminates their contract with the Company before the options vest.

A summary of activity under the Plan and the LTIP is as follows:

	Number of stock options	Weighted average exercise price per stock option
Balance – October 31, 2020	133,500	15.35
Granted	31,750	85.29
Exercised	(25,664)	6.59
Forfeited	(4,500)	42.43

Balance – July 31, 2021	135,086	33.74

As at July 31, 2021, 70,109 of the stock options (October 31, 2020: 62,773) were exercisable.

A summary of outstanding stock options is as follows:

	Number of stock options	Exercise price
		$
Expiration dates
September 11, 2022	10,000	0.65
April 10, 2023	20,000	0.65
April 10, 2023	6,656	14.45
April 1, 2024	8,500	14.45
July 17, 2024	31,680	14.45
December 16, 2029	2,500	42.75
April 21, 2030	12,000	42.75
July 19, 2030	12,000	42.75
November 30, 2030	16,000	85.94
February 11, 2031	15,750	85.94

	135,086

The Company recognized total expenses of $298,489 and $702,932 related to equity-settled share-based compensation during the three and nine months ended July 31, 2021 (three and nine months ended July 31, 2020: $57,383 and $132,015).

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

The fair value of the stock options granted during the nine months ended July 31,2021 was determined to be $1,899,350 (nine months ended July 31, 2020: $996,823) using the Black-Scholes Merton option pricing model. The assumptions used in the stock option pricing model were as follows:

Risk free interest rate	0.46%
Expected life of options	10 years
Expected dividend yield	0.0%
Expected stock price volatility	65%
Expected forfeiture rate	0.0%

Expected volatility was determined by calculating the average historical volatility of a group of listed entities that are considered similar in nature to the Company.

During the three and nine months ended July 31, 2021, four employees exercised 25,664 stock options to acquire a total of 25,664 common shares at an aggregate exercise price aggregate exercise of $169,105. During the three and nine months ended July 31, 2020, no stock options were exercised.

Restricted share units

Under the terms of the LTIP, restricted share units have been issued to executives and directors. The RSUs vest immediately and are exercisable upon issuance. The RSUs represent the right to receive a distribution from the Company in an amount equal to the fair market value of an ordinary share of the Company at the time of distribution. The RSUs can be settled in shares, cash, or any combination of shares and cash, at the option of the holder. The Company granted 7,319 RSUs to certain key executives and recognized share-based compensation expense of $nil and $604,942 in the three and nine months ended July 31, 2021, respectively (three and nine months ended July 31, 2020: nil grants and grant of 2,182 units at an expense of $88,425, respectively). The Company has recorded a liability of $3,259,010 as at July 31, 2021 (October 31, 2020: $171,849) that represents the fair value of the RSUs outstanding and has recorded fair value loss of $508,850 and $2,433,196 for the three and nine months ended July 31, 2021, respectively (three and nine months ended July 31, 2020: $nil).

10.	Financial instruments and financial risk factors

Fair values

The Company’s financial instruments consist of cash, accounts receivables, accounts payable and accrued liabilities, loans payable. The fair values of the cash, trade receivables, accounts payable and accrued liabilities approximate their carrying amounts because of their current nature.

Fair value hierarchy levels 1 to 3 are based on the degree to which the fair value is observable:

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

•

Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

There were no transfers between the levels during the current or prior year.

The Company’s financial assets measured at fair value on a recurring basis were calculated as follows:

	Balance $	Quoted prices in active markets for identical assets (Level 1) $	Significant other observable inputs (Level 2) $	Significant unobservable inputs (Level 3) $
As at July 31, 2021
Accounts receivable	3,255,981	—	3,255,981	—

	3,255,981	—	3,255,981	—

As at October 31, 2020
Accounts receivable	890,229	—	890,229	—

	890,229	—	890,229	—

See note 3 above for additional details related to measurement of accounts receivable. The Company’s financial liabilities measured at fair value on a recurring basis were calculated as follows:

	Balance $	Quoted prices in active markets for identical assets (Level 1) $	Significant other observable inputs (Level 2) $	Significant unobservable inputs (Level 3) $
As at July 31, 2021
Restricted share units	3,259,010	—	3,259,010	—

	3,259,010	—	3,259,010	—

As at October 31, 2020
Restricted share units	171,849	—	171,849	—

	171,849	—	171,849	—

Currency risk

It is management’s opinion that the Company is not exposed to significant currency risk as its cash is denominated in both Canadian and U.S. dollars and funds its operations accordingly.

Interest rate risk

Interest rate risk is the risk arising from the effect of changes in prevailing interest rates on the Company’s financial instruments. The Company is not exposed to significant interest rate risk, as it has no variable interest rate debt.

Credit, liquidity, and market risks

Credit risks associated with cash are minimal as the Company deposits majority of its cash with a large Canadian financial institution. The Company’s credit risks associated with receivables are managed and

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

exposure to potential loss is assessed as minimal. Ultimate responsibility for liquidity risk management rests with the board of directors, which has established an appropriate liquidity risk management framework for the management of the Company’s short-term, medium and long-term funding and liquidity requirements. Market risks associated with short-term investments are assessed as minimal as they are considered short -term in nature.

Capital risk management

The Company manages its capital to ensure that entities in the Company will be able to continue a going concern while maximizing the return to shareholders through the optimization of the debt and equity balance.

The capital structure of the Company consists of net debt (borrowings after deducting cash and bank balances) and equity of the Company (comprising issued share capital, contributed surplus and accumulated deficit as disclosed in Note 9).

The Company is not subject to any externally imposed capital requirements. The Company’s Board of Directors reviews the capital structure on a semi-annual basis. As part of this review, the Board considers the cost of capital and the risks associated with each class of capital.

11.	Lease liabilities

The Company has the following lease liabilities as of July 31, 2021.

Maturity analysis Undiscounted	Year 1 $	Year 2 $	Year 3 $	Year 4 $	Year 5 $	Thereafter $	Total $
Premises	2,113,752	2,827,686	2,712,935	2,393,353	2,271,673	10,176,525	22,495,924
Equipment	41,386	26,574	25,058	25,058	6,818	—	124,894

Total	2,155,138	2,854,260	2,737,993	2,418,411	2,278,491	10,176,525	22,620,818

Lease liabilities Discounted	Current $	Non-Current $	Total $
Premises	1,158,790	14,972,348	16,131,138
Equipment	31,296	72,060	103,356

Total	1,190,086	15,044,408	16,234,494

The Company’s lease obligations include leases for plant operations, storage facilities, and office space for employees. In the nine months ended July 31, 2021, the company has added 4 new premises leases, 1 new equipment lease and modified 3 leases.

12.	Commitments

The Company is committed to director and consulting fees of $180,000 (Year ended October 31, 2020: $181,000) in total per year to nine directors and Advisory Board members, until cancellation of their respective agreements, which requires notice of 30 days by either party.

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

As of July 31, 2021, there were $7.3 million in committed purchase orders for equipment and services (As of October 31, 2020: $4.2 million).

13.	Loss per share

	Three months ended July 31,		Nine months ended July 31,
	2021	2020	2021	2020
Net loss	$(6,897,318)	$(1,810,981)	$(21,590,783)	$(4,842,463)
Weighted average number of ordinary shares	2,394,475	2,100,603	2,372,731	2,057,723

Basic and diluted loss per share	$(2.88)	$(0.86)	$(9.10)	$(2.35)

Adjustments for diluted loss per share were not made for the three and nine months ended July 31, 2021 and 2020 as they would be anti-dilutive in nature. The following potential common shares are anti-dilutive and are therefore excluded from the weighted average number of common shares for the purpose of diluted earnings per share:

	Three months ended July 31,		Nine months ended July 31,
	2021	2020	2021	2020
Stock options	135,086	133,500	135,086	133,500
Restricted share units	9,501	2,182	9,501	2,182

	144,587	135,682	144,587	135,682

14.	Segment reporting

The consolidated financial data presented in these financial statements is reviewed regularly by the Company’s chief operating decision maker (“CODM”) for making strategic decisions, allocations resources and assessing performance, in consultation with the Board of Directors. The Corporation’s CODM is its Chief Executive Officer.

During the three and nine months ended July 31, 2021, the Company operated in Canada and began operations in the United States. Management has concluded that the customers, and the nature and method of distribution of goods and services delivered, if any, to these geographic regions are similar in nature. The risks and returns across the geographic regions are not dissimilar; therefore, the Company operates as a single operating segment.

The following is a summary of the Company’s geographical information:

	Canada $	United States $	Total $
For the nine months ended July 31, 2021
Revenue	2,042,730	941,017	2,983,747
Non-current assets	7,872,842	26,518,522	34,391,364
For the nine months ended July 31, 2020
Revenue	323,033	—	323,033
Non-current assets	2,945,214	3,204,621	6,149,835
For the year ended October 31, 2020
Revenue	792,254	—	792,254
Non-current assets	3,395,049	6,066,619	9,461,668

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

The following is a summary of the Company’s main customers:

	Three months ended July 31,		Nine months ended July 31,
	2021	2020	2021	2020
	%	%	%	%

Revenue
Customer A	44%	59%	61%	57%
Customer B	49%	0%	28%	0%
Accounts Receivable
Customer A			47%	58%
Customer B			24%	0%

15.	Subsequent events

On August 3, 2021, Li-Cycle entered into a ground lease agreement covering the future site of the Rochester Hub. The lease covers approximately 41 acres and has an original term of 20 years plus multiple renewal terms totalling 29 additional years. It also includes an option to purchase the land. The lease increases the Company’s contractual obligations by undiscounted cash flows of approximately $9.3 million over the original term of the lease.

On August 10, 2021, in accordance with the plan of arrangement to reorganize Li-Cycle Corp., the Company finalized the business combination with Peridot Acquisition Corp. (“Peridot”) (NYSE: PDAC). Upon closing, the combined company was renamed Li-Cycle Holdings Corp. (NYSE: LICY). The new combined company Li-Cycle Holdings Corp. received $582 million of gross transaction proceeds, before deduction of $55 million of transaction costs.

The business combination with Peridot will be accounted for as a reverse acquisition in accordance with IFRS. Under this method of accounting, Peridot will be treated as the “acquired” company for accounting purposes. Since Peridot does not meet the definition of a business under IFRS, net assets of Peridot will be stated at historical cost, with no goodwill or other intangible assets recorded. Li-Cycle Corp. has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances, and accordingly the Business Combination is treated as an equivalent to an acquisition of Peridot accompanied by a recapitalization.

The acquisition of Peridot is outside the scope of IFRS 3, “Business Combinations”, and it is accounted for as an equity-settled, share-based payment transaction in accordance with IFRS 2, “Share-based Payments” (“IFRS 2”). Li-Cycle Holdings Corp. is considered to be a continuation of Li-Cycle Corp, with the net identifiable assets of Peridot deemed to have been acquired by Li-Cycle Corp. in exchange for shares of Li-Cycle Corp. Under IFRS 2, the transaction is measured at the fair value of the consideration deemed to have been issued by Li-Cycle Corp. in order to acquire 100% of Peridot Acquisition Corp. Any difference in the fair value of the consideration deemed to have been issued by Li-Cycle Corp and the fair value of Peridot Acquisition Corp’s identifiable net assets represents a listing service received by Li-Cycle Corp, recorded through profit and loss.

The Company expects the business combination with Peridot to result in an increase in assets of $522 million, an increase in liabilities of $53 million, and an increase in equity of $469 million. The Company expects to recognize a listing expense of approximately $153 million for the difference between fair value of the share capital given up and the fair value of the net assets received.

Li-Cycle Corp.

Notes to the condensed consolidated interim financial statements

Three and nine months ended July 31, 2021 and 2020

(Unaudited - expressed in U.S. dollars)

On August 11, 2021, in accordance with the agreement to repay the BDC Capital Loan in full upon the closing of Li-Cycle’s business combination with Peridot Acquisition Corp, Li-Cycle paid BDC Capital Inc $5.3 million (C$6.6 million) to settle the BDC Capital Loan, including additional interest expense of $0.7 million (C$0.9 million).

On August 17, 2021, Li-Cycle repaid the $7 million Promissory Notes and accrued interest in full.

On September 7, 2021, Li-Cycle entered into a warehouse lease for the Arizona Spoke. The Arizona Spoke warehouse lease covers approximately 67,000 square feet and has an original term of 5 years 3 months plus a renewal term totaling 5 additional years. The lease increases the Company’s contractual obligations by undiscounted cash flows of approximately $3.7 million over the original term of the lease.

On September 8, 2021, Li-Cycle entered into a premises lease for the Alabama Spoke. The Alabama Spoke premises lease covers approximately 108,000 square feet and has an original term of 20 years plus multiple renewal terms totaling 10 additional years. The lease increases the Company’s contractual obligations by undiscounted cash flows of approximately $21.0 million over the original term of the lease.

Deloitte LLP 8 Adelaide Street West Suite 200 Toronto, ON M5H 0A9 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholder and the Board of Directors of Li-Cycle Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying statement of financial position of Li-Cycle Holdings Corp. (the “Company”) as of May 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2021 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

August 10, 2021

We have served as the Company’s auditor since 2021.

Li-Cycle Holdings Corp.

Statement of Financial Position

As of May 31, 2021

(Expressed in US dollars)

	As of May 31, 2021
	$

Assets
Current Assets
Cash		1

Total Assets		1

Shareholder’s Equity
Share capital		1

Total Liabilities and Shareholder’s Equity		1

The accompanying notes are an integral part of the financial statements.

Li-Cycle Holdings Corp.

Statement of Financial Position

As of May 31, 2021

(Expressed in US dollars)

1.	Organization

Li-Cycle Holdings Corp. (the “Company”) was incorporated under the laws of Ontario on February 12, 2021, as part of a plan of arrangement (the “Arrangement”) to reorganize Li-Cycle Corp. The Company’s intended business activity is the resource recovery from lithium-ion batteries. To date, the Company has not commenced operations and is expected to commence operations concurrent with the offering in accordance with the Arrangement. The Company’s registered address is 2351 Royal Windsor Drive, Unit 10, Mississauga, ON L5J 4S7 Canada.

The Company issued one common share for $1 upon incorporation with Li-Cycle Corp. being the sole shareholder. The common shares have no par value and the number of authorized common shares is unlimited.

2.	Summary of significant accounting policies

(a)	Statement of Compliance

The statement of financial position has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) incorporating interpretations issued by the IFRS Interpretations Committee (“IFRICs”). Separate Statements of Income and Comprehensive Income, Changes in Shareholder’s Equity and Cash Flows have not been presented as there have been no activities for the Company from inception to May 31, 2021.

These financial statements were approved and authorized for issue by the Board of Directors on August 10, 2021.

(b)	Cash

Cash include cash on hand with original maturities of three months or less.

3.	Subsequent events

On August 10, 2021, in accordance with the plan of arrangement to reorganize Li-Cycle Corp., Li-Cycle Corp. finalized the business combination with Peridot Acquisition Corp. (NYSE: PDAC) and upon closing, the combined company was renamed Li-Cycle Holdings Corp.

Li-Cycle Holdings Corp.

PROSPECTUS

                , 2021

PART II

Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers

In accordance with the Business Corporations Act (Ontario) and pursuant to the Company’s by-laws subject to certain conditions, the Company shall indemnify, to the maximum extent permitted by law, (i) any director or officer of the Company; (ii) any former director or officer of the Company; (iii) any individual who acts or acted at the Company’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity. The Company shall advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

Indemnification is prohibited under the OBCA unless the individual (i) acted honestly and in good faith with a view to best interests of the Company, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Item 7. Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities.

In connection with the Business Combination, on August 10, 2021, we issued 96,476,955 common shares to former shareholders of Li-Cycle Corp. in exchange for their shares of Li-Cycle Corp. pursuant to the Business Combination Agreement.

In connection with the Business Combination, on August 10, 2021, we issued 7,500,000 common shares to Peridot Class B Holders pursuant to the Business Combination Agreement.

In connection with the closing of the PIPE Financing, on August 10, 2021, we issued 31,549,000 common shares for a purchase price of $10.00 per share for aggregate proceeds of $315,490,000.

The foregoing securities issuances were made in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder.

Item 8. Exhibits and Financial Statement Schedules.

(a)    The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

Exhibit Index

Exhibit No.	Description

2.1††	Business Combination Agreement, dated as of February 15, 2021, by and among Peridot Acquisition Corp., Li-Cycle Corp. and the Company (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

3.1	Articles and By-laws of Li-Cycle Corp. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

3.2	Amended and Restated Articles and By-laws of the Company (incorporated by reference to Exhibit 1.2 to the Company’s shell company report on Form 20-F (File No. 001-40733) filed with the SEC on August 16, 2021).**

4.1	Specimen Common Share Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

4.2	Specimen Warrant Certificate of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

4.3	Warrant Agreement, dated as of September 23, 2020, between Continental Stock Transfer & Trust Company and Peridot Acquisition Corp. (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

4.4	Warrant Amendment Agreement and Form of Warrant Certificate, dated as of August 10, 2021, by and among Peridot Acquisition Corp., the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Company’s shell company report on Form 20-F (File No. 001-40733) filed with the SEC on August 16, 2021).**

5.1	Opinion of Freshfields Bruckhaus Deringer US LLP.**

5.2	Opinion of McCarthy Tetrault LLP.**

10.1	Form of Subscription Agreement (Institutional Investor Form) (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.2	Form of Subscription Agreement (Director Form) (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

Exhibit No.	Description
10.3

Sponsor Letter Agreement, dated as of February  15, 2021, among Peridot Acquisition Corp., Li-Cycle Corp., the Company, Peridot Acquisition Sponsor, LLC and the other individuals party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021)**

10.4	Form of Transaction Support Agreement, dated as of February 15, 2021, among Peridot Acquisition Corp. and the Li-Cycle shareholder party thereto (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.5	Li-Cycle Holdings Corp. 2021 Incentive Award Plan (incorporated by reference to Exhibit 4.5 to the Company’s shell company report on Form 20-F (File No. 001-40733) filed with the SEC on August 16, 2021).**

10.6†	Form of Stock Option Grant Notice and Stock Option Agreement under the Li-Cycle Holdings Corp. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.7	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Agreement under the Li-Cycle Holdings Corp. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.8	Form of Li-Cycle Holdings Corp. 2021 Employee Share Purchase Plan (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.9†††	Refined Products — Marketing, Logistics and Working Capital Agreement, dated September 24, 2020, between Traxys North America LLC and Li-Cycle Corp. (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.10	Amendment No. 1 to Hub Refined Products Agreement, dated November 18, 2020, between Traxys North America LLC and Li-Cycle Corp. (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.11†††	Black Mass — Marketing, Logistics and Working Capital Agreement, dated September 24, 2020, between Traxys North America LLC and Li-Cycle Corp. (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.12	Letter of Offer of Financing granted to Li-Cycle Corp. by Business Development Bank of Canada, dated December 16, 2019 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.13	Guaranty Agreement, dated February 4, 2020, between Li-Cycle Inc. as Guarantor and BDC Capital Inc. (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.14	General Security Agreement, dated February 4, 2020, by Li-Cycle Inc. in favor of BDC Capital Inc. (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.15	General Security Agreement, dated February 4, 2020, by Li-Cycle Corp. in favor of BDC Capital Inc. (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

Exhibit No.	Description
10.16

Employment Agreement, dated September  1, 2020, by and between Li-Cycle Corp. and Ajay Kochhar (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.17	Employment Agreement, dated September 1, 2020, by and between Li-Cycle Corp. and Bruce MacInnis (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.18	Employment Agreement, dated September 7, 2020, by and between Li-Cycle Corp. and Chris Biederman (incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.19	Employment Agreement, dated September 1, 2020, by and between Li-Cycle Corp. and Kunal Phalpher (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.20	Employment Agreement, dated September 1, 2020, by and between Li-Cycle Corp. and Tim Johnston (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.21	Employment Agreement, dated February 24, 2021, by and between Li-Cycle Corp. and Carl DeLuca (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.22	Commercial Industrial Lease Agreement, dated April 14, 2021, by and between TC/P Gilbert Gateway, LLC and Li-Cycle Inc. (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.23	Ground Lease Agreement by and between Li-Cycle North America Hub, Inc. and Ridgeway Properties I, LLC dated August 3, 2021 and Guaranty of Li-Cycle Holdings Corp. guaranteeing the obligations of North America Hub, Inc. thereunder (incorporated by reference to Exhibit 10.1 to the Company’s Form 6-K filed with the SEC on August 12, 2021).**

10.24	Promissory Note, dated June 16, 2021, between Li-Cycle Corp. and Maplebriar Holdings Inc. (incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.25	Promissory Note, dated June 16, 2021, between Li-Cycle Corp. and Keperra Holdings Limited (incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

10.26	Investor and Registration Rights Agreement among the Company and the parties named therein (incorporated by reference to Exhibit 4.9 to the Company’s shell company report on Form 20-F (File No. 001-40733) filed with the SEC on August 16, 2021).**

10.27	Convertible Note, dated September 29, 2021, issued by Li-Cycle Holdings Corp. to Spring Creek Capital, LLC.**

10.28	Note Purchase Agreement, dated September 29, 2021, by and between Li-Cycle Holdings Corp. and Spring Creek Capital, LLC.**

10.29	Standstill Agreement, dated September 29, 2021, by and between Li-Cycle Holdings Corp. and Koch Strategic Platforms, LLC and Spring Creek Capital, LLC.**

21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form F-4 (File No. 333-254843) filed with the SEC on July 6, 2021).**

23.1	Consent of WithumSmith+Brown, PC (Peridot).**

23.2	Consent of Deloitte LLP.**

23.3	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1).

Exhibit No.	Description

23.5	Consent of McCarthy Tetrault LLP (included in Exhibit 5.2).

24.1	Power of Attorney (included on the signature page of the original filing of this Registration Statement).

101.INS	Inline XBRL Instance Document**

101.SCH	Inline XBRL Taxonomy Extension Schema Document**

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document**

101.DEF	InlineXBRL Taxonomy Extension Definition Linkbase Document**

104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document.**

*	To be filed by amendment.
**	Previously filed.
†	Indicates management contract or compensatory plan or arrangement.
††

Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

†††

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, portions of this exhibit have been omitted because Li-Cycle Corp. customarily and actually treats the omitted portions as private or confidential, and such portions are not material and would likely cause it competitive harm if publicly disclosed. Li-Cycle Holdings Corp. will supplementally provide an unredacted copy of this exhibit to the SEC or its staff upon request.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements or notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purposes of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mississauga, Ontario, Canada, on the 4th day of October, 2021.

Li-Cycle Holdings Corp.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar Title: Co-Founder, President & CEO and Executive Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Ajay Kochhar Ajay Kochhar	Co-Founder, President & CEO and Executive Director (Principal Executive Officer)	October 4, 2021

/s/ Bruce MacInnis Bruce MacInnis	Chief Financial Officer (Principal Financial and Accounting Officer)	October 4, 2021

* Mark Wellings	Non-Executive Director	October 4, 2021

* Rick Findlay	Non-Executive Director	October 4, 2021

* Alan Levande	Non-Executive Director	October 4, 2021

* Scott Prochazka	Non-Executive Director	October 4, 2021

* Anthony Tse	Non-Executive Director	October 4, 2021

*By:	/s/ Ajay Kochhar
Ajay Kochhar Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Li-Cycle Holdings Corp., has signed this registration statement in the City of Newark, State of Delaware, on October 4, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Managing Director